Exhibit (d)(4)

Offer Document

Offer to Purchase for Cash All Shares

of IRONBEAK LIMITED at US$0.158 Per Share

and

Offer to Sell up to 47,906 Shares

of VSOURCE ASIA BERHAD at US$89.05 Per Share

by

SYMPHONY HOUSE BERHAD

(incorporated in Malaysia)

Symphony House Berhad, referred to as “we,” “us” or “Symphony,” is offering to purchase for cash, on the conditions and subject to the terms set out in this document and in the accompanying Letter of Transmittal, all of the shares, par value US$0.01 per share (the “BVI Shares”), of Ironbeak Limited (“Asia Holding Co.”), a British Virgin Islands international business company, at the price of US$0.158 per BVI Share (the “Tender Offer”).

You also have the option to purchase from us, on a pro rata basis and subject to certain conditions, up to 47,906 ordinary shares of Vsource Asia Berhad (formerly known as Vsource (Malaysia) Berhad) (“Vsource Asia Shares”), par value RM1.00 per share, at the purchase price of US$89.05 per share (the “Share Offer,” and, together with the Tender Offer, the “Offer”). The purchase price excludes Malaysian stamp duty, which is payable by you. Vsource Asia Shares will be allocated to holders who accept the Share Offer on a pro rata basis. You must validly accept the Tender Offer and tender all the BVI Shares that you own into the Tender Offer to be eligible for the Share Offer.

If you wish to (1) tender BVI Shares in the Tender Offer; and (2) purchase Vsource Asia Shares, you should follow carefully the instructions described in the sections entitled “Procedures for Tendering and Withdrawing the BVI Shares” and “The Share Offer,” including completing a Letter of Transmittal in accordance with the instructions.

The Offer will expire at 12:00 midnight, Pacific Standard Time, on November 16, 2004, unless extended. You are entitled to withdrawal rights at any time prior to the expiration of this Offer.

The Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Tender Offer at least 75% of the outstanding BVI Shares and is also subject to a number of other conditions described in “The Tender Offer — Material Terms of the Tender Offer — Conditions.”

Neither the Board of Directors of Vsource Inc. nor the Board of Directors of Asia Holding Co. has made any recommendation to you as to whether you should tender any BVI Shares in the Tender Offer or purchase Vsource Asia Shares in the Share Offer. You must make your own decision as to whether to tender your BVI Shares and, if so, how many BVI Shares to tender, or whether to purchase Vsource Asia Shares and, if so, how many Vsource Asia Shares to purchase.

Any questions, requests for information or assistance or requests for copies of the Offer Document materials may be directed to U.S. Stock Transfer Corporation at the address and telephone number provided on page 21 of this Offer Document. You may also contact us at the following address: Symphony House Berhad, Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia, Attention: Abdul Hamid bin Sh Mohamed, Telephone: +60 3-2718-1500 in respect of any questions you may have on the Offer.

This document and the accompanying Letter of Transmittal contain important information about this Offer. We urge you to read them in their entirety before making any decision with regard to the Offer.

The date of this Offer Document is October 15, 2004.

Page
Conventions	iii
Summary Term Sheet	1

The Tender Offer

The Tender Offer	12
Procedures for Tendering and Withdrawing BVI Shares	22
Information about Asia Holding Co., Vsource Asia and Symphony	26
Interest of the Parties in Vsource, Vsource Asia and Asia Holding Co.	30

Past Contacts, Transactions, Negotiations and Agreements with Asia Holding Co. and Vsource Asia	33
United States Federal Income Tax Consequences of the Tender Offer	34
Tender Agent; Fees and Expenses	36

The Share Offer

The Vsource Asia Shares have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”). Accordingly, the Share Offer is only being made to investors that: (1) qualify as “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (5), (6), or (7) under the Securities Act; or (2) are non-U.S. persons located outside the United States in offshore transactions in reliance on Regulation S under the Securities Act.

Each person receiving this Offer Document acknowledges that (i) such person has been afforded an opportunity to request from us and to review, and has received, all additional information considered by it to be necessary to verify the accuracy of, or to supplement, the information contained herein; (ii) such person has not relied on Symphony House Berhad in connection with any investigation of the accuracy of such information or its investment decision; and (iii) no person has been authorized to give any information or to make any representation concerning us, Vsource Asia, or Vsource Asia Shares (other than as contained herein and information given by duly authorized officers and employees of Vsource Asia) in connection with investors’ examination of it and the terms of the Share Offer and, if given or made, any such other information or representation should not be relied upon as having been authorized by us or Vsource Asia.

This Offer Document has not been reviewed by any federal or state securities commission or regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer Document. Any representation to the contrary is unlawful and may be a criminal offense.

i

Any shareholder wishing to tender BVI Shares in the Tender Offer or purchase Vsource Asia Shares in the Share Offer must (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Tender Agent or (ii) request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder whose BVI Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such shareholder wishes to tender such BVI Shares. If a shareholder is receiving its BVI Shares in the exchange offer by Vsource Inc., the exchange agent for the Vsource exchange offer will deliver such BVI Shares to the Tender Agent on behalf of a tendering shareholder in the Tender Offer, upon the execution and delivery by such shareholder of a Letter of Transmittal to the Tender Agent.

Copies of this Offer Document and all other documents relating to the Offer will be available at the specified office of the Tender Agent free of charge during the period of this Offer.

Information with regard to Vsource and its subsidiaries contained in this Offer Document has been provided by Vsource or has been obtained from public filings made by Vsource with the United States Securities and Exchange Commission (the “SEC”) through the EDGAR system. Information with regard to Vsource Asia contained in this Offer Document has been provided by Vsource Asia.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Offer Document contains forward-looking statements with respect to Asia Holding Co.’s, Vsource Asia’s and Symphony’s financial condition, results of operations and business. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue” or the negative of these terms or other similar expressions.

Any forward-looking statements are based on Asia Holding Co.’s, Vsource Asia’s and Symphony’s current expectations and projections about future events but are subject to known and unknown risks, uncertainties and assumptions that may cause Asia Holding Co.’s, Vsource Asia’s or Symphony’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

All forward-looking statements attributable to Asia Holding Co., Vsource Asia, Symphony or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements included in this document. Except as required by law, we, Asia Holding Co. and Vsource Asia undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ENFORCEMENT OF CIVIL LIABILITIES

We and Vsource Asia are organized under the laws of Malaysia. All of our directors and officers and certain of the directors and officers of Vsource Asia and the experts named herein reside outside the United States and all or a substantial portion of our assets and the assets of Vsource Asia and these other persons are located outside the United States. Therefore, it may not be possible for you to effect service of process within the United States against such persons, Vsource Asia or us or to enforce in the United States judgments rendered against them, Vsource Asia or us. In addition, you should not assume that the courts of Malaysia (i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, claims against us, Vsource Asia or such persons predicated upon the U.S. federal securities laws.

ii

PRESENTATION OF FINANCIAL INFORMATION

Vsource Asia prepares its financial statements on a consolidated basis in accordance with accounting principles generally accepted in Malaysia (“Malaysian GAAP”), which differ in certain material respects from generally accepted accounting principles in the United States (“US GAAP”), as discussed in the section headed “Summary of Certain Significant Differences between Malaysian GAAP and US GAAP” below. Vsource Asia’s auditors conduct their audit of its financial statements in accordance with auditing standards generally accepted in Malaysia. Vsource Asia’s reporting currency is the Ringgit.

Because the Share Offer is not intended for non-accredited investors in the United States, Vsource Asia is not required to furnish financial statements pursuant to the information requirements of Rule 502(b)(2) of the Securities Act. Had Vsource Asia been subject to such information requirements, the financial statements included herein would have included a quantitative reconciliation of net income and shareholders’ equity to US GAAP, and Vsource Asia’s independent accountants would have been required to audit its annual financial statements in accordance with United States generally accepted auditing standards. The financial statements of Vsource Asia included herein have been prepared in accordance with Malaysian generally accepted accounting principles and Vsource Asia’s annual financial statements have been audited in accordance with Malaysian generally accepted auditing standards. Malaysian generally accepted accounting principles and generally accepted auditing standards differ in certain significant respects from those in the United States

CONVENTIONS

All references herein to “United States dollars,” “U.S. dollars” and “US$” are to United States dollars and references to “Ringgit” or “RM” are to Malaysian Ringgit. All translations from Ringgit to United States dollars were made (unless otherwise indicated) on the basis of RM3.80 = US$1.00. See “Exchange Rates, Exchange Controls and Foreign Investment.” All amounts translated into United States dollars as described above are provided solely for the convenience of the reader, and no representation is made that the Ringgit or United States dollar amounts referred to herein could have been or could be converted into United States dollars or Ringgit, as the case may be, at any particular rate, the above rates or at all.

Unless the context otherwise requires, the term “business day” when used in this Offer Document means any day, excluding Saturday or Sunday, when commercial banks are open for business in the City of New York.

iii

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this Offer Document and the accompanying Letter of Transmittal, but you should realize that it does not describe all of the details of the Offer. We urge you to read the entire Offer Document and the accompanying Letter of Transmittal because they contain the full details of the Offer. Capitalized terms not defined in this summary term sheet have the meanings assigned to them elsewhere in this Offer Document.

INFORMATION ABOUT THE TENDER OFFER

Who is offering to purchase your Asia Holding Co. ordinary shares (Page 27)

–	Our name is Symphony House Berhad. We are a Malaysian company. We are listed on the Mesdaq Market of Bursa Malaysia Securities Berhad (“Mesdaq Market”) in Malaysia.

–	We are engaged, through our subsidiaries and associated companies, in providing application software development, computer solutions and information technology services and providing corporate services, such as share registration, secretarial services and accounting services. As of June 30, 2004, we had total assets of RM200.5 million, and for the six months ended June 30, 2004 we had revenue of RM53.5 million and net income of RM10.1 million.

–	The address of our principal executive offices is Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia, and our telephone number is +60 3-2718-1500.

What is the background of this Tender Offer? (Page 12)

–	Vsource Inc. (“Vsource”) has announced that it intends to restructure its current ownership of Vsource Asia Berhad (formerly known as Vsource (Malaysia) Berhad) (“Vsource Asia”) through a series of steps (collectively, the “Transaction”):

First, Vsource has formed a subsidiary called Ironbeak Limited, a British Virgin Islands international business company (“Asia Holding Co.”). Prior to the completion of the Vsource Exchange Offer (described below), Vsource will transfer 177,567 ordinary shares of Vsource Asia (the ordinary shares of Vsource Asia, RM1.00 each, are referred to herein as “Vsource Asia Shares”), representing all of Vsource’s ownership interest in Vsource Asia, to Asia Holding Co., in consideration for the allotment of 100,077,900 shares of Asia Holding Co., par value US$0.01 per share (the “BVI Shares”) by Asia Holding Co. to Vsource. These shares represent 61.2% of the outstanding Vsource Asia Shares. The remaining Vsource Asia Shares are owned by us and three other investors.

Second, Vsource has initiated an exchange offer with the holders of Vsource Preferred Stock (the “Vsource Exchange Offer”). Pursuant to the Vsource Exchange Offer:

•	each holder of Vsource Series 1-A Preferred Stock will have the right to exchange all, and not less than all, of such holder’s shares of Vsource Series 1-A Preferred Stock for BVI Shares, at an exchange ratio of 6.639 BVI Shares for each share of Vsource Series 1-A Preferred Stock;

•	each holder of Vsource Series 2-A Preferred Stock will have the right to exchange all, and not less than all, of such holder’s shares of Vsource Series 2-A Preferred Stock for BVI Shares, at an exchange ratio of 17.818 BVI Shares for each share of Vsource Series 2-A Preferred Stock; and

•	each holder of Vsource Series 4-A Preferred Stock will have the right to exchange all, and not less than all, of such holder’s shares of Vsource Series 4-A Preferred Stock for BVI Shares, at an exchange ratio of 5,059.217 BVI Shares for each share of Vsource Series 4-A Preferred Stock.

Vsource will not transfer fractional BVI Shares, but will transfer that number of BVI Shares to each shareholder participating in the exchange equal to the product of the ratios above, rounded down to the nearest whole number. The ratios above have been set so that if all of the Vsource Preferred Stock is exchanged in the Vsource Exchange Offer, then almost all of the BVI Shares will be transferred to the holders of Vsource Preferred Stock, with Vsource continuing to hold approximately 300 BVI Shares as a result of rounding of fractional shares, which Vsource intends to sell to us pursuant to this Tender Offer.

We are making a cash offer to purchase all of the BVI Shares (the “Tender Offer”). This Tender Offer to purchase BVI Shares is being made to the holders of the BVI Shares, which will include Vsource and the holders of Vsource Preferred Stock who exchange their Preferred Stock for BVI Shares. Pursuant to this Tender Offer, we are agreeing to purchase all BVI Shares for US$0.158 per share. If all BVI Shares are tendered pursuant to this Tender Offer, we will pay aggregate consideration of US$15.8 million for all of the outstanding BVI Shares. Our obligation to complete the Tender Offer is conditioned upon obtaining the relevant approvals from the Malaysian regulatory authorities and our shareholders at an extraordinary general meeting, at least 75% of the BVI Shares being tendered to us and a number of other conditions which are described in more detail below. If any holders of Vsource Preferred Stock do not participate in the Vsource Exchange Offer and Vsource therefore retains an ownership interest in Asia Holding Co., Vsource has stated that it intends to tender all of its remaining BVI Shares to us pursuant to the Tender Offer. We understand that John Cantillon, an officer and director of Vsource Asia, and Dennis Smith, an officer of Vsource and a director of both Vsource and Vsource Asia, and both of whom are holders of Vsource Preferred Stock, will participate in the Vsource Exchange Offer but do not intend to tender BVI Shares into the Tender Offer.

In addition, all shareholders who participate in the Vsource Exchange Offer and subsequently tender all their BVI Shares to us for cash will be provided with the opportunity to purchase, on a pro rata basis, up to an aggregate of 47,906 Vsource Asia Shares currently held by us, representing approximately 16.5% of the total outstanding Vsource Asia Shares, at a price of US$89.05 per share (subject to adjustment for stock splits, combinations, and certain dividends or distributions), which is effectively the same price that we are indirectly paying for Vsource Asia Shares through our purchase of BVI Shares. The purchase price excludes Malaysian stamp duty, which is payable by you. This offer by us will provide the holders of Vsource Preferred Stock with an opportunity to obtain a direct investment in Vsource Asia if they desire to reinvest the proceeds they receive in the Tender Offer. Vsource Preferred Stock holders may be able to purchase more than their pro rata allocation of Vsource Asia Shares, depending on how many Vsource Preferred Stock holders exercise their rights to purchase Vsource Asia Shares from us.

What class and amount of securities is sought in the Tender Offer? (Page 14)

–	We are offering to acquire all of the issued and outstanding BVI Shares.

Why are we making this Tender Offer? (Page 18)

–	We are making the Tender Offer to acquire all of the BVI Shares in order to increase our beneficial interest in Vsource Asia from 30.3% to a maximum of 91.5%.

–	For a further discussion of the purpose of the Tender Offer, see “The Tender Offer — Purpose of the Tender Offer.”

How much are you offering to pay and what is the form of payment? (Page 14)

–	We are offering to pay US$0.158 per BVI Share you tender, in cash, without interest.

When does this Tender Offer exercise period expire? (Page 16)

–	You have until 12:00 midnight, Pacific Standard Time, on Tuesday, November 16, 2004 to tender in this Tender Offer, unless the Tender Offer is extended (such time and date, as it may be extended, the “Expiration Date”).

Can the Tender Offer be extended? (Page 16)

–	Yes. We may choose, but shall not be obliged, to extend the offer period. We may also be required under applicable United States securities laws to extend the offer period if there is a material change in the Tender Offer. In addition, we may extend the Tender Offer in the event we are not able to obtain prior to the Expiration Date approval from our shareholders at an extraordinary general meeting and all approvals required from regulatory authorities in Malaysia, comprising the waivers from the requirement to make a general offer, which we have requested from the Malaysian Securities Commission, approval from the Malaysian Securities Commission for the Share Offer and foreign exchange approvals from Bank Negara Malaysia, which include approvals for making investments outside of Malaysia and purchasing from non-Malaysian residents securities registered outside of Malaysia.

How will you be notified if the Tender Offer is extended? (Page 17)

–	If the Tender Offer is extended, we will notify the Tender Agent by written notice and issue a press release announcing the extension and the new expiration date, no later than 9:00 a.m., Pacific Standard Time, on the next business day after the date on which the Tender Offer was previously scheduled to expire.

How do you tender your BVI Shares? (Page 22)

–	You must complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with any other required documents, to the Tender Agent.

–	The Tender Offer and the Vsource Exchange Offer are being made simultaneously and certificates for BVI Shares being acquired by you in the Vsource Exchange Offer will not be issued prior to the expiration or termination of the Tender Offer. As a result, you will not be in physical possession of the BVI Shares in the event that you decide to tender the BVI Shares into the Tender Offer. The exchange agent for the Vsource Exchange Offer will deliver the BVI Shares received in the Vsource Exchange Offer to the Tender Agent on behalf of a tendering shareholder in the Tender Offer. The Letter of Transmittal provides for you to give instructions to the Tender Agent to use the BVI Shares being acquired by you in the Vsource Exchange Offer to accept the Tender Offer, and also provides that a holder who validly accepts the Vsource Exchange Offer, and who properly completes and executes the Letter of Transmittal prior to the Expiration Date, will be deemed to have delivered the BVI Shares to the Tender Agent prior to the Expiration Date.

When will you receive payment for your tendered BVI Shares? (Page 25)

–	We will pay for the tendered BVI Shares in cash promptly after this Tender Offer expires.

How will we pay for your BVI Shares? (Page 18)

–	We estimate that the total amount of funds required to purchase the BVI Shares pursuant to the Tender Offer will be approximately US$15.8 million. We plan to obtain all funds needed for the Tender Offer through a combination of internally generated funds and bank borrowings. We have received an offer letter from Affin Bank Berhad to provide a loan in the maximum amount of US$13.7 million for the purpose of acquiring BVI Shares in the Tender Offer. Our offer to purchase BVI Shares is not conditioned on any financing arrangements or subject to any financing condition.

Is our financial condition relevant to your decision to tender your BVI Shares in the Tender Offer? (Page 19)

–	No. We do not think our financial condition is relevant to your decision to tender BVI Shares and accept the Tender Offer because:

•	cash is the only consideration that will be paid to the holders of BVI Shares in the Tender Offer (although a tendering holder will be given an opportunity to purchase shares of Vsource Asia out of the proceeds of the Tender Offer);

•	the Tender Offer is being made for all of the outstanding BVI Shares;

•	the Tender Offer is not subject to any financing condition; and

•	we have sufficient funds through cash on hand and cash equivalents, and through a financing commitment under an offer letter from Affin Bank Berhad.

Are there any conditions to the Tender Offer? (Page 14)

–	Yes, the Tender Offer is conditioned upon, among other things, the following:

•	there can be no regulatory or other bar to completing the Transaction;

•	the transfer of all of the Vsource Asia Shares held by Vsource to Asia Holding Co.;

•	successful completion of the Vsource Exchange Offer, meaning that the holders of at least 51% of the outstanding shares of each class of Preferred Stock must exchange their Preferred Stock for BVI Shares in the Vsource Exchange Offer and must not have withdrawn their Preferred Stock prior to the termination or expiration of the Vsource Exchange Offer;

•	holders of a majority of the shares of each of Vsource’s Series 1-A, Series 2-A and Series 4-A Preferred Stock, each voting as a separate class, must agree that the Transaction, including contribution of 100% of Vsource’s ownership interest in Vsource Asia to Asia Holding Co., as well as the exchange by holders of Vsource Preferred Stock for BVI Shares, shall not be deemed a liquidation event;

•	the holders of at least 51% of the outstanding Vsource Series 4-A Preferred Stock must agree to cause any shares of Vsource Series 4-A Preferred Stock that are not exchanged for BVI Shares to be converted into Vsource common stock and therefore extinguish the Vsource Series 4-A Preferred Stock’s put right.

•	the holders of at least 75% of the BVI Shares must tender their BVI Shares to us and must not have withdrawn their BVI Shares prior to the termination or expiration of the Tender Offer;

•	Vsource must obtain approvals from Bank Negara Malaysia pursuant to ECM 12 of the Exchange Control Notices Malaysia issued under the Exchange Control Act 1953 and the Malaysian Securities Commission pursuant to the Malaysian Securities Commission Act 1993 for the transfer of their shares in Vsource Asia to Asia Holding Co.;

•	Vsource must obtain a waiver from the Malaysian Securities Commission from the requirement for Asia Holding Co. to make a general offer for the remaining Vsource Asia Shares pursuant to the Malaysian Code on Take-Overs and Mergers 1998;

•	we must obtain a waiver from the Malaysian Securities Commission from the requirement for us to make a general offer for the remaining Vsource Asia Shares not held by Asia Holding Co. following our acquisition of BVI Shares, pursuant to the Practice Note on upstream acquisition under the Malaysian Code on Take-Overs and Mergers 1998;

•	we must obtain approval of the Malaysian Securities Commission for the offer of our shares in Vsource Asia to shareholders of Asia Holding Co. pursuant to the Malaysian Securities Commission Act 1993;

•	we must obtain foreign exchange approval from Bank Negara Malaysia for investments outside of Malaysia and the purchase from non-Malaysian residents of securities registered outside of Malaysia pursuant to ECM 9 and 10 of the Exchange Control Notices Malaysia issued under the Exchange Control Act 1953;

•	we must obtain our shareholders’ approval of the purchase of BVI Shares from, and the subsequent sale of Vsource Asia Shares to, the holders of Vsource Preferred Stock who had exchanged their Vsource Preferred Stock for BVI Shares;

•	the holders of the Vsource Series 4-A Preferred Stock that are party to the Stockholders Agreement and Registration Rights Agreement, including Capital International Asia CDPQ Inc., must agree to terminate those agreements;

•	we must obtain from Conyers Dill & Pearman, British Virgin Islands counsel for Vsource, a legal opinion dated prior to the Expiration Date, in form and substance satisfactory to us, in respect of such matters as we may reasonably request;

•	each of the representations and warranties of Vsource set forth in the letter agreement dated October 15, 2004 between Vsource and us (the “Letter of Representations”) shall be true and correct, as if such representations and warranties were made at the time of such determination (except to the extent any such representation and warranty expressly speaks as of a specific date, which must be true or correct as of such specific date and except for changes contemplated or permitted by the terms hereof) except in either case, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to (1) have a material adverse effect on the business, condition (financial or other), operations, performance, properties or prospects of Vsource, Vsource Asia or Asia Holding Co.; or (2) materially increase the cost of the Offer to Symphony; and

•	Vsource shall have performed in all respects all material covenants required to be performed by it under the Letter of Representations.

If you change your mind, can you withdraw your tendered BVI Shares? (Page 24)

–	You may withdraw your tendered BVI Shares at any time before 12:00 midnight, Pacific Standard Time, on November 16, 2004, or, if this Tender Offer is extended, the time and date when the extended offer expires. To withdraw your tendered BVI Shares, please follow the instructions under “Procedures for Tendering and Withdrawing BVI Shares — Withdrawal Rights.”

What are the United States federal income tax consequences to you if you tender your BVI Shares? (Page 34)

–	In general, a United States holder who sells BVI Shares in the Tender Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the United States holder’s adjusted tax basis in the shares sold in the Tender Offer. It is anticipated, however, that any United States holder that participates in the Vsource Exchange Offer will recognize little, if any, additional gain or loss with respect to the Tender Offer, provided gain or loss is recognized on the Vsource Exchange Offer and appropriate basis adjustments are made. See “The Tender Offer — United States Federal Income Tax Consequences” and “United States Federal Income Tax Consequences of the Tender Offer.”

What does the Board of Directors of Asia Holding Co. think of the Tender Offer? (Page 20)

–	Neither the Board of Directors of Vsource Inc. nor the Board of Directors of Asia Holding Co. has made any recommendation to you as to whether you should tender any BVI Shares in the Tender Offer. Currently Dennis Smith is the sole director of Asia Holding Co. Asia Holding Co. was established by Vsource solely to complete the transactions described elsewhere in this Offer Document and has engaged in no other activities. Mr. Smith currently owns shares of Vsource Preferred Stock and it is anticipated that after such transactions are complete Mr. Smith will continue to serve on the Board of Directors of Vsource and Vsource Asia. See “Interest of the Parties in Vsource, Vsource Asia and Asia Holding Co.— Interests of Officers and Directors of Vsource and Asia Holding Co. in the Transaction.” For these reasons, the Board of Directors of Asia Holding Co. is making no recommendation as to whether you should tender your shares in the Tender Offer. You must make your own decision as to whether to tender your BVI Shares and, if so, how many BVI Shares to tender.

Who is the Tender Agent? (Page 36)

–	U.S. Stock Transfer Corporation is serving as Tender Agent in connection with the Tender Offer. Its address and telephone numbers are set forth on page 21 of this Offer Document.

What is the market value of the BVI Shares as of a recent date? (Page 26)

–	Asia Holding Co. is a newly created corporation and there is no public market for the BVI shares.

Can you tender less than all of your BVI Shares into the Tender Offer? (Page 42)

–	Yes. However, you must validly tender all of the BVI Shares that you own in the Tender Offer to be eligible to purchase Vsource Asia Shares in the Share Offer.

Where can you get more information about this Tender Offer? (Page 21)

–	If you have questions regarding the procedures for tendering your BVI Shares or require assistance in tendering your BVI Shares, please contact U.S. Stock Transfer Corporation, the Tender Agent for this Offer, at the address or telephone number listed on page 21 of this Offer Document. You may also write to us at the following address: Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia, Attn: Abdul Hamid bin Sh Mohamed, Telephone: +60 3-2718-1500.

INFORMATION ABOUT THE SHARE OFFER

What is the Share Offer? (Page 37)

–	We are offering, upon the terms and subject to a number of other conditions of the Offer described elsewhere in this Offer Document and related Letter of Transmittal, all shareholders of Asia Holding Co. that validly accept the Tender Offer and tender the BVI Shares on or prior to the Expiration Date the right to purchase, on a pro rata basis, up to an aggregate of 47,906 Vsource Asia Shares currently held by us, representing approximately 16.5% of the total outstanding Vsource Asia Shares. You must validly accept the Tender Offer and tender all the BVI Shares that you own into the Tender Offer to be eligible to accept the Share Offer.

–	The Vsource Asia Shares have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”). Accordingly, the Share Offer is only being made to investors that: (1) qualify as “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (5), (6), or (7) under the Securities Act; or (2) are non-U.S. persons located outside the United States in offshore transactions in reliance on Regulation S under the Securities Act.

What is the purchase price of the Vsource Asia Shares in the Share Offer? (Page 37)

–	The purchase price of the Vsource Asia Shares in the Share Offer is US$89.05 per share. The purchase price excludes Malaysian stamp duty, which is payable by you.

Who is offering to sell Vsource Asia Shares? (Page 27)

–	Symphony House Berhad, as a selling shareholder of Vsource Asia.

Why are we making the Share Offer? (Page 13)

–	We are making the Share Offer to provide the holders of Vsource Preferred Stock with an opportunity to obtain a direct investment in Vsource Asia if they desire to reinvest the proceeds they receive in the Tender Offer.

Where can you find information about Vsource Asia? (Page 44)

–	We have included information about Vsource Asia in this Offer Document for the purpose of enabling you to consider a purchase of Vsource Asia Shares. You should read this Offer Document carefully before making a decision whether to purchase Vsource Asia Shares. You are responsible for making your own examination of Vsource Asia and your own assessment of the merits and risks of investing in Vsource Asia Shares. For a discussion of certain factors that should be considered in evaluating an investment in Vsource Asia Shares, see “Risk Factors.”

Who is Vsource Asia? (Page 72)

–	Vsource Asia is a Malaysian company principally involved in the provision of of business process outsourcing services. Business process outsourcing is the outsourcing by a company of specific business and operational functions by hiring a third-party vendor such as Vsource Asia to perform those functions on the company’s behalf. If such functions are not outsourced, then a company would need to perform those functions internally, using its own personnel, infrastructure and resources.

–	Vsource Asia offers business process outsourcing solutions to its clients. Vsource Asia’s solutions and operating systems are designed so that companies can rely on it to operate important technical, administrative and sales functions on their behalf in multiple countries across Asia, the United States and Europe.

–	For more information on Vsource Asia, see “Business” and other sections relating to Vsource Asia included in this Offer Document.

Is Vsource Asia receiving any of the proceeds of the Share Offer? (Page 56)

–	Vsource Asia is not offering any of the shares offered in the Share Offer and will not receive any of the proceeds of the Share Offer. The Share Offer is being made by us, a shareholder of Vsource Asia.

How long do you have to decide whether to accept the Share Offer? (Page 38)

–	You will have until 12:00 midnight, Pacific Standard Time, on November 16, 2004, to decide whether to accept the Share Offer, unless the Offer is extended.

Can the Offer be extended and under what circumstances? (Page 38)

–	Yes. We may choose, but shall not be obliged, to extend the offer period. We may also be required under applicable United States securities laws to extend the offer period if there is a material change in the Offer. In addition, we may extend the Share Offer in the event we are not able to obtain prior to the Expiration Date approval from our shareholders at an extraordinary general meeting and all approvals required from regulatory authorities in Malaysia, comprising the waivers from the requirement to make a general offer, which we have requested from the Malaysian Securities Commission, approval from the Malaysian Securities Commission for the Share Offer and foreign exchange approvals from Bank Negara Malaysia, which include approvals for making investments outside of Malaysia and purchasing from non-Malaysian residents securities registered outside of Malaysia.

How will you be notified if the Offer is extended? (Page 38)

–	If the Offer is extended, we will notify the Tender Agent by written notice and issue a press release announcing the extension and the new expiration date. The notice to both the Tender Agent and the press release must be given no later than 9:00 a.m., Pacific Standard Time, on the next business day after the date on which the Offer was previously scheduled to expire.

Who is eligible for the Share Offer and what are the significant conditions to the Share Offer? (Page 38)

–	The Share Offer is subject to a number of conditions, including that you (1) validly accept the Tender Offer, and (2) tender all the BVI Shares that you own into the Tender Offer.

–	In addition, in order to be eligible for the Share Offer, you must (1) be an “accredited investor” as defined in Rule 501(a) of the Securities Act or a non-U.S. person located outside the United States who acquires the Vsource Asia Shares in an offshore transaction that satisfies the requirements of Rule 903 of Regulation S under the Securities Act, and (2) complete the Investor Representation Letter attached as Appendix A to the Letter of Transmittal and return it to the Tender Agent prior to the Expiration Date.

–	Further, the Share Offer is subject to the same conditions as the Tender Offer.

How and when will you receive certificates for the Vsource Asia Shares? (Page 40)

–	You will not receive certificates for the Vsource Asia Shares until (1) stamp duty is paid in Malaysia; and (2) Form 32A, “Form of Transfer of Securities,” and Form PDS 6, the “Application for Stamping of Instruments of Transfer of Shares for Shares which are not Listed on the Bursa Malaysia Securities Berhad” (collectively, the “Share Transfer Forms”) are completed and filed with the Malaysian Stamp Office in Malaysia. You are responsible for paying stamp duty on the Vsource Asia Shares purchased in the Share Offer and for completing the relevant portions of the Share Transfer Forms and delivering them to the Vsource Asia company secretary (the “Vsource Asia Secretary”) following the Expiration Date. This process will entail the following steps:

•	Following the Expiration Date, we will calculate each accepting holders’ pro rata allocation of Vsource Asia Shares and notify you of the number of Vsource Asia Shares allocated to you. We will then complete our portion of the Share Transfer Forms (which shall include the dating of the Share Transfer Forms to reflect the effective date of the transfer) and deliver the Share Transfer Forms, the relevant portions of which were duly executed by us, the certificates for Vsource Asia Shares in our name (the “Old Vsource Asia Certificates”) and the contact information of the Vsource Asia Secretary to the Tender Agent for forwarding these documents to you.

•	You will complete the Share Transfer Forms and deliver them, along with the Old Vsource Asia Certificates, promptly and directly to the Vsource Asia Secretary.

•	Once the Vsource Asia Secretary receives the completed Share Transfer Forms and the Old Vsource Asia Certificates from you, he will submit the Share Transfer Forms to the Stamp Office in Malaysia for assessment of stamp duty.

•	Once the amount of stamp duty is known, the Vsource Asia Secretary will notify you of the amount of stamp duty payable, which must be paid by you, the transferee, to the Stamp Office within 30 days from the date of the Share Transfer Forms.

•	You will deliver promptly the payment for the amount of the stamp duty directly to the Vsource Asia Secretary.

•	The Vsource Asia Secretary will pay the stamp duty to the Stamp Office in Malaysia, which will then stamp the Share Transfer Forms.

•	The Vsource Asia Secretary will register the transfer of the Vsource Asia Shares on the share register, cancel the Old Vsource Asia Certificates, issue new certificates for the Vsource Asia Shares in your name (the “New Vsource Asia Certificates”) and forward the New Vsource Asia Certificates to you.

We estimate the process for assessment and payment of stamp duty and delivery of the New Vsource Asia Certificates will take approximately 30-45 days.

How do you accept the Share Offer? (Page 39)

–	To accept the Share Offer, you must:

(1)	validly accept the Tender Offer in accordance with the requirements of the Tender Offer and tender all the BVI Shares that you own into the Tender Offer;

(2)	complete, sign and date the (a) Letter of Transmittal, (b) Investor Representation Letter attached as Appendix A to the Letter of Transmittal and (c) form of the undertaking to be provided in connection with the proposed initial public offering of Vsource Asia on the Mesdaq Market (the “IPO Undertaking”) attached as Appendix B to the Letter of Transmittal; and

(3)	mail or otherwise deliver the Letter of Transmittal, the Investor Representation Letter, the IPO Undertaking, a cashier’s check for the cash amount outstanding to be paid for the Vsource Asia Shares, if any, and any other required documents to the Tender Agent before 12:00 midnight, Pacific Standard Time, on the Expiration Date. The proceeds received from the BVI Shares tendered in the Tender Offer will be used to offset the subscription price of the Vsource Asia Shares in the Share Offer. In the event this amount is not sufficient to cover the subscription price of the Vsource Asia Shares, you should deliver a cashier’s check in the amount of the subscription price of the Vsource Asia Shares subscribed minus the purchase price of the BVI Shares tendered in the Tender Offer.

Until what time can you withdraw your acceptance? (Page 39)

–	A holder who accepts the Offer will be entitled to withdraw the acceptance of the Tender Offer and the Share Offer at any time before 12:00 midnight, Pacific Standard Time, on November 16, 2004.

How do you withdraw your acceptance? (Page 39)

–	To withdraw your acceptance of the Share Offer, you must deliver a written notice of withdrawal with the required information to the Tender Agent before 12:00 midnight, Pacific Standard Time, on November 16, 2004, or if this Share Offer is extended, the time and date when the extended offer expires.

Will you be subject to Malaysian or United States Federal Taxation on the Vsource Asia Shares that you receive? (Page 109)

–	The sale of the Vsource Asia Shares to holders under the Share Offer will give rise to stamp duty of 0.3% of the market value of the Vsource Asia Shares (as determined by the Malaysian Stamp Office), the last audited net tangible assets of Vsource Asia or the purchase price paid for the Vsource Asia Shares, whichever is higher. This stamp duty will be payable by holders under the Share Offer. The amount of stamp duty will be determined by the Malaysian Stamp Office following the Expiration Date and must be paid by the transferee to the Malaysian Stamp Office within 30 days from the date stated on the Share Transfer Forms, which is the effective date of the transfer, to avoid any late payment penalties imposed by the Malaysian Stamp Office.

–	For United States federal income taxation purposes, a United States holder generally will not recognize gain or loss upon the purchase of Vsource Asia Shares. Further information regarding the application of United States Federal taxation to holders who accept the Share Offer is set out in “The Share Offer — Effect of Malaysia and United States Federal Taxation” and “Taxation — United States Federal Income Taxation.”

Are there any restrictions on transfer of the Vsource Asia Shares? (Page 107)

–	Yes. The Vsource Asia Shares to be delivered under the Share Offer are “restricted securities,” which have not been registered under the Securities Act and may not be sold or transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

–	In addition, no trading market currently exists for Vsource Asia Shares and we can give no assurance that a market will develop for these securities.

–	Holders of Vsource Preferred Stock who purchase Vsource Asia Shares may not sell, transfer, or assign any part of their interest in any or all of the Vsource Asia Shares purchased from us on or before March 30, 2005.

–	Further, Vsource Asia has submitted an application to the Bursa Malaysia Securities Berhad for approval to list its shares on Malaysia’s Mesdaq Market by way of an initial public offering of shares. We cannot assure you that Vsource Asia will be able to list its shares soon or at all. If and when Vsource Asia’s initial public offering is successful, and pursuant to the requirements of Bursa Malaysia Securities Berhad, holders of Vsource Preferred Stock who purchase Vsource Asia Shares from us will be required to agree to restrictions on the sale of Vsource Asia Shares purchased from us.

•	Holders who purchase more than 17,645 Vsource Asia Shares may not sell, transfer or assign Vsource Asia Shares for one year from the date of Vsource Asia’s admission to the Mesdaq Market in Malaysia, and thereafter may sell, transfer or assign up to a maximum of one-third of such shares per annum. In addition, holders who purchase more than 17,645 Vsource Asia Shares will be required to give an undertaking to be a “Promoter,” as defined under the Listing Requirements of the Mesdaq Market in connection with Vsource Asia’s proposed initial public offering if an initial public offering were to take place.

•	Holders who purchase 17,645 Vsource Asia Shares or less will have to give an undertaking to Symphony not to sell, transfer or assign shares of Vsource Asia for one year from the date of Vsource Asia’s admission to the Mesdaq Market in Malaysia. The IPO Undertaking is contained in Appendix B to the Letter of Transmittal.

–	For further information on restrictions on transfer of the Vsource Asia Shares, see “Transfer Restrictions.”

If you choose to accept the Share Offer, how will your rights as a shareholder differ when you acquire Vsource Asia Shares? (Page 90)

–	If you accept the Share Offer, you will become a shareholder in a Malaysian company, which will substantially change the shareholder rights and privileges you previously held as a shareholder in a Delaware or British Virgin Islands company. For a description of the material differences between the rights of shareholders under Delaware law, British Virgin Islands law and Malaysian law, see “Differences Between Delaware, British Virgin Islands and Malaysian Corporate Law.”

What does the Board of Directors of Asia Holding Co. think of the Share Offer?

–	Neither the Board of Directors of Vsource Inc. nor the Board of Directors of Asia Holding Co. has made any recommendation to you as to whether you should purchase any Vsource Asia Shares in the Share Offer. You must make your own decision as to whether to purchase Vsource Asia Shares and, if so, how many Vsource Asia Shares to purchase.

What is the market value of the Vsource Asia Shares as of a recent date? (Page 52)

–	There is currently no public market for the Vsource Asia Shares. Vsource Asia has submitted an application to Bursa Malaysia and the Securities Commission of Malaysia for approval to list its shares on Malaysia’s Mesdaq Market by way of an initial public offering of shares. However, there can be no assurance that Vsource Asia will obtain such a listing, or that such listing will occur in a timely manner.

Where can you get more information about this Share Offer? (Page 42)

–	If you have questions regarding the procedures for purchasing Vsource Asia Shares, please contact U.S. Stock Transfer Corporation, the Tender Agent for the Offer, at the address or telephone number listed on page 42 of this Offer Document. You may also write to us at the following address: Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia, Attn: Abdul Hamid bin Sh Mohamed, Telephone: +60 3-2718-1500.

THE TENDER OFFER

Background of the Tender Offer

Overview

Vsource has announced that it intends to restructure its current ownership of Vsource Asia through a series of steps (collectively, the “Transaction”):

Vsource has formed a new subsidiary called Ironbeak Limited (“Asia Holding Co.”). Prior to the completion of the Vsource Exchange Offer (described below), Vsource will transfer 177,567 ordinary shares of Vsource Asia (the ordinary shares of Vsource Asia, RM1.00 each, are referred to herein as “Vsource Asia Shares”), representing all of Vsource’s ownership interest in Vsource Asia, to Asia Holding Co., in consideration for the allotment of 100,077,900 shares of Asia Holding Co., par value US$0.01 per share (the “BVI Shares”) by Asia Holding Co. to Vsource (the “Transfer”). These shares represent 61.2% of the outstanding Vsource Asia Shares. The remaining Vsource Asia Shares are owned by us and three other investors.

Second, Vsource has initiated an exchange offer with the holders of Vsource Preferred Stock (the “Vsource Exchange Offer”). Pursuant to the Vsource Exchange Offer:

•	each holder of Vsource Series 1-A Preferred Stock will have the right to exchange all, and not less than all, of such holder’s shares of Vsource Series 1-A Preferred Stock for BVI Shares, at an exchange ratio of 6.639 BVI Shares for each share of Vsource Series 1-A Preferred Stock;

•	each holder of Vsource Series 2-A Preferred Stock will have the right to exchange all, and not less than all, of such holder’s shares of Vsource Series 2-A Preferred Stock for BVI Shares, at an exchange ratio of 17.818 BVI Shares for each share of Vsource Series 2-A Preferred Stock; and

•	each holder of Vsource Series 4-A Preferred Stock will have the right to exchange all, and not less than all, of such holder’s shares of Vsource Series 4-A Preferred Stock for BVI Shares, at an exchange ratio of 5,059.217 BVI Shares for each share of Vsource Series 4-A Preferred Stock.

Vsource will not transfer fractional BVI Shares, but will transfer that number of shares to each shareholder participating in the exchange equal to the product of the ratios above, rounded down to the nearest whole number. The ratios above have been set so that if all of the Vsource Preferred Stock is exchanged in the Vsource Exchange Offer, then almost all of the BVI Shares will be transferred to the holders of Vsource Preferred Stock, with Vsource continuing to hold approximately 300 BVI Shares as a result of rounding of fractional shares, which Vsource has stated that it intends to sell to us pursuant to this Tender Offer. However, there can be no assurance that all of the holders of Vsource Preferred Stock will decide to participate in the Vsource Exchange Offer.

We are making a cash offer to purchase all of the BVI Shares (the “Tender Offer”). This Tender Offer to purchase BVI Shares is being made to the holders of the BVI Shares, which will include Vsource and the holders of Vsource Preferred Stock who exchange their Preferred Stock for BVI Shares. Pursuant to this Tender Offer, we are agreeing to purchase all BVI Shares for US$0.158 per share. If all BVI Shares are tendered pursuant to this Tender Offer, we will pay aggregate consideration of US$15.8 million for all of the outstanding BVI Shares. Our obligation to complete the Tender Offer is conditioned upon obtaining the relevant approvals from the Malaysian regulatory authorities and our shareholders at an extraordinary general meeting, at least 75% of the BVI Shares being tendered to us and a number of other conditions which are described in more detail in “— Material Terms of the Tender Offer — Conditions.” If any holders of Vsource Preferred Stock do not participate in the Vsource Exchange Offer and Vsource therefore retains an ownership interest in Asia Holding Co., Vsource intends to tender all of its remaining BVI Shares to us pursuant to the Tender Offer. We understand that John Cantillon, who is an officer and director of Vsource Asia, and Dennis Smith, who is an officer of Vsource and a director of Vsource and Vsource Asia, and both of whom are holders of Vsource Preferred Stock, will participate in the Vsource Exchange Offer but do not intend to tender BVI Shares into the Tender Offer.

In addition, all shareholders who participate in the Vsource Exchange Offer and subsequently tender their BVI Shares to us for cash are being provided with the opportunity to purchase, on a pro rata basis, up to an aggregate of 47,906 Vsource Asia Shares currently held by us, representing approximately 16.5% of the total outstanding Vsource Asia Shares, at a price of US$89.05 per share (subject to adjustment for stock splits, combinations, and certain dividends or distributions), which is effectively the same price that we are indirectly paying for Vsource Asia Shares through our purchase of BVI Shares. The purchase price excludes Malaysian stamp duty, which is payable by you directly to the Malaysian Stamp Office. This Share Offer by us will provide the holders of Vsource Preferred Stock with an opportunity to obtain a direct investment in Vsource Asia if they desire to reinvest the proceeds they receive in the Tender Offer. Vsource Preferred Stock holders may be able to purchase more than their pro rata allocation of Vsource Asia Shares, depending on how many Vsource Preferred Stock holders exercise their rights to purchase Vsource Asia Shares from us. For a description of the transfer restrictions that will be applicable to Vsource Asia Shares acquired in the Share Offer, see “The Share Offer — Transfer Restrictions.”

Background of Discussions Leading to the Transaction

On March 23, 2004, Vsource sold approximately 39% of the outstanding Vsource Asia Shares to us and three other investors (the transactions relating to the sale of the Vsource Asia Shares to us and these other investors is referred to as the “Placement”). Under the terms of the Placement, Vsource also transferred 100% of the issued and outstanding shares of its wholly owned subsidiaries, Vsource (Japan) Limited and Vsource Taiwan Insurance Broker Limited Company, to Vsource Asia.

Concurrent with the completion of the Placement, Vsource continued to evaluate alternatives to improve its capital structure. Management of Vsource believed that the different classes of Vsource Preferred Stock limited its ability to raise new capital to (i) finance growth and (ii) strengthen its balance sheet sufficiently to address issues frequently raised by clients and potential clients regarding its financial strength. In addition, the complexity of the capital structure made it very difficult for potential investors to understand Vsource’s capital structure, and also restricted the ability of shareholders seeking liquidity to execute the sale of securities in Vsource, should they wish to do so. At the time of the Placement, several of Vsource’s large shareholders requested that Vsource evaluate alternatives to improve the prospects for liquidity of its securities.

While negotiating and completing the Placement and preparing for a potential offering of Vsource Asia Shares on Malaysia’s Mesdaq Market, members of Vsource’s management team and other employees were in continuous contact with members of our management. Dennis Smith, John Cantillon, John Wright, Tony Ong, Joanne Chan and Timothy Hui participated in these discussions on behalf of Vsource and Dato’ Azman Yahya, Abdul Hamid bin Sh Mohamed, Ahmad Zulqarnain Onn, and Lai Sin Kee and outside advisors participated on our behalf.

Following completion of the Placement, Messrs. Smith and Cantillon continued to meet regularly with Dato’ Azman, Mr. Hamid and Mr. Zulqarnain to plan strategy for Vsource Asia and move forward with the initial public offering process.

In late April 2004, as part of these discussions Mr. Cantillon and Mr. Smith first discussed the possibility with our representatives that we buy a controlling interest in Vsource Asia. Dato’ Azman indicated that we were interested in this provided that the transaction would be for cash and we could acquire control through the purchase of Vsource Asia Shares or through an intermediary non-U.S. holding company.

On April 20 and 23, 2004, the parties had several phone conference calls where they discussed possible structures for a transaction.

During the month of May 2004, Vsource continued discussions with us regarding the structure and terms of the Transaction. During this period, Vsource also engaged tax and legal advisors of Vsource to assist with these activities. On the advice of Vsource’s legal advisors, the Board of Directors of Vsource established a Special Committee by adopting an unanimous written consent dated May 21, 2004. The Special Committee comprised two directors that were deemed by Vsource’s Board of Directors to be independent.

On May 28, 2004, our Board of Directors gave its approval-in-principle for us to acquire a controlling interest in Vsource Asia, with the mandate given to Dato’ Azman and Mr. Hamid to review and consider the structure and terms of the Transaction. During this period, we began engaging our financial and legal advisors to assist us with formulating the structure and terms of a transaction.

On August 19, 2004, our Board of Directors approved the revised structure and terms of the Transaction, with the mandate given to Dato’ Azman and Mr. Hamid to review and approve the final structure and terms of the Transaction, subject to clearance from our financial and legal advisors on compliance with Malaysian, British Virgin Islands and United States securities laws, rules and regulations.

On August 31, 2004, Messrs. Kelly, Smith and Cantillon and Mr. Edelson, on behalf of the general partner of Mercantile Capital Partners I LP, on behalf of the managing member of Asia Internet Investment Company Group I, LLC, on behalf of the general partners of Mercantile Equity Partners III, L.P., and in his capacity as a trustee of the Mercantile Companies Inc. Money Purchase Plan, each in their capacity as holders of Vsource Series 4-A Preferred Stock, executed written consents which, among other things, approved the Transaction. Similar written consents were executed on the same day by BAPEF Investments XII Ltd and Capital International Asia CDPQ Inc.

Material Terms of the Tender Offer

Class and Amount of Securities in the Tender Offer

Symphony House Berhad, a company incorporated in Malaysia (“Symphony,” “we” or “us”), hereby offers to purchase for cash all of the issued and outstanding BVI Shares at the purchase price of US$0.158 per BVI Share, upon the terms and subject to a number of other conditions set forth in this Offer Document (as it may be amended or supplemented from time to time, the “Offer Document”), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”). This Offer Document and the Letter of Transmittal collectively constitute this “Tender Offer.”

Vsource has provided us with a list and security position listings of its holders of Preferred Stock for the purpose of disseminating the Offer. This Offer Document and the Letter of Transmittal enclosed with this Offer Document and other materials related to the Offer will be mailed to Vsource and registered holders of the Preferred Stock of Vsource, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of the holders of Vsource Preferred Stock for subsequent transmittal to beneficial owners of Vsource Preferred Stock.

Conditions

The Tender Offer is subject to satisfaction of the following conditions:

•	there can be no regulatory or other bar to completing the Transaction;

•	the transfer of all of the Vsource Asia Shares held by Vsource to Asia Holding Co.;

•	successful completion of the Vsource Exchange Offer, meaning that the holders of at least 51% of the outstanding shares of each class of Preferred Stock must exchange their Preferred Stock for BVI Shares in the Vsource Exchange Offer and must not have withdrawn their Preferred Stock prior to the termination or expiration of the Vsource Exchange Offer;

•	holders of a majority of the shares of each of Vsource’s Series 1-A, Series 2-A and Series 4-A Preferred Stock, each voting as a separate class, must agree that the Transaction, including contribution of 100% of Vsource’s ownership interest in Vsource Asia to Asia Holding Co., as well as the exchange by holders of Vsource Preferred Stock for BVI Shares, shall not be deemed a liquidation event;

•	the holders of at least 51% of the outstanding Vsource Series 4-A Preferred Stock must agree to cause any shares of Vsource Series 4-A Preferred Stock that are not exchanged for BVI Shares to be converted into Vsource common stock and therefore extinguish the Vsource Series 4-A Preferred Stock’s put right;

•	the holders of at least 75% of the BVI Shares must tender their BVI Shares to us and must not have withdrawn their BVI Shares prior to the termination or expiration of the Tender Offer;

•	Vsource must obtain approvals from Bank Negara Malaysia pursuant to ECM 12 of the Exchange Control Notices Malaysia issued under the Exchange Control Act 1953 and the Malaysian Securities Commission pursuant to the Malaysian Securities Commission Act 1993 for the transfer of their shares in Vsource Asia to Asia Holding Co.;

•	Vsource must obtain a waiver from the Malaysian Securities Commission from the requirement for Asia Holding Co. to make a general offer for the remaining Vsource Asia Shares pursuant to the Malaysian Code on Take-Overs and Mergers 1998;

•	we must obtain a waiver from the Malaysian Securities Commission from the requirement for us to make a general offer for the remaining Vsource Asia Shares not held by Asia Holding Co. following our acquisition of BVI Shares, pursuant to the Practice Note on upstream acquisition under the Malaysian Code on Take-Overs and Mergers 1998;

•	we must obtain approval of the Malaysian Securities Commission for the offer of our shares in Vsource Asia to shareholders of Asia Holding Co. pursuant to the Malaysian Securities Commission Act 1993;

•	we must obtain foreign exchange approval from Bank Negara Malaysia for investments outside of Malaysia and the purchase from non-Malaysian residents of securities registered outside of Malaysia pursuant to ECM 9 and 10 of the Exchange Control Notices Malaysia issued under the Exchange Control Act 1953;

•	we must obtain our shareholders’ approval of the purchase of BVI Shares from, and the subsequent sale of Vsource Asia Shares to, the holders of Vsource Preferred Stock who had exchanged their Vsource Preferred Stock for BVI Shares;

•	the holders of the Vsource Series 4-A Preferred Stock that are party to the Stockholders Agreement and Registration Rights Agreement, including Capital International Asia CDPQ Inc., must agree to terminate those agreements;

•	we must obtain from Conyers Dill & Pearman, British Virgin Islands counsel for Vsource, a legal opinion dated prior to the Expiration Date, in form and substance satisfactory to us, in respect of such matters as we may reasonably request;

•	each of the representations and warranties of Vsource set forth in the letter agreement dated October 15, 2004 between Vsource and us (the “Letter of Representations”) shall be true and correct, as if such representations and warranties were made at the time of such determination (except to the extent any such representation and warranty expressly speaks as of a specific date, which must be true or correct as of such specific date and except for changes contemplated or permitted by the terms hereof) except in either case, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to (1) have a material adverse effect on the business, condition (financial or other), operations, performance, properties or prospects of Vsource, Vsource Asia or Asia Holding Co.; or (2) materially increase the cost of the Offer to Symphony; and

•	Vsource shall have performed in all respects all material covenants required to be performed by it under the Letter of Representations.

Consideration Offered

The purchase price, which will be paid in cash is, equal to US$0.158 per BVI Share tendered.

Under no circumstances will we pay any interest on the purchase price payable for the BVI Shares tendered in the Tender Offer, regardless of any extension of the Tender Offer or any delay in making such payment.

Expiration Date

This Tender Offer will expire at 12:00 midnight, Pacific Standard Time, on Tuesday, November 16, 2004, unless extended (such time and date, as it may be extended, the “Expiration Date”).

Subsequent Offering Period

We do not intend to provide for any subsequent offering period, although we reserve the right to do so in our sole discretion.

Extensions; Amendments; Termination

We do not currently plan on extending the Tender Offer past its scheduled expiration date. However, we may in the future decide to extend the Tender Offer in order to encourage additional holders to tender their BVI Shares pursuant to the Tender Offer. We may also be required under applicable United States securities laws to extend the Tender Offer if there is a material change in the Tender Offer. In addition, we may extend the Tender Offer in the event we are not able to obtain prior to the Expiration Date approval from our shareholders at an extraordinary general meeting and all approvals required from regulatory authorities in Malaysia, comprising the waivers from the requirement to make a general offer, which we have requested from the Malaysian Securities Commission, approval from the Malaysian Securities Commission for the Share Offer and foreign exchange approvals from Bank Negara Malaysia, which include approvals for making investments outside of Malaysia and purchasing from non-Malaysian residents securities registered outside of Malaysia. During any extension of this Tender Offer, all BVI Shares previously tendered pursuant to this Tender Offer (and not withdrawn) will remain subject to this Tender Offer and may be accepted for payment by us, subject to the withdrawal rights of holders.

We expressly reserve the right, subject to the requirements of applicable law at any time, or from time to time, to amend the terms of this Tender Offer in any respect. If the consideration to be paid in the Tender Offer is increased or decreased or the percentage of the BVI Shares sought in the Tender Offer is changed, the Tender Offer will remain open for an additional 10 business days. Holders who tendered prior to any amendment will be able to withdraw their BVI Shares or given the opportunity to tender pursuant to any such amendment to the terms of the Tender Offer.

If the Offer is extended, amended or terminated, we will inform the Tender Agent of that fact and will issue a notice of the extension, amendment or termination to holders of BVI Shares, as promptly as practicable after the date thereof. In the case of an amendment or termination of the Tender Offer, we will issue a notice of such amendment or termination of the Tender Offer by no later than 9:00 a.m., Pacific Standard Time on the business day prior to the business day that such amendment or termination of the Tender Offer will take effect. In the case of an extension, we will issue a press release announcing the extension and the new expiration date by no later than 9:00 a.m., Pacific Standard Time on the next business day after the date of the previously scheduled expiration date. Without limiting the manner in which we may choose to make an announcement of any extension, amendment or termination of this Tender Offer, we shall have no obligation to publish, advertise, or otherwise communicate any other public announcement.

When Tendered BVI Shares May Be Withdrawn

Tenders of BVI Shares may be withdrawn at any time on or prior to the Expiration Date or if this Tender Offer is extended, the time and date when the extended offer expires, but no consideration shall be payable in respect of BVI Shares so withdrawn. Any holder of the BVI Shares desiring to withdraw any BVI Shares tendered in the Tender Offer must comply with the procedures set forth herein under “Procedures for Tendering and Withdrawing BVI Shares” below.

Procedures for Tendering and Withdrawing BVI Shares

Only Vsource and holders of Vsource Preferred Stock who exchange their Preferred Stock for BVI Shares in the Vsource Exchange Offer and thereby become registered holders of BVI Shares are authorized to tender BVI Shares pursuant to this Tender Offer. In order for BVI Shares to be validly tendered pursuant to this Tender Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any other documents required by the Letter of Transmittal, should be delivered to U.S. Stock Transfer Corporation, the Tender Agent, at its address set forth below. These materials must be received by the Tender Agent prior to 12:00 midnight, Pacific Standard Time on the Expiration Date. See “Procedures for Tendering and Withdrawing BVI Shares — Tendering BVI Shares.”

Tenders of BVI Shares pursuant to the Tender Offer may be withdrawn at any time prior to the Expiration Date, but no consideration shall be payable in respect of BVI Shares so withdrawn. See “Procedures for Tendering and Withdrawing BVI Shares — Withdrawal Rights.”

The Tender Agent

The Tender Agent for this Tender Offer is U.S. Stock Transfer Corporation. Its address is 1745 Gardena Avenue, Suite 200, Glendale, California 91204, United States of America and its telephone number is 1-800-835-8778.

Manner of Accepting BVI Shares for Payment

Upon the terms and subject to a number of other conditions of this Tender Offer (including, if this Tender Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, we will, promptly after the Expiration Date, accept for payment, and will pay for, in cash, all BVI Shares validly tendered (and not withdrawn) pursuant to this Tender Offer.

Any BVI Shares that are tendered but not accepted pursuant to the Tender Offer will be returned to the tendering holder of the BVI Shares by book-entry transfer on the Asia Holding Co. share register or, if the holder so requests, by delivery of the certificates for BVI Shares to such holder.

Material Accounting Treatment of the Transaction

Assuming that Symphony will control Asia Holding Co. following the completion of the Tender Offer, Symphony will consolidate Asia Holding Co.’s results under the acquisition method of accounting from the date on which control is established. In order to determine the amount of goodwill, if any, resulting from the acquisition, Symphony will establish a fair value for Asia Holding Co.’s net assets. For this purpose, Symphony will assume that the carrying book value of Asia Holding Co. will equal its fair value.

United States Federal Income Tax Consequences

The receipt of cash in exchange for the BVI Shares of United States holders will generally be a taxable transaction for United States federal income tax purposes. United States holders will generally recognize a capital gain or loss on the sale equal to the difference between (i) the amount of cash they receive for their BVI Shares and (ii) their adjusted tax basis in the BVI Shares. It is anticipated, however, that any United States holder that participates in the Vsource Exchange Offer will recognize little, if any, additional gain or loss with respect to the Tender Offer, provided gain or loss is recognized on the Vsource Exchange Offer and appropriate basis adjustments are made. Any capital gain or loss will be considered short-term since the holding period in the BVI Shares is less than 12 months. See “United States Federal Income Tax Consequences of the Tender Offer.”

Purpose of the Tender Offer

We are making the Tender Offer to acquire all of the ordinary shares of Asia Holding Co. in order to increase our beneficial interest in Vsource Asia from 30.3% up to a maximum of 91.5%.

Plans for Asia Holding Co. and Vsource Asia

Following successful completion of the Tender Offer, we will hold directly at least 75% of the outstanding BVI Shares and indirectly will have at least an equivalent beneficial interest in Vsource Asia. Consistent with our shareholding interest, we will seek to appoint a majority of the board of directors of each of Asia Holding Co. and Vsource Asia. Vsource Asia will continue to operate independently of us, but where there are efficiencies to be gained, we may over time integrate certain aspects of Vsource Asia’s operations with our operations. By including Vsource Asia’s services with our current services, we will be able to broaden the scope of our business and offer a comprehensive package of information technology, business process outsourcing and corporate services to customers.

Source and Amount of Funds

Our offer to purchase BVI Shares is not conditioned on any financing arrangements or subject to any financing condition. We estimate that the total amount of funds required to purchase BVI Shares pursuant to the Tender Offer will be approximately US$15.8 million. We plan to obtain all funds needed for the Tender Offer through a combination of internally generated funds and bank borrowings. We intend to obtain bank borrowings by drawing on a financing commitment provided to us from Affin Bank Berhad pursuant to a letter dated October 8, 2004 (the “Offer Letter”). The Offer Letter is subject to a number of conditions, including the negotiation and execution of definitive loan documents satisfactory to the parties and the satisfaction of the conditions to the Tender Offer.

The Offer Letter provides for a term loan in the principal amount of up to US$13.7 million that will bear interest at a margin of 1.8% over the applicable London Interbank Offering Rate. The term loan amount will be available for drawdown for three months from the date of a definitive agreement. The term loan will have a term of three and a half years from the date of drawdown. The loan will be secured by the assignment of the proceeds of the Share Offer and the pledge of all of Symphony’s equity interest in Vsource Asia and Asia Holding Co. The Offer Letter provides for a one-time facility fee equal to 0.3% of the outstanding amount of the term loan, payable within 10 days after signing a definitive agreement. The Offer Letter provides for repayment of the loan in 10 quarterly instalments of US$1.25 million commencing one year from the drawdown date. All proceeds from the sale by Symphony of its pledged Vsource Asia Shares shall be used to repay loan amounts outstanding. The Offer Letter provides for prepayment on any interest payment date subject to two weeks’ written notice. The Offer Letter also provides that Symphony will be subject to certain negative and affirmative covenants, including a covenant to maintain a certain debt to equity ratio and a debt service coverage ratio.

We anticipate repaying this loan from internally generated funds, or other financial resources available to us. We have not made arrangements for any alternative source of financing.

We believe that our financial condition is not material to a decision by a holder of BVI Shares whether to tender such shares in the Tender Offer because (1) cash is the only consideration that will be paid to the holders of BVI Shares in connection with the Tender Offer (although a tendering holder will be given an opportunity to purchase Vsource Asia Shares out of the proceeds of the Tender Offer); (2) we are offering to purchase all of the outstanding BVI Shares in the Tender Offer; (3) the Tender Offer is not subject to any financing condition; and (4) we have sufficient funds through cash on hand and cash equivalents, and through a financing commitment under the Offer Letter from Affin Bank Berhad, to pay the amount of cash consideration payable to holders of BVI Shares in the Tender Offer.

Agreements, Regulatory Requirements and Legal Proceedings

Agreements and Relationships

Vsource, Asia Holding Co., Vsource Asia and Symphony share certain common directors and officers. For example, Dennis Smith is a director of Vsource, Asia Holding Co. and Vsource Asia. John Cantillon is an officer and director of Vsource Asia. Stephen Stonefield is a director of Vsource and Vsource Asia. Abdul Hamid bin Sh Mohamed is a director of Symphony and Vsource Asia. Certain subsidiaries of Vsource have employment agreements with Dennis Smith.

Vsource has paid Mr. Stonefield a fee of US$50,000 in connection with his assistance in the original introduction of Symphony to Vsource. The payment was contingent upon the completion of Symphony’s purchase of an interest in Vsource Asia. This transaction was completed on February 28, 2004.

Vsource Asia has entered into certain agreements with Vsource and Symphony in relation to business arrangements between them. For a description of these related party transactions, See “Related Party Transactions.”

In addition, Symphony has entered into a Common Stock and Warrant Purchase Agreement to purchase the common stock and warrants of Vsource held by certain shareholders of Vsource, including Dennis Smith, who is a director of Vsource, Asia Holding Co. and Vsource Asia and Phillip Kelly, who is an officer and director of Vsource. See “Interest of the Parties in Vsource Asia Shares and Vsource Shares — Interest of Symphony in Vsource Asia and Vsource.”

Other than the above, there are no present or proposed agreements, arrangements, understandings or relationships between Symphony or any of its executive officers, directors, controlling persons or subsidiaries and Asia Holding Co. and Vsource or any of their respective executive officers, directors, controlling persons or subsidiaries that is material to your decision whether to sell, tender or hold the securities sought in the Tender Offer.

Regulatory Requirements

Except as described below, we are not aware of any regulatory requirements or approvals that must be complied with or obtained in connection with the Tender Offer.

Malaysia

Pursuant to the Tender Offer, we are making an offer for all of the outstanding BVI Shares. Should the offer be successful, we would directly and indirectly control at least 91.5% of Vsource Asia. Under Section 6(4) of the Malaysian Code on Take-overs and Mergers 1998 (the “Code”), an acquirer (1) who has obtained control in a Malaysian company or (2) who holds more than 33% but less than 50% of the voting shares of a company and who acquires more than 2% of the voting shares in the company in any six-month period, must make a mandatory general offer for the shares in the company not already owned by the acquirer unless the Securities Commission of Malaysia grants a waiver from such requirement. See “Overview of Malaysia — The Securities Market of Malaysia — Regulations of the Securities Industry — Securities Commission.”

We are seeking a waiver from the Securities Commission of Malaysia from the requirement to make a mandatory offer pursuant to the Code for the remaining shares in Vsource Asia. The Tender Offer is conditional upon this waiver being obtained from the Securities Commission of Malaysia.

There are generally no relevant antitrust laws in Malaysia, except for limited provisions under the Malaysia Communications and Multimedia Act and the Malaysian Franchise Act, neither of which applies to the Tender Offer.

United States

We are not aware of any approval or other action by any United States governmental, administrative or regulatory authority or agency that would be required for our acquisition or ownership of BVI Shares as contemplated herein.

Legal Proceedings

We are not aware of any pending legal proceeding relating to the Tender Offer that is material to your decision to sell the BVI Shares in the Tender Offer.

However, in relation to legal proceedings generally, we have recently been served with a writ of summons and statement of claim filed by one Tam Kut Hing (“the Plaintiff”) against Symphony as the second defendant, in the High Court of Malaya, at Kuala Lumpur, Malaysia. The statement of claim is not related to the transactions described in the Offer Document. The suit is in respect of a letter written by Symphony and published by the Business Times in the January 27, 2004 issue of the New Straits Times (“Symphony’s Letter”). Symphony’s Letter was written in response to the Plaintiff’s article entitled “Interesting trading trends in Maica, FTEC,” written by the Plaintiff under the name of “Fred Tam,” which was published in the January 26, 2004 issue of the New Straits Times.

The Plaintiff, in his claim, has alleged that Symphony has caused to be published in Symphony’s Letter certain statements which are libelous to him, a claim which Symphony denies. The Plaintiff has claimed for, inter alia, general damages amounting to RM5,000,000. The claim does not, however, concern or affect the business operations of Symphony, Vsource Asia or their respective subsidiaries.

Symphony intends to file a counterclaim against the Plaintiff and defend the claim vigorously.

Position of Asia Holding Co. on the Tender Offer

Neither the Board of Directors of Vsource Inc. nor the Board of Directors of Asia Holding Co. has made any recommendation to you as to whether you should tender any BVI Shares in the Tender Offer. Currently Dennis Smith is the sole director of Asia Holding Co. Asia Holding Co. was established by Vsource solely to complete the transactions described elsewhere in this Offer Document and has engaged in no other activities. Mr. Smith currently owns shares of Vsource Preferred Stock and it is anticipated that after such transactions are complete Mr. Smith will continue to serve on the Board of Directors of Vsource and Vsource Asia. See “Interest of the Parties in Vsource, Vsource Asia and Asia Holding Co.— Interests of Officers and Directors of Vsource and Asia Holding Co. in the Transaction.” For these reasons, the Board of Directors of Asia Holding Co. is making no recommendation as to whether you should tender your shares in the Tender Offer. You must make your own decision as to whether to tender your BVI Shares and, if so, how many BVI Shares to tender.

Solicitations or Recommendations

No person has been employed, retained, or to be compensated to make solicitations or recommendations in connection with the Tender Offer. However, certain officers and directors of Vsource may make solicitations or recommendations in connection with the Tender Offer.

Questions and Requests for Assistance

Any questions or requests for assistance or for additional copies of this Offer Document, the Letter of Transmittal or related documents may be directed to the Tender Agent at its address or telephone number set forth herein below. Holders of BVI Shares requiring additional information on the Tender Offer or assistance may also contact us by writing at the following address: Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia, Attn: Abdul Hamid bin Sh Mohamed, Telephone: +60 3-2718-1500. Any beneficial owner owning interests in the BVI Shares should contact such beneficial owner’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning this Tender Offer.

Holders of BVI Shares may contact the Tender Agent at the following address and telephone number:

U.S. Stock Transfer Corporation

1745 Gardena Avenue

Suite 200

Glendale, California 91204

United States of America

Attn: Reorganization Department

Telephone: 1-800-835-8778

Facsimile: 1-818-502-0674

PROCEDURES FOR TENDERING AND WITHDRAWING BVI SHARES

Tendering BVI Shares

General

The tender of BVI Shares pursuant to any of the procedures set forth in this Offer Document and in the Letter of Transmittal will constitute the tendering holder’s acceptance of the terms and conditions of this Tender Offer. Our acceptance of such BVI Shares for payment will constitute a binding agreement between us and the tendering holder upon the terms and subject to a number of other conditions of this Tender Offer. The tender of BVI Shares will constitute an agreement to deliver good, marketable and unencumbered title to all tendered BVI Shares prior to the Expiration Date, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The tender of certificates evidencing the BVI Shares will be deemed to occur pursuant to the steps described under “— Tender of BVI Shares” below.

Unless all required documents specified herein and in the Letter of Transmittal are received by the Tender Agent prior to 12:00 midnight, Pacific Standard Time on the Expiration Date and accompanied by a properly completed and duly executed Letter of Transmittal, we may, at our option, reject such tender. Payment for BVI Shares will be made only against delivery of all required documents described in the Offer Document and the Letter of Transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing a Letter of Transmittal (or facsimile thereof), each tendering holder waives any right to receive any notice of the acceptance of its BVI Shares for payment.

Tender of BVI Shares

Only Vsource and holders of Vsource Preferred Stock who exchange their Preferred Stock for BVI Shares in the Vsource Exchange Offer are authorized to tender BVI Shares pursuant to this Tender Offer. In order for BVI Shares to be validly tendered pursuant to this Tender Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any other documents required by the Letter of Transmittal, should be delivered to U.S. Stock Transfer Corporation, the Tender Agent, at its address set forth on page 21 of this Offer Document. These materials must be received by the Tender Agent prior to 12:00 midnight, Pacific Standard Time on the Expiration Date.

The Offer and the Vsource Exchange Offer are being made simultaneously and certificates for BVI Shares being acquired by you in the Vsource Exchange Offer will not be issued prior to the expiration or termination of the Tender Offer. As a result, you will not be in physical possession of certificates for the BVI Shares in the event that you decide to tender the BVI Shares into the Tender Offer. The Exchange Agent will deliver the BVI Shares received in the Vsource Exchange Offer to the Tender Agent on behalf of a tendering shareholder in the Tender Offer. The Letter of Transmittal provides for you to give instructions to the Tender Agent to use the BVI Shares being acquired by you in the Vsource Exchange Offer to accept the Tender Offer, and also provides that a holder who validly accepts the Vsource Exchange Offer, and who properly completes and executes the Letter of Transmittal prior to the Expiration Date, will be deemed to have delivered the BVI Shares to the Tender Agent prior to the Expiration Date.

Any beneficial owner whose BVI Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender BVI Shares pursuant to the Tender Offer and deliver the Letter of Transmittal should contact such registered holder promptly and instruct such holder to tender BVI Shares and deliver the Letter of Transmittal on such beneficial owner’s behalf. Instructions to the Letter of Transmittal are enclosed in the materials provided along with this Offer Document, which may be used by a beneficial owner to instruct the registered holder to tender BVI Shares.

The method of delivery of the Letter of Transmittal and all other required documents to the Tender Agent, is at the election and risk of the holder tendering BVI Shares. Except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Tender Agent, which must be before 12:00 midnight, Pacific Standard Time, on the Expiration Date. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the applicable Expiration Date to permit delivery to the Tender Agent on or prior to such date. In all cases, holders should allow sufficient time to ensure timely delivery. Holders should not send Letters of Transmittal or other documents to us.

No Guaranteed Delivery

There are no guaranteed delivery procedures provided by us in connection with this Tender Offer.

Backup Federal Income Tax Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, unless a tendering holder, or his or her assignee (in either case, the “Payee”), satisfies the conditions described in Instruction 6 of the Letter of Transmittal or is otherwise exempt, the aggregate purchase price may be subject to backup withholding tax at a rate of 28%. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal or other appropriate form (e.g. Form W-8BEN in the case of a beneficial owner who is a nonresident alien individual or a foreign corporation not engaged in the conduct of a trade or business in the United States). See Instruction 6 of the Letter of Transmittal.

Effect of the Letter of Transmittal

Subject to, and effective upon, our acceptance for purchase of and payment of the purchase price for the BVI Shares tendered thereby, by executing and delivering a Letter of Transmittal, a tendering holder of BVI Shares (i) irrevocably sells, assigns and transfers to us, or upon our order, all right, title and interest in and to all BVI Shares tendered thereby (and any and all dividends, distributions, other BVI Shares or other securities or rights issued or issuable in respect thereof on or after the Expiration Date (collectively, “Distributions”)), (ii) understands that it will not receive certificates for BVI Shares being acquired by such holder in the Vsource Exchange Offer prior to the termination or expiration of the Tender Offer and the holder waives its entitlement to receive certificates for such BVI Shares prior to the termination or expiration of the Tender Offer, (iii) understands that, with respect to any untendered BVI Shares, including where a tender is rejected by Symphony, because the conditions to the Tender Offer have not been met or waived or otherwise, such BVI Shares will be delivered to a holder by book-entry transfer on the Asia Holding Co. share register, or, if the holder so requests by marking the appropriate box in the Letter of Transmittal, certificates representing BVI Shares will be sent to such holder, and (iv) irrevocably constitutes and appoints the Tender Agent or Symphony, as the case may be, as the true and lawful agent and attorney-in-fact of such holder with respect to such BVI Shares, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to the full extent of such holder’s rights with respect to such BVI Shares (and any and all Distributions), to (a) deliver certificates representing such BVI Shares, or transfer ownership of such BVI Shares (and any and all Distributions), including the power and authority to execute share transfers on behalf of the holder, together with all accompanying evidences of transfer and authenticity, to us or upon our order, (b) present such BVI Shares for transfer on the relevant share register, (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such BVI Shares, all in accordance with the terms of this Tender Offer, and (d) take such other action reasonably related thereto to complete the Tender Offer. Notwithstanding the foregoing, except in the exercise of its duties as the Tender Agent, the Tender Agent will have no rights to, or control over, funds it receives from us.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of tendered BVI Shares will be determined by the Tender Agent after consultation with us and such determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular BVI Shares. Our interpretation of the terms and conditions of this Tender Offer (including the Instructions in the Letter of Transmittal) will be final and binding.

Unless waived, any irregularities in connection with tenders must be cured within such time as we shall determine. Tenders of BVI Shares will not be deemed to have been made until such irregularities have been cured or waived. Any BVI Shares received by the Tender Agent that are not properly tendered or delivered and as to which the irregularities have not been cured or waived will be returned by the Tender Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

None of us, the Tender Agent or any other person shall be obligated to give notification of defects or irregularities in any tender or shall incur any liability for failure to give any such notification.

Withdrawal Rights

Tenders of BVI Shares pursuant to the Tender Offer may be withdrawn at any time prior to the Expiration Date, but no consideration shall be payable in respect of BVI Shares so withdrawn. In addition, if we decide to extend the Tender Offer, tenders of BVI Shares may be withdrawn at any time prior to the time and date when the extended offer expires.

For a withdrawal of a tender of BVI Shares to be effective, a telegram, facsimile transmission or letter providing notice of withdrawal must be received by the Tender Agent prior to the Expiration Date at its address set forth on page 21 of this Offer Document. Any such notice of withdrawal must (i) specify the name of the holder who tendered the BVI Shares to be withdrawn, (ii) contain a description of the BVI Shares to be withdrawn and the aggregate number of such BVI Shares, (iii) include a statement that such holder is withdrawing the election to have such BVI Shares purchased, (iv) specify the numbers, if any, of such BVI Shares that remain subject to the Offer and the BVI Shares that have been or will be delivered for purchase by Symphony, and (v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such BVI Shares were tendered, or be accompanied by evidence sufficient to the Tender Agent that the person withdrawing the tender has succeeded to the beneficial ownership of the BVI Shares. If the BVI Shares to be withdrawn have been delivered or otherwise identified to the Tender Agent, a signed notice of withdrawal is effective immediately upon receipt by the Tender Agent even if physical release is not yet effected. Any BVI Shares withdrawn will be deemed to be not validly tendered for purposes of this Tender Offer.

Withdrawals may not be revoked. However, withdrawn BVI Shares may be retendered at any time on or prior to the Expiration Date, or if the Tender Offer is extended, the time and date when the extended offer expires, by following one of the procedures described above under “Tender of BVI Shares.”

All questions as to the validity, form or eligibility (including time of receipt) of any notice of withdrawal will be resolved by us, in our sole discretion, and our determination will be final and binding. None of us, the Tender Agent or any other person shall be obligated to give notification of defects or irregularities in any notice of withdrawal or shall incur any liability for failure to give any such notification.

Acceptance for Payment

Upon the terms and subject to a number of other conditions to this Tender Offer (including if this Tender Offer is extended or amended, the terms of such extension or amendment) and applicable law, we will, promptly after the Expiration Date, accept for payment, and will pay for, all BVI Shares properly tendered prior to the Expiration Date (and not withdrawn) pursuant to this Tender Offer.

In all cases, payment for BVI Shares that are accepted for payment in the Tender Offer will be made only after timely receipt by the Tender Agent of the Letter of Transmittal (or a facsimile copy of it), validly and properly completed and duly executed.

For purposes of this Tender Offer, we shall be deemed to have accepted for payment (and thereby to have purchased) tendered BVI Shares as, if and when we deliver to the Tender Agent oral or written notification of our acceptance of such BVI Shares for payment. Subject to the terms and conditions of this Tender Offer, payment for BVI Shares so accepted will be made by the Tender Agent from funds in the aggregate amount of US$15.8 million, which will be sufficient to purchase all of the BVI Shares outstanding. The Tender Agent will act as agent for tendering holders for the purpose of receiving payment from us and transmitting payment to such tendering holders.

In all cases, payment by the Tender Agent to tendering holders will be made only after timely receipt by the Tender Agent of the documentation described under “— Tender of BVI Shares.”

Under no circumstances will we pay any interest on the purchase price payable for the BVI Shares tendered in the Tender Offer, regardless of any extension of the Tender Offer or any delay in making such payment.

Certificates representing BVI Shares being acquired by you in the Vsource Exchange Offer will not be issued prior to the expiration or termination of the Tender Offer. If BVI Shares are not tendered or if any BVI Shares that are tendered in the Tender Offer are not accepted for payment pursuant to the terms and conditions of the Tender Offer for any reason, the BVI Shares not tendered or otherwise not accepted will be delivered by book-entry transfer of such BVI Shares on the share register for Asia Holding Co., or, if the holder so requests by completing the appropriate box in the Letter of Transmittal, certificates representing such BVI Shares will be sent without expense to the holder tendering such BVI Shares, in either case, as promptly as practicable after the expiration or termination of the Tender Offer.

If we delay our acceptance for payment of, or payment for, BVI Shares that are tendered in the Tender Offer, or are unable to accept for payment, or pay for, BVI Shares that are tendered in the Tender Offer for any reason, then, without prejudice to our rights under the Tender Offer (but subject to compliance with Rule 14e-1(c) under the United States Securities Exchange Act of 1934, as amended (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer)), the Tender Agent may, nevertheless, on our behalf, retain BVI Shares that are tendered in the Tender Offer, and such shares may not be withdrawn except to the extent that shareholders tendering such shares are entitled to do so under “— Withdrawal Rights.”

INFORMATION ABOUT ASIA HOLDING CO., VSOURCE ASIA

AND SYMPHONY

Asia Holding Co.

Asia Holding Co. is a company incorporated in the British Virgin Islands on May 5, 2004 under the International Business Companies Act as a limited liability company. Its principal office is located at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands. There are 101,000,000 BVI Shares, par value US$0.01 per share, authorized, and upon completion of the Transfer, 100,078,000 BVI Shares will be issued and outstanding. There is no established trading market for the BVI Shares.

Asia Holding Co. is a newly created British Virgin Islands shelf company acquired by Vsource on July 29, 2004 to facilitate the Transaction. Currently, it has no operations. As such, it does not have any audited financial information. Upon completion of the Transfer, the sole asset of Asia Holding Co. will be its ownership interest in Vsource Asia. Under the Transfer, Vsource will transfer 177,567 Vsource Asia Shares to Asia Holding Co. in consideration for the allotment by Asia Holding Co. of 100,077,900 BVI Shares to Vsource.

Vsource Asia

Vsource Asia is a company incorporated in Malaysia on January 6, 2000 as a private limited company under the Malaysia Companies Act, 1965, under the name NetCel360 Sdn. Bhd. On November 7, 2001, its name was changed to Vsource (Malaysia) Sdn. Bhd. It was subsequently converted into a public company on March 29, 2004 and assumed the name “Vsource Asia Berhad” on April 22, 2004. Its principal office is located at Level 12, Menara HLA, Jalan Kia Peng, 50450 Kuala Lumpur, Malaysia. Vsource Asia’s telephone number at that address is +60 3-7490-8000. As at September 30, 2004, Vsource Asia had 500,000 shares authorized, having a par value of RM1.00 per share, and 290,215 shares were issued and outstanding.

Vsource Asia offers business process outsourcing solutions to its clients. Vsource Asia’s solutions and operating systems are designed so that companies can rely on it to operate important technical, administrative and sales functions on their behalf in multiple countries globally.

Vsource Asia offers a range of business process outsourcing solutions to its clients including:

•	Warranty Solutions — a broad range of after-sales and customer support functions including telephone, web and email technical support, comprehensive warranty and product support, parts dispatch and management, multi-lingual helpdesk, field services, on-site fix and reverse logistics;

•	Human Resource Solutions — payroll processing, expense claims processing and administration, statutory reporting and filing, employee helpdesk, online reports, accounting and corporate reporting, and payment solutions;

•	Sales Solutions — demand generation through sales and marketing, development of market channels to support the sales of clients’ products and services across the Asia-Pacific region, and execution of the sales of such products and services; and

•	Vsource Foundation Solutions™ — general business process outsourcing services comprising of turn-key customer relationship management, supply chain management, and financial administration.

There is currently no trading market for Vsource Asia Shares, although Vsource Asia is proposing to make an initial public offering in Malaysia and list its shares on the Mesdaq Market in Malaysia.

For further information on Vsource Asia, see “Business” and the other sections related to the Share Offer in this Offer Document.

Symphony

Symphony House Berhad (“Symphony”) was incorporated in Malaysia on September 16, 2002 as a private limited company under the name Symphony House Sdn Bhd, and was converted to a public company on October 21, 2002. Symphony was listed on the Mesdaq Market on February 14, 2003. Symphony’s principal office is located at Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia. Its telephone number at that address is +60 3-2718-1500. The principal activity of Symphony is investment holding, while its subsidiaries and associated companies are generally involved in the provision of application software development, computer solutions and information technology services and the provision of corporate services such as corporate advisory services, share registration, secretarial services, issuing house services and accounting services.

None of Symphony nor, to their knowledge, any of the directors, executive officers and controlling persons of Symphony has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer and controlling persons of Symphony. Unless otherwise indicated, the current business address of each person is Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Symphony.

Name	Position Held	Citizenship	Material Positions in the Past Five Years	Address
Tan Sri Datuk Asmat bin Kamaludin	Chairman	Malaysian	Chairman, UMW Holdings Berhad (February 2001 - present)	3rd Floor, The Corporate No. 10, Jalan Utas (15/7) Batu Tiga Industrial Estate 40200 Shah Alam Selangor Darul Ehsan, Malaysia

			Chairman Scomi Group Berhad (March 2003 - present)	Suite 5.03, 5th Floor Wisma Chase Perdana Off Jalan Semantan Damansara Heights 50490 Kuala Lumpur, Malaysia

			Chairman, Matsushita Electric Company (Malaysia) Berhad (August 2001 - present)	No. 3, Jalan Sesiku 15/2 Section 15 Shah Alam Industrial Site 40200 Shah Alam Selangor Darul Ehsan, Malaysia

Name	Position Held	Citizenship	Material Positions in the Past Five Years	Address

			Secretary General of the Ministry of International Trade and Industry (1992 to 2001)	Level 12, Block 10 Government Offices Complex Jalan Duta 50622 Kuala Lumpur, Malaysia
Dato’ Mohamed Azman bin Yahya	Group Chief Executive	Malaysian	Managing Director and later Chairman, Pengurusan Danaharta Nasional Berhad (June 1998 - July 2003)	Level 10, Bangunan Setia 1 15 Lorong Dungun Bukit Damansara 50490 Kuala Lumpur, Malaysia

			Chairman, Corporate Debt Restructuring Committee (August 2001 - July 2003)	5th Floor, Block A Bank Negara Malaysia P.O. Box 10922 Jalan Dato’ Onn 50480 Kuala Lumpur, Malaysia

Abdul Hamid bin Sh Mohamed	Executive Director	Malaysian	Chief Financial Officer, Bursa Malaysia (1998 - 2003)	Exchange Square Bukit Kewangan 50200 Kuala Lumpur, Malaysia

Khairil Anuar bin Abdullah	Independent Non-Executive Director	Malaysian	Executive Chairman, Mesdaq Market (1997 - 2002)	Exchange Square Bukit Kewangan 50200 Kuala Lumpur, Malaysia

Dr. Tawfiq Ayman	Independent Non-Executive Director	Malaysian	Managing Director, Ayman Capital Sdn Bhd	A Building, Paremba Square Saujana Resort Section 42 40150 Shah Alam Selangor, Malaysia

Foo San Kan	Non-Independent Non-Executive Director	Malaysian	Managing Partner, Ernst & Young (1997 - 2002)	Level 23A Menara Milenium Jalan Damanlela Pusat Bandar Damansara 50490 Kuala Lumpur, Malaysia

Name	Position Held	Citizenship	Material Positions in the Past Five Years	Address

Chin Jit Pyng	Executive Director	Malaysian	Senior Executive Director, Bolton Berhad (Director from March 2001 to April 2002, and Senior Executive Director from April 2002 to present)	6th Floor Campbell Complex 98, Jalan Dang Wangi 50100 Kuala Lumpur, Malaysia

Lim Yen Haat	Non-Independent Non-Executive Director	Malaysian	Senior Executive Director, Bolton Berhad (April 2002 - present)	6th Floor Campbell Complex 98, Jalan Dang Wangi 50100 Kuala Lumpur, Malaysia

Angsana Tiara Sdn Bhd	–	Incorporated in Malaysia	–	–

Arena Kembara Sdn Bhd	–	Incorporated in Malaysia	–	–

Datin Normah binti Hashim	–	Malaysian

Senior Independent Non-Executive Director, United Kotak Berhad (Independent Non-Executive Director from December 2001 to May 2002, and Senior Independent Non-Executive Director from May 2002 to present)

No. 5, Jalan Tahana, Tampoi Industrial Estate 80350 Johor Bahru Johor, Malaysia

Bolton Berhad	–	Incorporated in Malaysia	–	–

INTEREST OF THE PARTIES IN VSOURCE, VSOURCE ASIA AND ASIA HOLDING CO.

Interest of Symphony in Vsource and Vsource Asia

As of September 30, 2004, Symphony owned 88,051 Vsource Asia Shares, or approximately 30.3% of the issued and outstanding share capital of Vsource Asia. Based on our records and information provided to us by our directors, executive officers and persons controlling us, and each associate and majority-owned subsidiary of these persons, and to the best of our knowledge, at such date, none of the directors, executive officers and persons controlling us, or associates and majority-owned subsidiaries of any of the foregoing, held any Vsource Asia Shares, other than the shares deemed to be held by them by virtue of their positions with Symphony.

Based on our records and information provided to us by our directors, executive officers, controlling persons, and associates and subsidiaries of each of the foregoing, we have not, and none of our directors, executive officers, controlling persons, and associates and subsidiaries of each of the foregoing, has, effected any transactions with respect to the BVI Shares or Vsource Asia Shares during the past 60 days.

In addition to offering to purchase the BVI Shares pursuant to the Tender Offer, Symphony has also, on August 31, 2004, entered into a common stock and warrant purchase agreement (the “Common Stock and Warrant Purchase Agreement”) with certain holders of Vsource Preferred Stock, which include certain officers and directors of Vsource, to purchase 648,860 shares of Vsource common stock and 1,000,000 warrants to purchase an equivalent number of shares of Vsource common stock. Under the Common Stock and Warrant Purchase Agreement, the purchase price of the Vsource common stock is US$0.50 per share of common stock and the purchase price of the Vsource warrants is US$0.25 per warrant. The total purchase price of the common stock and warrants under the Common Stock and Warrant Purchase Agreement will be US$574,430. Under the Common Stock and Warrant Purchase Agreement, the closing of the purchase of the common stock and warrants will take place on any business day within five days after the completion of the Offer. The closing of the purchase of the common stock and warrants is conditioned on, among other things, the successful completion of the Tender Offer. If the purchase of the common stock is completed following the successful completion of the Tender Offer, Symphony would own approximately 32.0% of Vsource’s common stock. Each warrant entitles its holder to purchase one share of Vsource common stock at an exercise price of US$0.01 per share. The warrants to purchase 1,000,000 shares of Vsource common stock are not currently exercisable, and would only become exercisable on April 1, 2005 if certain conditions have not occurred by January 31, 2005. If these warrants become exercisable and Symphony exercises these warrants, Symphony would then own approximately 50.3% of Vsource’s total outstanding common stock on a fully diluted basis (assuming that the warrants purchased will be exercised according to their terms on or after April 1, 2005 and assuming that no additional shares of Vsource are issued prior to such exercise). Symphony entered into the Common Stock and Warrant Purchase Agreement with these holders of Vsource Preferred Stock in order to enable these holders to obtain capital loss treatment in connection with their participation in the Vsource Exchange Offer.

Interests of Officers and Directors of Vsource and Asia Holding Co. in the Transaction

Some of the directors and officers of Vsource are directors of Vsource Asia, and are also shareholders of Vsource. In addition, Dennis Smith is a director of Vsource, Asia Holding Co. and Vsource Asia. As a result, these persons have interests in the Transaction that are different from, or in addition to, those of the shareholders generally. These officers and directors will have the opportunity to participate in the Transaction, to exchange their shares of Preferred Stock for BVI Shares, and ultimately to obtain cash for those shares pursuant to the Tender Offer and acquire Vsource Asia Shares pursuant to the Share Offer.

The table below lists each of Vsource’s executive officers and directors and each person or entity that beneficially owns more than five percent of its common stock. For each such person or entity, we have set forth (a) the number of shares beneficially owned by them, (b) the gross proceeds they would receive if they exchange all of their shares of Vsource Preferred Stock for BVI Shares. and subsequently sell all such shares to Symphony pursuant to the Tender Offer, and (c) the gross proceeds that they would receive if they sold all of their Vsource common stock and warrants to Symphony pursuant to the Common Stock and Warrant Purchase Agreement.

Name (1)	Common Stock		Series 1-A Preferred Stock	Series 2-A Preferred Stock	Series 4-A Preferred Stock	Potential Gross Proceeds
Phillip Kelly	334,080	(2)	–	–	1,905	US$	1,689,814	(3)
Dennis Smith	142,672	(4)	–	–	383	US$	377,489	(5)
John Cantillon	–		–	–	2,053	US$	1,641,078
Luc Villette	1,000,000	(9)	–	–	3,000	US$	2,648,069	(6)
I. Steven Edelson	17,349		94,999	–	3,788	US$	3,136,286	(7)
Robert N. Schwartz	2,107		–	–	–		–
Stephen Stonefield	1,690		–		–		–
BAPEF Investments XII Ltd	154,159		–	–	5,094	US$	4,149,000	(8)
Capital International Asia CDPQ Inc.	1,000,000	(9)	–	–	3,000	US$	2,648,069	(10)
Mercantile Capital Partners, I LP	–		–	–	3,387	US$	2,707,420
Asia Internet Investment Group I, LLC	17,349		–	–	401	US$	329,216	(11)

(1)	Includes shares beneficially owned by such person.

(2)	Includes 36,162 shares of common stock issuable upon exercise of in-the-money stock options.

(3)	Includes US$1,522,774 that would be realized from the exchange of Preferred Stock for BVI Shares and the sale of those shares to Symphony pursuant to the Tender Offer and an additional US$167,040 that would be realized from the sale of Vsource common stock to Symphony pursuant to the Common Stock and Warrant Purchase Agreement.

(4)	Includes 11,463 shares of common stock issuable upon exercise of in-the money stock options.

(5)	Includes US$306,153 that would be realized from the exchange of Preferred Stock for BVI Shares and the sale of those shares to Symphony pursuant to the Tender Offer and an additional US$71,336 that would be realized from the sale of Vsource common stock to Symphony pursuant to the Common Stock and Warrant Purchase Agreement.

(6)	Includes US$2,398,069 that would be realized from the exchange of Preferred Stock for BVI Shares and the sale of those shares to Symphony pursuant to the Tender Offer and an additional US$250,000 from the sale to Symphony of warrants to purchase 1,000,000 shares of Vsource common stock pursuant to the Common Stock and Warrant Purchase Agreement. These warrants are not exercisable until April 1, 2005 and are issued to Capital International Asia CDPQ, Inc. (“CDPQ”). Luc Villette, a member of Vsource’s Board of Directors, disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(7)	Includes US$3,127,612 that would be realized from the exchange of Preferred Stock for BVI Shares and the sale of those shares to Symphony pursuant to the Tender Offer and an additional US$8,675 that would be realized from the sale of Vsource common stock to Symphony pursuant to the Common Stock and Warrant Purchase Agreement. Steven Edelson, a member of Vsource’s Board of Directors, disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(8)	Includes US$4,071,921 that would be realized from the exchange of Preferred Stock for BVI Shares and the sale of those shares to Symphony pursuant to the Tender Offer and an additional US$77,080 that would be realized from the sale of Vsource common stock to Symphony pursuant to the Common Stock and Warrant Purchase Agreement.

(9)	Warrants to purchase 1,000,000 shares of Vsource common stock. These warrants are not exercisable until April 1, 2005.

(10)	Includes US$2,398,069 that would be realized from the exchange of Preferred Stock for BVI Shares and the sale of those shares to Symphony pursuant to the Tender Offer and an additional US$250,000 from the sale to Symphony of warrants to purchase 1,000,000 shares of Vsource common stock pursuant to the Common Stock and Warrant Purchase Agreement. These warrants are not exercisable until April 1, 2005.

(11)	Includes US$320,542 that would be realized from the exchange of Preferred Stock for BVI Shares and the sale of those shares to Symphony pursuant to the Tender Offer and an additional US$8,675 that would be realized from the sale of Vsource common stock to Symphony.

Anticipated Participation in the Transaction

Phillip Kelly, Mercantile Capital Partners, I LP, Asia Internet Investment Group I, LLC, BAPEF Investments XII Ltd. and Capital International Asia CDPQ Inc. currently own a total of 13,787 shares of Series 4-A Preferred Stock. We have been informed that each of these stockholders intends to exchange their shares of Preferred Stock for BVI Shares and intend to tender those BVI Shares to Symphony pursuant to the Tender Offer. We have also been informed that Dennis Smith and John Cantillon intend to exchange their shares of Preferred Stock for BVI Shares, but intend to retain ownership of the BVI Shares. Therefore, holders of over 90% of the outstanding Series 4-A Preferred Stock will participate in the Vsource Exchange Offer and of over 79% will participate in the Tender Offer. We do not yet know which of these Preferred Stockholders will subscribe to purchase existing Vsource Asia Shares from us pursuant to the Share Offer.

Mercantile Equity Partners III, LLC, Mercantile Companies Inc. Money Purchase Plan and Michael A. Reinsdorf currently own a total of 98,837 shares of Series 1-A Preferred Stock, representing 10.5% of the outstanding Series 1-A Preferred Stock. We have been informed that each of these stockholders intend to exchange their shares of Preferred Stock for BVI Shares and intend to tender those shares to Symphony pursuant to the Tender Offer. We do not know which of the other holders of the Series 1-A Preferred Stock and Series 2-A Preferred Stock will participate in the exchange offer or subscribe to purchase existing Vsource Asia Shares from us pursuant to the Share Offer.

Officers and Directors After the Transaction

Immediately after the Transaction is completed, it is expected that the Board of Directors of Vsource Asia will be composed of John Cantillon, Abdul Hamid bin Sh Mohamed, Dennis Smith and Stephen Stonefield. John Cantillon will continue to be the Chief Executive Officer of Vsource Asia. Stephen Stonefield will receive standard board fees for serving on the Board of Directors of Vsource Asia.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

WITH ASIA HOLDING CO. AND VSOURCE ASIA

Set forth under “The Tender Offer — Background of the Tender Offer” is a summary description of the negotiations, transactions or material contracts between Symphony or any of its directors, executive officers and controlling persons, on the one hand, and Asia Holding Co., or its affiliates, on the other hand, concerning the Tender Offer of the BVI Shares.

Besides being an approximately 30.3% shareholder of Vsource Asia, Symphony has entered into certain related party transactions with Vsource Asia. Vsource, Vsource Asia and Symphony entered into two agreements, each dated February 27, 2004, which collectively set out the terms under which Vsource Asia and its subsidiaries will provide services to the clients of Symphony and Vsource and their respective related corporations. On July 29, 2004, Symphony and Vsource Asia entered into a Master Services Agreement and Statement of Work, pursuant to which Vsource Asia has agreed to provide employee stock option plan setup and administration services to Symphony for fees negotiated at arms-length, payable monthly. See “Related Party Transactions.”

In addition, Abdul Hamid bin Sh Mohamed, a director of Symphony, is also a director of Vsource Asia.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TENDER OFFER

The following discussion addresses the material United States federal income tax considerations relating to this Tender Offer. This summary is for general information only and does not address all aspects of United States federal income taxation that may be relevant to you in light of your personal circumstances. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated or proposed thereunder (“Treasury Regulations”), judicial authority and current administrative rulings and practice, all of which are subject to change without notice, possibly on a retroactive basis, or to differing interpretation. This summary addresses “United States Holders” and “Non-United States Holders” who hold BVI Shares as “capital assets” (within the meaning of Section 1221 of the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as holders (direct or indirect) of 10% or more of its voting stock, banks and other financial institutions, insurance companies, regulated investment companies, investors liable for the alternative minimum tax, expatriates, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, traders that elect mark-to-market treatment, investors that will hold the shares as part of straddles, hedging transactions, conversion transactions or other risk reduction transactions for United States federal income tax purposes, persons who hold BVI Shares through a partnership or other pass through entity or persons that have a “functional currency” other than the United States dollar. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, this summary does not address any tax considerations that may arise under state, local or non-United States tax laws.

THE HOLDERS OF THE BVI SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Holders

As used herein, the term “United States Holder” means the beneficial owner of a BVI Share that for United States federal income tax purposes is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any state thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions.

Subject to certain exceptions, an individual may be deemed to be a United States resident (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the current calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal income tax as if they were United States citizens.

Taxation of Capital Gains

The receipt of cash in exchange for the BVI Shares by a United States Holder pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss equal to the difference between the amount received in exchange for the holder’s BVI Shares pursuant to the Tender Offer and the holder’s adjusted tax basis in the shares. It is anticipated, however, that any United States holder that participates in the Vsource Exchange Offer will recognize little, if any, additional gain or loss with respect to the Tender Offer, provided gain or loss is recognized on the Vsource Exchange Offer and appropriate basis adjustments are made. Any gain or loss will be short-term capital gain or loss because the U.S. Holder’s holding period in the BVI Shares is less than one year. The deductibility of any capital loss recognized on the exchange may be subject to limitations.

United States Backup Withholding Tax and Information Reporting

Backup withholding tax at a rate of 28% and information reporting requirements apply in the case of certain United States Holders (not including corporations and other exempt recipients) to the proceeds from the sale of the BVI shares. Backup withholding applies if a holder fails to provide a correct taxpayer identification number or fails to meet certain certification requirements generally satisfied with the IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Backup withholding is not an additional tax. Any amount withheld from the payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

Non-United States Holder

As used herein, the term “Non-United States Holder” means a beneficial owner of a BVI Share that is not a United States Holder. Except as described below, a Non-United States Holder of BVI Shares will not be subject to United States federal income or withholding tax on the payment of proceeds from the disposition of the BVI Shares unless (i) the ownership of such shares is effectively connected with the conduct by the Non-United States Holder of a trade or business in the U.S., or (ii) the Non-United States Holder is an individual who holds the ordinary shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition.

United States Backup Withholding Tax and Information Reporting

Non-United States Holders generally are not subject to information reporting or backup withholding upon the disposition of ordinary shares, provided that such non-United States Holder certifies as to its status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amount withheld from the payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS. Non-United States Holders of BVI Shares should consult with their tax advisors regarding the application of information reporting and backup withholding in their particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

TENDER AGENT; FEES AND EXPENSES

U.S. Stock Transfer Corporation is the Tender Agent in connection with this Tender Offer and Share Offer. We have agreed to pay the Tender Agent a customary fee for its services as Tender Agent. The Tender Agent will also be reimbursed by us for its reasonable expenses and indemnified by us against certain liabilities and expenses in connection with this Offer, including certain liabilities under U.S. federal securities laws. U.S. Stock Transfer Corporation is also the exchange agent under the Vsource Exchange Offer.

Our directors, officers and regular employees and those of our affiliates (who will not be specifically compensated for such services) and the Tender Agent may contact holders of BVI Shares by mail, telephone, telex, telecopy, telegraph and personal interview regarding this Tender Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer Document and related materials to beneficial owners of BVI Shares.

Tendering holders of BVI Shares who tender their BVI Shares directly to the Tender Agent will not be obligated to pay brokers’ fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of BVI Shares by us pursuant to this Tender Offer. We will pay all fees and expenses of the Tender Agent in connection with this Tender Offer.

Holders of the BVI Shares will receive the full amount of the purchase price. In the event that tendering holders of BVI Shares would be obligated to pay any transfer taxes on the payment of the purchase price, we will assume the tax liabilities and pay these taxes on behalf of the holders of the BVI Shares.

Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker, dealer or other person (other than the Tender Agent) in connection with the solicitation of tenders of BVI Shares pursuant to this Tender Offer.

THE SHARE OFFER

The following summary contains, among other information, a summary of the Share Offer, and relevant provisions in the Letter of Transmittal. You are urged to read carefully the entire Letter of Transmittal.

Terms of the Share Offer

The Offer and Offer Price

We hereby offer, upon the terms and subject to a number of other conditions of the Offer described in this document and related Letter of Transmittal, all shareholders of Asia Holding Co. that validly accept the Tender Offer and tender the BVI Shares on or prior to the Expiration Date the right to purchase, on a pro rata basis, up to an aggregate of 47,906 Vsource Asia Shares currently held by us, representing approximately 16.5% of the total outstanding Vsource Asia Shares. You must validly accept the Tender Offer and tender all of the BVI Shares that you own into the Tender Offer to be eligible to accept the Share Offer.

The offer price of the Share Offer will be US$89.05 per share (subject to adjustment for stock splits, combinations, and certain dividends or distributions), which is effectively the same price that we are indirectly paying for Vsource Asia Shares through our purchase of BVI Shares in the Tender Offer. The purchase price excludes Malaysian stamp duty, which is payable by you. You will be responsible following the Expiration Date for paying the stamp duty in Malaysia and completing and sending the appropriate documents, which are required in connection with the payment of the stamp duty in Malaysia and the issuance of new certificates for the Vsource Asia Shares, to the company secretary for Vsource Asia.

The Share Offer will be made on the basis that each shareholder of Asia Holding Co. that validly accepts the Tender Offer will have a right to purchase from us Vsource Asia Shares in an amount at least equal to its pro rata percentage of the Share Offer. In certain circumstances described below, a shareholder will be able to purchase more than its pro rata percentage, but in no event more than the aggregate total amount of 47,096 Vsource Asia Shares being offered in the Share Offer. A shareholder’s pro rata percentage will be calculated by dividing the number of BVI Shares sold by such shareholder to Symphony by the total number of BVI Shares tendered to Symphony in the Tender Offer (excluding the BVI Shares sold by Vsource to Symphony).

If a shareholder has subscribed for less than its respective pro rata percentage of the Vsource Asia Shares (any Vsource Asia Shares that are not subscribed for, the “Unsubscribed Shares”), then any shareholder that initially subscribed for more than its pro rata percentage of the Vsource Asia Shares shall be entitled to subscribe for up to all of the Unsubscribed Shares.

If there is more than one shareholder subscribing for Unsubscribed Shares (each, an “Oversubscriber”), then such Oversubscriber shall receive a number of Unsubscribed Shares equal to the lesser of (1) the total number of Unsubscribed Shares for which such Oversubscriber has subscribed and (2) the total number of Unsubscribed Shares multiplied by a percentage equal to the number of BVI Shares tendered by such Oversubscriber to Symphony in the Tender Offer, divided by the total number of BVI Shares tendered by all Oversubscribers to Symphony in the Tender Offer.

The Vsource Asia Shares have not been, and will not be, registered under the Securities Act. Accordingly, the Share Offer is only being made to investors that: (1) qualify as “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (5), (6), or (7) under the Securities Act; or (2) are non-U.S. persons located outside the United States in offshore transactions in reliance on Regulation S under the Securities Act.

Purpose of the Share Offer

The Share Offer will provide the holders of Vsource Preferred Stock with an opportunity to obtain a direct investment in Vsource Asia if they desire to reinvest the proceeds they receive in the Transaction. Vsource Preferred Stock holders may be able to purchase more than their pro rata allocation of Vsource Asia Shares, depending on how many Vsource Preferred Stock holders exercise their rights to purchase Vsource Asia Shares from us.

Requirement to Give an Undertaking

Holders of Vsource Preferred Stock who purchase from us Vsource Asia Shares will be required to give us an undertaking not to sell, transfer or assign any part of their interest in any or all of such shares on or before March 30, 2005.

Holders of Vsource Preferred Stock who purchase more than 17,645 Vsource Asia Shares from us will be required to agree to restrictions on the sale of Vsource Asia Shares purchased from us, including an undertaking to be a “Promoter,” as defined under the Listing Requirements of the Mesdaq Market, in connection with Vsource Asia’s initial public offering if an initial public offering were to take place. These holders will also be required to undertake that they will comply with the disclosure requirements of the Mesdaq Market in connection with the initial public offering.

Holders who purchase 17,645 Vsource Asia Shares or less will have to give an undertaking to us not to sell, transfer or assign Vsource Asia Shares for one year from the date of Vsource Asia’s admission to the Mesdaq Market in Malaysia.

The form of the undertaking (the “IPO Undertaking”) is contained in Appendix C to the Letter of Transmittal.

Acceptance of the Share Offer

To accept the Share Offer, you will have to first validly accept the Tender Offer, tender all the BVI Shares that you own into the Tender Offer and indicate your acceptance of the Share Offer, as well as the number of Vsource Asia Shares subscribed for in the Share Offer, by completing and signing the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with any other required documents, to the Tender Agent. See “— General Procedures for Acceptance.”

Conditions of, and Persons Who are Eligible for, the Share Offer

The Share Offer is subject to the conditions that you (1) validly accept the Tender Offer, and (2) tender all the BVI Shares that you own into the Tender Offer. In addition to these conditions, the Share Offer is subject to the same conditions as the Tender Offer. See “The Tender Offer — Material Terms of the Transaction — Conditions.” Further, only “accredited investors,” as defined in Rule 501(a) of the Securities Act, and non-U.S. persons who acquire the Vsource Asia Shares in offshore transactions pursuant to the requirements of Regulation S under the Securities Act, are eligible for the Share Offer. See “—Who May Participate in the Share Offer.”

Expiration Date; Extensions; Amendments

The Share Offer will expire at the same time as the Tender Offer, which is 12:00 midnight, Pacific Standard Time, on November 16, 2004, unless we extend it. In order to extend the Offer, we will notify the Tender Agent by written notice and will issue a press release announcing the extension. The notice to both the Tender Agent and the holders must be given prior to 9:00 a.m., Pacific Standard Time, on the next business day after the date on which the Offer was previously scheduled to expire.

We reserve the right to extend the Offer or to terminate the Share Offer and to refuse acceptances of the Share Offer not previously validly accepted, if any of the conditions described under “The Tender Offer — Material Terms of the Transaction — Conditions” have not occurred and we have not waived the condition(s). In addition, we may extend the Offer in the event we are not able to obtain prior to the Expiration Date approval from our shareholders at an extraordinary general meeting and all approvals required from regulatory authorities in Malaysia, comprising the waivers from the requirement to make a general offer, which we have requested from the Malaysian Securities Commission, approval from the Malaysian Securities Commission for the Share Offer and foreign exchange approvals from Bank Negara Malaysia, which include approvals for making investments outside of Malaysia and purchasing from non-Malaysian residents securities registered outside of Malaysia. We will give written notice of such extension or termination to the Tender Agent. We also reserve the right to amend the terms of the Offer, including the amount of the Vsource Asia Shares offered in the Share Offer or the offer price, for any reason. We will give written notice as promptly as practicable of any extension, termination or amendment. If we think that the amendment to the Offer would be a material change, we will promptly given notice of the amendment in a manner that we reasonably calculate will inform the holders, and we will extend the Share Offer for a period of 10 business days if the Offer is scheduled to expire prior thereto.

Purchase of the Vsource Asia Shares and Payment of the Offer Price

Upon the terms and subject to a number of other conditions of the Offer, our acknowledgement of your acceptance of the Share Offer will be made promptly after the Expiration Date. Subject to applicable rules of the Securities and Exchange Commission, we expressly reserve the right to delay acceptance of the Share Offer in order to comply with any applicable law.

The settlement of the offer price of the Vsource Asia Shares acquired pursuant to the Share Offer will be made by subtracting the offer price of the Vsource Asia Shares from the proceeds to be paid under the Tender Offer. In the event that this amount is not sufficient to pay the offer price of the Vsource Asia Shares acquired pursuant to the Share Offer, you should deliver a cashier’s check for the balance, payable to “Symphony House Berhad,” to the Tender Agent.

In the case of Oversubscribers who are not able to purchase the entire amount of Vsource Asia Shares for which they have subscribed, we will calculate the actual amount of Vsource Asia Shares that such Oversubscriber will be able to purchase, according to the formula set forth under “— Terms of the Share Offer — The Offer and Offer Price” above. Promptly following the completion of the Offer, we will notify each holder of the number of Vsource Asia Shares it will be allocated, according to the formula for allocation of oversubscriptions, in the case of Oversubscribers, and according to its requested subscription, in the case of undersubscriptions. We will also reimburse Oversubscribers who are not allocated all of the Vsource Asia Shares for which they have subscribed any amounts owed to them at the same time and in the same manner as for payment of the Tender Offer.

Withdrawal Rights

You may withdraw your acceptance of the Share Offer at any time prior to 12:00 midnight, Pacific Standard Time, on November 16, 2004, or, if the Offer is extended, the time and date when the extended offer expires. For a withdrawal to be effective, a telegram, facsimile transmission or letter providing notice of withdrawal must be received by the Tender Agent prior to the Expiration Date at its address set forth on page 42 of this Offer Document. Any such notice of withdrawal must (i) specify the name of the holder who subscribed for the Vsource Asia Shares to be withdrawn, (ii) contain a description of the Vsource Asia Shares to be withdrawn and the aggregate number of such Vsource Asia Shares, (iii) include a statement that such holder is withdrawing the election to subscribe for such Vsource Asia Shares, (iv) specify the numbers, if any, of such Vsource Asia Shares that remain subject to the Offer and the Vsource Asia Shares that have been or will be subscribed from Symphony and (v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Vsource Asia Shares were subscribed, or be accompanied by evidence sufficient to the Tender Agent that the person withdrawing the subscription is entitled to exercise the investment decision with regard to the Vsource Asia Shares.

General Procedures for Acceptance of the Share Offer

To accept the Share Offer, a holder must:

(1)	validly accept the Tender Offer in accordance with the requirements of the Tender Offer and tender all the BVI Shares that you own into the Tender Offer;

(2)	complete, sign and date the (a) Letter of Transmittal, (b) Investor Representation Letter attached as Appendix A to the Letter of Transmittal and (c) the IPO Undertaking attached as Appendix B to the Letter of Transmittal; and

(3)	mail or otherwise deliver the Letter of Transmittal, the Investor Representation Letter, the IPO Undertaking, a cashier’s check for the cash amount outstanding to be paid for the Vsource Asia Shares, if any, payable to “Symphony House Berhad,” and any other required documents to the Tender Agent such that such items are received by the Tender Agent before 12:00 midnight, Pacific Standard Time, on the Expiration Date.

Holders must deliver all documents to U.S. Stock Transfer Corporation, the Tender Agent, at its address set forth on page 42. A holder may also request that a broker, dealer, commercial bank, trust company or nominee effect the delivery for him.

The proceeds received from the BVI Shares tendered in the Tender Offer will be used to offset the subscription price of the Vsource Asia Shares in the Share Offer. In the event this amount is not sufficient to cover the subscription price of the Vsource Asia Shares, you should deliver a cashier’s check, payable to “Symphony House Berhad,” in the amount of the subscription price of the Vsource Asia Shares subscribed minus the purchase price of the BVI Shares tendered in the Tender Offer.

The method of delivery of the Letter of Transmittal, the Investor Representation Letter, the IPO Undertaking, any required cashier’s check and all other required documents to the Tender Agent is at your election and risk. Except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Tender Agent, which must be before 12:00 midnight, Pacific Standard Time, on the Expiration Date. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. If delivery is by mail, it is suggested that you use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the applicable Expiration Date to permit delivery to the Tender Agent on or prior to such date. In all cases, you should allow sufficient time to ensure timely delivery. You should not send Letters of Transmittal or other documents to us.

Method of Delivery of the Vsource Asia Shares

Upon receipt by the Tender Agent of a properly completed and signed Letter of Transmittal, Investor Representation Letter, the IPO Undertaking, and a cashier’s check for the balance of the offer price of the Vsource Asia Shares, if any, after subtracting the proceeds to be received by you from the Tender Offer, the Tender Agent will forward these materials to us and we will determine whether you are eligible to accept the Share Offer and, if so, your allocation of the Vsource Shares subscribed by you. Assuming you are eligible for the Share Offer, you will receive definitive certificates for Vsource Asia Shares from the company secretary of Vsource Asia (the “Vsource Asia Secretary”) by such method as he may decide to use, following the delivery of the duly completed Share Transfer Forms to him and the payment of stamp duty as set out below.

Delivery of the certificates for Vsource Asia Shares will be made as soon as possible after the Expiration Date, subject to the completion and delivery of share transfer forms required in Malaysia and payment of stamp duty in Malaysia.

You will not receive certificates for the Vsource Asia Shares until:

•	stamp duty is paid by you in Malaysia; and

•	the share transfer forms, which include Form 32A, the “Form of Transfer of Securities” and Form PDS 6, the “Application for Stamping of Instruments of Transfer of Shares for Shares which are not Listed on the Bursa Malaysia Securities Berhad” (collectively, the “Share Transfer Forms”) are completed and filed with the Stamp Office in Malaysia.

You are responsible for paying stamp duty on the Vsource Asia Shares purchased in the Share Offer and for completing the relevant portions of the Share Transfer Forms and delivering them to the Vsource Asia Secretary following the Expiration Date. This process will entail the following steps:

•	Following the Expiration Date, we will calculate each accepting holders’ pro rata allocation of Vsource Asia Shares and notify you of the number of Vsource Asia Shares allocated to you. We will then complete our portion of the Share Transfer Forms (which shall include the dating of the Share Transfer Forms to reflect the effective date of the transfer) and deliver the Share Transfer Forms, the relevant portions of which duly executed by us, the certificates for Vsource Asia Shares in our name (the “Old Vsource Asia Certificates”) and the contact information of the Vsource Asia Secretary to the Tender Agent for forwarding these documents to you.

•	You will complete the Share Transfer Forms and deliver them, along with the Old Vsource Asia Certificates, promptly and directly to the Vsource Asia Secretary.

•	Once the Vsource Asia Secretary receives the completed Share Transfer Forms and the Old Vsource Asia Certificates, he will submit the Share Transfer Forms to the Stamp Office in Malaysia for assessment of stamp duty payable, which must be paid by you, the transferee, to the Stamp Office within 30 days from the date of the Share Transfer Forms.

•	Once the amount of stamp duty is known, the Vsource Asia Secretary will notify you of the amount of stamp duty.

•	You will deliver promptly the payment for the amount of the stamp duty to the Vsource Asia Secretary.

•	The Vsource Asia Secretary will pay the stamp duty to the Stamp Office in Malaysia, which will then stamp the Share Transfer Forms.

•	The Vsource Asia Secretary will register the transfer of the Vsource Asia Shares on the share register, cancel the Old Vsource Asia Certificates, issue new certificates for the Vsource Asia Shares in your name (the “New Vsource Asia Certificates”) and forward the New Vsource Asia Certificates to you.

We estimate the process for assessment and payment of stamp duty and delivery of the New Vsource Asia Certificates will take approximately 30-45 days.

All documents and remittances sent by, to or from you or your appointed agents will sent at your own risk. All mandates, instructions and other instruments in force immediately before the Offer becomes unconditional will, unless and until revoked, continue in force in relation to payments and notices in respect of Vsource Asia Shares delivered under the Share Offer in each case insofar as relevant.

Transfer Restrictions

Malaysia

Holders may not sell, transfer or assign on or before March 30, 2005 any part of their interest in any or all of the Vsource Asia Shares purchased from us. Vsource Asia has submitted an application to the Bursa Malaysia Securities Berhad for approval to list its shares on Malaysia’s Mesdaq Market by way of an initial public offering of shares. We cannot assure you that such initial public offering will be successfully completed soon or at all. Purchasers of Vsource Asia Shares in the Share Offer will also be subject to restrictions on the sale of Vsource Asia Shares after its initial public offering. Holders who purchase more than 17,645 Vsource Asia Shares will agree to be deemed to be promoters of the initial public offering and as such may not sell, transfer or assign Vsource Asia Shares for one year from the date of Vsource Asia’s admission to the Mesdaq Market, and thereafter may sell, transfer or assign up to a maximum of one-third of such shares per year pursuant to the requirements of Bursa Malaysia Securities Berhad. Holders who purchase 17,645 Vsource Asia Shares or less will have to give an undertaking to us not to sell, transfer or assign Vsource Asia Shares for one year from the date of Vsource Asia’s admission to the Mesdaq Market in Malaysia.

United States

The Vsource Asia Shares to be delivered under the Share Offer are “restricted securities,” which have not been registered under the Securities Act and may not be sold or transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. For further information on restrictions on transfer of the Vsource Asia Shares, see “Transfer Restrictions.”

Tender Agent

We have appointed U.S. Stock Transfer Corporation as the Tender Agent in connection with the Share Offer. You should direct questions and requests for assistance and requests for additional copies of this document or of the Letter of Transmittal to the Tender Agent at the address and telephone number below:

U.S. Stock Transfer Corporation

1745 Gardena Avenue

Suite 200

Glendale, California 91204

United States of America

Attn: Reorganization Department

Telephone: 1-800-835-8778

Facsimile: 1-818-502-0674

If you require additional information or assistance on the Share Offer, you may also contact us by writing at the following address: Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia, Attn: Abdul Hamid bin Sh Mohamed, Telephone: +60 3-2718-1500.

Who May Participate in the Share Offer

Only a holder of BVI Shares that validly accepts the Tender Offer and who tenders all of the BVI Shares he, she or it owns may participate in the Share Offer. In addition, in order to be eligible for the Share Offer, you must (1) be an “accredited investor” as defined in Rule 501(a) of the Securities Act or a non-U.S. person located outside the United States who acquires the Vsource Asia Shares in an offshore transaction that satisfies the requirements of Rule 903 of Regulation S under the Securities Act, and (2) complete the Investor Representation Letter in the form attached as Appendix A to the Letter of Transmittal and return it to the Tender Agent prior to the Expiration Date.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative relationship with a holder, those persons should indicate the nature of the fiduciary or representative relationship to the holder when signing and submit with the Letter of Transmittal and Accredited Investor Letter evidence satisfactory to us of their authority to act in that relationship to the holder.

Effect of Malaysia and United States Federal Taxation

Malaysia

The sale of the Vsource Asia Shares to holders under the Share Offer will give rise to stamp duty of 0.3% of the market value of the Vsource Asia Shares or the purchase price paid for the Vsource Asia Shares, whichever is higher. This stamp duty will be payable by holders under the Share Offer. The amount of stamp duty will be determined by the Malaysian Stamp Office following the Expiration Date. You will be responsible following the Expiration Date for paying the stamp duty in Malaysia and completing and sending the appropriate documents, which are required in connection with the payment of the stamp duty in Malaysia and the issuance of new certificates for the Vsource Asia Shares, to the company secretary for Vsource Asia.

A non-resident holder is not subject to Malaysian tax liability on dividend income. The holder will not be subject to Malaysian tax for dividends that are distributed by Vsource Asia out of Malaysian tax-exempt earnings. There is no withholding tax on dividends declared and payable to shareholders.

Non-resident holders will not be subject to Malaysian income or withholding tax as a result of the sale, exercise or other disposition of the Vsource Asia Shares. Malaysia does not impose estate, gift, inheritance, capital transfer, capital gains (apart from real property gains tax) or similar taxes on sales or other dispositions of shares.

United States

For United States federal income taxation purposes, a United States Holder generally will not recognize gain or loss upon the purchase of the Vsource Asia Shares. A United States Holder will, however, be subject to United States federal income tax on any dividends paid with respect to the Vsource Asia Shares. A United States Holder generally will also recognize capital gain or loss on the sale or other disposition of the Vsource Asia Shares.

A Non-United States Holder generally will not recognize gain or loss upon the purchase of the Vsource Asia Shares. A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on either dividends paid with respect to the Vsource Asia Shares or on gains realized from the sale or other disposition of the Vsource Asia Shares.

Further information regarding the application of United States federal taxation to holders who accept the Share Offer is set out in “Taxation — United States Federal Income Taxation.”

Lapsing of the Offer

If by the Expiration Date, a number of other conditions are not either satisfied, fulfilled or, to the extent permitted, waived, the Offer will lapse unless a later Expiration Date is selected by us and any cashier’s checks delivered to us and other documents will be returned by post (or by such other method as may be approved by us) within 14 calendar days after the Offer lapsing to the person or agent whose name and address is set out in the Letter of Transmittal or, if none is set out, to the name and address of the person who is the first named holder at the holder’s registered address.

RISK FACTORS

An investment in Vsource Asia’s shares is subject to the following risks that you should consider carefully, together with the other information contained herein, prior to investing in Vsource Asia’s shares.

Risks Related to Vsource Asia

The proposed initial public offering of Vsource Asia in Malaysia and listing of its shares on the Mesdaq Market may not be successful

Vsource Asia has submitted an application to the Bursa Malaysia Securities Berhad (the “Bursa Malaysia”) for approval to list its shares on Malaysia’s Mesdaq Market by way of an initial public offering of shares. Listing is subject to approval of the Bursa Malaysia and Securities Commission of Malaysia, and final approval of underwriters and board of directors of Vsource Malaysia. Successful completion of an initial public offering is subject to many factors, including market conditions and general economic conditions. Accordingly, there can be no assurance that Vsource Asia will obtain such a listing, or that such listing will occur in a timely manner.

Vsource Asia is heavily reliant on a limited number of customers

Vsource Asia is heavily reliant on a limited number of customers, including one, Gateway, which generated approximately 58% of its total revenues in the year ended January 31, 2004. Vsource Asia has a three-year contract with Gateway to provide support services for Gateway’s warranty obligations to its installed base of end users that is scheduled to expire in October 2004. Another four customers represented approximately 16% of Vsource Asia’s total revenues for the year ended January 31, 2004.

The market for business process outsourcing services internationally, particularly in Asia, is new and unproven

Vsource Asia cannot be certain that there will be a sustainable market for its services. If companies operating internationally on a regional or global basis are not willing to outsource the services that Vsource Asia provides, on a large scale or at all, then Vsource Asia will not be able to generate adequate revenues or achieve necessary economies of scale. This could have a material and adverse effect on its business, financial condition and results of operations.

Vsource Asia has limited operating experience

Vsource Asia has only been in operation for four years. As a result, it has limited experience in the business process outsourcing industry. There is no assurance that Vsource Asia will be successful in the business process outsourcing industry.

In addition, for the near future, Vsource Asia expects a significant portion of its profit to be generated from its insurance telesales and telemarketing services in Taiwan. The insurance products marketed by its Taiwan subsidiary, which are endowment products, are relatively new products in the Taiwanese insurance market. The marketing of such products by Vsource Asia’s Taiwan subsidiary commenced only in March 2004 and there can be no assurance that the operations will achieve the level of performance anticipated.

Long sale cycles for Vsource Asia’s services could cause delays in revenue growth

Because Vsource Asia targets large contracts and large multinational companies as its principal customers, its sales cycles for its services often take many months to complete and may vary from contract to contract. Lengthy sales cycles could cause delays in revenue growth and result in significant fluctuations in its quarterly operating results. The length of the sales cycle may vary depending on a number of factors over which Vsource Asia may have little or no control, including the internal decision making process of the potential customer and the level of competition that Vsource Asia encounters in its selling activities. Additionally, since the market for outsourcing services internationally on a regional or global basis is relatively new, Vsource Asia believes that it will have to educate many potential customers about the use and benefits of its products and services, which can in turn prolong the sales process.

Complex implementation and integration of Vsource Asia’s services and products may impede market penetration.

The installation and implementation of some of Vsource Asia’s services and products, including set-up across multiple countries and integration with a client’s systems currently in use, can be a complex, time consuming and expensive process. Vsource Asia anticipates that many of its clients will be large multinational corporations that will require that its products undergo substantial customization to meet their needs. These clients will also likely require that Vsource Asia’s products be integrated with existing internal legacy systems. Vsource Asia estimates that the installation and integration process may take three to six months, or longer in some cases, depending on the size of the client, the number of countries in which it operates, complexity of a client’s operations and the configurations of its current information technology systems. The time and expense of installation and implementation may deter potential clients from purchasing Vsource Asia’s services.

Vsource Asia’s revenues and operating results are difficult to predict and may be subject to significant fluctuations

Vsource Asia receives revenues from its outsourcing services in large part from recurring transaction-based fees. The use of each outsourcing service and the number of transactions it actually performs will vary in volume, scope and duration. In addition, some of Vsource Asia’s client contracts can be terminated by Vsource Asia’s clients on relatively short notice without cause. As a result, it is possible that expected recurring revenues may be terminated more quickly than anticipated, making them more difficult to predict.

Vsource Asia believes that quarterly revenues, expenses and operating results may vary significantly in the future, that period-to-period comparisons of results of operations may not necessarily be meaningful and that, as a result, these comparisons should not be relied upon as indications of future performance.

Vsource Asia is vulnerable to economic and infrastructure disruptions

As a provider of business process outsourcing services, Vsource Asia’s business is dependent upon the underlying businesses of its clients. Events such as the military action in Iraq or terrorist attacks similar to those conducted in the United States on September 11, 2001 and in Bali, Indonesia on October 12, 2002, the outbreak of Severe Acute Respiratory Syndrome (SARS) in Asia during the first quarter of 2003 or an economic slowdown such as that experienced in the United States in 2001 to 2003, could significantly slow economic growth and adversely affect the businesses of its clients, thereby reducing their need or desire for Vsource Asia’s services. A significant disruption of telecommunications, transportation, mail and other infrastructure could make it difficult and more expensive for Vsource Asia to service its customers in a timely fashion or at all, and for its vendors and service providers to render goods and services to it. As a provider of services that focuses on providing regional solutions, Vsource Asia is particularly vulnerable to disruptions that inhibit travel, communication and commerce between countries. Such a disruption might also result in delays in receiving payments from clients. Volatility and uncertainty in the world’s stock markets brought about by terrorist and other disruptive events could also impair its ability to raise capital.

Vsource Asia is dependent on a number of vendors and service providers

Vsource Asia is dependent on a small number of vendors and service providers in delivering its services. In particular, its warranty support services for Gateway rely on arrangements with independent field service providers, parts manufacturers, warehouse providers and shipping companies. Because Vsource Asia currently purchases replacement parts for Gateway products in relatively small quantities, its purchasing power is minimized, which may result in higher parts prices and slower delivery times from the parts manufacturers. Although Vsource Asia believes that it could find alternative vendors and service providers, the transition to alternative vendors and service providers would take a significant amount of time and resources which could materially affect the delivery of its warranty support services and put it in material breach of its agreement with Gateway. In addition, the costs of purchasing parts and services from alternative vendors and service providers could be significantly higher.

Vsource Asia faces risks associated with acquisitions, investments, strategic partnerships or other ventures

As part of its overall business strategy, Vsource Asia may pursue strategic acquisitions or investments as appropriate opportunities arise. These acquisitions or investments would be in businesses, products or technologies that would be expected to provide, supplement or complement its services, and/or provide additional industry expertise, a broader client base or an expanded geographic presence. Vsource Asia may not be successful in identifying suitable acquisition, investment or strategic partnership candidates. Even if it does identify suitable candidates, Vsource Asia may not complete those transactions on commercially acceptable terms or on a timely basis, or at all. Vsource Asia may incur indebtedness or issue equity securities to pay for any acquisition or investment, which could have a dilutive effect on existing shareholders. Any acquisitions and investments involve other risks, such as:

•	the diversion of its management’s attention and other resources from other business concerns;

•	expenses, delays and difficulties in assimilating and integrating the operations, technologies, products and personnel of the acquired company; not realizing the anticipated benefits of any acquisition or investment;

•	paying more than the acquired company or investment is worth; the impact on its financial condition due to the timing of the acquisition or investment; the expenses of amortizing the acquired company’s intangible assets and goodwill; and

•	the potential for claims asserted against the acquired business.

If any of these risks are realized, its business, financial condition and results of operations could be materially adversely affected.

Vsource Asia may not be able to compete effectively against its competitors

Vsource Asia operates in a highly competitive environment. Vsource Asia believes that it competes primarily with the in-house operations of its current and potential clients and its greatest competitive risk is that prospective clients will choose not to outsource their human resources, technical, administrative and sales functions and instead elect to continue performing these functions internally, including consolidating their operations in one or more regional shared service centers. In addition, increasing numbers of companies are entering the business process outsourcing industry. Vsource Asia’s competitors may better position themselves to compete in its lines of business and markets. In Asia, this industry is relatively new and, as it develops, the new entrants may better position themselves to compete in the business process outsourcing industry.

Although Vsource Asia is not aware of any other company that provides a similar, comprehensive range of business process outsourcing services to its targeted clients across multiple countries, Vsource Asia does compete with companies that fall into two basic categories:

•	companies that provide a much narrower selection of business process outsourcing solutions on a regional or semi-regional basis, including Accenture Ltd., Automatic Data Processing, Inc., Scicom Data Services, SITEL Corporation and Teletech Holdings, Inc.; or

•	companies that provide a broad variety of business process outsourcing solutions, but only in one or two countries, or in multiple countries but on a country-by-country basis, rather than on a regional or semi-regional basis. There are numerous such companies in each of the major markets in the Asia-Pacific region and Europe.

All of these competitors may have greater resources or more advanced technology than does Vsource Asia. Other competitors may emerge in the future with significantly greater financial, technical and marketing resources. These competitors may be in a better position than it to develop current and future services, expand market share and offer services and products that provide significant performance, price, creative or other advantages over those offered by Vsource Asia.

The barriers to enter Vsource Asia’s business are low

There are relatively low barriers to entry into Vsource Asia’s line of business. It does not own any technologies that preclude or inhibit competitors from entering its markets. Its competitors may independently develop and patent or copyright proprietary technologies that are superior or substantially similar to its technologies. The costs to develop and provide outsourcing services can be relatively low.

Vsource Asia depends on its key senior management and executive officers to execute its business strategy and could be harmed by the loss of their services

Vsource Asia believes that successful management and the ability to execute its services will be critical in the success of its business. Therefore, Vsource Asia’s success depends in large part upon the continued efforts, service and performance of its senior management team and executive officers, and in particular, John Cantillon, its Chief Executive Officer.

Vsource Asia depends on its management’s experience and in-depth knowledge regarding the development, needs, special opportunities, and challenges of its business, and the environment and business activities in its targeted markets. Vsource Asia has an employment agreement with John Cantillon. The loss of the services of any of its executive officers or any of its key management, sales or technical personnel could have a material adverse effect on its business, financial condition and results of operations.

Vsource Asia’s failure to maintain its rights to use third party intellectual property could adversely affect its business

Portions of Vsource Asia’s business are substantially dependent upon technology that it licenses from third parties. In particular, Vsource Asia relies upon third-party technologies and software for its outsourcing services, such as payroll services, customer relationship management and supply chain management. Some of these licenses require it to make recurring payments based on numbers of users or transactions. Other licenses are perpetual licenses absent material breach on its part. Vsource Asia also expects to need new licenses in the future as its business grows, the existing products it licenses become obsolete, and as technology evolves. Vsource Asia cannot be sure that it will be able to obtain necessary licenses on commercially reasonable terms, or at all, which could result in a material adverse effect on its business, financial condition and results of operations.

Third parties may claim that Vsource Asia’s technology or services, including those that it has licensed from a third-party licensor, infringe their proprietary rights. Although in most cases Vsource Asia is indemnified by its licensor in the event of a claim of intellectual property infringement by a third-party, any infringement claims, even if without merit, can be time-consuming and expensive to defend. They may divert Vsource Asia’s management’s attention and resources and could cause service implementation delays. In the event of a successful claim of infringement and the failure or inability of either Vsource Asia or its licensor to develop non-infringing technology or license the infringed or similar technology on a timely or commercially favorable basis, its business, financial condition and results of operations could be materially adversely affected.

System failures and capacity constraints could result in a reduction of demand for Vsource Asia’s services

Vsource Asia’s ability to provide acceptable levels of customer service largely depends on the efficient and uninterrupted operation of its hardware, software and network infrastructure. Inadequacies in the performance and reliability of its information systems, or in the external power or communications infrastructure, could result in interruptions in the availability of some or all of its services, lower the volume of transactions or increase response times for effecting a transaction. As Vsource Asia’s operations are located in regions of Asia-Pacific where the infrastructure may not be as extensive or reliable as in the United States, Vsource Asia is particularly vulnerable to such disruptions. This could lead to client dissatisfaction, loss of clients and damage to Vsource Asia’s reputation, which could materially adversely affect its business, financial condition and results of operations.

Although Vsource Asia has not experienced these problems in the past to a material extent, its systems and operations may be vulnerable to damage or interruption from:

•	power loss, telecommunications or network failures, operator negligence, improper operation by employees, physical break-ins and other similar events;

•	unauthorized access or electronic break-ins, or “hacking;” and

•	computer viruses.

Breaches of its security systems could have a materially adverse impact on Vsource Asia’s business and operations

A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of Vsource Asia’s security systems and client data stored in its information systems. If any well-publicized compromises of security were to occur, it could have the effect of substantially reducing the willingness of clients to entrust their data to a third party outsourced service provider. Anyone who circumvents its security measures could misappropriate its or its clients’ exclusive information or cause interruptions in services or operations. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses, software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could theoretically be introduced into its systems, or those of its clients or vendors, which could disrupt its products or services, or make its systems inaccessible to clients or vendors. Vsource Asia may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that its activities may involve the storage and transmission of exclusive information, such as personal data and credit card numbers, security breaches could expose Vsource Asia to a risk of loss or litigation and possible liability. Vsource Asia’s security measures may be inadequate to prevent security breaches, and its business could be seriously impacted if they are not prevented.

Vsource Asia has an incomplete disaster recovery plan

A significant portion of Vsource Asia’s information systems is located in its shared services center in Kuala Lumpur, Malaysia. Vsource Asia maintains a small back-up site, but it currently would not support its entire operations if its primary facilities became unusable, and it could take a significant amount of time to get it fully operational. Vsource Asia is currently assessing a more extensive disaster recovery plan. Until the plan is completed, there are risks of localized telecommunications, Internet and systems failure.

Volatility in social, political and economic conditions in the Asia-Pacific region may adversely affect its business.

Vsource Asia derives and expects to continue to derive a substantial majority of its revenues from services conducted in or relating to the Asia-Pacific region. Volatility in social, political and economic conditions in the region may interrupt, limit or otherwise affect its operations and services by affecting its physical operations, creating uncertainty regarding its operating climate and adversely affecting its ability to provide services.

A downturn in general economic conditions in the Asia-Pacific region could materially adversely affect Vsource Asia’s business, financial condition and results of operations. Beginning in mid-1997, many countries in the region experienced significant economic problems that continued for several years.

Vsource Asia may become subject to burdensome government regulations and legal uncertainties and to claims involving foreign laws and regulations

Vsource Asia currently has employees, facilities and business operations established in Japan, Malaysia and Taiwan. Vsource Asia also anticipates having employees, facilities and operations in other countries and territories in the Asia-Pacific region and offering services in numerous countries regardless of whether it has a physical presence in such countries. Vsource Asia’s services are delivered into 13 different countries in the Asia-Pacific region, 21 different countries in Europe and in the United States. As a result, it is subject to the laws and the court systems of many jurisdictions. Vsource Asia may become subject to claims from private parties or foreign government agencies based in foreign jurisdictions for violations of their laws. International litigation is often expensive, time consuming and distracting. These claims could be particularly disruptive to its business.

In addition, laws in these jurisdictions may be changed or new laws may be enacted in the future. Uncertainty and new laws and regulations in these jurisdictions could prevent or limit its ability to operate in certain countries, increase its costs of doing business and prevent it from providing its e-business services. Any restrictions could have a material adverse effect on its business, financial condition and results of operations.

Furthermore, there are risks inherent in conducting business in multiple jurisdictions and internationally. These include:

•	challenges in staffing and managing foreign operations;

•	differing technological standards;

•	employment laws and practices in different countries; and

•	potentially adverse tax consequences.

The benefits granted under Vsource Asia’s Multimedia Super Corridor status in Malaysia and pioneer status may not continue in the future

Vsource Asia was granted Multimedia Super Corridor status on December 20, 2000 by the Multimedia Development Corporation Sdn Bhd in Malaysia. Currently, all Multimedia Super Corridor status companies are granted financial and non-financial incentives. The Multimedia Super Corridor status granted to Vsource Asia is subject to continuous fulfillment of certain criteria. Furthermore, Vsource Asia, by virtue of its Multimedia Super Corridor status, was granted pioneer status by the Malaysian Ministry of International Trade and Industry under the Malaysian Promotion of Investments Act, 1986.

The Multimedia Development Corporation Sdn Bhd, being the body responsible for monitoring all Multimedia Super Corridor designated companies, has the right to withdraw any company’s Multimedia Super Corridor’s status at any time if it does not comply with the criteria imposed by the Multimedia Development

Corporation Sdn Bhd. Given the criteria to be complied with, there can be no assurance that Vsource Asia will continue to retain its Multimedia Super Corridor status or that it will continue to enjoy or not experience delays in enjoying the Multimedia Super Corridor incentives, which would materially effect its business, operating results and financial condition. In addition, there can be no assurance that the Multimedia Super Corridor incentives will not be changed or modified in any way in the future.

In addition, Vsource Asia’s pioneer status which is accompanied by an exemption for income tax, is due to expire in December 2005. Although Vsource Asia will seek to obtain an extension or renewal of such status, there is no assurance that the extension or renewal will be obtained. If Vsource Asia’s pioneer status is not extended or renewed, its profit would be subject to income tax, which would affect its results of operations.

Vsource Asia relies on Vsource

Vsource assists Vsource Asia in developing its business strategy and plan. Pursuant to an agreement among Vsource, Vsource Asia and Symphony pursuant to which Vsource Asia has a right of first refusal to provide certain business process outsourcing services to customers of Vsource, Vsource also provides support in areas such as marketing and sales of its business process outsourcing solutions globally, for which it is compensated for successful client acquisitions only. If Vsource terminated these sales and marketing arrangements, Vsource Asia would need to significantly expand its internal sales and marketing capabilities and incur related costs. We cannot assure you that in such circumstances Vsource Asia would be able to find sales and marketing personnel of similar caliber quickly or at all. In addition, Vsource Asia’s current insurance policies (save for fire insurance and comprehensive general liability insurance) are under Vsource on a Vsource group policy basis. Therefore, the compensation by the insurance agency for the occurrence of a specific insured event would accrue to Vsource rather than Vsource Asia. Vsource Asia is currently in the process of assessing an insurance program for itself and its subsidiaries which would be separate from Vsource’s insurance program. There can be no assurance that Vsource Asia will be able to obtain comparable insurance coverage at all or at rates comparable to those currently paid by Vsource.

Currency fluctuations could decrease Vsource Asia’s revenue or increase costs relative to its revenue.

Historically, most of Vsource Asia’s revenue has been earned in U.S. dollars and significant portions of its expenses and liabilities have been denominated in local currencies, primarily Japanese Yen, Malaysian Ringgit and New Taiwan Dollars. As a result, Vsource Asia will be subject to the effects of exchange rate fluctuations with respect to any of these currencies. Vsource Asia does not currently engage in currency hedging activities. Some of the countries or territories in which it currently operates or may operate in the future impose exchange controls. As a result, Vsource Asia may not be able to freely convert the relevant local currencies into U.S. dollars or freely convert U.S. dollars into the relevant local currencies. Any substantial currency fluctuation could adversely affect its business, financial condition and results of operations.

Risks Related to Malaysia

Political instability could cause Vsource Asia’s business to suffer

Since its formation, Malaysia has been governed by a coalition, the National Front coalition, comprising three major component parties: the United Malays National Organization, the Malaysian Chinese Association and the Malaysian Indian Congress and a number of smaller political parties which have changed from time to time. Notwithstanding this coalition, the deterioration of economic conditions in Malaysia in 1998 contributed to political instability and increased opposition to the Malaysian government. A repeat of such deterioration of economic conditions in Malaysia could affect Malaysia’s political stability or the level of support for the Malaysian government.

There can be no assurance that the current Malaysian government or political system will continue unchanged for the foreseeable future or that Malaysia will continue to experience political stability. Any change in the Malaysian government, leadership or political system, or any political instability in Malaysia could have a negative effect on the business environment and confidence in the Malaysian economy, which would have a material adverse effect on Vsource Asia, its business, financial condition and results of operations. Furthermore, any change in the composition of the Malaysian government could result in a change in Malaysian government policy, including with respect to the terms of manufacturing licenses and import/export policies, in a manner that could be detrimental to Vsource Asia, its business, financial condition and results of operations.

In addition, other political uncertainties include but are not limited to the risks of war, expropriation and nationalization. If any of these events (or similar events) were to occur, there may be an adverse effect on Vsource Asia’s business, financial condition and results of operations, as well as on any investment in Vsource Asia’s shares.

Government or State intervention could cause Vsource Asia’s business to suffer

There can be no assurance that the Malaysian government will not intervene in the high technology and electronic industry, as “key” industries contributing to national wealth.

Such state intervention could include:

•	restrictions or prohibitions on foreign shareholdings in Vsource Asia over and above existing restrictions;

•	the imposition of controls and restrictions on Vsource Asia’s management, business and operations; and

•	the revocation of, or addition of onerous conditions to, Vsource Asia’s licenses.

If any of these events (or similar events) were to occur, there may be an adverse effect on Vsource Asia’s business, financial condition and results of operations, as well as on any investment in Vsource Asia’s shares.

A re-imposition of capital controls may affect investors’ ability to repatriate the proceeds from the sale of shares

As part of the package of policy responses to the 1997 economic crisis in Southeast Asia, the Malaysian government introduced, on 1 September 1998, selective capital control measures. Under the measures announced in September 1998, holders of Ringgit accounts maintained with licensed banks in Malaysia (an “External Account”) (including non-resident corporations and non-resident individuals) were required to obtain prior approval from the Controller of Foreign Exchange for transfers of funds between External Accounts for uses of funds other than for permitted purposes. The requirements also stipulated that inflows of portfolio capital remain in Malaysia for a minimum period of one year before they could be repatriated, restricted the import and export of Ringgit by Malaysian travelers and limited the amount of investment abroad or foreign currency that may be carried abroad by travelers. The trading of the Ringgit outside of Malaysia was also restricted, and the Ringgit was pegged at an arbitrary fixed rate against the U.S. dollar which prevented a market-determined rate of exchange.

The Malaysian government initiated the liberalization of the selective capital control measures in 1999 to allow foreign investors to repatriate principal capital and profits, subject to an exit levy based on a percentage of profits repatriated. On February 1, 2001, the Malaysian government revised the levy to apply only to profits made from portfolio investments retained in Malaysia for less than one year. On May 2, 2001, the Malaysian government lifted all such controls affecting the repatriation of foreign portfolio funds, which stem largely from the sale of stocks listed on the Malaysian Securities Exchange.

There can be no assurance that the Malaysian government will not re-impose these or other capital controls in the future, If the Malaysian government re-imposes similar foreign exchange controls, investors may not be able to repatriate the proceeds from the sale of shares from Malaysia for a specified period of time or may only do so after paying a levy.

Malaysian accounting standards differ from US GAAP and accounting standards in other jurisdictions and changes may be proposed to Malaysian GAAP

Vsource Asia’s financial statements are prepared in accordance with Malaysian GAAP. Malaysian GAAP differs in certain material respects from US GAAP. As a result, the financial statements of Vsource Asia could be significantly different from those which would be reported under US GAAP.

Furthermore, certain changes may be proposed to Malaysian GAAP which may constitute further material differences as compared with US GAAP.

Exchange rate fluctuations may affect the value of an investment in Vsource Asia

The value of an investment in Vsource Asia Shares, expressed in foreign currency, could be adversely affected by any future depreciation of the Ringgit against the U.S. dollar or other relevant international currency or currencies. Bank Negara has in the past intervened in the foreign exchange market to stabilize the Ringgit and has, since September 2, 1998, maintained a fixed exchange rate of RM3.80 to US$1.00. However, there can be no assurance that Bank Negara will, or would be able to, intervene or maintain the fixed exchange rate in the future or that any such intervention or fixed exchange rate would be effective. Changes in the current exchange rate policy may result in significantly higher domestic interest rates, liquidity shortages, capital or further exchange controls.

There can be no assurance that the Malaysian government will not impose more restrictive or other foreign exchange controls. Any imposition, variation or removal of exchange controls may adversely affect the value of the Vsource Asia Shares and the ability of shareholders to liquidate the shares or repatriate the proceeds from the liquidation of such shares out of Malaysia.

Vsource Asia may be required by law to issue shares to “Bumiputera” investors at less than the then current market price

One of the current policies of the Malaysian government is the promotion of a more balanced participation in the ownership and control of companies and businesses in Malaysia, particularly by indigenous Malaysians (“Bumiputera”). To achieve this, a company is generally required to have at least 30% of its issued share capital held by persons (whether bodies corporate or natural persons) who are Bumiputera. Thus, from time to time, Vsource Asia will have to issue shares to Bumiputera investors for the purpose of meeting this requirement and such shares may have to be sold at less than the current market price if there is insufficient demand from Bumiputeras.

The foregoing restriction may affect shareholders’ ability to sell the shares to foreign parties and may affect the liquidity of shares. These restrictions may also limit Vsource Asia’s access to future sources of equity capital. In addition, there can be no assurance that these restrictions would not change without notice.

At present, Vsource Asia’s status as a Multimedia Super Corridor Company exempts it from Bumiputera shareholding requirements. However, no assurance can be given that Vsource Asia will not in the future be obliged to issue new shares to Bumiputera parties in order to raise its percentage of Bumiputera ownership. Such action may result in the dilution of the equity interest of existing shareholders in Vsource Asia.

Risks Related to the Share Offer

There is currently no public market for the Vsource Asia Shares and a trading market for Vsource Asia Shares may not develop

There is currently no public market for the Vsource Asia Shares. Vsource Asia has submitted an application to Bursa Malaysia and the Securities Commission of Malaysia for approval to list its shares on Malaysia’s

Mesdaq Market by way of an initial public offering of shares. However, there can be no assurance that Vsource Asia will obtain such a listing, or that such listing will occur in a timely manner. Even if in the future Vsource Asia obtains a listing of its shares, on the Mesdaq Market in Malaysia or elsewhere, there can be no assurance that such listing will be maintained, or that if listed, a liquid trading market for the Vsource Asia Shares will develop.

In addition, the Vsource Asia Shares are being offered pursuant to exemptions from registration under the Securities Act and, as a result, you will only be able to resell the Vsource Asia Shares in transactions that have been registered under the Securities Act or in transactions not subject to or exempt from registration under the Securities Act. Vsource Asia cannot predict whether an active trading market for Vsource Asia Shares will develop or be sustained.

Further, Symphony, Asia Holding Co. and any holders of Vsource Preferred Stock that purchase more than 17,645 Vsource Asia Shares from Symphony, as “promoters” of Vsource Asia’s application for listing (as defined under the Listing Rules of the Mesdaq Market), are subject to restrictions on the sale of the Vsource Asia Shares after the initial public offering, such that shares held by the promoters may not be sold, transferred or assigned for one year from the date of Vsource Asia’s admission to the Mesdaq Market, and thereafter may be sold, transferred or assigned up to a maximum of one-third of such shares per annum. If Vsource retains its interest in Vsource Asia it will be deemed to be a promoter and subject to these same restrictions. In addition, where a promoter is an unlisted company, such as Asia Holding Co., every individual shareholder of the promoter must undertake not to sell, transfer or assign any part of its interest in the shares of the promoter until three years after the date of Vsource Asia’s admission to the Mesdaq Market. Holders who purchase 17,645 Vsource Asia Shares or less from us must undertake not to sell, transfer or assign Vsource Asia Shares for one year from the date of Vsource Asia’s admission to the Mesdaq Market in Malaysia.

If and when Vsource Asia is able to obtain a listing of its shares in Malaysia on the Mesdaq Market, the Mesdaq Market is smaller than U.S. markets, and this may cause the market price of the Vsource Asia Shares to fluctuate

Vsource Asia is pursuing a listing of its shares on the Mesdaq Market in Malaysia. However, Vsource Asia is not obligated to pursue such a listing and there can be no assurance that it will be able to obtain or maintain such listing. Even if Vsource Asia is able to obtain a listing in Malaysia, the stock exchanges in Malaysia are smaller than stock exchanges in the United States. The relatively small market capitalization of, and trading volume on, stock exchanges in Malaysia may cause the market prices of Malaysian companies to fluctuate more so than might otherwise be the case. In addition, similar to other securities markets, the Malaysian securities market experiences problems such as market manipulation, insider trading and settlement defaults. The recurrence of these or similar problems could adversely affect the market price and liquidity of the securities of Malaysian companies, including the Vsource Asia Shares, in both the domestic and international markets.

Future sales of the Vsource Asia Shares, or the perception that such sales may occur, may make it difficult to raise future funds and/or depress Vsource Asia’s stock price

In the event that Vsource Asia completes its initial public offering, it will sell approximately 15% to 30% of its shares to public and private investors and the sale of this large number of shares may make it more difficult to raise funds through future offerings of shares. In addition, if Vsource Asia is successfully listed on the Mesdaq Market in Malaysia, the market price of Vsource Asia Shares could decrease due to sales of a large number of shares in the market after the public offering or the perception that such sales could occur.

The Vsource Asia Shares to be sold in this offering will not be freely transferable and may not be sold in the United States absent an exemption from or registration under the Securities Act.

Vsource, Vsource Asia and Asia Holding Co. executive officers and directors have interests other than as shareholders that may influence them to support the tender offer

You should recognize that Vsource, Vsource Asia and Asia Holding Co. directors and officers have interests in the offer that differ from, or are in addition to, their interests as Asia Holding Co. shareholders. These interests include:

•	current and future employment arrangements;

•	severance benefits if their employment is terminated after the offer; and

•	for the following directors, officers or employees of Vsource Asia, who are also directors, officers and employees of Vsource, full acceleration of their stock options to acquire shares of Vsource as a result of the offer: John Gerard Cantillon and Dennis Michael Smith.

Upon your receipt of Vsource Asia Shares in the Share Offer, if you accept the offer, you will become a shareholder in a Malaysian company, which will substantially change the shareholder rights and privileges you previously held as a shareholder of a Delaware company and hold as a shareholder in a British Virgin Islands company

The corporate affairs of Vsource Asia are governed by Malaysian law and its memorandum and articles of association. Certain principles of law applicable to Vsource Asia may differ from those found under the laws of jurisdictions in the United States. In addition, the shareholders of Vsource Asia may have different rights protecting their interests under Malaysian law from those that they might have as shareholders of a corporation governed by the laws of jurisdictions in the United States.

Assuming all shareholders tender into the Offer, Symphony will directly and indirectly hold more than 50.0% of the outstanding Vsource Asia Shares. Consequently, Symphony will be able to exercise control over matters requiring shareholders’ approval, including the election of directors, approval of significant corporate transactions and approval of final dividend payments. The obligations under Malaysian law of majority shareholders and directors in respect of minority shareholders may differ from those in the United States. For example, in some U.S. states, majority shareholders in corporations are subject to fiduciary duties while majority shareholders in Malaysian companies are not subject to such duties. Accordingly, Vsource Asia’s minority shareholders may not be able to protect their interests under current Malaysian law to the same extent as elsewhere. See “Differences Between Delaware, British Virgin Islands and Malaysian Corporate Law.”

Corporate disclosure standards in Malaysia may vary from those in other jurisdictions

If and when Vsource Asia completes an initial public offering and listing of its shares in Malaysia, there may be different publicly available information about Malaysian public companies than is regularly made available by public companies in other jurisdictions. These differences include the timing and content of disclosure of beneficial ownership of equity securities of officers, directors and significant shareholders; officer certification of disclosure and financial statements in periodic public reports; and disclosure of off-balance sheet transactions in management’s discussion of results of operations in periodic public reports.

Shareholders may have difficulty enforcing judgments against Vsource Asia or against its officers and directors

Vsource Asia is incorporated in Malaysia with limited liability. A significant number of its directors and officers reside in Malaysia and a substantial portion of the assets of such persons and a substantial portion of the assets of Vsource Asia are located in Malaysia. As a result, it may be difficult for shareholders to effect service of process upon Vsource Asia or such persons within the United States, or to enforce against Vsource Asia or such persons in the United States judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the securities laws of any state within the United States. Judgments of U.S. courts, which could include judgments predicated upon the civil liability provisions of the U.S. federal securities laws, may not be enforceable in courts in Malaysia and there is doubt as to whether courts in Malaysia will enter judgments in original actions brought in Malaysian courts predicated solely upon the civil liability provisions of the U.S. federal securities laws.

Malaysian law contains provisions that could discourage a takeover of Vsource Asia

The Securities Commission Act and the Malaysian Code on Take-overs and Mergers, 1998 (the “Takeovers Code”) contain certain provisions that may delay, deter or prevent a future takeover or change in control of Vsource Asia. Any person acquiring an interest (either singly or acting in concert with others) in more than 33% of Vsource Asia’s voting shares must extend a takeover offer for the remaining voting shares in accordance with the Takeovers Code. A takeover offer must also be made if a person holding (either singly or acting in concert with others) more than 33% but less than 50% of the voting rights acquires more than an additional 2% of Vsource Asia’s voting shares in any six month period. These provisions may discourage or prevent certain types of transactions involving an actual or threatened change of control of Vsource Asia, which may adversely affect investors as these types of transactions may allow investors to sell their ordinary shares at a price above the prevailing market price.

Purchasers of Vsource Asia Shares in the Share Offer will not have any representative on the board of directors of Vsource Asia

Purchasers of Vsource Asia Shares in the Share Offer will not have any representative on the board of directors of Vsource Asia, or any right to appoint a representative on the board of directors of Vsource Asia. As a result, purchasers of Vsource Asia will not have any influence over most corporate actions taken by Vsource Asia, other than those actions requiring shareholder vote, and no influence over actions that do not require any shareholder vote.

If you do not complete and return the Share Transfer Forms, and pay the required stamp duty in Malaysia, following the Expiration Date of the Share Offer, you will not obtain legal title to the Vsource Asia Shares

Should you accept the Share Offer and purchase Vsource Asia Shares, you will be responsible following the Expiration Date of the Offer for paying the stamp duty in Malaysia on the sale of such Vsource Asia Shares and completing and sending the appropriate Share Transfer Forms, which are required in connection with the payment of the stamp duty in Malaysia and issuance of new certificates for the Vsource Asia Shares, to the company secretary for Vsource Asia. The Share Transfer Forms will be delivered to you following the Expiration Date, and the process for obtaining legal title to the Vsource Asia Shares is described in greater detail in “The Share Offer — Method of Delivery of the Vsource Asia Shares.” If you do not complete and return the Share Transfer Forms, and pay the required stamp duty in Malaysia, the Vsource Asia Shares purchased in the Share Offer will not be transferred into your name on the Vsource Asia share register and you will not obtain legal title to the Vsource Asia Shares. As a result, you would not be entitled to distributions or other rights attached to the Vsource Asia Shares.

USE OF PROCEEDS

Vsource Asia is not offering any of the shares offered in the Share Offer and will not receive any of the proceeds of the Share Offer. The Share Offer is being made by us, a shareholder of Vsource Asia.

EXCHANGE RATES, EXCHANGE CONTROLS AND FOREIGN INVESTMENT

Exchange Rates

The Ringgit currently has a fixed exchange rate against the United States dollar of US$1.00 to RM3.80. The following table shows exchange rate developments of the Ringgit vis-à-vis the United States dollar (exchange rate of Ringgit per United States dollar) for the periods indicated:

Year	Period End	Period Average(1)
1997	3.8900	2.8230
1998 (through September 1)	4.0900	3.9794
1998 (full year)	3.8000	3.9184
1999	3.8000	3.8000
2000	3.8000	3.8000
2001	3.8000	3.8000
2002	3.8000	3.8000
2003	3.8000	3.8000
2004	3.8000	3.8000

(1)	Exchange rates represent the average of buying and selling interbank rates at noon.

Source:	Bank Negara Malaysia

Exchange Controls

There are exchange control restrictions in Malaysia which affect, among other things, payments between Malaysian residents and non-residents. As a result of new measures imposed by the Controller of Foreign Exchange (the “Controller””) with effect from September 1, 1998 the Ringgit is no longer a freely convertible currency outside Malaysia. For Malaysian exchange control purposes, payment for shares of a Malaysian company must be made by non-residents in a foreign currency (other than the currencies of Israel, Serbia or Montenegro) or Ringgit from a Ringgit account maintained with a financial institution in Malaysia.

Dividends paid by a Malaysian company may be freely repatriated after conversion into a foreign currency (other than the currencies of Israel, Serbia or Montenegro).

Payments from a Malaysian resident to a non-resident that exceed RM10,000, or its foreign currency equivalent for certain purposes, are subject to the approval of the Controller. Exchange Control requirements may be changed from time to time.

Foreign Investment Regulations in Malaysia

Acquisition of shares and assets in Malaysia are regulated and monitored by the Foreign Investment Committee (the “FIC”). The FIC guidelines for the acquisition of shares, assets, mergers and takeovers in Malaysia are policy guidelines of a non-statutory nature and do not have the force of law although it is possible that a Malaysian court may hold in the future that they reflect public policy, in which case a breach may render the relevant contract void as being against public policy. The FIC guidelines provide that a proposed acquisition of shares shall result directly or indirectly in a more balanced Malaysian participation in ownership and control, should lead directly or indirectly to net economic benefits being derived by the nation in specific areas and should not have adverse consequences in terms of national policies in certain areas. Subject to these guidelines, foreigners may acquire shares in a Malaysian company. In the event of an acquisition by any one foreign interest of 15% or more of the voting rights of a Malaysian company, or an acquisition by foreign interests in the aggregate of 30% or more, of the voting rights of a Malaysian company, or in the event that the value of the shares, assets or interests acquired by Malaysian or foreign interests is or exceeds RM10 million, the FIC guidelines require the prior approval of the FIC. Effective August 2004, the FIC guidelines were liberalized (formalizing policies were announced in May 2003) to require only a minimum equity participation by Bumiputeras (the indigenous people of Malaysia) of 30% in Malaysian companies and businesses. Foreign interests or joint foreign and Malaysian interests may now hold 70% of Malaysian companies. Prior to August 2004, foreign interests in Malaysian companies were generally limited to 30%, unless specifically exempted by the FIC. “Foreign Interest” includes voting, equity or other rights in a company held by (i) foreign individuals, (ii) companies or institutions incorporated outside Malaysia or (iii) local companies where foreign individuals and/or companies or institutions incorporated outside Malaysia hold more than 50% of the voting rights.

SELECTED FINANCIAL DATA

The following selected financial data as at and for the financial year ended January 31, 2004 have been derived from the audited consolidated annual financial statements of Vsource Asia set forth elsewhere herein. The selected financial data of Vsource Asia as at and for the 13 months ended January 31, 2002 and the financial year ended January 31, 2003 set forth below have been derived from the restated consolidated financial statements of Vsource Asia (which are not set forth herein) in order to present, for Vsource Asia’s last three financial years or financial period (as applicable), figures which have been prepared in accordance with comparable accounting policies. These restated figures have not been audited for the purpose of this Offer Document. The consolidated financial statements of Vsource Asia as at and for the 13 months ended January 31, 2002 and the financial year ended January 31, 2003 have been restated as described in “— Income Statement Data — Statement of Adjustments to Income Statement” and “—Balance Sheet Data — Statement of Adjustments to Balance Sheet” below.

This selected financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited and unaudited consolidated financial statements of Vsource Asia included elsewhere in the Offer Document. The financial statements of Vsource Asia as at and for the 13 months ended January 31, 2002 and the financial years ended January 31, 2003 and 2004 have been prepared and presented on a consolidated basis and in accordance with Malaysian GAAP. Malaysian GAAP differs in certain respects from US GAAP. For a description of the significant differences between Malaysian GAAP and US GAAP as applicable to Vsource Asia on a consolidated basis, see “Summary of Certain Significant Differences Between Malaysian GAAP and US GAAP.”

Income Statement Data

	Year Ended January 31,
	2004	2004	2003	2002(1)
	US$	RM	RM	RM
	(in thousands)
Income Statement Data:
Revenue	18,202	69,167	100,840	42,136
Cost of revenues	(11,164)	(42,422)	(47,308)	(16,739)

Gross profit	7,038	26,745	53,532	25,397
Other operating income	2	7	–	–
Gain on disposal of a subsidiary	*	*	–	–
Administrative expenses	(4,470)	(16,986)	(29,767)	(25,240)
Other operating expenses	(969)	(3,684)	(2,841)	(1,560)

Profit before taxation	1,601	6,082	20,924	(1,403)
Taxation	(22)	(83)	–	380

Profit/(Loss) after taxation	1,579	5,999	20,924	(1,023)

Earnings/(Loss) per share:
Basic(2)	5.8	22.1	79.0	(3.86)

*	Represents less than RM1,000.

(1)	Figures for 2002 are for the 13 months ended January 31, 2002, rather than the 12 months ended January 31, 2002.
(2)	Based on weighted average number of shares in issue.

Statement of Adjustments to Income Statement

The income statement data above have been prepared based on the audited financial statements set forth elsewhere herein, and have been adjusted for the following:

1)	Vsource (Japan) Limited and Vsource Taiwan Insurance Broker Limited Company were acquired by Vsource Asia under an internal group reorganisation wherein the rights of the shareholder Vsource Asia of the respective companies, remain unchanged.

Accordingly, Vsource (Japan) Limited and Vsource Taiwan Insurance Broker Limited Company were consolidated using the principles of merger method of accounting in accordance with Malaysian Accounting Standards Board No. 21 “Business Combination” (“MASB 21”), which includes the presentation of the financial statements as if the internal group reorganisation had been in effect since the date of incorporation of Vsource (Japan) Limited on July 3, 2000 and the date of incorporation of Vsource Taiwan Insurance Broker Limited Company on September 18, 2003.

2)	The income statement data for the 13 months ended January 31, 2002 is presented after adjusting for the prior year adjustment relating to the recognition of the waiver of an amount owing by the holding company in the statement of changes in equity in compliance with applicable approved accounting standards in Malaysia.

The effects of the above to the income statement data of Vsource Asia are as follows:

	As Previously Reported	Effects of Applying Merger Accounting	Prior Year Adjustment	As Restated
	RM	RM	RM	RM
	(in thousands)
For the 13 Months Ended January 31, 2002:
Revenue	37,022	5,114	0	42,136
Cost of services provided	11,925	4,814	0	16,739
Gross profit	25,097	300	0	25,397
Waiver of amount due to holding company	56,282	4,455	(60,737)	0
Administrative expenses	20,013	5,227	0	25,240
Other operating expenses	755	805	0	1,560
Profit/(loss) before taxation	60,611	(1,277)	(60,737)	(1,403)
Profit/(loss) after taxation	60,991	(1,277)	(60,737)	(1,023)

For the Year Ended January 31, 2003:
Revenue	94,389	6,451	0	100,840
Cost of services provided	34,943	12,365	0	47,308
Gross profit/(loss)	59,446	(5,914)	0	53,532
Administrative expenses	33,309	(3,542)	0	29,767
Other operating expenses	2,209	632	0	2,841
Profit/(loss) before taxation	23,928	(3,004)	0	20,924
Profit/(loss) after taxation	23,928	(3,004)	0	20,924

Balance Sheet Data

	As at January 31,
	2004	2004	2003	2002
	US$	RM	RM	RM
	(in thousands)
Balance Sheet Data:
Current assets:
Trade and other receivables	3,131	11,900	11,375	2,738
Inventories	207	786	1,863	–
Amount due from fellow subsidiaries	1,058	4,021	95,964	62,606
Amount due from holding company	–	–	16	14
Fixed deposits with licensed banks	–	–	570	–
Cash on hand and at banks	1,193	4,532	1,816	1,625

Total current assets	5,589	21,239	111,604	66,983

Property, plant and equipment	4,264	16,204	18,585	28,959
Fixed deposits with licensed banks	348	1,324	–	–

Total assets	10,201	38,767	130,189	95,942

Current liabilities:
Trade and other payables	4,120	15,655	9,918	10,040
Deferred revenue	735	2,793	2,079	362
Advances from customers	905	3,438	4,669	–
Amount due to fellow subsidiaries	125	476	28,468	24,576
Amount due to holding company	*	*	271	271
Tax liabilities	22	84	–	–

Total current liabilities	5,907	22,446	45,405	35,249

Net current assets/ (liabilities)	(318)	(1,207)	66,199	31,734

Non-current liabilities	–	–	3,422	–

Total liabilities	5,907	22,446	48,827	35,249

Shareholders’ equity:
Share capital	76	290	265	265
Reserves:
Exchange reserve	(232)	(881)	(221)	34
Merger reserve	228	868	340	340
Retained earnings	4,222	16,044	80,978	60,054

Total shareholders’ equity	4,294	16,321	81,362	60,693

Total liabilities and shareholders’ equity	10,201	38,767	130,189	95,942

*	Represents less than RM1,000.

Statement of Adjustments to Balance Sheet

The balance sheet data above have been prepared based on the audited financial statements set forth elsewhere herein, and have been adjusted for the following:

Vsource (Japan) Limited and Vsource Taiwan Insurance Broker Limited Company were acquired by Vsource Asia under an internal group reorganisation wherein the rights of the shareholder Vsource Asia of the respective companies, remain unchanged.

Accordingly, Vsource (Japan) Limited and Vsource Taiwan Insurance Broker Limited Company were consolidated using the principles of merger method of accounting in accordance with Malaysian Accounting Standards Board No. 21 “Business Combination” (“MASB 21”), which includes the presentation of the financial statements as if the internal group reorganisation had been in effect since the date of incorporation of Vsource (Japan) Limited on July 3, 2000 and the date of incorporation of Vsource Taiwan Insurance Broker Limited Company on September 18, 2003 respectively.

The effects of above to the balance sheet data of Vsource Asia are as follows:

	As Previously Reported	Effects of Applying Merger Accounting	As Restated
	RM	RM	RM
	(in thousands)
As at January 31, 2002:
Property, plant and equipment	28,312	647	28,959
Trade and other receivables	1,416	1,322	2,738
Amounts due from fellow subsidiaries	59,905	2,701	62,606
Cash and bank balance	543	1,082	1,625
Trade and other payables	4,235	5,805	10,040
Deferred revenue	0	362	362
Amounts due to fellow subsidiaries	24,173	403	24,576
Share capital	250	15	265
Exchange reserve	0	34	34
Merger reserve	0	340	340
Retained earnings	61,260	(1,206)	60,054

As at January 31, 2003:
Property, plant and equipment	18,208	377	18,585
Trade and other receivables	9,072	2,303	11,375
Amounts due from ultimate holding company	14	2	16
Cash and bank balance	1,006	810	1,816
Trade and other payables	6,964	2,954	9,918
Deferred revenue	1,669	410	2,079
Amounts due to fellow subsidiaries	24,265	4,203	28,468
Share capital	250	15	265
Exchange reserve	0	(221)	(221)
Merger reserve	0	340	340
Retained earnings	85,188	(4,210)	80,978

RECENT DEVELOPMENTS

The following financial data as at July 31, 2004 and as at July 31, 2003 and for the six months ended July 31, 2004 and July 31, 2003 have been derived from the unaudited consolidated financial statements of Vsource Asia (which are not set forth herein). This financial data should be read in conjunction with, and is qualified in its entirety by reference to, the audited and unaudited consolidated financial statements of Vsource Asia included elsewhere in the Offer Document. The financial statements of Vsource Asia as at July 31, 2004 and July 31, 2003 and for the six months ended July 31, 2004 and July 31, 2003, have been prepared and presented on a consolidated basis and in accordance with Malaysian GAAP. Malaysian GAAP differs in certain respects from US GAAP. For a description of significant differences between Malaysian GAAP and US GAAP as applicable to Vsource Asia on a consolidated basis, see “Summary of Certain Significant Differences Between Malaysian GAAP and US GAAP.”

	Six Months Ended July 31,
	2004 (unaudited)	2004 (unaudited)	2003 (unaudited)
	US$	RM	RM
	(in thousands)
Income Statement Data:
Revenue	8,802	33,448	36,121
Cost of revenues	(5,919)	(22,491)	(19,778)

Gross profit	2,883	10,957	16,343
Other operating income	*	3	4
Waiver of amount due to former holding company and fellow subsidiaries	–	–	–
Gain on disposal of a subsidiary	–	–	–
Administrative expenses	(3,524)	(13,393)	(13,574)
Other operating expenses	(118)	(451)	(330)

Profit/(Loss) before taxation	(759)	(2,884)	2,443
Taxation	3	13	–

Profit/(Loss) after taxation	(756)	(2,871)	2,443

Earnings/(Loss) per share:
Basic(1)	(2.61)	(9.90)	9.22

*	Represents less than RM1,000.

(1)	Based on weighted average number of shares in issue.

	As at July 31,
	2004 (unaudited)	2004 (unaudited)	2003 (unaudited)
	US$	RM	RM
	(in thousands)
Balance Sheet Data:
Current assets:
Trade and other receivables	1,926	7,319	8,729
Prepayments	160	606	683
Deferred costs	1,006	3,823	4,041
Inventories	160	609	1,277
Amount due from subsidiaries	–	–	–
Amount due from fellow subsidiaries	–	–	70,409
Amount due from holding company	–	–	–
Deposits	551	2,094	1,469
Fixed deposits with licensed banks	–	–	570
Cash held in trust for client	245	931	–
Cash on hand and at banks	857	3,255	3,476

Total current assets	4,905	18,637	90,654

Property, plant and equipment	3,363	12,778	14,649
Fixed deposits with licensed banks	348	1,324	949

Total assets	8,616	32,739	106,252

Current liabilities:
Trade and other payables	2,997	11,388	9,776
Deferred revenue	508	1,929	3,601
Advances from customers	314	1,194	4,578
Amount due to subsidiaries	–	–	–
Amount due to fellow subsidiaries	60	230	–
Amount due to holding company	1,165	4,427	3,278
Tax liabilities	19	71	–

Total current liabilities	5,063	19,239	21,233

Net current assets/ (liabilities)	(158)	(602)	69,421

Non-current liabilities	–	–	1,142

Total liabilities	5,063	19,239	22,375

Shareholders’ equity:
Share capital	76	290	265
Reserves:
Exchange reserve	(219)	(831)	(149)
Merger reserve	228	868	340
Comprehensive loss	–	–	–
Retained earnings	3,468	13,173	83,421

Total shareholders’ equity	3,553	13,500	83,877

Total liabilities and shareholders’ equity	8,616	32,739	106,252

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the selected consolidated financial data, and the audited consolidated financial statements and the related notes thereto.

VSOURCE ASIA’S FISCAL YEAR ENDS ON JANUARY 31 OF THE FOLLOWING CALENDAR YEAR. UNLESS OTHERWISE INDICATED, REFERENCES TO “2002,” “2003” AND “2004” RELATE TO THE FISCAL YEARS ENDED JANUARY 31, 2002, 2003 AND 2004, RESPECTIVELY, RATHER THAN CALENDAR YEARS. REFERENCES TO “2002” AND “YEAR ENDED JANUARY 31, 2002” IN ALL CASES REFER TO THE 13 MONTH-PERIOD ENDED JANUARY 31, 2002.

Vsource Asia is principally involved in the provision of business process outsourcing services. Business process outsourcing is the outsourcing by a company of specific business and operational functions by hiring a third-party vendor such as Vsource Asia to perform those functions on the company’s behalf. If such functions are not outsourced, then a company would need to perform those functions internally, using its own personnel, infrastructure and resources.

Vsource Asia’s primary source of revenues in 2004 was fees earned from delivering business process outsourcing solutions such as warranty solutions, human resource solutions and Vsource Foundation Solutions. The main source of its revenue (approximately 58% in 2004) was the provision of warranty solutions to Gateway under a three-year support services agreement (the “Support Services Agreement”) to support Gateway’s warranty obligations with respect to its installed base of end users in the Asia-Pacific region. Vsource Asia also derived revenues from the sales of products through its sales solutions. Because Gateway terminated its operations in the region in 2001 and therefore is not selling any new products in Asia, revenues from the Support Services Agreement have been declining and are expected to continue to decline sequentially as the installed base of end users who will be covered by Gateway’s warranties declines over time.

Vsource Asia believes that it can successfully reduce costs related to the services provided to Gateway in line with the decline in the corresponding revenues over the remaining term of the contract. Management is actively soliciting new business for Vsource Asia but negotiation periods of 12 to 18 months are common with the complexity of implementation of its services across multiple countries.

Sale of Interest in Vsource Asia by its Parent Company

In 2004, Vsource entered into sales and purchase agreements with Symphony and other investors to sell them 38.8% of the issued and outstanding share capital of Vsource Asia for total cash consideration of approximately US$9.5 million. As part of the transaction, Vsource transferred all of the shares and share capital of its wholly owned subsidiaries in Japan and Taiwan to Vsource Asia. All sales were completed by March 23, 2004. As a result, Vsource now holds 61.2% of Vsource Asia, and Symphony and the other investors hold 30.3% and 8.5%, respectively.

Vsource Asia is exploring the possibility of an initial public offering in Malaysia and a listing of its shares on the Malaysian Mesdaq Market in 2005 subject to market conditions.

Critical Accounting Policies

Vsource Asia prepares its consolidated financial statements in conformity with accounting principles generally accepted in Malaysia. As such, Vsource Asia is required to make certain estimates, judgments and assumptions that Vsource Asia believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which Vsource Asia believes are the most critical to aid in fully understanding and evaluating its reported financial results include the following:

Revenue and Costs Recognition

Gateway Support Services Agreement

Under the Support Services Agreement, there are variable and fixed component to its fee based upon predetermined monthly transaction volumes. If the predetermined monthly transaction volume is exceeded, incremental transactions are charged on a monthly basis at the agreed rates per transaction specified in the Support Services Agreement. Fees are payable by clients on a monthly basis with fixed revenues recognized on an accrual basis while variable revenues are recognized when incremental transactions are performed.

Major costs incurred in relation to the Support Services Agreement are payroll, third-party vendor and facility rental costs, which are recognized as incurred in order to match the related effort in serving the Support Services Agreement. In addition, Vsource Asia incurs inventory costs in repairing or replacing components in Gateway’s customers’ computers. Vsource Asia recognizes such additional inventory costs on a LIFO basis in each accounting period.

Other Business Process Outsourcing Agreements

Vsource Asia provides services under its other business process outsourcing agreements. These types of agreements generally have two main revenue sources: set-up fees during the implementation period when Vsource Asia performs set-up procedures to facilitate delivery of its services and monthly charges for the subsequent use of these services. Under this method, set-up fees are deferred and recognized on a straight-line basis over the initial term of the contract or the expected period during which the specified services will be performed. Costs related to implementation are deferred and amortized on the same basis. Monthly transaction fees under these types of agreements are accounted for separately and are recognized on a monthly basis. Beginning February 2004, set-up fees have been deferred and recognized on a percentage completion basis over the implementation period corresponding to specific milestones in the implementation process for all new contracts.

Provisions for anticipated losses are made in the period in which they first become determinable.

Impairment of Long-Lived Assets

Vsource Asia assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors it considers important that could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results;

•	Significant changes in the manner of its use of the acquired assets or the strategy for its overall business;

•	Technological obsolescence;

•	Significant negative industry or economic trends; or

•	Significant decline in its market capitalization relative to net book value for a sustained period.

When Vsource Asia determines that the carrying value of an asset may not be recoverable based upon the existence of one or more of the above or other indicators, it assesses recoverability of its carrying value by comparison to the future undiscounted cash flows it is expected to generate. If an asset is impaired, pursuant to MASB 23, Vsource Asia will measure any impairment based on a projected discounted cash flow method using a discount rate determined by its management to be commensurate with the risk inherent in its current business model or the net selling price, whichever is higher.

Vsource Asia has significant amounts of computer equipment and software assets, which are more prone to impairment due to technical obsolescence or business changes. However, its management is of the opinion that there is no indication that these assets are impaired.

Results of Operations

The following table sets forth, for the periods indicated, information about Vsource Asia’s results of operations as a percentage of revenue:

	For the Year Ended January 31,
	2004	2003	2002(1)
Results of Operations:
Revenue	100%	100%	100%
Cost of services provided	61.3%	46.9%	39.7%

Gross profit	38.7%	53.1%	60.3%
Other operating income	*	–	–
Gain on disposal of a subsidiary	*	–	–
Administrative expenses	24.6%	29.5%	59.9%
Other operating expenses	5.3%	2.8%	3.7%
Total operating expenses	29.9%	32.3%	63.6%
Profit/(Loss) before taxation	8.8%	20.8%	(3.3)%
Taxation	(0.1)%	–	0.9%

Profit/(Loss) after taxation	8.7%	20.8%	(2.4)%

*	Represents less than 0.1%.

(1)	Figures for 2002 are for the 13 months ended January 31, 2002, rather than the 12 months ended January 31, 2002.

Year Ended January 31, 2004 Compared to the Year Ended January 31, 2003

Revenue

Revenue in 2004 was derived primarily from two sources: (i) services revenue, derived primarily from Vsource Asia’s warranty solutions for Gateway, human resource solutions, human capital management solutions and Vsource Foundation Solutions, and (ii) product revenue, derived from its sales solutions. Revenues are recognized in accordance with the policies set forth in “Critical Accounting Policies and Estimates” above.

In 2004, total revenues decreased to RM69.2 million from RM100.8 million in 2003, a decrease of RM31.6 million, or 31.4%, primarily due to the decline in the volume of its warranty solutions to support Gateway’s warranty obligations with respect to its installed base of end users in the Asia-Pacific region, which commenced on November 1, 2001.

Cost of Services Provided

Cost of services provided consisted primarily of costs related to employees, sub-contractors, replacement parts, depreciation, freight, duties, telecommunications and other expenses that were associated with providing clients with goods and services. In accordance with its deferred revenue treatment on set-up revenues generated from implementation of its solutions, Vsource Asia also defers the costs relating to such set-up and amortizes those costs for a period identical to the period for which revenue is deferred. Therefore, there can be a timing difference from when the costs are actually incurred to when they are recognized.

Cost of services provided decreased by 10.3% to RM42.4 million in 2004 from RM47.3 million in 2003. Vsource Asia’s cost of services provided did not decline as quickly as its revenue, which fell 31.4% from 2003 to 2004. This was mainly due to the higher cost of services provided in its human resource solutions, as costs related to two regional implementations were incurred, and in its Vsource Foundation Solutions, as costs of infrastructure build-out was incurred for two new client contracts acquired during the year. Total cost of services provided in 2004 represented 61.3% of total revenue compared to 46.9% in 2003, as more projects’ implementation costs were recorded in 2004.

Administrative Expenses

Administrative expenses consisted primarily of employee-related costs that are not directly related to providing goods or services, such as salaries of administrative and support personnel, benefits and commissions, rental, insurance premiums and costs relating to certain other outside services.

Administrative expenses decreased by 43.0% to RM17.0 million in 2004 from RM29.8 million in 2003. As a percentage of total revenue, administrative expenses decreased to 24.6% in 2004 from 29.5% in 2003. The decrease in administrative expenses in 2004 was due primarily to expenses being charged to a fellow subsidiary. These included RM12.9 million of expenses in 2004 charged to Vsource (CI) Ltd., a fellow subsidiary, for expenses incurred on behalf of Vsource (CI) Ltd. for the set-up of Vsource (Texas) Inc., a fellow subsidiary, as well as fees for recruiting staff to Vsource (Texas) Inc., and fees for services rendered in relation to the merger of Vsource and Team America, Inc.

Other Operating Expenses

Other operating expenses in 2004 consisted primarily of bad debts for amounts due from Team America, Inc.

Other operating expenses increased by 29.7% to RM3.7 million in 2004 from RM2.8 million in 2003. The increase in other operating expenses was due primarily to bad debts write-off of RM2.6 million for the amounts due from Team America, Inc. which filed a voluntary petition pursuant to Chapter 11 of the United States Bankruptcy Code in October 2003.

Taxation

Vsource Asia’s taxation charge for 2004 amounted to RM83,600 with RM45,600 and RM38,000 arising from its operations in Taiwan and Japan, respectively.

Net Profit

As a result of the foregoing, Vsource Asia had a net profit in 2004 of RM6.0 million, a decrease of 71.3% compared to its net profit of RM20.9 million in 2003.

Year Ended January 31, 2003 compared to the 13 Months ended January 31, 2002

Revenue

Revenue in 2003 was derived primarily from two sources: (i) services revenue, derived primarily from its warranty solutions for Gateway, human resource solutions and Vsource Foundation Solutions, and (ii) product revenue, derived from its sales solutions. Revenues are recognized in accordance with the policies set forth in “Critical Accounting Policies and Estimates” above.

In 2003, total revenues increased to RM100.8 million from RM42.1 million in 2002, an increase of RM58.7 million, or 139.4%, primarily due to its provision of warranty solutions to support Gateway’s warranty obligations with respect to its installed base of end users in the Asia-Pacific region, which commenced on November 1, 2001.

Cost of Services Provided

Cost of services provided consisted primarily of costs related to employees, sub-contractors, replacement parts, depreciation, freight, duties, telecommunications and other expenses that were associated with providing clients with goods and services. In accordance with its deferred revenue treatment on set-up revenues generated from implementation of its solutions, Vsource Asia also defers the costs relating to such set-ups and amortize those costs for a period identical to the period for which revenue is deferred. Therefore, there can be a timing difference from when the costs are actually incurred, to when they are recognized.

Cost of services provided increased to RM47.3 million, or 182.6%, for 2003 from RM16.7 million in 2002, reflecting the growth of its business and revenues. The rate of increase in its cost of services provided significantly exceeded the rate of increase in its revenue, which increased by 139.4% from 2002 to 2003. The increase was due primarily to costs incurred in the build out of the infrastructure necessary for the provision of its business process outsourcing services.

Total cost of services provided in 2003 represented 46.9% of total revenue, compared to 39.7% in 2002, due to the increase in infrastructure build out costs as explained above.

Administrative Expenses

Administrative expenses consisted primarily of employee-related costs that are not directly related to providing goods or services, such as salaries of administrative and support personnel, benefits and commissions, rental, insurance premiums and costs relating to certain other outside services.

The increase in administrative expenses to RM29.8 million for 2003 from RM25.2 million in 2002 was due primarily to a significant increase in headcount to support the significant growth of its business and revenues. As a percentage of revenues, however, administrative expenses declined from 59.9% of total revenues in 2002 to 29.5% in 2003, reflecting the improved economies of scale realized from the growth of its business and revenues.

Other Operating Expenses

Other operating expenses in 2003 consisted primarily of write-off of computers and software of RM1.8 million.

Other operating expenses increased by 82.1% to RM2.8 million in 2003 from RM1.6 million in 2002. Other operating expenses increased due primarily to the write-off of computers and software.

Taxation

Vsource Asia was awarded Multimedia Super Corridor status and opted for pioneer status under Section 4A of the Malaysian Promotion of Investment Act, 1986, effective December 20, 2000. Under pioneer status, Vsource Asia is eligible for a five-year exemption from taxation on its statutory income derived from business sources.

Accordingly, there was no taxation charge for 2003. The taxation charge in 2002 was in relation to deferred tax charges.

Net Profit

As a result of the foregoing, Vsource Asia had a net profit in 2003 of RM20.9 million, compared to a net loss of RM1.0 million in 2002.

Liquidity and Capital Resources

Vsource Asia’s cash and bank deposits totaled RM4.5 million as of January 31, 2004, compared to RM1.8 million as of January 31, 2003 and RM1.6 million as of January 31, 2002. Vsource Asia had no long term liabilities as of January 31, 2004. Vsource Asia has financed its operations primarily through cashflow generated from its operating activities. In addition, during 2002, Vsource Asia received a US$3 million advance from Gateway under the Support Services Agreement, which has been used to offset outstanding accounts receivable from Gateway at a monthly rate from May 2002. The balance of this advance as of January 31, 2004 amounted to US$0.9 million.

Net cash from operating activities was RM17.0 million in 2004, compared with net cash from operating activities of RM32.0 million in 2003 and RM16.2 million in 2002. Net cash from operating activities in 2004, 2003 and 2002 consisted primarily of cash receipt for services rendered to customers offset by cash paid to suppliers and employees.

Net cash used in investing activities was RM6.1 million in 2004, RM1.4 million in 2003 and RM18.0 million in 2002. Net cash used in investing activities for 2004 primarily reflected RM3.6 million for the acquisition of computer equipment and software and RM1.4 million for office renovation. Net cash used in investing activities for 2003 primarily related to the acquisition of property and equipment. In 2002, net cash used in investing activities was primarily related to the acquisition of property and equipment.

Net cash used in financing activities was RM7.4 million in 2004 and RM30.0 million in 2003. Net cash used in financing activities in those periods primarily related to cash paid on behalf of Vsource, its parent company, and other subsidiaries of Vsource. Net cash from financing activities in 2002 was RM3.3 million. Net cash from financing activities in 2002 related to advances from Vsource Inc. and related companies.

As of January 31, 2004, apart from lease payments under non-cancelable operating leases in relation to the rental of office premises and computer equipment, Vsource Asia had no significant contractual obligations or commercial commitments outstanding.

Vsource Asia has no other off-balance sheet arrangements that could significantly reduce its liquidity. Vsource Asia’s management believes that Vsource Asia has adequate funding for existing operations for at least the next 12 months.

Market Risks

Interest Rate Risk

Vsource Asia’s exposure to market risk for changes in interest rates relates primarily to its cash on deposit with financial institutions. However, changes in interest income is not expected to have a material impact on its financial results, as Vsource Asia derived only RM7,478 from interest income in 2004.

Foreign Currency Risk

As a business that derives most of its revenues from operations in the Asia-Pacific region, Vsource Asia faces exposure to adverse movements in foreign currency exchange rates. This exposure may change over time as business practices evolve and could seriously harm its financial results. A substantial portion of its revenues are currently denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make its services more expensive and therefore reduce the demand for its services. Reduced demand for its services could seriously harm its financial results. Conversely, a decline in the value of the U.S. dollar relative to foreign currencies could make its expenses, most of which are denominated in foreign currencies, higher, which could reduce its net income or increase its operating losses. Currently, Vsource Asia does not hedge against any foreign currencies and, as a result, could incur unanticipated gains or losses.

Vsource Asia incurs expenses in foreign currencies, principally Malaysian Ringgit, Japanese Yen and New Taiwan dollars. Vsource Asia’s Japanese Yen and Malaysian Ringgit-denominated expenses represented approximately 38% and 57%, respectively, of its total cash expenses for the year ended January 31, 2004. New Taiwan dollar expenses represented only 5% of its expenses, as Vsource Asia did not launch operations in Taiwan until October 2003. The Malaysian Ringgit currently has a fixed exchange rate to the U.S. dollar and there is no exchange exposure at present although there is no assurance that such fixed exchange rate will be maintained in the future. See “Exchange Rates, Exchange Controls and Foreign Investment.”

BUSINESS

Overview

Vsource Asia is principally involved in the provision of of business process outsourcing services. Business process outsourcing is the outsourcing by a company of specific business and operational functions by hiring a third-party vendor such as Vsource Asia to perform those functions on the company’s behalf. If such functions are not outsourced, then a company would need to perform those functions internally, using its own personnel, infrastructure and resources.

Vsource Asia offers business process outsourcing solutions to its clients. Vsource Asia’s solutions and operating systems are designed so that companies can rely on it to operate important technical, administrative and sales functions on their behalf in multiple countries across Asia, the United States and Europe.

Vsource Asia offers a range of business process outsourcing solutions to its clients including:

•	Warranty Solutions — a broad range of after-sales and customer support functions including telephone, web and email technical support, comprehensive warranty and product support, parts dispatch and management, multi-lingual helpdesk, field services, on-site fix and reverse logistics;

•	Human Resource Solutions — payroll processing, expense claims processing and administration, statutory reporting and filing, employee helpdesk, online reports, accounting and corporate reporting, and payment solutions;

•	Sales Solutions — demand generation through sales and marketing, development of market channels to support the sales of clients’ products and services across the Asia-Pacific region, and execution of the sales of such products and services; and

•	Vsource Foundation Solutions™ — general business process outsourcing services comprising of turn-key customer relationship management, supply chain management, and financial administration.

Vsource Asia’s business process outsourcing solutions are designed to bundle key operating know-how and processes together in a single package. For instance, its warranty solutions enables Vsource Asia to provide warranty and other after-sales support to its clients through the integration of its customer relationship management, supply chain management and financial administration functions into one package. The key components of its business process outsourcing solutions are:

•	customer relationship management;

•	financial and payroll administration;

•	benefits administration;

•	supply chain management; and

•	sales management.

Vsource Asia delivers solutions into most major markets in the Asia-Pacific region, the United States and Europe. Vsource Asia supports its clients’ operations from two shared service centers located in Malaysia (Kuala Lumpur and Cyberjaya) and two shared service centers located in Taiwan and Japan, respectively. Most of its sales and marketing has been conducted by sales and marketing personnel who are employees of Vsource or its subsidiaries and not of Vsource Asia. Such sales and marketing personnel are based in Hong Kong. Such sales and marketing personnel will continue to perform sales and marketing on behalf of Vsource for the benefit of Vsource Asia pursuant to the Vsource Business Alliance Agreement (as defined in “Related Party Transactions”).

Vsource Asia maintains its executive offices at Level 12, Menara HLA, Jalan Kia Peng, 50450 Kuala Lumpur, Malaysia. Vsource Asia’s telephone number is +60 3-7490-8000 and its website is at www.vsource.com.

Industry Background

Managing a global business today is highly complex. Multinational companies are faced with many challenges in the execution of their business strategies across the world. In particular, these companies frequently face the need for support services in areas which are important, but not core competencies, for their particular business model. Globally, managers face a combination of challenges including (i) increasing regulatory complexity; (ii) a need to maintain best-practices; (iii) attracting, maintaining and managing the human talent required to deliver professional and operating skills reliably and seamlessly across multi-national borders; and (iv) a lack of scale in their operations. For managers of Fortune 500 and Global 500 companies operating internationally on a regional or global basis, these challenges are exacerbated by the complexities of operating in and across countries with different languages, regulations, currencies, business practices and cultural nuances. These complexities make it even more difficult and costly to deliver internal corporate functions than in a homogeneous market such as the United States.

In the United States, and to a lesser extent, in Europe, many companies have looked to outsource specialized business processes. Until recently, this phenomenon has been far less evident in the Asia-Pacific region. However, globalization and the development of new enabling technologies such as the internet have resulted in an emerging demand for business process outsourcing services in the Asia-Pacific region in much the same way that these services are being used in other major markets.

Malaysian Government Incentives for the Industry

To date, there are no specific incentives granted by the Malaysian government for the business process outsourcing industry. However, it benefits from the incentives granted by the Malaysian government with respect to Multimedia Super Corridor status.

Multimedia Super Corridor status is the recognition by the Malaysian government through Multimedia Development Corporation Sdn Bhd for companies that participate and undertake their information technology and multimedia activities in the Multimedia Super Corridor. As at December 30, 2003, 973 companies have been awarded Multimedia Super Corridor status, comprising 931 Multimedia Super Corridor technology companies, 33 institutions of higher learning and nine incubator companies. The Multimedia Super Corridor status is awarded to both local and foreign companies that develop or use multimedia technologies to produce or enhance their products and services and for process development. These companies enjoy a set of incentives and benefits from the Malaysian government backed by the 10 point Bill of Guarantees which includes unrestricted employment of local and foreign knowledge workers, competitive financial incentives including no income tax for up to 10 years or an investment tax allowance for up to five years and no duties on the import of multimedia equipment and freedom of ownership by exempting companies with Multimedia Super Corridor status from local ownership requirements.

Vsource Asia’s Strategy

Vsource Asia’s strategy is focused on Fortune 500 and Global 500 companies with substantial operations across multiple countries in the Asia-Pacific region. Many of these companies utilize business process outsourcing services in the United States and/or Europe, but Vsource Asia believes that few have initiated the use of these services in the Asia-Pacific region because, until recently, a regional solution has not been available. Vsource Asia believes that its approach, which requires substantial investment in sales and marketing to acquire clients because its target clients are the world’s largest companies, allows it to establish highly integrated, tailored and long-term solutions, generating both initial and recurring revenue streams.

Vsource Asia delivers its business process outsourcing solutions to multiple clients on a regional and inter-regional basis from shared services centers, rather than on a country-by-country basis using separate, duplicative facilities in each country. The goal is to provide its clients with a seamless, centralized integrated solution and a single point of accountability through Vsource Asia.

Vsource Asia’s Solutions

Vsource Asia offers its clients four business process outsourcing solutions which are broken into two large groupings, namely Human Resources Solutions and Client Outsourcing Solutions, to handle their technical, administrative and sales functions. These can be summarized as follows:

Human Resources Solutions	Client Outsourcing Solutions
Enterprise Solutions	Warranty Solutions	Sales Solutions	Foundation Solutions

• Payroll processing • Payments • Statutory reporting and filing • Accounting and corporate reporting • Online reports • Employee help desk	• Multi-lingual help desk • Web/email support • Warranty service • Parts dispatch and management • Field service and on-site repair • Reverse logistics

•      Customer Relationship Management

•      Inbound and Outbound call management:

–     Web/email

–     Multi-lingual

•      Financial administration

–     Accounting

–     Payroll

•      Supply Chain Management

–     Logistics

–     Reverse

–     Logistics

–     Field services

–     4PL

• Sales – Multi-tier – Direct – Online – Hybrid • Administration – Lead generation – Order processing • Marketing – Advertising – Product – Planning – Stock keeping unit management – Communication

Human Resources Solutions

Enterprise Human Resources Solutions

Under the Enterprise Human Resources Solutions, Vsource Asia manages its clients’ human resources related processes such as payroll and expense claims activities on a regional basis to reduce the clients’ cost of operations, improve controls and data management under one regional umbrella and provide a single point of accountability. Vsource Asia’s payroll and claims solution uses an online self-service approach. The service elements include the following:

•	payroll processing;

•	employee self-service assistance;

•	payments;

•	statutory reporting and filing;

•	accounting and corporate reporting;

•	on-line pay slips, annual earnings statements and other reports to employees;

•	on-line reports to management; and

•	employee helpdesk in local languages.

Under Enterprise Human Resources Solutions, Vsource Asia also provides Enterprise clients with travel and expense claim management services which is fully integrated and web-enabled. These services are provided for clients to support operations across Asia and 21 countries in Europe.

Client Outsourcing Solutions

Warranty Solutions

Vsource Asia manages and provides comprehensive and integrated after-sales services and customer support functions for clients on a regional basis to reduce the clients’ cost of providing support for service or warranty obligations and to provide a single point of accountability. The Warranty Solutions comprise:

•	warranty services;

•	parts dispatch and management;

•	field services and on-site repair;

•	customer contact centers that provide multi-lingual telephone, web and e-mail technical support; and

•	return of faulty parts to manufacturers or repair centers to replace such faulty parts, including management of any warranty support provided by such manufacturers.

Sales Solutions

Vsource Asia also provides ‘front-end’ services to support its clients’ sales activities including sales administration, marketing and sales support to help generate demand and the creation of new direct distribution channels, to supplement the clients’ traditional country-based distribution strategies in Asia. The Sales Solutions consists of the following:

•	total sales solution: A complete sales solution across the Asia-Pacific region, including sales force management, development and execution of direct distribution channels, and fully integrated sales administration and support;

•	team sales: An integrated administration and support for the sales team requirements including order processing, coordination with manufacturing supply chain, lead generation and qualification, and development of marketing and sales materials; and

•	direct sales: Direct sales of the clients’ products across the Asia-Pacific region through the Internet, email, telephone and fax.

Foundation Solutions

Foundation Solutions are sophisticated turnkey customer relationship management, supply chain management and financial administration services, typically covering multiple markets in Asia-Pacific and delivered in multiple languages. This solution is suitable for companies that do not require comprehensive business process outsourcing solutions and can be delivered on a stand-alone basis rather than as a part of a bundled solution. Foundation Solutions include the following service elements:

•	customer relationship management through which Vsource Asia delivers integrated customer relationship management solutions tailored to each client’s specific requirement including multi-lingual pan-Asian coverage for 14 countries and 11 languages;

•	financial, payroll and claims administration; and

•	supply chain management.

As part of the Foundation Solutions, Vsource Taiwan Insurance Broker Limited Company is mainly involved in telesales and telemarketing for insurance companies in Taiwan. Vsource Taiwan Insurance Broker Limited Company has an insurance broker permit to carry out personal/life insurance broking services.

Service Delivery

Vsource Asia delivers its business process outsourcing solutions through an infrastructure of shared service centers based in Malaysia, Taiwan and Japan utilizing online, web-enabled technology systems, enterprise-grade software applications, and third party service providers. Vsource Asia’s business is based on leveraging shared resources to provide best practices while achieving economies of scale, which it believes permits it to provide its clients with business process outsourcing solutions of equal or better quality at significantly lower costs.

Shared Service Centers

Vsource Asia operates four shared service centers: two in Malaysia - Kuala Lumpur and Cyberjaya; one in Taipei, Taiwan and one in Osaka, Japan. The personnel, systems and technology Vsource Asia uses to manage its clients’ transactions or customer support functions are based in these locales. From these two locations, Vsource Asia is able to provide language support in all of the major languages and dialects in the Asia-Pacific region, including all key Chinese dialects, Japanese, Korean, Bahasa Malaysia, Bahasa Indonesia, Thai and English.

Technology

Vsource Asia’s technology and network infrastructure uses a multi-level, modular architecture, which emphasizes scalability, flexibility, adaptability, security, reliability and availability. Vsource Asia’s systems and applications utilize industry standard programming languages, protocols and components, such as XML, CORBA, Java, JSP, C++ and VB. Vsource Asia connects to its clients’ and vendors’ systems through standard interfaces using a middleware product from Vitria. Vsource Asia’s core engines are based on widely used platforms such as Oracle8i, MSQL 7, Oracle9i, IIS, and IPlanet. The applications and software are powered by IBM AIX, Sun Solaris, Linux, Windows NT and Windows 2000 based systems, and in addition, Vsource Asia utilizes EMC’s Symmetrix System for storage and Cisco products for networking. Vsource Asia’s customer relationship management facilities in Malaysia and Japan use Avaya Definity and Nortel Meridian computer telephony integration call center technologies, respectively; which are further integrated with customer relationship management software applications such as Siebel and Oracle 11i enterprise resource planning system.

Customer Relationship Management

Vsource Asia’s comprehensive business process outsourcing solutions, including warranty solutions and sales solutions, utilize its comprehensive online customer relationship management capabilities for customer support and contact. Customer relationship management is also provided as a stand-alone service as one of its Vsource Foundation Solutions. Customer relationship management services are delivered from shared service centers in Malaysia, Taiwan and Japan and include:

•	24x7 telephone, fax and email support;

•	Fully integrated, real-time online order entry and support systems for online users who want assisted browsing and online ordering assistance;

•	Internet and inbound and outbound telephone sales (including sales of other products or upgrades of a purchased product);

•	Product configuration and validation;

•	Multi-level technical support;

•	Customer service;

•	Multi-language support; and

•	Field service dispatch.

Financial Administration

Vsource Asia provides financial administration functions to support the delivery of its comprehensive business process outsourcing solutions, including human resource solutions and sales solutions. Vsource Asia also provides financial administration as a stand-alone service as one of its Vsource Foundation Solutions. These functions can be delivered in multiple countries and multiple currencies. Certain payments functions are provided with support from internationally recognized financial institutions and accounting firms. The functions include:

•	Payment and payment processing;

•	Financial reporting;

•	Credit, collections and general accounting;

•	Accounts payable;

•	Fixed assets; and

•	Billing.

Supply Chain Management

Vsource Asia’s comprehensive business process outsourcing solutions, including warranty solutions and sales solutions, utilize its supply chain management capabilities to support the logistics, fulfillment and supply chain management needs of its clients and coordinate their logistics activities across the Asia-Pacific region. Vsource Asia also provides supply chain management as a stand-alone service as one of its Vsource Foundation Solutions.

Sales Management

Vsource Asia provides sales management functions to support the delivery of its sales solutions. These functions include:

•	Order processing;

•	Lead generation and qualification;

•	Sales force management and administration; and

•	Sales channel development.

Clients and Contracts

Vsource Asia’s clients generally sign a master services contract that governs the basic terms and conditions applicable to all of its offered solutions, pursuant to which a client can then purchase specific solutions from time to time under separate statements of work. These statements of work may contain additional terms and conditions applicable to that particular solution.

Most of Vsource Asia’s contracts and statements of work with clients have minimum terms of two years. Most contracts automatically renew for subsequent one-year terms, while other contracts will be renewed only upon mutual agreement of the parties. Generally, its clients may terminate their contracts for convenience upon specified periods of notice, but they will usually be required to pay Vsource Asia a termination fee that helps it to recover its upfront investment costs and a certain portion of its expected profit. Gateway may not terminate its contract for convenience. Consistent with industry practice, many of its client contracts contain specified performance standards applicable to key elements of its services. If its performance falls below the applicable standards, the client is entitled to terminate the contract, and in some cases a client may deduct amounts from its fees. As is also consistent with industry practice, its client contracts are also terminable for material uncured breach or insolvency.

Vsource Asia has a three-year contract with Gateway to provide support services. This contract expires in October 2004. The revenue from Gateway contributed approximately 58% of Vsource Asia’s revenue in 2004. However, revenue from Gateway is expected to decline significantly over the remaining period of the contract as the installed base of end users who will be covered by Gateway’s warranties drops over time.

Revenue

Vsource Asia’s revenues are generated from fees paid pursuant to client contracts. Under its contracts with international clients, it typically receives two types of fees: set-up fees, which are charged during the implementation period when it performs set-up and implementation procedures to facilitate delivery of its services, and subsequent recurring charges for delivery of these services. The set-up fees are generally fixed, although in some cases they may be charged on a time and materials basis. The recurring fees are variable, being based on the numbers of transactions, customer representatives provided or products sold. Many of Vsource Asia’s contracts provide for guaranteed minimum recurring fees with a variable component based on number of transactions exceeding agreed-upon minimum thresholds.

Sales and Marketing

Vsource Asia’s sales cycle begins with a disciplined client screening process. A key consideration in its international client screening process is to focus on Fortune 500 and Global 500 companies who (i) have sizable operations across multiple countries, (ii) will generate significant volumes of transactions through its system and (iii) are committed to outsourcing for their own business reasons to focus on core competencies, cost reductions, and quality improvement.

Due to the need for its clients to have a high degree of trust in Vsource Asia’s ability to execute reliably for them on a long-term basis, a large percentage of its sales efforts are driven by relationships built by its executive management. Vsource Asia also has a small staff of dedicated sales professionals whose primary role is to identify potential clients, assess its compatibility with those clients and negotiate and document its contracts. Members of the sales team are located in Japan and Malaysia.

Vsource Asia has focused its marketing efforts on promoting the benefits of outsourcing technical, administrative and sales functions, and on creating awareness that there is now a regional outsourcing solution available to Fortune 500 and Global 500 companies operating internationally. Vsource Asia is positioning itself as being uniquely qualified to deliver regional business process outsourcing services regionally and globally and establishing itself as the leader in this new market primarily through market research, public relations activities, seminars, speaking engagements and direct sales contacts.

Vsource Asia has entered into separate agreements with Vsource and Symphony for sales and marketing of Vsource’s business process outsourcing solutions. Under the agreements, Vsource and Symphony will support Vsource Asia in securing contracts with clients which will then be performed by Vsource Asia. Presently, Vsource is an investment holding company and is principally involved in sales and marketing of business process outsourcing solutions for Vsource Asia and its subsidiaries in Japan and Taiwan. Furthermore, Vsource Asia hopes that its partnership with Symphony will enhance its ability to attract clients from Malaysia.

Intellectual Property

Vsource Asia currently does not own the trademark registration for the mark “Vsource.” Vsource has trademark registrations for this mark in the United States and the European Community and is registering its logo in the United States. Vsource also uses “Vsource Versatile Solutions,” “Vsource Foundation Solutions,” “Vmarketing” and “Vsuites” as trademarks. On July 1, 2004, Vsource and Vsource Asia entered into a trademark and domain name license agreement pursuant to which Vsource granted Vsource Asia, for nominal consideration, a worldwide, perpetual, non-exclusive license to use the trademarks “Vsource,” including the “Vsource” logo, “Vsource Versatile Solutions,” Vsource Foundation Solutions,” “Vmarketing” and “Vsuites,” the domain name www.vsource.com, as well as other domain names used by Vsource in its business, and the word “Vsource” in any new domain names that Vsource Asia may wish to register from time-to-time. Vsource Asia, however, has not secured registrations for any trademarks in the United States or in any other country. It cannot guarantee that it will be able to secure registrations of its marks in Malaysia, the United States or in any foreign country. Its inability to register and protect marks could require it to stop using them or to share them with others, which could cause confusion in the marketplace and harm its business.

Vsource Asia currently holds an Internet domain name for www.vsourceasia.com. The acquisition and maintenance of domain names generally is regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, Vsource Asia may be unable to acquire or maintain relevant domain names in all countries in which it conducts business or into which it chooses to expand. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights continues to evolve. Therefore, Vsource Asia may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its intellectual property and other proprietary rights.

Vsource Asia does not hold any patents. Although it owns some proprietary software and has developed proprietary processes and methodologies for delivering its solutions, it also relies significantly upon technologies licensed from third parties such as Comex, Concur, Oracle, Ramco and Vitria to deliver its outsourcing solutions. Some of these licenses are perpetual licenses absent material breach on Vsource Asia’s part, while others require payment of recurring fees based on number of user licenses or number of transactions performed. Vsource Asia expects to need new licenses in the future as its business grows, the existing products it licenses become obsolete, and as technology evolves. Vsource Asia cannot be sure that it will be able to obtain necessary licenses on commercially reasonable terms, or at all, which could result in a material adverse effect on its business, financial condition and results of operations.

Third parties may claim that Vsource Asia’s technology or services, including those which it has licensed from a third-party licensor, infringe their proprietary rights. Although in most cases Vsource Asia is indemnified by its licensor in the event of a claim of intellectual property infringement by a third-party, any infringement claims, even if without merit, can be time-consuming and expensive to defend. They may divert Vsource Asia’s management’s attention and resource and could cause service implementation delays. In the event of a successful claim of infringement and the failure or inability of either Vsource Asia or its licensor to develop non-infringing technology or license the infringed or similar technology on a timely or commercially favorable basis, its business, financial condition and results of operations could be materially adversely affected.

Competition

Vsource Asia believes that it competes primarily with the in-house operations of its current and potential clients in the Fortune 500 and Global 500 market and its greatest competitive risk is that prospective clients will choose not to outsource their technical, administrative and sales functions and instead elect to continue performing these functions internally, including consolidating their operations in one or more regional shared service centers. Although Vsource Asia is not aware of any other company that provides a similar, comprehensive range of business process outsourcing services to its targeted clients across multiple countries in the Asia-Pacific region, Vsource Asia does compete with companies that fall into two basic categories:

•	companies that provide a much narrower selection of business process outsourcing solutions on a regional or semi-regional basis, including Accenture Ltd., Automatic Data Processing, Inc., Scicom Data Services, SITEL Corporation and Teletech Holdings, Inc.; or

•	companies that provide a broad variety of business process outsourcing solutions, but only in one or two countries, or in multiple countries but on a country-by-country basis, rather than on a regional or semi-regional basis. There are numerous such companies in each of the major markets in the Asia-Pacific region and Europe.

Quality Procedures

Since Vsource Asia is a service-based company, quality is a core element of its service delivery. Vsource Asia has quality control procedures such as quality checking, testing and reviewing. Vsource Asia measures its service quality through regular reviews with its clients in the form of monthly or quarterly basis. These quality procedures, which are carried out at different stages during the implementation of a project, are to ensure that the projects delivered meet the clients’ expectations. Vsource Asia also ensures that the delivery of the projects undertaken are within the budget and timeframe agreed during the execution of the project.

Vsource Asia has also undertaken a number of initiatives to establish operating quality measured against recognized third party standards and regularly engage professionals to assist in the establishment and maintenance of operating processes at world-class levels. Included among these initiatives are Customer Operations Performance Center certification and employment of TruSecure for security to protect clients’ data and applications. These are described in detail below:

Customer Operations Performance Center

Vsource Asia was certified a Customer Operations Performance Center in January 2004 and is believed to be the first call center in Malaysia to achieve this certification. The Customer Operations Performance Center Performance Management System is a set of management practices and training for customer-centric service operations designed to reduce the cost of providing services, improve customer satisfaction through improved services and quality and increase revenue.

TruSecure

TruSecure is an information security program that applies significant cross-industry expertise to the protection of critical network communications. The program has helped Vsource Asia to deploy and manage security measures and infrastructure to ensure complete information security to protect its clients’ data and applications.

Subsidiaries

Vsource Asia has three wholly owned subsidiaries, Vsource (Japan) Limited, incorporated in Japan, Vsource Taiwan Insurance Broker Limited Company and Vsource Taiwan Limited, each incorporated in Taiwan.

Japan

Vsource (Japan) Limited was incorporated in Japan under the name of NetCel360 (Japan) Limited pursuant to the Commercial Code of Japan on July 3, 2000. It subsequently changed to its current name on July 12, 2001 and the change was registered in the Commercial Register on July 26, 2001. The principal activity of Vsource (Japan) Limited is the provision of business process outsourcing services and provision of management services to fellow subsidiaries. Vsource (Japan) Limited is a wholly owned subsidiary of Vsource Asia.

Vsource Taiwan Insurance Broker Limited Company

Vsource Taiwan Insurance Broker Limited Company was incorporated in Taiwan, the Republic of China under the name of Vsource Taiwan Limited Company on September 18, 2003 in accordance with the Company Law of the Republic of China. It commenced its business on September 24, 2003 and subsequently changed to its present name on January 8, 2004. The principal activity of Vsource Taiwan Insurance Broker Limited Company is the provision of personal or life insurance brokerage activities. Vsource Taiwan Insurance Broker Limited Company is a wholly owned subsidiary of Vsource Asia.

Vsource Taiwan Limited

Vsource Taiwan Limited was incorporated in Taiwan, the Republic of China under the name of Vsource Taiwan Limited on July 6, 2004 in accordance with the Company Law of the Republic of China. It commenced its business on July 6, 2004. The principal activity of Vsource Taiwan Limited is the provision of business process outsourcing services and management services to fellow subsidiaries. Vsource Taiwan Limited is a wholly owned subsidiary of Vsource Asia.

Legal Proceedings

As at March 23, 2004, neither Vsource Asia nor its subsidiaries were engaged in any legal proceedings which would have a material and adverse effect on its financial position.

Employees

As at January 31, 2004, Vsource Asia had approximately 454 employees. None of its employees are represented by a labor union or under any collective bargaining agreement. Vsource Asia considers its relationships with its employees to be good.

The following table sets forth the number of employees according to category as of January 31, 2004:

Number of employees
Managerial	27
Supervisory	51
Administration	286
Technical	90

Total	454

Vsource Asia, as part of its training of employees:

•	identifies individual employees’ training requirements and arranges for necessary training by both internal and external experts;

•	conducts regular and compulsory on the job training and refresher courses;

•	conducts class room training by external experts; and

•	encourages employees to enhance their knowledge by sponsoring diploma, degree and masters programs related to their field of work.

MANAGEMENT

Directors and Executive Officers

The management of Vsource Asia’s business and affairs is supervised by its board of directors. The board of directors has four members, of which one is a member of management.

The following table sets forth information regarding Vsource Asia’s current directors and executive officers. Unless otherwise indicated, their business address is c/o Level 41, Suite B, Menara Maxis, Kuala Lumpur City Centre, 50088 Kuala Lumpur, Malaysia.

Name and Residence	Age	Position
John Gerard Cantillon	40	Chief Executive Officer, Director
Dennis Michael Smith	53	Director
Abdul Hamid bin Sh Mohamed	39	Director
Stephen Stonefield	55	Director
John Franklin Wright	40	Senior Vice President of Corporate Finance and Operations
Takashi Koterasawa	47	Vice President, Japan Operations

A description of the business experience and present position of each director and executive officer is provided below.

John Gerard Cantillon has been the Chief Executive Officer of Vsource Asia since March 2004 and a director since 2001. Prior to becoming Chief Executive Officer, Mr. Cantillon had been the Chief Operating Officer of Vsource Asia since 2001. Prior to joining Vsource Asia, Mr. Cantillon held various senior management positions at Dell Computer Corporation in the areas of manufacturing, customer service and engineering from 1994 to 2001. These positions included Corporate Director and head of the Dell-Online E-Commerce Group in Asia-Pacific and Japan.

Dennis Michael Smith is a co-founder of Vsource Asia and has been a director since 2001. Mr. Smith is also Vice Chairman, Chief Financial Officer and Chief Strategy Officer of Vsource. Prior to joining Vsource, Mr. Smith was a co-founder of NetCel360 Holdings Limited in 1999, which was acquired by Vsource in 2001, and has lived and worked in finance in Asia since 1976. Before co-founding NetCel360, Mr. Smith was a partner in ChinaVest Limited.

Abdul Hamid bin Sh Mohamed has been a director of Vsource Asia since March 1, 2004. He is also a director of Symphony. He obtained his professional qualification from the Chartered Association of Certified Accountants in 1988. Mr. Hamid started his career in 1989 as a Corporate Services Assistant with Messrs Lim Ali & Co. /Arthur Young or now known as Ernst & Young. He left in 1989 to join Bumiputera Merchant Bankers Berhad as an Officer in Corporate Banking. Subsequently, he joined Amanah Capital (M) Berhad as Senior Manager in Corporate Planning in 1994. Between 1998 and 2003, he was with Kuala Lumpur Stock Exchange, holding his last position as Chief Financial Officer.

Stephen Stonefield has been a director of Vsource Asia since September 2004. Mr. Stonefield is also a director of Vsource. Mr. Stonefield has acted as Chairman of Lion Digital Pictures Ltd., a motion picture company, since March 2003. From April 2002 through December 2002, Mr. Stonefield was Vice Chairman of Credit Suisse First Boston (“CSFB”). Previously, he was Managing Director and Chairman of the Pacific Region for CSFB and a member of CSFB’s executive board. Prior to joining CSFB in 1996, Mr. Stonefield was Managing Director, Head of Capital Markets, Private Finance, and Financing Services for Smith Barney.

John Franklin Wright has been the Senior Vice President of Corporate Finance and Operations of Vsource Asia since February 2004. Prior to that he had been the Vice President of Corporate Finance for Vsource Asia since joining in 2003, responsible for day-to-day financial operations, planning and reporting requirements. Before joining Vsource Asia, Mr. Wright served as the Chief Financial Officer for Philips Lighting, Business Group Lighting Electronics, Asia-Pacific, prior to which he had been with Koninklijke Philips Electronics N.V. since 1995 as a business planning manager for Philips Lighting, Business Group Lighting Electronics.

Takashi Koterasawa has been the Vice President, Japan Operations and the President of Vsource (Japan) Limited since 2001. Prior to that, he was a Client Care Director with Gateway Computers in Japan, which he joined in 1998. Before joining Gateway, Mr. Koterasawa was a Sales Manager with Nihon Paramatic Technology K.K.

Compensation

In the year ended January 31, 2004, the aggregate compensation of Vsource Asia’s directors and executive officers as a group was approximately US$0.4 million.

Employment Agreements

John Gerard Cantillon

Vsource Asia entered into an employment agreement with Mr. Cantillon on January 1, 2003. Mr. Cantillon’s employment agreement has an initial term that expires on January 1, 2005, and renews automatically for a one-year period unless either party gives notice of termination of not less than 90 days prior to the end of the existing term. Vsource Asia may terminate Mr. Cantillon’s employment agreement with cause upon the happening of certain specified events and the board of directors may, at its discretion, terminate Mr. Cantillon’s employment upon 90 days’ notice. Under a side letter to this agreement, effective September 1, 2003, Mr. Cantillon receives an aggregate base salary of RM467,400 per year.

John Franklin Wright

Vsource Asia entered into an employment agreement with Mr. Wright on November 8, 2002. The agreement with Mr. Wright provides for termination by either party without cause on one months’ notice. Vsource Asia may also terminate Mr. Wright’s employment without notice with cause upon the happening of certain specified events. Under the agreement, Mr. Wright is entitled to salary, bonuses, stock options and a housing allowance.

Takashi Koterasawa

Vsource (Japan) Limited entered into an employment agreement with Mr. Koterasawa on October 23, 2001. The agreement with Mr. Koterasawa provides for termination by either party without cause on one months’ notice. Vsource Asia may also terminate Mr. Koterasawa’s employment without notice with cause upon the happening of certain specified events, or for performance below established standards pursuant to company policy and applicable law. Under the agreement, Mr. Koterasawa is entitled to salary, bonuses and stock options.

RELATED PARTY TRANSACTIONS

Vsource Asia enters into certain transactions and agreements with Vsource and Symphony, as described below.

Vsource Business Alliance Agreement

Vsource, Vsource Asia and Symphony entered into an agreement (the “Vsource Business Alliance Agreement”) dated February 27, 2004 which sets out services to be performed by Vsource Asia and its subsidiaries to Vsource and its related corporations. Under the Vsource Business Alliance Agreement, Vsource Asia has a first right of refusal to deliver business process outsourcing services as a primary sub-contractor to the clients of Vsource and its subsidiaries. The revenue to be earned by Vsource Asia is agreed to be as follows:

•	Where Vsource or one of its subsidiaries is the party to the contract with a client, then:

–	for contracts with multinational corporations, Vsource Asia shall receive fees equal to the cost of delivery of services plus an agreed percentage of the gross margin arising from the contract; and

–	for contracts with small and medium sized companies in the United States, Vsource Asia shall receive fees equal to the cost of delivery of services divided by an agreed percentage.

•	Where Vsource Asia is directly party to the contract with a client procured by Vsource or one of its subsidiaries, then Vsource Asia is required to pay Vsource a management fee equal to an agreed percentage of the gross margin arising from the contract.

Symphony Business Alliance Agreement

Symphony, Vsource Asia and Vsource entered into an agreement dated February 27, 2004 (the “Symphony Business Alliance Agreement”) which sets out services to be performed by Vsource Asia and its subsidiaries to the clients of Symphony and its related corporations. Under the Symphony Business Alliance Agreement, Vsource Asia will have the first right of refusal to deliver business process outsourcing services, as a primary sub-contractor to the clients of Symphony in relation to contracts with a value of RM500,000 or more. Where Symphony or one of its subsidiaries is the party to the contract with a client, then Vsource Asia shall receive fees equal to the cost of delivery of services plus an agreed percentage of the gross margin arising from the contract. Where Vsource Asia is directly party to the contract with a client procured by Symphony or one of its subsidiaries, then Vsource Asia is required to pay Symphony a management fee equal to an agreed percentage of the gross margin arising from the contract.

Masters Services Agreement and Statement of Work

On July 29, 2004, Symphony and Vsource Asia entered into a Master Services Agreement and Statement of Work, pursuant to which Vsource Asia has agreed to provide employee stock option plan setup and administration services to Symphony for an initial set-up fee of RM40,000 and monthly payments of RM1,000.

License Agreement

On July 1, 2004, Vsource and Vsource Asia entered into a trademark and domain name license agreement (the “License Agreement”) pursuant to which Vsource granted Vsource Asia, for nominal consideration, a worldwide, perpetual, non-exclusive license to use the trademarks “Vsource,” including the “Vsource” logo, “Vsource Versatile Solutions,” Vsource Foundation Solutions,” “Vmarketing” and “Vsuites,” the domain name www.vsource.com, as well as other domain names used by Vsource in its business, and the word “Vsource” in any new domain names that Vsource Asia may wish to register from time-to-time.

Other Transactions

Vsource Asia also enters into transactions, including providing management and other services, with Vsource and Vsource (CI) Ltd., a subsidiary of a major shareholder of Vsource, in the ordinary course of business.

Reliance By Vsource Asia on Vsource Following the Offer

Even following the Offer, Vsource Asia will continue to rely on Vsource for a variety of matters. For example, Vsource Asia will rely on Vsource for the use of the word “Vsource,” as well as the trademarks and domain names it uses in its business pursuant to the License Agreement with Vsource, and for the sales and marketing services provided by Vsource to Vsource Asia under the Vsource Business Alliance Agreement

Transactions With Directors

Vsource Asia has an employment agreement with John Cantillon, its Chief Executive Officer and a director. See “Management — Employment Agreements.”

Vsource has paid Mr. Stonefield a fee of US$50,000 in connection with his assistance in introducing Symphony to Vsource. The payment was contingent upon the completion of Symphony’s purchase of an interest in Vsource Asia. This transaction was completed on February 28, 2004.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the direct and indirect, legal and beneficial ownership and control of Vsource Asia’s shares, as of September 30, 2004, by: (1) each of its directors and executive officers and (2) each person known by it to own beneficially 5% or more of its shares.

	Shares Beneficially Owned Prior to the Offer		Shares Beneficially Owned After the Offer(2)
	Number	%(1)	Number		%(1)
Directors and Executive Officers:
John Gerard Cantillon(3)	177,567	61.2%	–		–
Dennis Michael Smith(4)	–	–	–		–
Abdul Hamid bin Sh Mohamed(5)	–	–	–		–
Stephen Stonefield	–	–	–		–
John Franklin Wright	–	–	–		–
Takashi Koterasawa	–	–	–		–
All directors and executive officers as a group of six persons(3)(4)(5)	177,567	61.2%	–		–

Principal Shareholders:
Vsource	177,567	61.2%	–		–
Symphony	88,051	30.3%	265,618	(6)	91.5%
Asia Holding Co.	–	–	177,567		61.2%

(1)	Percentage of beneficial ownership is based on 290,125 Vsource Asia Shares outstanding as of September 30, 2004.

(2)	Assuming all holders of BVI Shares, other than Mr. Cantillon and Mr. Smith, accept the Tender Offer and that none of the directors and executive officers, but all of the other holders of BVI Shares, accept the Share Offer. Mr. Cantillon holds 2,053 shares of Series 4-A Preferred Stock of Vsource. Following the Vsource Exchange Offer, at the relevant exchange ratio, Mr. Cantillon would hold 10,386,572 BVI Shares, or approximately 10.4% of the outstanding BVI Shares, in the event he exchanges all of his shares of Preferred Stock for BVI Shares in the Vsource Exchange Offer. Mr. Smith holds 383 shares of Series 4-A Preferred Stock of Vsource. Following the Vsource Exchange Offer, at the relevant exchange ratio, Mr. Smith would hold 1,937,680 BVI Shares, or approximately 1.9% of the outstanding BVI Shares, in the event he exchanges all of his shares of Preferred Stock for BVI Shares in the Vsource Exchange Offer. We have been informed that Mr. Cantillon and Mr. Smith intend to retain their ownership of BVI Shares and will not participate in the Tender Offer.

(3)	Based upon the proxy statement filed by Vsource with the SEC, as of May 1, 2004, Mr. Cantillon had beneficial ownership of 2,381,997 shares of Vsource common stock, or 54.0% of the shares of Vsource’s common stock outstanding. The percentage of beneficial ownership shown assumes the exercise or conversion of all preferred convertible stock, options, warrants and other securities convertible into common stock held by Mr. Cantillon currently exercisable within 60 days of June 1, 2004, but not the exercise or conversion of preferred convertible stock, options, warrants and other convertible securities held by other holders of such securities. Under this assumption, Mr. Cantillon’s beneficial ownership of Vsource securities includes 2,053,00 shares of Vsource common stock issuable upon conversion of 2,053 shares of Series 4-A Preferred Stock and also includes 368,643 shares of Vsource common stock issuable upon exercise of Mr. Cantillon’s stock options. As a result, Mr. Cantillon may be deemed to beneficially own the Vsource Asia Shares directly owned by Vsource because of his majority control of Vsource. Mr. Cantillon disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(4)	The shareholding information of Mr. Smith does not include the shares of Vsource common stock beneficially owned by Mr. Smith. Based upon the proxy statement filed by Vsource with the SEC, as of May 1, 2004, Mr. Smith had beneficial ownership of 1,108,848 shares of Vsource common stock, or 36.9% of the shares of Vsource’s common stock outstanding. Under the assumption discussed above, Mr. Smith’s beneficial ownership of Vsource securities includes 383,000 shares of Vsource common stock issuable upon conversion of 383 shares of Series 4-A Preferred Stock and also includes 642,057 shares of Vsource common stock issuable upon exercise of Mr. Smith’s stock options. In addition, Mr. Smith is Vice Chairman, Chief Financial Officer and Chief Strategy Officer of Vsource and may be deemed to beneficially own the Vsource Asia Shares held by Vsource as a result of his position with Vsource. Mr. Smith disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(5)	Mr. Hamid is an Executive Director of Symphony and may be deemed to beneficially own the Vsource Asia Shares held by Symphony as a result of his position with Symphony. Mr. Hamid disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(6)	Includes Symphony’s direct ownership of 88,051 Vsource Asia Shares and the 177,567 Vsource Asia Shares held by Asia Holding Co. that Symphony will be deemed to beneficially own because of its control of Asia Holding Co. following the successful completion of the Tender Offer.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

Vsource Asia’s authorized capital consists of 500,000 shares of par value RM1.00 each.

As at September 30, 2004, 290,215 Vsource Asia Shares were issued and outstanding.

Vsource Asia is a Malaysian company and its affairs are governed by its Memorandum and Articles of Association and the Companies Act 1965 of Malaysia, as amended (the “Companies Act”). The following are summaries of material provisions of its Memorandum and Articles of Association and the Companies Act.

All of the Vsource Asia Shares are fully paid and non-assessable. The Vsource Asia Shares carry certain preemptive rights, as set out below, but carry no conversion rights.

The objects of Vsource Asia are set out in Clause 3 of its Memorandum of Association.

Meetings and Voting Rights

Every year, Vsource Asia is required, in accordance with the requirements of the Companies Act, to hold an annual general meeting of its shareholders. Any other meeting of the shareholders is an extraordinary general meeting. A general meeting called for the passing of a resolution requiring a majority of not less than three-quarters of the votes cast (a Special Resolution”) must, subject to the provisions of the Companies Act, be called by not less than 21 days’ notice in writing, unless the holders of 95% in nominal value of the shares carrying the right to attend and vote at the meeting, agree to a shorter notice period. Any other general meeting must be called by not less than 14 days’ notice in writing. An annual general meeting may be called by a shorter notice period of less than 21 days only with the unanimous consent of all the members entitled to attend and vote. Vsource Asia must give the notice convening a general meeting to every shareholder at least 14 days before the meeting or at least 21 days before the meeting where a special resolution is to be proposed. If the meeting is being convened to consider special business (which includes all business conducted at an extraordinary general meeting and any business conducted at an annual general meeting other than such business as ought to be considered at an annual general meeting under Vsource Asia’s Articles of Association) then the notice convening the meeting shall be accompanied by a statement regarding the effect of any proposed resolution in respect of such special business and notice of the meeting is to be given by advertisement in the daily press.

Alterations to Share Capital

Vsource Asia may from time to time (i) by an ordinary resolution requiring a simple majority of the votes cast increase its issued share capital by the creation of new shares, such new capital to be of such amount and to be divided into shares of such respective amounts and (subject to any special rights for the time being attached to any existing class of shares) to carry such preferential, deferred or other special rights (if any) or to be subject to such conditions or restrictions (if any) in regard to dividend, return of capital, voting or otherwise, as the general meeting resolving upon such increase directs; and (ii) by a Special Resolution reduce its share capital, any capital redemption reserve fund or any share premium account, in any manner authorized and subject to any conditions prescribed by the Companies Act.

Variation of Rights

Subject to the provisions of the Companies Act and its Articles of Association, all or any of the rights, privileges or conditions for the time being attached or belonging to any class of shares for the time being forming part of Vsource Asia’s share capital, may, from time to time, be modified, affected, varied, extended or surrendered in any manner with the consent in writing of the holders of not less than three-quarters of the issued shares of that class or with the sanction of a resolution requiring three-quarters of the votes cast passed at a separate meeting of the members of that class, for which meeting 21 days’ notice has been given.

Dividends

Subject to any preferential or other special rights for the time being attached to any class of shares, Vsource Asia’s profits may be applied in payment of dividends upon the shares in proportion to the amounts paid up or credited as paid up thereon respectively, otherwise than in advance of calls.

Any dividend may be paid by check or warrant sent through the post to the registered address of the member or person entitled thereto or to such person and to such address as the holder may direct. Every such draft, money order, check or warrant shall be made payable to the order of the person to whom it is sent or to such person as the holder may direct and payment of the same if purporting to be endorsed shall be a good discharge to Vsource Asia.

Preemptive Rights and New Issues of Shares

Vsource Asia’s Articles of Association provide that subject to any direction to the contrary that may be given by Vsource Asia in a general meeting, new shares or other convertible securities must first be offered to those persons, as at the date of the offer, who are entitled to receive notices from Vsource Asia of general meetings in proportion, as nearly as the circumstances admit, to the amount of the existing shares or securities to which they are entitled.

The shares in Vsource Asia are under the control of the directors, who may, subject to the Companies Act and to the approval of the shareholders of Vsource Asia in general meeting, allot and issue the same to such persons on such terms and conditions and at such times as the directors think fit.

Dealing in Own Shares

As a general rule, the Companies Act prohibits a company from purchasing, dealing in or lending money in relation to its own shares.

Notwithstanding this, the Companies Act allows a company to purchase its own shares if the following conditions are met:

•	that company’s articles of association allows it to purchase its own shares;

•	as at the date of purchase, the company is solvent and will not be made insolvent by virtue of the debt involved in the obligation to pay for the shares so purchased;

•	the purchase is made through the stock exchange on which the company’s shares are quoted and in accordance with the relevant rules of the stock exchange; and

•	that the purchase is made in good faith and in the company’s interest.

The shares so purchased may be cancelled and/or retained in treasury, and are referred to in the Companies Act as “treasury shares.” While the shares purchased are held as treasury shares, the rights attached to them as to voting, dividends and participation in other distributions and otherwise will be suspended. The treasury shares will not be taken into account in calculating the number or percentage of shares for any purpose, whether or not for the purposes of the provisions of law or the requirements of Vsource Asia’s Articles of Association.

As at January 31, 2004, Vsource Asia had not purchased any of its shares.

Registration and Transfers

The directors may decline to register the transfer of shares to any person of whom they do not approve, or the transfer of shares on which Vsource Asia has a lien.

DIFFERENCES BETWEEN DELAWARE, BRITISH VIRGIN ISLANDS AND MALAYSIAN

CORPORATE LAW

Introduction

If you accept the Share Offer, you will become a shareholder in Vsource Asia, a Malaysian corporation. The following is a summary comparison of certain of the material differences in shareholder rights due to differences between Delaware law, British Virgin Islands law and Malaysian law. This summary is not intended to be complete and is qualified in its entirety by reference to Delaware law, British Virgin Islands law and the Malaysian Companies Act. For a complete understanding of the rights afforded shareholders, you are referred to the laws and applicable regulations of the State of Delaware, the laws of the British Virgin Islands and the laws of Malaysia. You are also encouraged to obtain and read the governing instruments of Vsource, Asia Holding Co. and Vsource Asia.

Vsource is incorporated in the State of Delaware and operates in accordance with the Delaware General Corporation Law. The rights of Vsource stockholders are determined by the Delaware General Corporation Law, the securities and other legislation of the United States, Vsource’s amended and restated certificate of incorporation and its bylaws. Vsource’s common stock is traded on the over-the-counter market in the United States.

Asia Holding Co. is incorporated under the International Business Companies Act of the British Virgin Islands and operates in accordance with the International Business Companies Act. The rights of Asia Holding Co. shareholders are determined in accordance with the International Business Companies Act and Asia Holding Co.’s memorandum of association and articles of association. There is no public market for the BVI Shares.

Vsource Asia is incorporated in Malaysia and operates in accordance with the Companies Act of Malaysia. The rights of Vsource Asia shareholders are determined by the Companies Act and Vsource Asia’s memorandum of association and articles of association. There is currently no public market for the Vsource Asia Shares, although Vsource Asia is proposing to make an initial public offering of its shares on the Mesdaq Market in Malaysia.

General Meetings of Shareholders

Delaware

Under Delaware law, the board of directors may determine the date and time of the annual meeting of stockholders pursuant to its bylaws and may also determine the place of such meeting either within or without of the State of Delaware or may determine that such meeting shall not be held at any place and instead be held by means of remote communication.

Under Vsource’s amended and restated bylaws, annual meetings of the stockholders are held on the date and time designated by the board of directors. Vsource’s bylaws provide that written notice of the place, date and time of all meetings of stockholders shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held.

Vsource’s amended and restated bylaws provide that at any meeting of stockholders, the holders of a majority of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes; provided, however, that in no case shall a quorum be less than 33 1/3% of the outstanding shares of common stock. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

British Virgin Islands

Under the articles of association of Asia Holding Co, the directors may convene meetings of members at such times and in such manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable. Seven days notice is required. The directors shall convene a meeting of members under the articles of association of Asia Holding Co. upon the written request of members holding 10% or more of the outstanding voting shares in Asia Holding Co.

The articles of association of Asia Holding Co. provide that a meeting of members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution of members.

Malaysia

Under Malaysian law, it is the responsibility of the board of directors of a company to convene an annual general meeting of the company. The manner in which such meetings are to be conducted are generally governed by the articles of association. Where the directors fail to hold an annual general meeting in accordance with the provisions of the Companies Act, a court may, on the application of a shareholder, order a general meeting to be called.

The articles of association of Vsource Asia provide that 14 days’ notice of the meeting be provided to shareholders, specifying the place, the day and the hour of meeting, and in the case of special business the general nature of such business; provided that, with the consent of all persons entitled to notice, a meeting may be convened upon a shorter notice, and in such manner as such persons may approve.

The articles of association of Vsource Asia provide that, except as otherwise provided, a quorum of two members present in person or by proxy is required for business to be transacted at a general meeting.

Calling a Shareholders’ Meeting

Delaware

Under Delaware law, special meetings of the shareholders may be called by the board of directors or by any other person as may be authorized to do so by the certificate of incorporation or the bylaws of the corporation.

Under Vsource’s amended and restated bylaws, special meetings may be called for any purpose by the board of directors, the chief executive officer or president and shall be held at such place, on such date, and at such time as they or he shall fix; provided that stockholders shall receive not less than 10 nor more than 60 days’ notice of the place, date and time of the meetings.

British Virgin Islands

Under British Virgin Islands law, subject to any limitations in the memorandum and articles of association, meetings of shareholders of a company – in the British Virgin Islands called ‘members’- may be convened by the directors or (subject to any provision in the memorandum or articles for a lesser percentage) upon the written request of members holding more than 50% of the votes of the outstanding voting shares of the company, the directors shall convene a meeting of members. In the case of Asia Holding Co., the articles provide that the directors shall convene a meeting of members upon the written request of members holding 10% or more of the outstanding voting shares of Asia Holding Co.

Malaysia

Under Malaysian law, meetings of shareholders of a company may called by two or more shareholders holding not less than 10% of the issued share capital of the company. Meetings may also be convened by the directors in accordance with the articles of association of the company.

Voting Rights

Delaware

Under Delaware law, unless the certificate of incorporation provides otherwise, each stockholder is entitled to one vote for each share of capital stock held by the stockholder.

Under Vsource’s certificate of incorporation, each share of common stock is entitled to one vote and each share of Preferred Stock have a right to vote equivalent to the number of shares of common stock into which it may be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). Each share of Vsource Series 1-A Preferred Stock is entitled to 0.378 votes for a total of approximately 357,213 votes, each share of Series 2-A Preferred Stock is entitled to 0.451 votes for a total of approximately 150,744 votes and each share of Series 4-A Preferred Stock is entitled to 1,000 votes for a total of 17,364,000 votes. Factional shares shall not be entitled to vote. The holders of Vsource common stock and Preferred Stock will vote together as a single class at a meeting of stockholders; provided, however, that certain circumstances under Delaware law and pursuant to Vsource’s certificate of incorporation, the Preferred Stock may be entitled to vote as a separate class.

Vsource’s amended and restated bylaws provide that all elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

British Virgin Islands

Under British Virgin Islands law, except as otherwise provided in the memorandum or articles, all shares vote as one class and each whole share has one vote. Under the memorandum of association of Asia Holding Co., all shares have one vote each.

Generally, the articles of association provide that a simple majority of the votes of the shares entitled to vote is required to approve matters at meetings. See “— Shareholders’ Votes on Certain Transactions.”

Malaysia

Under Malaysian law, unless the articles of association provides otherwise, where voting at a meeting of shareholders is conducted by a poll, a shareholder is entitled to one vote in respect of each share in the issued share capital held by the shareholder. Where voting is conducted by a show of hands, each shareholder who is personally present is entitled to one vote.

The passing of resolutions during shareholder meetings would depend on whether the resolution is an ordinary resolution or a special resolution. Ordinary resolutions are passed by a majority of these present and entitled to vote upon the resolution, either on a show of hands or by a poll. Special resolutions are passed by a majority of not less than three-fourths of members who are entitled to vote in person or, where proxies are allowed, by proxy. The Companies Act and the articles of association provide for special resolutions in situations, such as the change in name of a company, the alteration of the articles of association and reduction in the share capital of the company. Where the Companies Act requires a resolution to be passed without stating expressly that the resolution has to be passed by a special resolution, then an ordinary resolution is sufficient, unless a contrary requirement is specified by the articles of association.

Under the Companies Act, members can also vote upon a resolution by poll. When a poll has been effectively demanded, to compute the majority of the poll on a question that a special resolution has to be passed, reference is made to the number of votes cast for and against the resolution and the number of votes that each member is entitled to by the Companies Act or the articles of association of the company. A poll is deemed to have been effectively demanded if: (a) by such number of members for the time being entitled under the articles of association to vote at the meeting as is specified in the articles of association, being not in case more than five members; and (b) if no such provision is made by the articles of association, by three members so entitled, or by one or two members so entitled, if that member holds or those two members together hold not less than 10% of the paid-up share capital of the company, or, in the alternative, if that member represents or those two members together represent not less than one-tenth of the total voting rights of all members having a right to vote at the meeting.

Action by Written Consent

Delaware

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, stockholders may take any action required or permitted to be taken at a stockholders’ meeting without a meeting if consented to in writing by the same number of votes that would be required if the action were to be taken at a meeting. Vsource’s amended and restated bylaws do not provide otherwise.

British Virgin Islands

Under the articles of association of Asia Holding Co., an action that may be taken by members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable facsimile or other written electronic communication, without the need for any notice, but if any resolution of members is adopted otherwise than by the unanimous written consent of all members, a copy of such resolution must be forthwith sent to all members not consenting to the resolution. An action that may be taken by the directors or a committee of directors may also be taken by a resolution of directors or a committee of directors consented to in writing or by telex, telegram, cable, facsimile, or other written electronic communication by all directors or all members of the committee as the case may be, without the need for any notice.

Malaysia

Under Malaysian law, the consent in writing of all shareholders is required to approve, without a meeting, a matter requiring shareholder approval.

Rights Upon a Liquidation or Dissolution

Delaware

Under Delaware law, a liquidation, dissolution or winding-up of a corporation, including the sale of all or substantially all of a corporation’s assets, must be approved by the board of directors and holders of a majority of the outstanding shares entitled to vote. A liquidation, dissolution or winding-up of a corporation may also be authorized without action by the board of directors if all the stockholders entitled to vote shall consent in writing. In the event of a liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably according to the number of shares held by them in all remaining assets available for distribution to the holders of common stock after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Vsource’s certificate of incorporation provides that in the event of a liquidation, dissolution or winding up of Vsource, either voluntary or involuntary, the holders of the Series 1-A, 2-A and 4-A Preferred Stock are entitled to receive prior to and in preference to any distribution of any of the assets or surplus funds of Vsource to the holders of the common stock a preference amount per share equal to the sum of (a) the price of US$2.50 per share of Series 1-A Preferred Stock, US$6.41 per share of Series 2-A Preferred Stock and US$2,000 per share of Series 4-A Preferred Stock owned by such Preferred Stockholder plus (b) an amount equal to all declared but unpaid dividends on such shares, if any, but only to the extent of Vsource’s retained earnings. A liquidation, dissolution or winding up of Vsource is deemed to include the acquisition of Vsource or a sale of all or substantially all of Vsource’s assets, unless, in each case, its stockholders immediately prior to such acquisition or sale will, immediately after such acquisition or sale, hold a majority of the voting power of the surviving or acquiring entity.

British Virgin Islands

At the present time the authorized and issued BVI Shares are all of one class, with no issued shares preferred over others in a liquidation.

Malaysia

The Companies Act provides for an order of application of a company’s assets when the company is dissolved or wound up. A secured creditor needs not prove his debts but can realize his security and obtain full satisfaction. Once the secured creditors have been paid out of the assets that comprise their security, the remaining assets (if any) will be distributed among the preferred creditors. Essentially, this entails that the company’s property must first be applied towards the satisfaction of the company’s liabilities. The surplus (if any) would then be distributed to the members according to their rights and interests, subject to the provisions of the articles of association.

Dissenters’ or Appraisal Rights

Delaware

Under Delaware law, registered holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation of the corporation by demanding payment in cash for the shares equal to the fair value (excluding any appreciation or depreciation as a consequence, or in expectation, of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. Delaware law grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than (a) stock of the surviving corporation, (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) some combination of the above. In addition, dissenter’s rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

British Virgin Islands

Under British Virgin Islands law, a member of a company incorporated under the International Business Companies Act of the British Virgin Islands is entitled to payment of the fair value of his shares upon dissenting from (a) a merger, if the company is a constituent company unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation, if the company is a constituent company; (c) any sale transfer, lease, exchange or other disposition of more than 50% of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter; (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or (iii) a transfer of any of the assets of the company in trust to one or more trustees, to any company, association, partnerships, foundation or similar entity to protect the assets of the company for the benefit of the company, its creditors and its members and at the discretion of the directors for any reason having a direct or indirect interest in the company; (d) a redemption of the shares by the company pursuant to Section 81 of the International Business Companies Act of the British Virgin Islands; and (e) an arrangement if permitted by the court. Under Section 81 of the International Business Companies Act, subject to any limitation in the memorandum and articles (of which there is none in the case of Asia Holding Co.) members holding 90% of the votes of the outstanding shares entitled to vote; and members holding 90% of the votes of the outstanding shares of each class and series entitled to vote as a class or series, on a merger or consolidation under Section 76 of the International Business Companies Act may give a written instruction to a company incorporated under the International Business Companies Act directing the company to redeem the shares held by the remaining members.

Malaysia

Under Malaysian law, shareholders do not generally have appraisal rights, as the concept is understood under Delaware law. Certain limited rights exist where an offeror who, pursuant to a take-over offer for a company, has a acquired or contracted to acquire not less than 90% in value of the shares to which the offer relates, seeks to acquire outstanding minority shareholdings pursuant to the compulsory acquisition provisions under the Malaysian Securities Commission Act.

See also “Shareholder Suits” below.

Oppression Remedy

Delaware

Delaware law does not provide for an oppression remedy. However, Delaware law provides a variety of legal and equitable remedies to a corporation’s stockholders for improper acts or omissions of a corporation, its officers and directors. Under Delaware law, only stockholders can bring an action alleging a breach of fiduciary duty by the directors of a corporation.

British Virgin Islands

Under British Virgin Islands law, a member of a company incorporated under the International Business Companies Act of the British Virgin Islands may apply to the court to appoint a liquidator of such a company on the grounds that it is just and equitable that it should do so.

Malaysia

See “Shareholder Suits” below.

Sources and Payment of Dividends

Delaware

Under Delaware law, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

(1)	surplus of the corporation, which is defined as net assets less statutory capital; or

(2)	if no surplus exists, out of the net profits of the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year;

provided, however, that if the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

The holders of shares of Series 1-A, 2-A and 4-A Preferred Stock are entitled to receive cash dividends prior and in preference to any declaration or payment of dividend on the common stock. No dividend may be declared and paid upon shares of common stock in any fiscal year of the company unless: (1) dividends of US$0.20 per share has first been paid upon or declared and set aside for payment to the holders of the shares of Series 1-A Preferred Stock for such fiscal year; (2) noncumulative dividends in an amount equal to 8% of the original issue price per share has first been paid upon or declared and set aside for payment to the holders of the shares of Series 2-A Preferred Stock for such fiscal year; and (3) dividends equal to any dividends declared and payable to the holders of common stock have first been paid upon or declared and set aside for payment to the holders of the shares of Series 4-A Preferred Stock, on as converted basis, for such fiscal year.

British Virgin Islands

Under British Virgin Islands law and the articles of association of Asia Holding Co., Asia Holding Co. may by resolution of the directors declare and pay dividends in money, shares or other property. Dividends may be declared and paid only out of surplus. Surplus is defined in the International Business Companies Act of the British Virgin Islands as meaning the excess, if any, at the time of the determination of the total assets of the Company over the sum of its total liabilities as shown in the books of account, plus its capital. No dividend may be declared and paid unless the directors determine that immediately after payment of the dividend the company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realizable value of the assets of the company will not be less than the sum of its total liabilities, other than deferred taxes, shown in the books of account and its capital.

Malaysia

Under Malaysian law, dividends are payable out of profits. The manner and timing of payments of dividends are determined by the articles of association of a company.

The articles of association of Vsource Asia provides that the company may declare dividends in a general meeting, but no dividend shall exceed the amount recommended by the directors of the company. The articles of association of Vsource Asia also provides that the directors may from time to time pay to the members interim dividends.

Rights of Purchase and Redemption

Delaware

Under Delaware law, any corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption, provided that if a corporation redeems its stock, immediately following any such redemption, the corporation must have outstanding one or more shares of one or more classes which shares together must have full voting power.

However, at any time, a corporation may purchase or redeem any of its shares which are entitled upon any distribution of assets to a preference over another class of its stock if these shares will be retired upon acquisition or redemption, thereby reducing the capital of the corporation.

British Virgin Islands

Under the memorandum of association of Asia Holding Co., all shares are subject to redemption, purchase or acquisition by Asia Holding Co. for fair value. Under British Virgin Islands law and the articles of association of Asia Holding Co. this may only be done out of surplus or in exchange for newly issued shares of equal value.

Malaysia

Under Malaysian law, a publicly listed company can purchase its own shares if it is authorized by its articles of association to do so. Such a company must be solvent at the date of the purchase and must not become insolvent as a result of the purchase. The purchase must be made in accordance with rules of the stock exchange on which the company is listed, and must be made in good faith and in the interests of the company.

Preemptive Rights

Delaware

Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issues of stock or any security convertible into stock unless they are specifically granted in the certificate of incorporation. Such rights are not provided in Vsource’s certificate of incorporation or the amended and restated bylaws.

British Virgin Islands

The articles of association of Asia Holding Co. do not contain specific preemption rights. The laws of the British Virgin Islands do not prescribe preemptive rights in respect of the shares of a company incorporated under the International Business Companies Act of the British Virgin Islands.

Malaysia

Under Malaysian law, preemptive rights may be contained in shareholders’ agreements or in the articles of association of a company. However, in the case of a company listed on Malaysia’s Mesdaq Market, unless its shareholders in general meeting otherwise directs, all new shares in the company are to be first offered to the shareholders in the proportion of their existing shareholdings before such shares may be disposed of by the board of directors in the manner they think most beneficial to the company.

Amendment of Governing Instruments

Delaware

Under Delaware law, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation requires:

(1)	the recommendation of the board of directors;

(2)	the affirmative vote of a majority of the outstanding stock entitled to vote thereon; and

(3)	the affirmative vote of a majority of the outstanding stock of each class entitled to vote thereon as a class.

Under Delaware law, stockholders have the power to amend or repeal the bylaws, unless the certificate of incorporation gives those powers to the directors of the corporation. Vsource’s certificate of incorporation gives the board of directors of the corporation the power to make, alter or repeal the bylaws and its restated and amended bylaws provide that the bylaws can be amended or repealed by the board of directors or the stockholders.

British Virgin Islands

The memorandum of association of Asia Holdings Co. provides that Asia Holding Co. may amend its memorandum of association and articles of association by a resolution of members or by a resolution of directors.

Malaysia

Under Malaysian law, the memorandum of association of a company may be altered in the manner provided in the Companies Act, but not otherwise, except that a provision in the memorandum that could have lawfully been contained in the articles of association may be altered or deleted unless the memorandum itself prohibits the amendment or deletion. Generally, a special resolution of the shareholders is required for alterations to the memorandum of association of a company. A special resolution requires the approval of at least 75% of the shareholders present and voting at a general meeting.

The provisions of the articles of association of a company may be altered by a special resolution of its shareholders.

Stock Class Rights

Delaware

Under Delaware law, any change to the rights of holders of shares or any series of preferred stock of a company would require an amendment to its certificate of incorporation.

Delaware law provides that the holders of shares of a class or series shall be entitled to vote as a class upon a proposed amendment if the amendment will:

(1)	increase or decrease the authorized shares of the class or series;

(2)	increase or decrease the par value of the shares of the class or series; or

(3)	alter or change the powers, preferences or special rights of the shares of the class or series so as to affect them adversely.

British Virgin Islands

The memorandum of association of Asia Holding Co. provides that if any time the authorized capital is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and of the holders of three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

Malaysia

The rights of holders of shares may be contained in the memorandum of association or articles of association of a company. See “Amendment of Governing Instruments” for the manner in which the memorandum and articles may be altered. However, if the memorandum or articles of association provides that rights attached to any class of shares may not be varied without the consent of a specified majority of the holders of that class, the class rights may not be altered except in accordance with the procedures set out in the memorandum or articles of association.

Shareholders’ Votes on Certain Transactions

Delaware

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

(1)	the approval of the board of directors; and

(2)	approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

British Virgin Islands

Under the International Business Companies Act of the British Virgin Islands, subject to any limitations or provisions to the contrary in its memorandum or articles of association any sale, transfer lease exchange or other disposition, other than a mortgage charge or other encumbrance or the enforcement thereof, of more than 50% of the assets of a company incorporated under that Act, if not made in the usual or regular course of business carried on by that company requires, among other things, the approval of a resolution of members. A plan of merger or consolidation must be authorized by a resolution of members. Under Section 94 of the International Business Companies Act as part of the procedure on winding-up and dissolution of a company in certain circumstances, a plan of dissolution must be authorized by a resolution of members. In the articles of association of Asia Holding Co., a resolution of members is defined as:

(1)	a resolution approved at a duly convened and constituted meeting of the members of the company by the affirmative vote of:

(a)	a simple majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted and did not abstained, or

(b)	a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained and of a simple majority of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstained; or

(2)	a resolution consented to in writing by:

(a)	an absolute majority of the votes of shares entitled to vote thereon, or

(b)	an absolute majority of the shares of each class or series of shares entitled to vote thereon as a class or series and of an absolute majority of the votes of the remaining shares entitled to vote thereon.

This tracks the wording of the International Business Companies Act definitions.

Malaysia

The Companies Act provides for arrangements or compromises between a company and any class of shareholders or creditors, which are used in certain types of reconstructions, amalgamations, capital reorganizations or take-overs. These arrangements require the approval at a special meeting convened by order of a court, of:

(1)	a majority in number of shareholders or creditors representing at least 75% in value in the capital held by, or debt owed to, the class of shareholders or creditors; and

(2)	the court.

Under the Listing Requirements of Malaysia’s Mesdaq Market, a company listed on the Mesdaq Market requires the approval of its shareholders in general meeting to complete a transaction where the ratio of any of the following exceeds 25%:

(1)	the value of the net assets acquired or disposed of, compared with the net assets of the company;

(2)	profits attributable to the assets acquired or disposed of, compared with the profits of the company;

(3)	the aggregate value of the consideration given or received, compared with the net assets of the company;

(4)	the aggregate value of the consideration given or received, compared with the aggregate market value of all the ordinary shares of the company.

Generally, transactions involving the interests of parties related to the substantial shareholders or directors of a company listed on the Mesdaq Market also require the approval of the shareholders in general meeting.

Rights of Inspection

Delaware

Delaware law allows any stockholder:

(1)	to inspect:

(a)	the corporation’s stock ledger;

(b)	a list of its stockholders; and

(c)	its other books and records; and

(2)	to make copies or extracts of those materials during normal business hours; provided, however, that:

(a)	the stockholder makes a written request under oath stating the purpose of such stockholder’s inspection; and

(b)	the inspection is for a purpose reasonably related to the person’s interest as a stockholder.

British Virgin Islands

Under British Virgin Islands law, a member is entitled to a copy of the memorandum and articles of association of a company of which he is a member, on payment for the copy. A member may in furtherance of a proper purpose, inspect the share register of the company or the books, records, minutes and consents kept by the company and make copies or extracts therefrom. A proper purpose is a purpose reasonably related to the member’s interests as a member.

Malaysia

Malaysian law provides for the statutory right of a shareholder in a company to inspect:

(1)	the register of shareholders of the company;

(2)	the register of directors, secretaries, managers and auditors;

(3)	the register of directors’ shareholding;

(4)	the register of substantial shareholders;

(5)	the register of debenture holders;

(6)	the register of charges;

(7)	the minutes of the company’s general meetings (but not directors’ meetings); and

(8)	all instruments creating registrable charges in respect of the company’s property, upon payment of a nominal fee by the shareholder.

A member is also entitled to be sent a copy of the last audited financial statements of a company, a copy of the auditor’s report and the directors’ report on the financial statements.

Standard of Conduct for Directors

Delaware

The Delaware General Corporate Law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

British Virgin Islands

Under British Virgin Islands law every director of a company incorporated under the International Business Companies Act in performing his functions must act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. A director also has common law fiduciary duties to the company.

Malaysia

Under Malaysian law, directors of a company have a duty to act honestly and to use reasonable diligence in the discharge of the duties of the office of director. Directors are also under a fiduciary duty:

(1)	to act honestly in the interests of the company;

(2)	not to place himself or herself in a position where the director’s duty to the company may conflict with the director’s personal interest; and

(3)	to act for proper purposes and not for any collateral purpose.

In addition, directors have a duty of skill, care and diligence in the discharge of the functions of a director.

Size of the Board of Directors

Delaware

Under the Delaware General Corporate Law, the board of directors must have at least one director.

British Virgin Islands

Under British Virgin Islands law a company incorporated under the International Business Companies Act must have at least one director and under the articles of association of Asia Holding Co. the maximum number of directors is twenty. Directors may be individuals or companies.

Malaysia

Under the Companies Act, a public company must have at least two directors who each has his or her principal or only place of residence within Malaysia. Subject to this provision, a company’s articles of association may specify the number, or maximum number, of directors.

Classification of the Board of Directors

Delaware

Delaware law permits the certificate of incorporation or an initial bylaw, or a bylaw adopted by a vote of the stockholders to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. Vsource’s amended and restated bylaws do not provide for such classification of its board of directors.

British Virgin Islands

There are no provisions for classification of directors in the articles of association of Asia Holding Co., but they do provide that directors are elected by the members for such term as the members determine. In the absence of any express determination, British Virgin Islands law provides that a director holds office until his successor takes office or until his earlier death, resignation or removal and the articles of association of Asia Holding Co. reflect this.

Malaysia

There are no provisions under Malaysian law which govern the term of office of directors, although it is usual for the articles of association of a company to provide for the retirement of directors in rotation. In relation to public companies or private companies that are subsidiaries of public companies, no person is capable of being appointed a director if he has attained the age of 70 (unless the company appoints him by special resolution of the shareholders of the company).

Removal of Directors

Delaware

Delaware law provides that a director may be removed with or without cause by the holders of a majority in voting power of the shares entitled to vote at an election of directors, except that:

(1)	members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

(2)	directors may not be removed in certain situations in the case of a corporation having cumulative voting.

British Virgin Islands

The articles of association of Asia Holding Co. provide that a director may be removed from office, with or without cause by a resolution of members or, with cause, by a resolution of directors.

Malaysia

Under Malaysian law, the manner of removal of directors of a company before the expiration of their term of office is to be governed by the articles of association of the company. However, in the case of public companies, the shareholders may remove a director without cause by ordinary resolution, irrespective of any provisions of the company’s articles of association or service contract the director has with the company, provided, however, that 28 clear days’ notice of the resolution is given to the company.

Vacancies on the Board of Directors

Delaware

Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws the following vacancies may be filled by a vote of a majority of the directors then in office:

(1)	vacancies on a board of directors; and

(2)	newly created directorships resulting from an increase in the authorized number of directors.

However, if the holders of any specific class of stock are entitled to elect directors, vacancies and newly created directorships of the class may only be filled by a majority of the directors elected by the class. In the case of a classified board, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen.

British Virgin Islands

The articles of association of Asia Holding Co. provide that the directors may at any time appoint any person to be a director to fill a vacancy or as an addition to the existing directors.

Malaysia

Under Malaysian law, the appointment of directors of a company are generally determined by the articles of association of the company. Typically, directors are elected by the shareholders by ordinary resolution at an annual general meeting of the company:

The board of directors has the power to appoint a director to serve until the next general meeting of the company, whereupon the director concerned is required to retire, but will be eligible for re-election. However, the total number of directors shall not exceed any maximum number fixed in accordance with the company’s articles of association.

Liability of Directors and Officers

Delaware

Delaware law permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

(1)	any breach of the director’s duty of loyalty to the corporation or its stockholders;

(2)	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(3)	intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

(4)	any transaction from which the director derives an improper personal benefit.

British Virgin Islands

Under British Virgin Islands law, a director, officer, agent and liquidator of an international business company, in performing his functions is entitled to rely on the share register which the International Business Companies Act requires the company to keep, the books of accounts and records and the minutes and copies of consents to resolutions kept in accordance with the same Act and any report made to the company by any other director, officer, agent or liquidator or by any persons selected by the company to make the report. No provision in the memorandum or articles of association of an international business company or in any agreement entered into by the company relieves a director, officer, agent or liquidator of the company from the duty to act in accordance with the memorandum or articles or from any personal liability arising from his management of the business and affairs of the company.

Malaysia

Malaysian law does not permit a company to exempt any director, officer of the company or any person employed by the company as an auditor, from any liability arising from negligence, default, breach of duty or breach of trust against the company.

Indemnification of Directors and Officers

Delaware

Delaware law provides that a corporation may indemnify any officer or director who is made a party to any suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by the director in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding if the officer or director:

(1)	acted in good faith and in a manner the director reasonably believed to be in the best interests of the corporation; and

(2)	in a criminal proceeding, had no reasonable cause to believe the director’s conduct was unlawful.

Vsource’s amended and restated bylaws provide generally that Vsource shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each director and officer, as well as persons serving at the request of the company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise.

British Virgin Islands

Subject to the limitations set out below, the articles of association of Asia Holding Co. provide that it may indemnify against all expenses, including legal fees and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings, any person who

(1)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the company; or

(2)	is or was, at the request of the company, serving as director, officer or liquidator of, or in any other capacity is or was acting for, another company or partnership, joint venture, trust or other enterprise.

The company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the company and in the case of criminal proceedings the person had no reasonable cause to believe that his conduct was unlawful. Also the company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the company or who at the request of the company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnity the person against the liability.

Malaysia

Malaysian law permits a company to indemnify a director, officer or auditor of the company against any civil or criminal liability incurred in proceedings in which:

(1)	judgment is entered in favor of the director or officer, or the director or officer is acquitted; or

(2)	the director or officer is held liable for negligence, default, breach of duty or breach of trust, but the court finds that he/she acted honestly and reasonably and that relief should be granted.

Shareholder Suits

Delaware

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

(1)	state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

(2)	(a) allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

(b)	state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

British Virgin Islands

In certain circumstances the British Virgin Islands law allows a shareholder, rather than seeking to enforce a personal right, to enforce a claim on behalf of a company. In general, in order to support such a claim on behalf of a company, the shareholder should approach the directors in an effort to persuade them to take the appropriate action. If they decline, a derivative action may possibly be brought. The action must be brought for proper motives.

Malaysia

While Malaysian law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, the Malaysian Companies Act permits a shareholder whose name is on the register of shareholders of the company to apply for a court order:

(1)	when the company’s affairs are being or have been conducted in a manner oppressive to the interests of all or some shareholders, including the shareholder making the claim or in disregard of their interests as shareholders; or

(2)	when any act of the company has been done or is threatened or that some resolution of shareholders or debenture holders have been passed or is proposed, which unfairly discriminates against or is otherwise prejudicial to all or some shareholders, including the shareholder making the claim.

Anti-takeover Measures

Delaware

Under Delaware law, directors generally have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interests of the stockholders.

Nevertheless, a Delaware court will generally apply a policy of judicial deference to board of directors decisions to adopt anti-takeover measures in the face of a potential takeover where the directors are able to show that:

(1)	they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal; and

(2)	the board action taken was reasonable in relation to the threat posed.

British Virgin Islands

Under British Virgin Islands law, the directors of an international business company must exercise their powers in good faith for a proper purpose and in the best interests of the company as a whole. It is important for a determination to be made that it is possible for a reasonable board of directors, in good faith, to reach the conclusion that an anti-takeover measure which has the potential to discriminate against a minority of the members is nonetheless for the benefit of the company as a whole. It is likely that the courts would consider whether the board of directors had any ulterior motive in implementing anti-takeover proposals and whether particular shareholders had been singled out in any discriminatory way.

Malaysia

Under Malaysian law, directors of a company have a fiduciary duty to take only those actions which are in the interests of the company. Generally, anti-takeover measures are not actions which fall within this category.

TRANSFER RESTRICTIONS

Because of the following restrictions, purchasers are advised to consult legal counsel prior to making any offer, sale, resale, pledge or other transfer of Vsource Asia Shares.

Malaysia

Purchasers of Vsource Asia Shares in the Share Offer will be subject to restrictions on the sale of Vsource Asia Shares under Malaysian law. Holders of Vsource Preferred Stock who purchase Vsource Asia Shares may not sell, transfer, or assign any part of their interest in any or all of the Vsource Asia Shares purchased from us on or before March 30, 2005. Further, in connection with Vsource Asia’s proposed initial public offering in Malaysia, holders who purchase more than 17,645 Vsource Asia Shares will have to give an undertaking to us to become a “promoter” of Vsource Asia (as defined under the Mesdaq Market listing requirements), and consequently may not sell, transfer or assign their shares for one year from the date of Vsource Asia’s admission to the Mesdaq Market, and thereafter may sell, transfer or assign up to a maximum of one third of such shares per year. Holders who purchase 17,645 Vsource Asia Shares or less from us will have to give an undertaking to us not to sell, transfer or assign their shares for one year from the date of Vsource Asia’s admission to the Mesdaq Market in Malaysia.

United States

The Vsource Asia Shares have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

By its purchase of Vsource Asia Shares, each purchaser of Vsource Asia Shares will be deemed to:

1.	represent that it is purchasing the Vsource Asia Shares for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is (i) an accredited investor, that, prior to its purchase of the Vsource Asia Shares, has furnished a signed letter in the form attached to the Letter of Transmittal as Appendix A; or (ii) a purchaser that is outside the United States;

2.	acknowledge that the Vsource Asia Shares have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except as set forth below;

3.	agree that if it should resell or otherwise transfer the Vsource Asia Shares within the time period referred to in Rule 144(k) under the Securities Act with respect to such transfer, it will do so only (a) (i) inside the United States to a qualified institutional buyer in compliance with Rule 144A; (ii) outside the United States in compliance with Rule 904 under the Securities Act; (iii) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available); or (iv) pursuant to any available exemption from the registration requirements under the Securities Act; or (b) pursuant to an effective registration statement under the Securities Act;

4.	agree that it will inform each person to whom it transfers Vsource Asia Shares of any restrictions on transfer of such shares;

5.	understand that each Vsource Asia Share delivered under the Share Offer will bear a legend to the following effect unless otherwise agreed by Vsource Asia (unless such share has been sold pursuant to a registration statement that has been declared effective under the Securities Act):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, THIS SECURITY MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE

FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a) OF REGULATION D UNDER THE SECURITIES ACT) OR (B) IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN THE TIME PERIOD REFERRED TO IN RULE 144(k) UNDER THE SECURITIES ACT AS IN EFFECT WITH RESPECT TO SUCH TRANSFER, RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) (I) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT; (III) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE); OR (IV) PURSUANT TO ANY AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT;

6.	acknowledge (A) its understanding that, because the Share Offer is not intended for non-accredited investors in the United States, Vsource Asia is not required to furnish financial statements pursuant to the information requirements of Rule 502(b)(2) of the Securities Act; (B) had Vsource Asia been subject to such information requirements, the financial statements of Vsource Asia included herein would have included a quantitative reconciliation of net income and shareholders’ equity to US GAAP, and Vsource Asia’s independent accountants would have been required to audit its annual financial statements in accordance with United States generally accepted auditing standards; (C) the financial statements of Vsource Asia included herein have been prepared in accordance with Malaysian generally accepted accounting principles and Vsource Asia’s annual financial statements have been audited in accordance with Malaysian generally accepted auditing standards; and (D) Malaysian generally accepted accounting principles and generally accepted auditing standards differ in certain significant respects from those in the United States; and

7.	acknowledge that Vsource Asia, Symphony and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements, and agree that if any of the acknowledgements, representations or agreements deemed to have been made by it by its purchase of Vsource Asia Shares are no longer accurate, it shall promptly notify Vsource Asia and Symphony. If it is acquiring any Vsource Asia Shares as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account.

TAXATION

Malaysia

The following is a summary of certain Malaysian tax considerations relevant to the purchase, ownership and disposal of Vsource Asia’s shares involving persons not resident in Malaysia and who do not hold such shares in connection with the conduct of a business in Malaysia (a “non-resident holder”). It is not a complete description of all the possible tax consequences of such purchase, ownership and disposition. Prospective purchasers of the shares should consult their own tax advisers concerning the tax consequences applicable to their particular circumstances.

Under Malaysian law, a company is regarded as non-resident if the management and control of its affairs are not exercised in Malaysia at any time by its directors or other controlling authority. The rules regarding the residence of individuals are complex but generally are based upon the length of time spent in Malaysia. This summary is based on the tax laws of Malaysia in effect on the date of this document, which are subject to change.

Under Malaysian tax law, a non-resident holder’s liability for Malaysian taxes on dividend income will in all cases be satisfied by Vsource Asia’s payment of Malaysian income taxes on the earnings from which the dividend is paid, and the holder will not be subject to any further Malaysian tax liability on such dividend. Dividends will be declared “gross,” but the amount received by a non-resident holder will in all events be equal to the net amount distributed by Vsource Asia. Dividends that are distributed by Vsource Asia out of earnings that are exempt from Malaysian tax by reason of tax incentive provisions will be exempt from Malaysian tax in the hands of the holder. There is no withholding tax on the dividend declared and payable to shareholders.

Non-resident holders will not be subject to Malaysian income or withholding tax as a result of the sale, exercise or other disposition of the shares. Malaysia does not impose estate, gift, inheritance, capital transfer, capital gains (apart from real property gains tax) or similar taxes on sales or other dispositions of shares.

However, stamp duty is payable on the transfer of shares as a result of the sale of the Vsource Asia Shares by Symphony to the holders under the Share Offer. Stamp duty is payable on the transfer of shares at RM3 for every RM1,000 (or a fractional part of RM1,000) of the total amount of consideration paid for the shares or the market value of the shares, whichever is higher. The Malaysian Inland Revenue Board has recently issued guidelines on the stamping of share transfer instruments (“Guidelines”). The Guidelines generally provide that the market value of the shares will be determined by selecting the higher of the following basis of valuation:

(i)	Net Tangible Assets (“NTA”);

(ii)	Price Earning Ratio (“PER”); or

(iii)	Sale consideration.

The valuation is carried out based on the figures provided in Vsource Asia’s latest audited accounts and the formula for computing the company’s NTA and PER are as follows:

(i)	NTA:

NTA per share	=	Shareholders’ Funds*
Issued Share Capital

*Shareholders’ Funds	=	Total Assets – Total Liabilities

(ii)	PER:

The “PER” value used is determined under the Guidelines and the PER value differs according to the nature of the company’s business. The PER value for companies in the service industry is 4.0.

The formula for computing the value per share based on “PER” is as follows:

Value per share	=	Profits after tax x 4.0
Issued Share Capital

However, there is no assurance that the above formula will be the actual method of valuation that will be adopted by the Malaysian Stamp Office in assessing the stamp duty payable on the Vsource Asia Shares.

British Virgin Islands

The following discussion is based on current law and practice in the British Virgin Islands. The discussion is not a complete description of all the tax considerations that may be relevant to a particular shareholder. Investors should consult their professional advisers on the possible tax consequences of their subscribing for, purchasing, holding, selling or redeeming BVI Shares under the laws of their countries of citizenship, residence, ordinary residence or domicile. All laws, including laws relating to taxation in the British Virgin Islands, are subject to change without notice.

At the date of this offer document, Asia Holding Co. is exempt from all provisions of the Income Tax Act of the British Virgin Islands, including with respect to all dividends, interests, rents, royalties, compensation and other amounts payable by Asia Holding Co. to persons who are not persons resident in the British Virgin Islands. Capital gains realized with respect to any shares, debt obligations or other securities of Asia Holding Co. by persons who are not persons resident in the British Virgin Islands are also exempt from all provisions of the Income Tax Act of the British Virgin Islands. No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable pursuant to British Virgin Islands law by persons who are not persons resident in the British Virgin Islands with respect to any shares, debt obligations or other securities of Asia Holding Co. An annual registration fee will be payable by Asia Holding Co. to the British Virgin Islands government which will be calculated by reference to the nominal amount of its authorized capital.

United States Federal Income Taxation

The following discussion addresses the material United States federal income tax considerations relating to the purchase, ownership and disposition of Vsource Asia’s shares. This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal circumstances. The discussion addresses only initial purchasers of the shares that are United States Holders, that hold the shares as capital assets and that use the U.S. dollar as their functional currency. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated or proposed thereunder (“Treasury Regulations”), judicial authority and current administrative rulings and practice, all of which are subject to change without notice, possibly on a retroactive basis, or to differing interpretation. This summary addresses “United States Holders” and “Non-United States Holders” who hold Vsource Asia Shares as “capital assets” (within the meaning of Section 1221 of the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as holders of 10% (directly or indirectly) or more of its voting stock, banks and other financial institutions, insurance companies, regulated investment companies, investors liable for the alternative minimum tax, expatriates, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, traders that elect mark-to-market treatment, investors that will hold the shares as part of straddles, hedging transactions or conversion transactions or other risk reduction transactions for U.S. federal income tax purposes, persons who hold Vsource Asia Shares through a partnership or other pass through entity or persons that have a “functional currency” other than the United States dollar. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, this summary does not address any tax considerations that may arise under state, local or non-United States tax laws.

THE HOLDERS OF VSOURCE ASIA SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Holders

As used herein, the term “United States Holder” means the beneficial owner of a Vsource Asia Share that for United States federal income tax purposes is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any state thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions.

Subject to certain exceptions, an individual may be deemed to be a United States resident (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the current calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal income tax as if they were United States citizens.

Purchase of Shares

A United States Holder generally will not recognize gain or loss upon the purchase of the Vsource Asia Shares. The United States Holder’s basis in its Vsource Asia Shares generally will be equal to the price paid for the shares.

Dividends

Subject to the passive foreign investment company rules discussed below, dividends paid on the Vsource Asia Shares will generally be included in the gross income of a United States Holder as ordinary income from foreign sources. Although certain dividends paid by certain “qualified foreign corporations” are taxed at reduced rates, the Vsource Asia Shares will not be traded on an established United States securities market and there is no income tax treaty between the United States and Malaysia. As such, Vsource Asia will not be a “qualified foreign corporation,” and reduced tax rates will not be available on its dividends. In addition, the dividends will not be eligible for the dividends received deduction allowed to United States corporations with respect to dividends received from other U.S. corporations. Distributions to a United States Holder of additional shares or rights to acquire additional shares that are made as part of a pro rata distribution to all Vsource Asia shareholders might not be subject to federal income tax. The amount of any distribution of property other than cash will be the fair market value of such property on the date it is distributed. Dividends paid to a United States Holder in Ringgit will be included in income in a United States dollar amount based on the exchange rate in effect on the date the dividends are received by such United States Holder whether or not the payment is converted into United States dollars at that time. Any gain or loss that a United States Holder recognizes on a subsequent conversion of Ringgit into United States dollars generally will be ordinary income or loss.

Taxation of Capital Gains

Subject to the passive foreign investment company rules discussed below, a United States Holder will recognize capital gain or loss on the sale or other disposition of the shares in an amount equal to the difference between the amount realized on the disposition and such United States Holder’s adjusted tax basis in the shares. A United States Holder’s tax basis in shares generally will be equal to the United States dollar value paid to acquire the shares on the date of purchase (or in the case of cash basis and electing accrual basis taxpayers, the settlement date). Any gain or loss generally will be treated as capital gain or loss and will be long-term capital gain or loss if the shares have been held by the seller for more than one year on the date of sale or exchange. The deductibility of capital losses is subject to limitations.

A United States Holder that receives Ringgit upon sale or other disposition of the shares will realize an amount equal to the United States dollar value of the Ringgit on the date of sale or other disposition (or, in the case of cash basis and electing accrual basis taxpayers, the settlement date). A United States Holder will have tax basis in the Ringgit received equal to the United States dollar amount realized. Any gain or loss realized by a United States Holder on a subsequent conversion of Ringgit into United States dollars generally will be ordinary income or loss.

Passive Foreign Investment Company Rules

Vsource Asia believes that it is not, and it does not expect to become, a passive foreign investment company (“PFIC”) for United States federal income tax purposes. A non-United States company is a PFIC in any taxable year in which, after taking into account the income and assets of certain subsidiaries, either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the average value of its assets is attributable to assets that produce or are held to produce passive income.

If Vsource Asia were a PFIC in any year during which a United States Holder owns the shares, the United States Holder would be subject to additional taxes on any excess distributions received from Vsource Asia and any gain realized from the sale or other disposition of the Vsource Asia Shares (regardless of whether Vsource Asia continued to be a PFIC). A United States Holder receives an excess distribution to the extent that distributions on the shares during a taxable year exceed 125% of the average amount received during the three preceding taxable years (or, if shorter, the United States Holder’s holding period). To compute the tax on excess distributions or any gain, (i) the excess distribution or the gain is allocated ratably over the United States Holder’s holding period, (ii) the amount allocated to the current taxable year and any year before Vsource Asia became a PFIC is taxed as ordinary income in the current year, and (iii) the amount allocated to other taxable years is taxed at the highest marginal rate in effect for each year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax attributable to each year.

Vsource Asia has submitted an application to the Bursa Malaysia Securities Berhad for approval to list its shares on Malaysia’s Mesdaq Market by way of an initial public offering of shares. There can be no assurance that Vsource Asia will obtain such a listing or that such a listing will occur in a timely manner. However, if Vsource Asia is successful in listing its shares and if Vsource Asia were a PFIC, then a United States Holder of the shares may be able to avoid the tax consequences described above by electing to mark the shares to market annually. Any gain from marking the shares to market or from disposing of them would be ordinary income. A United States Holder would recognize loss (which would be treated as ordinary) from marking the shares to market or from disposing of them, but only to the extent of its unreversed gains. A United States Holder’s basis in the shares would be adjusted to reflect any such income or loss amounts. A United States Holder can elect to mark the shares to market only if the shares are marketable stock as defined in the Treasury Regulations. The shares will be marketable stock for any year in which the Mesdaq Market is a qualified exchange and the shares are traded on the Mesdaq Market, other than in de minimis quantities, on at least fifteen days during each quarter. Vsource Asia has not determined whether the Mesdaq Market is a qualified exchange. There can be no assurance that the Mesdaq Market is or will be a qualified exchange or that trading in the shares will be sufficiently active to qualify the shares as marketable stock. If a United States Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the shares are no longer marketable stock or the IRS consents to the revocation of the election. Under the Treasury Regulations, mark-to-market inclusions and deductions would be suspended during taxable years in which Vsource Asia is not a PFIC but would resume if Vsource Asia subsequently becomes a PFIC. If Vsource Asia is successful in listing its shares on the Mesdaq Market then each United States Holder should consult its own tax advisor as to whether a mark-to-market election is available or advisable.

If Vsource Asia were a PFIC, a United States Holder of the shares would not be able to avoid the tax consequences described above by making a qualified election fund (“QEF”) election. Vsource Asia does not intend to provide United States Holders with the information they would need to make a QEF election.

United States Backup Withholding Tax and Information Reporting

Dividends from the shares and proceeds from the sale or other disposition of the Vsource Asia Shares paid by a United States paying agent or other United States intermediary broker in respect of the shares may be subject to information reporting to the IRS and to backup withholding tax. Backup withholding tax will not apply, however, in the case of certain United States Holders (not including corporations and other exempt recipients) that provide a correct taxpayer identification number and meet certain certification requirements generally satisfied with the IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Backup withholding is not an additional tax. Any amount withheld from the payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

Non-U.S. Holders

The term “Non-U.S. Holder” means a beneficial owner of a Vsource Asia Share that is not a U.S. Holder. Subject to the discussion of United States backup withholding tax below, a Non-U.S. Holder of shares will not be subject to United States federal income or withholding tax on income derived by it, dividends paid by it, or gains realized on the sale of shares, provided that: (1) such income items are not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States; and (2) in the case of a gain from the sale or disposition of shares by an individual, the Non-United States. Holder is not present in the United States for 183 days or more during the taxable year in which the sale occurred and certain other conditions are met.

If a dividend, gain or income with respect to the Vsource Asia Shares is effectively connected with the conduct of a United States trade or business (or attributable to a permanent establishment in the United States, in the case of a holder who is a resident of a country which has an income tax treaty with the United States), the Non-United States Holder may be subject to United States income taxes on such dividend, gain or income at the statutory rates provided for United States persons after deduction of deductible expenses allocable to such effectively connected dividend, gain or income. In addition, if such a Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies under a United States income tax treaty with the Non-United States Holder’s country of residence. For this purpose, dividends, gain or income in respect of shares will be included in earnings and profits subject to the branch profits tax if the dividend, gain or income is effectively connected with the conduct of the United States trade or business of the Non-United States Holder.

United States Backup Withholding Tax and Information Reporting

Dividends from the shares and proceeds from sale or other disposition of the Vsource Asia Shares paid by a United States paying agent or other United States intermediary broker in respect of the shares may be subject to information reporting to the IRS and to backup withholding tax. Backup withholding tax will not apply, however, if a non-United States Holder certifies as to its status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amount withheld from the payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS. Non-United States Holders of Vsource Asia Shares should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

OVERVIEW OF MALAYSIA

The following information regarding Malaysia is included for information purposes only and has not been independently verified by us. All of the data and information contained below has been obtained from publicly available official sources of Malaysia and we take responsibility for the accurate extraction of such information.

General

Malaysia is located in Southeast Asia, just north of the equator, and consists of two major land masses, Peninsular Malaysia and the states of Sabah and Sarawak, which are located on the island of Borneo. Peninsular Malaysia is separated from the states of Sabah and Sarawak by the South China Sea. To the north of Peninsular Malaysia is Thailand while its southern neighbor is Singapore. Sabah and Sarawak share a common border with Indonesia while Sarawak also shares a border with Brunei. Located at latitudes of between one and seven degrees north of the Equator and longitudes 100 and 119 degrees east, Malaysia covers 329,758 square kilometers, with Peninsular Malaysia taking up 40% while East Malaysia, comprising Sabah and Sarawak, take up 23% and 37%, respectively.

Malaysia has a population of about 25.0 million people, comprising Malays, Chinese, Indians and other races. As at December 31, 2003, Malays and other indigenous peoples (referred to as “Bumiputeras” or Sons of Soil) made up about 61.3% of the total population. Malaysian Chinese make up approximately 23.8%, followed by the Malaysian Indians of about 7% of the total population. Malaysia’s population is relatively young, with approximately one-third below 15 years of age, while about 63% are within the working age group of 15-64 years of age. Bahasa Melayu (Malay) is the national language but English is widely spoken. The ethnic groups also speak various languages and dialects. The income per capita averages about US$3,840 and the unemployment rate was 3.5% in 2003.

Government

Malaysia was formed in 1963 when the Federation of Malaya (independent since 1957) merged with Sabah, Sarawak and (for a while) Singapore to form a larger federation. Malaysia practises parliamentary democracy with a constitutional monarchy governed by the federal constitution and the Yang Di Pertuan Agong (King or Supreme Ruler) as the paramount ruler. One of the conditions of parliamentary democracy is the division of the administrative power into three parts, which are legislative, judicial, and administrative or executive.

Malaysia is also a country that practises a system of democracy based on the federation system. Malaysia now consists of 13 states (namely, Perlis, Kedah, Pulau Pinang, Perak, Selangor, Negeri Sembilan, Melaka, Johor, Pahang, Terengganu, Kelantan, Sarawak and Sabah) and three Federal Territories (Kuala Lumpur, Labuan and Putrajaya). Each state has surrendered part of its power in respect of finance, defense, education, foreign affairs and other matters, as stated in the Malaysian constitution, to the Malaysian government. Those powers that have not been surrendered continue to be administered by each state.

The Head of State is the Yang Di Pertuan Agong (the King or Supreme Ruler), while the Head of government is the Prime Minister. The King of Malaysia is elected for a five-year term by the nine hereditary rulers who are members of a Conference of Rulers. The King appoints a Prime Minister, and, on the Prime Minister’s advice, a cabinet. The federal executive power is exercised by the Prime Minister and his cabinet. The current Prime Minister is Datuk Seri Abdullah Ahmad Badawi.

Since its formation, Malaysia has been governed by the National Front, comprising three major component parties, the United Malays National Organisation (“UMNO”), the Malaysian Chinese Association and the Malaysian Indian Congress. In the recently-held general elections on March 24, 2004, members of the National Front were elected to 198 out of 219 seats in the House of Representatives of the Federal Parliament. UMNO is the dominant party in the coalition, holding 109 of the coalition’s 198 seats. General elections are held every five years.

Economic Planning and Policy

The nation’s economic growth and direction is charted through a series of five-year development plans, called the Five-Year Malaysian Plans. The country is now in its Eighth Malaysian Plan (8MP) covering the period 2001-2005. These development plans are guided by the development policies set out in the New Economic Policy (“NEP”) introduced in 1970, the National Development Plan which succeeded the NEP in 1991 and the Malaysian National Vision Plan. The 8MP is also the first phase in the implementation of the Third Outline Perspective Plan (“OPP3”), 2001-2010. The OPP3, which embodies the National Vision Policy (“NVP”), will chart the development of the nation in the first decade of the 21st century. The NVP incorporates the critical thrusts of the previous development policies, namely the NEP and the National Development Policy with the overriding objective of national unity. Eradicating poverty irrespective of race, restructuring of society and balanced development will remain as key strategies. The NVP is also guided by the strategic challenges of Vision 2020, which lays out the directions for Malaysia to become a fully developed nation by 2020.

Economic Performance

Malaysia’s real gross domestic product (“GDP”) expanded by 5.2% in 2003 (in 2002 it was 4.1%), exceeding the official forecast of 4.5%. Growth was broad-based and balanced across sectors. The manufacturing sector grew by 8.2% on the back of strong production growth, both in the export-oriented and domestic-oriented industries. Export-oriented industries, particularly the electronics and chemicals industries, benefited from the recovery in the global electronics sector as investment demand picked up in most major economies. Capacity utilization exceeded 80%. In certain industries, the 90% utilization level was breached in 2003, prompting an increase in capital expenditure.

The following table sets forth selected economic indicators relating to Malaysia for the period 1999-2004:

Selected Economic Indicators

Year	Real GDP Growth	Malaysia Population	Population Year on Year change	Income Per Capita	Inflation Consumer Price Index	Unemployment Rate
	(%)	(million)	(%)	(RM)	(%)	(%)
1999	6.1	22.7	2.39	12,304	2.8	3.4
2000	8.3	23.5	3.45	13,333	1.6	3.1
2001	0.3	24.0	2.20	12,855	1.4	3.6
2002	4.1	24.6	2.14	13,683	1.8	3.5
2003p	5.2	25.1	3.22	14,592	1.2	3.5
2004f	6.0-6.5	25.6	1.05	15,376	1.5	3.4

Real GDP is based on 1987 prices

p—preliminary estimates

f—forecast

Sources:	Bank Negara Malaysia Annual Report 2001, Bank Negara Malaysia Annual Report 2002 and Bank Negara Malaysia Annual Report 2003.

External Trade

Malaysia is essentially a trade-oriented economy. Exports play a dominant role in the Malaysian economy. Manufactured goods accounted for about 82% of the total gross exports in 2003 with the electronics and electrical sub-sector being the largest component (56% of total gross exports). Malaysia also exports agricultural commodities (such as palm oil, rubber and timber) and minerals such as crude oil and liquefied natural gas. Imports of intermediate goods were the main driver of import growth, making up about 73% of total imports in

2003. Malaysia’s largest trading partner is the United States, with a 17.7% share of total trade in 2003, mainly consisting of electronics components. This was followed by Singapore with a 14% share. Efforts continue to be made towards diversifying markets, particularly into non-traditional markets such as South Asia and West Asia regions, and increasing market share in East Asian countries. The growth in intra-regional East Asian trade since 1997 has reshaped trading patterns. Consequently, Malaysia’s share of trade with major trading partners, namely the United States and Japan, has declined. Over recent years, China has emerged as a significant trading partner, making up about 7.5% of Malaysia’s external trade in 2003. The driver of this growth was the continued relocation by multinational companies to China and increased outsourcing activity. Malaysia’s current account is in surplus, making up 13.7% of the gross national product (“GNP”) in 2003.

The following table sets forth selected economic indicators relating to Malaysia’s external trade position for the period 1999—2003:

	1999	2000	2001	2002	2003p
	(RM billion)
Balance of Payments
Exports (f.o.b.)	319.6	374.0	334.3	357.7	398.9
Imports (f.o.b.)	233.5	294.9	280.2	303.1	317.7
Current account balance	47.9	32.3	27.7	30.5	50.8
(as percentage of GNP)	17.1	10.2	9.0	9.1	13.7
Bank Negara reserves, net	117.2	113.5	117.2	131.4	170.5
(as months of retained imports)	5.9	4.5	5.1	5.4	6.8
External Debt (RM billion)
Total debt	161.1	160.9	173.4	185.6	187.2
Debt service ratio
(Percentage of exports of goods and services)	6.1	5.3	6.8	6.7	6.1

p—preliminary estimates

Sources:	Bank Negara Malaysia Annual Report 2001, Bank Negara Malaysia Annual Report 2002 and Bank Negara Malaysia Annual Report 2003.

The Financial System

The Malaysian financial system comprises Bank Negara Malaysia, commercial banks, finance companies, merchant banks, discount houses and non-bank financial intermediaries, which include the Employees Provident Fund, other provident and pension funds, insurance companies, development financial institutions and other intermediaries. In the last five years, the domestic banking industry has consolidated into ten banking groups as a result of the government-led consolidation of the Malaysian domestic banking and financial services sectors. The Malaysian government’s strategic development of the banking system involves developing the Islamic banking system to operate alongside the conventional banking system and turning Kuala Lumpur into an international Islamic financial center and a key conventional financial center that will compete with Singapore and Hong Kong. Labuan is predicted to become an international offshore financial center with a focus on Islamic products.

Monetary Policy

Established in 1959, Bank Negara Malaysia is the central bank and the sole currency-issuing bank in Malaysia. Bank Negara Malaysia is responsible for formulating and implementing monetary policy and supervising financial institutions in Malaysia. Bank Negara Malaysia also holds Malaysia’s official foreign exchange reserves, administers exchange control regulations and acts as lender of last resort for the banking system.

The principal instruments used by Bank Negara Malaysia to implement monetary policy include open market operations, placements of deposits in and loans to financial organizations, variations in reserve requirements and recycling of government deposits.

Foreign Investment

Foreign investments continue to account for about one-third of total private investment in Malaysia. The trend in gross foreign direct investment (“FDI”) has remained stable since 2000 after the Asian financial crisis. This stability is largely due to existing multinational companies expanding and diversifying their operations, with funding mainly from retained earnings. The pattern of FDI flows has also changed in favor of the higher value-added services sector, as the services sector is transformed and accounts for a larger share of GDP. Because the services sector tends to be less capital intensive, the scale of the gross value of new flows tends to be smaller while the value-added and contribution to growth is higher.

Multimedia Super Corridor

As part of the effort to promote development of the services sector, the Malaysian government launched the Multimedia Super Corridor in 1996. The development of the Multimedia Super Corridor is the centerpiece of a new strategy of the Malaysian government designed to accelerate the transformation of Malaysia’s economy into a high-tech and high value-added economy. The Multimedia Super Corridor is a land belt measuring 15 kilometers by 50 kilometers, stretching from the Kuala Lumpur city center to the Kuala Lumpur International Airport. The Multimedia Super Corridor’s communications network will include digital optical fiber infrastructure. Multimedia corporations have been invited to locate their business units and research and development facilities in the Multimedia Super Corridor.

Multimedia Super Corridor status will be awarded to companies that are developers or heavy users of multimedia/information technology products and services. As at December 31, 2003, there were a total of 973 Multimedia Super Corridor status companies. Multimedia Super Corridor status is the recognition awarded by the Malaysian government through the Multimedia Development Corporation for companies that participate and undertake its information technology and multimedia activities in the Multimedia Super Corridor. Companies with Multimedia Super Corridor status are entitled to enjoy a set of incentives and benefits from the government of Malaysia, which include the following financial incentives:

•	pioneer status – 100% exemption from taxable statutory income for a period of five years;

•	a 100% investment tax allowance;

•	eligibility for research and development grants (for majority Malaysian-owned Multimedia Super Corridor companies);

•	freedom to source capital and borrow funds globally; and

•	duty free importation of multimedia equipment.

The Securities Market of Malaysia

History

The securities industry in Malaysia effectively began in the late 19th century as an extension of the presence of British companies in the rubber and tin industries. In 1930, the Singapore Stockholders’ Association was established and provided the foundations of what became in 1964 the “Stock Exchange of Malaysia,” later renamed the “Stock Exchange of Malaysia and Singapore.” Trading rooms were established in Singapore and Kuala Lumpur and it was operated as a single exchange until 1973.

Following the termination of the interchangeability of the Malaysian and Singapore currencies, separate exchanges were established, named the Kuala Lumpur Stock Exchange and the Stock Exchange of Singapore. In 1973, a new company limited by guarantee, the Kuala Lumpur Stock Exchange (now known as Bursa Malaysia Securities Berhad), took over the operations of the Kuala Lumpur Stock Exchange Bhd as the stock exchange. Malaysian incorporated companies and Singapore incorporated companies were listed and traded on the Kuala Lumpur Stock Exchange and the Stock Exchange of Singapore. In 1990, Singapore incorporated companies were delisted from the Kuala Lumpur Stock Exchange and vice versa for Malaysian companies listed on the Stock Exchange of Singapore.

In November 1988, the Kuala Lumpur Stock Exchange introduced the Kuala Lumpur Stock Exchange Second Board (the “Second Board”) which provides companies having a smaller paid-up capital base with strong growth prospects to gain access to the Malaysian equities market.

The Kuala Lumpur Stock Exchange has also introduced various technological developments to improve the infrastructure for trading on the Kuala Lumpur Stock Exchange such as the introduction in 1989 of a semi-automated trading system, “SCORE” (System on Computerized Order Routing and Execution), which converted trading from an open out-cry to an electronic system.

In another major development, the Fixed Delivery and Settlement System was introduced in 1990 to improve the efficiency of clearing and settlements. The Kuala Lumpur Stock Exchange has also implemented a computerized book-entry scripless settlement system. This central depository system has complemented the system implemented through SCORE, by building substantial capacity into the trading environment without the risks of missing scrip. The Malaysian Central Depository Sdn Bhd was set up to implement and operate the central depository system.

In 1997, Malaysia’s finance minister announced the introduction of a new exchange, the Mesdaq Market which is a stock exchange established under the Securities Industry Act 1983. The Mesdaq Market primarily provides quotations for high-technology based companies. In 2002, the Mesdaq Market was launched on the Kuala Lumpur Stock Exchange to form a single Malaysian exchange.

On November 20, 2003, stockbroking members of the Kuala Lumpur Stock Exchange approved the demutualization of the Kuala Lumpur Stock Exchange. The objective of the demutualization is to boost the velocity and liquidity of the market, to enhance products and services, and achieve greater efficiency and scale.

On January 5, 2004, the Kuala Lumpur Stock Exchange was converted from a company limited by guarantee to a public company limited by shares pursuant to its demutualization exercise. With this conversion, the demutualized Kuala Lumpur Stock Exchange has been approved as an exchange holding company. It is now known as Bursa Malaysia Berhad while the operating stock exchange is known as Bursa Malaysia Securities Berhad (“Bursa Malaysia”).

Bursa Malaysia

Presently, Bursa Malaysia has two trading boards, the Main Board and the Second Board. The market capitalization of Bursa Malaysia was RM647.1 billion at September 13, 2004. As at September 13, 2004, Bursa Malaysia had 894 member companies operating throughout Malaysia.

The trading sessions are held from 9.00 a.m. to 12.30 p.m. and from 2.30 p.m. to 5.00 p.m. on a market day. Bursa Malaysia publishes two main indices, the KLSE Composite Index and the Exchange Main Board All Share Index (“EMAS”). The KLSE Composite Index is made up of 100 component stocks representing the various sectors of the market using 1977 as its base year, while the EMAS Index represents all the Main Board companies listed on Bursa Malaysia using 1984 as its base year. The performance of Bursa Malaysia as measured by the two main indices has been as follows:

Year	Composite		EMAS
	High	Low	High	Low
1998	764.94	261.33	196.94	71.60
1999	870.39	488.90	227.58	121.20
2000	1,021.20	673.74	267.64	158.24
2001	737.56	547.72	172.53	130.04
2002	816.94	614.00	199.12	150.35
2003	818.57	615.77	203.39	149.58

Source:	Bloomberg

The Mesdaq Market

The market capitalization of the Mesdaq Market was RM5.4 billion (approximately US$1.4 billion) at September 13, 2004. As at September 13, 2004, the Mesdaq Market had 51 member companies.

The trading sessions are held from 9:00 a.m. to 12:30 p.m. and from 2:30 p.m. to 5:00 p.m. on a market day. The Mesdaq Market publishes one main index, the Mesdaq Composite index. The Mesdaq Composite index is made up of 43 component stocks. The performance of the Mesdaq Market as measured by the Mesdaq Composite index as been as follows:

Year	Mesdaq Composite
	High	Low
2002	186.36	80.46
2003	169.93	72.41

Transaction Costs

Since 2002, the brokerage payable for all trades in stocks, ordinary shares, preference shares and other securities listed and traded on the Mesdaq Market (except government bonds and municipal debentures, other non-convertible debentures, and overseas options) has been on a fully negotiated basis between the broker and its client, subject to a maximum of 0.70% of the contract value. A clearing fee of 0.04% of the contract value is payable by the purchaser and seller for services provided by the clearing house designated by the Mesdaq Market, subject to a maximum of RM200 per contract, for all trades transacted on the Mesdaq Market and a contract note stamp duty of the contract value to the maximum of RM200 is also payable by both purchaser and seller. Under the rules of the Mesdaq Market, net contracts are prohibited and rebates on brokerage are only permitted under limited circumstances as specified in the rules of the Mesdaq Market.

Shares of companies listed on the Mesdaq Market are normally traded in “board lots” of 100 units.

Disclosure and Reporting Requirements

A listed company must immediately disclose to the public and/or to Bursa Malaysia all material information relating to the company. Information on a company is considered material under the Mesdaq Market listing requirements when it is reasonably expected to have a material effect on the market activity of the securities of the company, the price or value of such securities, or the decision of a holder of such securities or an investor in determining his choice of action in relation to those securities.

In addition to the requirement to make immediate disclosures of material information, companies listed on the Mesdaq Market are required to make certain periodic disclosures of information. Its annual audited accounts together with the auditors’ and directors’ reports must be submitted to Bursa Malaysia for public release within a period not exceeding four months from the close of the financial year of the company and issue a copy of its annual report to the company’s shareholders within a period not exceeding six months from the close of the financial year of the company. The company is also required to file quarterly results with Bursa Malaysia for public release not later than two months after the end of each quarter of a financial year.

Breach of the listing requirements of the Mesdaq Market entitles Bursa Malaysia to impose penalties and/or conditions as it thinks fit.

Regulations of the Securities Industry

The securities industry in Malaysia is generally governed by the Securities Industry Act, the Companies Act, the Securities Industry (Central Depositories) Act and the Securities Commission Act.

Securities Commission

The Securities Commission was established on March 1, 1993, pursuant to the enactment of the Securities Commission Act, and is responsible for the development and regulation of the securities and futures market. The previous functions of the Capital Issues Committee which was established under the Securities Industry Act and those of the Panel on Takeovers and Mergers set up under the Companies Act are now vested with the Securities Commission. The functions of the Securities Commission are as follows:

•	to advise the Minister of Finance on all matters relating to securities and futures industries;

•	to regulate all matters relating to securities and futures contracts;

•	to ensure that the provisions of Malaysian securities laws are complied with;

•	to regulate takeovers and mergers of companies;

•	to regulate all matters relating to unit trust schemes;

•	to be responsible for supervising and monitoring the activities of any exchange, clearing house and central depository;

•	to take all reasonable measures to maintain the confidence of investors in the securities and futures markets by ensuring adequate protection for such investors;

•	to promote and encourage proper conduct among members of the exchanges, clearing houses, the central depository and all licensed persons;

•	to suppress illegal, dishonorable and improper practices in dealings in securities and trading in futures contracts and the provision of investment advice or other services relating to securities or futures contracts;

•	to consider and recommend reforms of the law relating to securities and futures contracts;

•	to encourage and promote the development of the securities and futures markets in Malaysia, including research and training in connection thereto;

•	to encourage and promote self-regulation by professional associations or market bodies in the securities and futures industries;

•	to license and supervise all licensed persons as may be provided for under any securities law; and

•	to promote and maintain the integrity of all licensed persons in the securities and futures industries.

The Securities Commission of Malaysia is also granted such powers as may be necessary for or in connection with the performance of its functions under the securities laws.

Unless otherwise exempted under Section 32A(1) of the Securities Commission Act, any person intending to make available, offer for subscription or purchase, or issue an invitation to subscribe for or purchase securities in Malaysia or to list such securities on the Mesdaq Market must obtain the prior approval of the Securities Commission of Malaysia.

As a result of the amendments made to the Securities Commission Act introduced on July 1, 2000, the Securities Commission of Malaysia is now the approving and registering authority for prospectuses in respect of all securities other than securities issued by unlisted recreational clubs in Malaysia. It will still be necessary for prospectuses registered with the Securities Commission of Malaysia to be lodged with the Companies Commission of Malaysia (the “Companies Commission”) (except for prospectuses in relation to unit trust schemes and prescribed investment schemes).

Takeovers in Malaysia are governed by the Malaysian Code on Take-overs and Mergers 1998 (which is administered by the Securities Commission of Malaysia), the Securities Commission Act and the Foreign Investment Committee of Malaysia guidelines. Pursuant to the Code, (i) an acquirer who has obtained control in a company; or (ii) an acquirer who holds more than 33% but less than 50% of the voting shares of a company and who acquires in any period of six months more than 2% of the voting shares of the company, is required to make a mandatory general offer for the remaining voting shares of the company unless the Securities Commission of Malaysia grants a waiver from such requirement. An “acquirer” is defined under the Securities Commission Act as (i) any person who acquires or proposes to acquire control in a company whether the acquisition is effected by the person or by an agent; or (ii) two or more persons who, acting in concert with one another, acquire or propose to acquire control in a company, whether the acquisition is effected by the persons or by an agent, and, although there is no actual definition of “control” under the Code, “control” in relation to an acquisition of shares has been taken to mean the acquisition or holding of, or entitlement to exercise or control the exercise of, voting shares of more than 33% in a company. Contravention of the mandatory general offer provisions is a criminal offense under the Securities Commission Act.

Securities Industry Act 1983

The Securities Industry Act makes provisions with respect to stock exchanges, securities companies, conduct and trading in securities and licensing.

The Securities Industry Act prohibits various trading practices, including:

•	creating a false or misleading appearance of active trading in securities on a stock market in Malaysia;

•	stock market manipulation by engaging in transactions that are likely to change or maintain the price of the security with the intention of inducing others to purchase, sell or subscribe for such securities;

•	making certain false or misleading statements that are likely to affect the price of a security; and

•	fraudulently inducing a person to deal in securities or otherwise using manipulative or deceptive devices in connection with the purchase or sale of securities.

The Securities Industry Act prohibits insider dealing and the scope of the insider legislation is very broad and generally prohibits any person that possesses non-public information that would be expected to have a material effect on the price or value of securities from dealing, directly or indirectly, with such securities and also prohibits the communication of such non-public information for the purposes of dealing with such securities.

The Securities Commission of Malaysia has investigatory and enforcement powers in relation to the above market related offenses and all other offenses created by the securities laws including those relating to defective disclosure to the Securities Commission of Malaysia or in a prospectus or other offering documents as well as violations of licensing requirements.

Companies Act

The Companies Act, which applies to both listed and unlisted companies in Malaysia, other than in Labuan, was amended in 1986 to tighten control over directors in relation to their responsibility to shareholders and to strengthen disclosure requirements.

The Companies Act grants certain powers to the Companies Commission with respect to the administration of the Companies Act and to ensure that corporations and their officers comply with the provisions of the Companies Act. The Companies Act also requires corporations to lodge certain information such as any changes in directors, managers and secretaries, changes in issued and paid-up capital, allotment of shares and other changes in the particulars of the corporation with the Companies Commission.

On April 16, 2002, the Companies Commission of Malaysia Act 2001 (the “CCMA”) came into force and established the Companies Commission. The CCMA merged the functions and powers of the Registrar of Companies and the Registrar of Businesses and placed them under the Companies Commission.

The functions of the Companies Commission are:

•	to ensure that the provisions of the CCMA and the laws specified in the First Schedule of the CCMA are administered, enforced, given effect to, carried out and complied with;

•	to act as agent of the Malaysian government and to provide services in administering, collecting and enforcing payment of prescribed fees or any other charges under the laws specified in the First Schedule of the CCMA;

•	to regulate matters relating to corporations, companies and businesses in relation to the laws specified in the First Schedule of the CCMA;

•	to encourage and promote proper conduct among directors, secretaries, managers and other officers of a corporation, and self-regulation by corporations, companies, businesses, industry groups and professional bodies in the corporate sector in order to ensure that all corporate and business activities are conducted in accordance with established norms of good corporate governance;

•	to enhance and promote the supply of corporate information under any laws specified in the First Schedule and to create and develop a facility whereby any corporate information received by, or filed or lodged with, the Companies Commission may be analyzed and supplied to the public;

•	to carry out research and commission studies on any matter relating to corporate and business activities;

•	to advise the Minister of Domestic Trade and Consumer Affairs generally on matters relating to corporations, companies and businesses in relation to the laws specified in the First Schedule of the CCMA; and

•	to carry out all such activities and do all such things as are necessary or advantageous and proper for the administration of the Companies Commission, or for such other purpose as may be directed by the Minister of Domestic Trade and Consumer Affairs.

The legislation referred to in the First Schedule is:

(i)	the Companies Act 1965;

(ii)	the Trust Companies Act 1949;

(iii)	the Kootu Funds (Prohibition) Act 1971;

(iv)	the Registration of Business Act 1965; and

(v)	any subsidiary legislation made under the Acts specified in items (i), (ii), (iii) and (iv) above.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Wong & Partners as to Malaysian law and Baker & McKenzie as to United States federal and New York law.

INDEPENDENT AUDITORS

Vsource Asia’s consolidated financial statements as at and for the 13 months ended January 31, 2002 and the financial years ended January 31, 2003 and 2004, as included herein, have been audited by PricewaterhouseCoopers, independent auditors, as stated in their reports appearing herein.

SUMMARY OF CERTAIN SIGNIFICANT DIFFERENCES BETWEEN

MALAYSIAN GAAP AND US GAAP

The consolidated financial statements of Vsource Asia, included in this Offer Document, have been prepared and presented in accordance with the applicable approved accounting standards issued by the Malaysian Accounting Standards Board as applicable to Vsource Asia. Certain differences exist between Malaysian GAAP and US GAAP, which might be material to the financial information herein. The matters described below summarize certain differences between Malaysian GAAP and US GAAP that may be material. Vsource Asia is responsible for preparing the summary below. This summary should not be construed as being exhaustive. Accordingly, no assurance is provided that the following summary of differences between Malaysian GAAP and US GAAP is complete. In making an investment decision, investors must rely upon their own examination of Vsource Asia, the terms of the Share Offer and Vsource Asia’s financial results. Potential investors should consult their own professional advisors for an understanding of the principal differences between Malaysian GAAP and US GAAP and how those differences might affect the financial information herein. Additionally, no attempt has been made to identify all disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the financial statements or notes thereto. Further, no attempt has been made to identify future differences between Malaysian GAAP and US GAAP as a result of prescribed changes in accounting standards.

Subject	Malaysian GAAP	US GAAP

Contents of financial statements

Financial statements comprise balance sheets, income statements, cash-flow statements, statements of changes in equity, accounting policies and notes.

Under Malaysian GAAP, there is no requirement to present comprehensive income.

Unless a MASB Standard permits or requires otherwise, comparative information should be disclosed in respect of the previous period for all numerical information in the financial statements.

Under US GAAP – a set of financial statements includes: two years’ balance sheets, income and comprehensive income, cash-flow statements, changes in equity, accounting policies and notes.

Comprehensive income includes all changes in shareholders’ equity during a period, except those resulting from investments by or distributions to owners.

Three years financial information disclosures as required by the SEC for all statements other than balance sheets.

Deferred taxation	Deferred income tax is recognised in full, using the liability method, on temporary differences arising between the amounts attributed to assets and liabilities for tax purposes and their carrying amounts in the financial statements.	Deferred tax assets are recognised in full but are then reduced by a valuation allowance if it is “more likely than not” that some portion or all of the deferred tax asset will not be realised.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The audited consolidated and entity financial statements as at and for the 13 months ended January 31, 2002 and the financial years ended January 31, 2003 and 2004 as included herein, are extracted without adjustments from the audited statutory financial statements of Vsource Asia of the respective financial period and financial years (as applicable). These financial statements have been prepared by Vsource Asia in accordance with the provisions of the Malaysian Companies Act, 1965 and conform with the applicable approved accounting standards in Malaysia for the relevant financial period and financial years (as applicable) for presentation to its shareholders.

The audited consolidated and entity financial statements of Vsource Asia for the 13 months ended January 31, 2002 and the financial years ended January 31, 2003 and 2004 have been reported on as a whole, without qualification by PricewaterhouseCoopers, independent auditors, to the shareholders of Vsource Asia and for no other purpose, in accordance with Section 174 of the Malaysian Companies Act, 1965 and the auditors’ reports are reproduced beginning on page F-2.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

STATUTORY FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 JANUARY 2004

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

DIRECTORS’ REPORT

The Directors hereby submit their report to the members together with the audited financial statements of the Group and of the Company for the year ended 31 January 2004.

PRINCIPAL ACTIVITIES

The principal activities of the Company are the provision of business process outsourcing services (‘BPO solutions’), and management services to subsidiaries and fellow subsidiaries.

The principal activity of the subsidiaries are described in Note 13 to the financial statements.

There have been no significant changes in the nature of these activities during the financial year, except for the acquisition of subsidiaries as enclosed in the Note 13 to the financial statements.

FINANCIAL RESULTS

	Group	Company
	RM	RM
Profit after taxation	5,998,807	11,208,583

DIVIDENDS

No dividend has been paid or declared by the Company since 31 January 2003. The Directors do not recommend the payment of any dividend for the financial year ended 31 January 2004.

RESERVES AND PROVISIONS

There were no material transfers to or from reserves and provisions during the financial year except as disclosed in the financial statements.

SHARE CAPITAL

The Company acquired the entire share capital of Vsource (Japan) Ltd (‘Vsource Japan’) and Vsource Taiwan Insurance Broker Ltd. Co. (‘Vsource Taiwan’) satisfied by the issuance of 14,853 and 25,362 ordinary shares of RM1.00 each at an issue price of approximately RM59.20 each in exchange for the entire share capital of Vsource Japan and Vsource Taiwan. The newly issued shares ranked pari passu in all respects with the existing shares in issue.

The issued share capital of the Company was increased from RM250,000 to RM290,215.

DIRECTORS

The Directors who have held office during the period since the date of the last report are as follows:

Dennis Michael Smith
John Gerard Cantillon
Abdul Hamid Bin Sh Mohamed	(appointed on 01.03.2004)
Ong Gaik Huat	(resigned on 01.03.2004)
Phillip Earl Kelly	(resigned on 01.03.2004)

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

DIRECTORS’ REPORT—(CONTINUED)

DIRECTORS’ BENEFITS

During and at the end of the financial year, no arrangements subsisted to which the Company is a party, being arrangements with the object or objects of enabling Directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate.

Since the end of the previous financial year, no Director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the Director or with a firm of which he is a member, or with a company in which he has a substantial financial interest.

DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES

According to the register of Directors’ shareholdings, particulars of interests of Directors who held office at the end of the year in shares and options over shares in the Company and its related corporation are as follows:

	Number of ordinary shares of USD0.01 each in Vsource Inc.
	At 1.2.2003	Bought	Sold	At 31.1.2004
Interest in ultimate holding company;
Vsource Inc.

Phillip Earl Kelly	297,912	0	0	297,912
Dennis Michael Smith	131,208	0	0	131,208
Ong Gaik Huat	3,262	2,424	0	5,686

	Number of Series 4-A convertible preferred stocks in Vsource Inc.
	At 1.2.2003	Granted	Converted/ redeemed	At 31.1.2004
Phillip Earl Kelly	1,905	0	0	1,905
Dennis Michael Smith	383	0	0	383
John Gerard Cantillon	2,053	0	0	2,053

Series 4-A convertible preferred stock, is convertible at the option of the holder into such number of shares of Vsource Inc.’s common stock as determined by multiplying the number of shares of Series 4-A convertible preferred stock by USD2,000 and then dividing such amount by the conversion price, at USD2.00 per share.

	Number of options over ordinary shares of USD0.01 each in Vsource Inc.
	At 1.2.2003	Granted	Issued	At 31.1.2004
Phillip Earl Kelly	1,070,803	0	0	1,070,803
Dennis Michael Smith	915,072	0	0	915,072
Ong Gaik Huat	8,000	4,000	0	12,000
John Gerard Cantillon	577,226	0	0	577,226

None of the other Directors held any interest in the Company and its related corporations during the year. No Directors held any interest in debentures of the Company and its related corporations during the year.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

DIRECTORS’ REPORT—(CONTINUED)

STATUTORY INFORMATION ON THE FINANCIAL STATEMENTS

Before the income statements and balance sheets of the Group and of the Company were made out, the Directors took reasonable steps:

(a) to ascertain that proper action had been taken in relation to the writing off of bad debts and the making of allowance for doubtful debts and satisfied themselves that all known bad debts had been written off and that adequate allowance had been made for doubtful debts; and

(b) to ensure that any current assets, other than debts, which were unlikely to realise in the ordinary course of business their values as shown in the accounting records of the Group and of the Company have been written down to an amount which they might be expected so to realise.

At the date of this report, the Directors are not aware of any circumstances:

(a) which would render the amounts written off for bad debts or the amount of the allowance for doubtful debts in the financial statements of the Group and of the Company inadequate to any substantial extent; or

(b) which would render the values attributed to current assets in the financial statements of the Group and of the Company misleading; or

(c) which have arisen which render adherence to the existing method of valuation of assets or liabilities of the Group and of the Company misleading or inappropriate.

No contingent or other liability has become enforceable or is likely to become enforceable, within the period of twelve months after the end of the financial year which, in the opinion of the Directors, will or may substantially affect the ability of the Group or of the Company to meet its obligations as and when they fall due.

At the date of this report, there does not exist:

(a) any charge on the assets of the Group and of the Company which has arisen since the end of the financial year which secures the liability of any other person; or

(b) any contingent liability of the Group and of the Company which has arisen since the end of the financial year.

At the date of this report, the Directors are not aware of any circumstances not otherwise dealt with in this report or the financial statements which would render any amount stated in the financial statements misleading.

In the opinion of the Directors,

(a) the results of the Group’s and of the Company’s operations during the financial year were not substantially affected by any item, transaction or event of a material and unusual nature; and

(b) there has not arisen in the interval between the end of the financial year and the date of this report any item, transaction or event of a material and unusual nature likely to affect substantially the results of the operations of the Group or of the Company for the financial year in which this report is made.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

DIRECTORS’ REPORT—(CONTINUED)

ULTIMATE HOLDING COMPANY

The Directors regard Vsource Inc., a company incorporated in the United States of America, as the immediate and ultimate holding company.

AUDITORS

The auditors, PricewaterhouseCoopers, have expressed their willingness to continue in office.

In accordance with a resolution of the Board of Directors dated 17 March 2004.

JOHN GERARD CANTILLON	DENNIS MICHAEL SMITH
DIRECTOR	DIRECTOR

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

INCOME STATEMENTS

FOR THE YEAR ENDED 31 JANUARY 2004

		Group		Company
	Note	2004	2003	2004	2003
		RM	RM	RM	RM
Revenue	8	69,166,870	100,839,831	61,573,600	94,388,693

Cost of services provided		(42,421,631)	(47,307,688)	(36,937,607)	(46,727,560)

Gross profit		26,745,239	53,532,143	24,635,993	47,661,133
Other operating income		7,478	17	3,690	0
Gain on disposal of a subsidiary		2	0	0	0
Administrative expenses		(16,985,996)	(29,767,031)	(10,283,192)	(21,508,675)
Other operating expenses		(3,684,316)	(2,840,921)	(3,147,908)	(2,208,857)

Profit before taxation	9	6,082,407	20,924,208	11,208,583	23,943,601
Taxation	10	(83,600)	0	0	0

Profit after taxation		5,998,807	20,924,208	11,208,583	23,943,601

Earnings per share—basic (RM)	11	22.1	79.0

The notes on pages F-12 to F-27 form part of these financial statements.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

BALANCE SHEETS AS AT 31 JANUARY 2004

		Group		Company
	Note	2004	2003	2004	2003
		RM	RM	RM	RM
NON-CURRENT ASSETS
Property, plant and equipment	12	16,203,957	18,584,860	13,718,903	18,208,498
Investment in subsidiaries	13	0	0	40,215	2
Deposits with a licensed bank	17	1,323,883	0	1,323,883	0

		17,527,840	18,584,860	15,083,001	18,208,500

CURRENT ASSETS
Trade and other receivables	14	11,900,080	11,374,967	9,239,706	9,071,874
Inventories	15	786,562	1,862,985	786,562	1,862,985
Amount due from fellow subsidiaries	16	4,020,650	95,963,709	3,945,690	95,963,709
Amount due from subsidiaries	16	0	0	418,794	14,567
Amount due from holding company	16	0	15,664	0	14,220
Deposits with a licensed bank	17	0	570,351	0	570,351
Cash and bank balance		4,531,996	1,815,905	3,113,896	1,005,705

		21,239,288	111,603,581	17,504,648	108,503,411

CURRENT LIABILITIES
Trade and other payables	18	15,655,787	9,918,178	9,208,797	6,961,537
Deferred revenue		2,793,325	2,078,184	2,456,918	1,669,262
Advances from customers		3,437,550	4,668,610	3,437,550	4,668,610
Amount due to subsidiaries	16	0	0	43,881	23,577,580
Amount due to fellow subsidiaries	16	475,868	28,467,993	2,201	687,202
Amount due to holding company	16	11	270,920	11	270,920
Taxation		83,600	0	0	0

		22,446,141	45,403,885	15,149,358	37,835,111

NET CURRENT (LIABILITIES)/ ASSETS		(1,206,853)	66,199,696	2,355,290	70,668,300

NON-CURRENT LIABILITY
Advances from customers		0	3,421,709	0	3,421,709

		16,320,987	81,362,847	17,438,291	85,455,091

CAPITAL AND RESERVES
Share capital	19	290,215	264,853	290,215	250,000
Exchange reserve		(881,134)	(220,760)	0	0
Merger reserve		867,691	340,459	0	0
Retained earnings		16,044,215	80,978,295	17,148,076	85,205,091

		16,320,987	81,362,847	17,438,291	85,455,091

The notes on pages F-12 to F-27 form part of these financial statements.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEAR ENDED 31 JANUARY 2004

	Issued and fully paid ordinary shares of RM1 each		Non distributable
	Number of shares	Nominal value	Exchange reserve	Merger reserve	Retained earnings	Total
		RM	RM	RM	RM	RM
Group
As previously stated—at 31 January 2003	250,000	250,000	0	0	85,188,023	85,438,023
Adjustment in accordance with principles of merger accounting	14,853	14,853	(220,760)	340,459	(4,209,728)	(4,075,176)

At 31 January 2003 (restated)	264,853	264,853	(220,760)	340,459	80,978,295	81,362,847
Issuance of ordinary shares as consideration for acquisition of subsidiaries	40,215	40,215		0	0	40,215
Adjustment in accordance with principles of merger accounting	(14,853)	(14,853)	(660,374)	527,232	0	(147,995)
Profit after taxation	0	0	0	0	5,998,807	5,998,807

Waiver of debt in relation to transactions with:
—a fellow subsidiary under common control of the ultimate holding company	0	0	0	0	(72,575,893)	(72,575,893)
—ultimate holding company	0	0	0	0	1,643,006	1,643,006

At 31 January 2004	290,215	290,215	(881,134)	867,691	16,044,215	16,320,987

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEAR ENDED 31 JANUARY 2004—(CONTINUED)

	Issued and fully paid ordinary shares of RM1 each
	Number of shares	Nominal value	Retained earnings	Total
		RM	RM	RM
Company
At 31 January 2003	250,000	250,000	85,205,091	85,455,091
Issuance of ordinary shares as consideration for acquisition of subsidiaries	40,215	40,215	0	40,215
Profit after taxation	0	0	11,208,583	11,208,583
Waiver of debt in relation to transactions with a fellow subsidiary under common control of the ultimate holding company	0	0	(79,265,598)	(79,265,598)

At 31 January 2004	290,215	290,215	17,148,076	17,438,291

The notes on pages F-12 to F-27 form part of these financial statements.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

CASH FLOW STATEMENTS

FOR THE YEAR ENDED 31 JANUARY 2004

		Group		Company
	Note	2004	2003	2004	2003
		RM	RM	RM	RM
OPERATING ACTIVITIES
Cash receipts from customers		61,760,257	102,102,795	54,899,899	96,307,542
Cash paid to suppliers and employees		(44,801,811)	(70,109,303)	(36,229,406)	(57,921,250)

Cash flow from operating activities		16,958,446	31,993,492	18,670,493	38,386,292
Interest received		7,478	17	3,690	0

Net cash flow from operating activities		16,965,924	31,993,509	18,674,183	38,386,292

INVESTING ACTIVITIES
Purchase of property, plant and equipment		(6,145,170)	(3,241,685)	(3,720,045)	(2,566,581)
Proceeds from disposal of property, plant and equipment		42,516	1,802,398	34,778	1,195,247
Proceeds from disposal of a subsidiary		2	0	2	0

Net cash flow from investing activities		(6,102,652)	(1,439,287)	(3,685,265)	(1,371,334)

FINANCING ACTIVITIES
Proceeds from issue of shares by a subsidiary		552,594	0	0	0
Advances from holding company		12,970,687	0	11,966,483	0
Cash paid on behalf of holding company		(1,042,267)	(1,382)	(414,420)	0
Increase in deposits pledged		(753,532)	(570,351)	(753,532)	(570,351)
Cash paid on behalf of fellow subsidiaries		(19,165,618)	(29,465,775)	(23,679,258)	(35,981,925)

Net cash flow from financing activities		(7,438,136)	(30,037,508)	(12,880,727)	(36,552,276)

INCREASE IN CASH AND CASH EQUIVALENTS		3,425,136	516,714	2,108,191	462,682

CURRENCY TRANSLATION RESERVE		(709,045)	(325,773)	0	0

CASH AND CASH EQUIVALENTS

—as previously reported		1,005,707	543,025	1,005,705	543,023
—adjustment in accordance with principles of merger accounting		810,198	1,081,939	0	0
—Restated		1,815,905	1,624,964	1,005,705	543,023

—at end of financial year		4,531,996	1,815,905	3,113,896	1,005,705

The notes on pages F-12 to F-27 form part of these financial statements.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004

1    GENERAL INFORMATION

The principal activities of the Company are the provision of BPO solutions and management services to subsidiaries and fellow subsidiaries. The principal activity of the subsidiaries are described in Note 13 to the financial statements.

There have been no significant changes in the nature of these activities during the financial year.

The number of employees for the Group and the Company at the end of the financial year amounted to 459 and 349 employees respectively (2003: 251 and 215).

The Directors regard Vsource Inc., a company incorporated in the United States of America, as the ultimate holding company.

The Company is a limited liability company, incorporated and domiciled in Malaysia.

The registered office of the Company is located at Level 41-Suite B, Menara Maxis, Kuala Lumpur City Centre, 50088 Kuala Lumpur.

The principal place of business of the Company is located at Level 12, Menara HLA, No. 3, Jalan Kia Peng, 50450 Kuala Lumpur.

2    FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

Financial instruments

The Group’s operations expose it to various financial risks, including credit risk, foreign exchange risk and interest rate risk. While the Group has not used derivative financial instruments for hedging or trading purposes, it focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on its financial performance. The Group has written policies covering specific financial risks indicated above.

(a)    Credit risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of accounts receivable. The Group believes that the concentration of credit risk in accounts receivable is substantially mitigated by the Group’s credit evaluation process and the high level of creditworthiness of its customers. The Group performs ongoing credit evaluations of its customers and sets conditions and limits the amount of credit extended when deemed necessary. The Group generally does not require collateral from its customers.

(b)    Foreign exchange risk

As a business that derives most of its revenues from operations in the Asia-Pacific region, the Group face exposure to adverse movements in foreign currency exchange rates. This exposure may change over time as business practices evolve and could seriously harm the financial results. However, as most of the Group’s foreign currency transactions are currently conducted in US Dollars, which has a fixed exchange rate relative to the Ringgit Malaysia, the exposure to foreign currency rate is minimal.

3    BASIS OF PREPARATION

The financial statements of the Group and the Company have been prepared under the historical cost convention in accordance with the applicable approved Accounting Standards in Malaysia and the provisions of the Companies Act, 1965.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

3    BASIS OF PREPARATION—(CONTINUED)

The preparation of financial statements in conformity with the applicable approved Accounting Standards and the provisions of the Companies Act, 1965 requires the Directors to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the revenues and expenses during the reported financial period. Actual results could differ from those estimates.

The Group has adopted the new applicable approved Malaysian Accounting Standard Board (“MASB”) Standard 22, Segment Reporting, MASB 25, Income Taxes and MASB 29, Employee Benefits. Adoption of the new standards have no significant changes that affect the net profit or shareholder’s equity as the Group was already following the recognition and measurement principles in those standards.

4    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been used consistently in dealing with items which are considered material in relation to the financial statements.

(a)    Basis of consolidation

The Group financial statements include the financial statements of the Company and its subsidiaries made up to the end of the financial year. Subsidiaries are those companies in which the Group has power to exercise control over the financial operating policies so as to obtain benefit from their activities.

Subsidiaries are consolidated using the acquisition method of accounting except for Vsource Japan and Vsource Taiwan, which are consolidated using the merger method of accounting.

Under the acquisition method of accounting, the results of the subsidiary acquired or disposed during the financial period are included in the consolidated income statement from the date of acquisition or up to the date of its disposal. The difference between the consideration paid for the shares in the subsidiary and the fair value of the separable net assets acquired is treated as goodwill or reserve on consolidation as appropriate. Goodwill and reserve on consolidation are written off against reserves in the year of acquisition.

Under the merger method of accounting, the results of subsidiaries are presented as if the merger had been effected throughout the current and previous years. The cost of investment in a merger is recorded at the aggregate of the nominal value of equity shares issued, cash and cash equivalents and fair values of other considerations. Expenditure incurred in connection with the merger is recognised as an expense in the income statement. On consolidation, the cost of the merger is eliminated with the nominal values of the shares received. Any resulting credit difference is classified as equity and regarded as a non-distributable reserve. Any resulting debit difference is adjusted against any suitable reserve.

All intercompany transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated unless cost cannot be recovered.

(b)    Property, plant and equipment

All property, plant and equipment are stated at historical cost less accumulated depreciation.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

4    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(CONTINUED)

The property, plant and equipment are depreciated on the straight line method to write off the cost of each category of asset to its residual values over its estimated useful lives. The principal annual depreciation rates used are as follows:

Furniture and fittings	20%
Computer and softwares	20% - 50%
Office equipment	20%
Office building renovation	shorter of the lease period or 5 years

Assets-in-progress are assets under development and depreciation commences when the assets are ready for their intended use.

Where the carrying amount of a category of asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in profit/(loss) on operations.

(c)    Receivables

Receivables are carried at invoiced amount less an estimate made for doubtful debts based on a review of outstanding amounts at the period end. Bad debts are written off when identified.

Deferred contract costs comprise set up fees and costs related to implementation on contracts and amortised on the straight line basis over the initial term of the contract or the expected period during which the specified services will be performed. Monthly transaction fees under this type of agreement are accounted for separately and recognised on a monthly basis.

(d)    Investment in subsidiaries

A subsidiary is a company in which the holding company controls the composition of its Board of Directors and/or more than half of the voting power and/or holds more than half of its issued ordinary share capital.

Investment in a subsidiary is stated at cost unless the Directors are of the opinion that there has been a permanent diminution in value of the investment, in which case, allowance is made for the diminution in value.

(e)    Inventories

Inventories, which comprise computer accessories and spare parts, are stated at the lower of cost and net realisable value. Cost includes the actual cost of materials and incidentals in bringing the inventories to its present location and condition, and is determined on last in first out basis.

(f)    Operating leases

Leases of assets under which all risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the income statement on straight line basis over the period of the lease.

(g)    Foreign currencies

Foreign currency transactions are accounted for at exchange rates prevailing at the transaction dates. Foreign currency monetary assets and liabilities are translated at exchange rates prevailing at the balance sheet date.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

4    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(CONTINUED)

Exchange differences arising from the settlement of foreign currency transactions and from the translation of foreign currency monetary assets and liabilities are included in the income statement.

The principal closing rates used in translation of foreign currency amounts are as follows:

Foreign currency	31.1.2004	31.1.2003
1 US Dollar	RM3.8	RM3.8
1 Taiwan Dollar	RM0.1141	n/a
1 Japanese Yen	RM0.0361	RM0.0319

Exchange differences arising from translation of the net investment in foreign entities are taken to ‘Exchange Reserve’ in shareholders’ equity.

(h)    Revenue recognition

Revenue from BPO solutions are recognised based on services rendered on a monthly basis and revenue from sales solution is recognised upon transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

Management fees income is recognised on an accrual basis.

(i)    Deferred revenue

Deferred revenue represents billings received in advance from customers prior to commencement of work and recognised as liability on the balance sheet until the services are rendered or over the duration of the contract.

(j)    Deferred taxation

Current tax expense is determined according to the tax laws of each jurisdiction in which the Group operates and include all taxes based upon the taxable profits, including withholding taxes payable by a foreign subsidiary, associate or joint venture on distributions of retained earnings to companies in the Group.

Deferred income tax is recognised in full, using the liability method, on temporary differences arising between the amounts attributed to assets and liabilities for tax purposes and their carrying amounts in the financial statements.

Tax rates enacted or substantively enacted by the balance sheet date are used to determine deferred tax.

(k)    Cash and cash equivalents

For the purposes of the cash flow statement, cash and cash equivalents comprise cash and bank balances and deposits net of pledged amount with financial institutions and are readily convertible to known amounts of cash and which are subject to an insignificant change in value.

(l)    Advance from customers

Customer prepayments are deferred (classified as a liability) and recognised over future periods based on customer dictated terms of settlement against outstanding accounts receivable.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

4    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(CONTINUED)

(m)    Trade and other payables

Trade and other payables, including accruals represent liabilities for goods and services provided to the Group and the Company prior to the end of the financial year which are unpaid.

(n)    Financial instruments

Financial instruments carried in the balance sheet include deposits, cash and bank balances, receivables, payables and amount due (to)/from subsidiary, fellow subsidiaries and ultimate holding company. The particular recognition methods are disclosed in the individual policy statements associated with each item.

Fair value estimation for disclosure purposes

In assessing the value of financial instruments, the Group and the Company make certain assumptions and apply the discounted cash flow method to discount future cash flows to determine the fair value of financial instruments. The fair values of financial liabilities are estimated by discounting future cash flows at current market interest rate available to the Group and the Company.

The fair values for financial assets and liabilities with a maturity of less than one year are assumed to approximate their fair values.

(o)    Employee benefits

Wages, salaries, paid annual leave, sick leave, bonuses and any non-monetary benefits are accrued in the period in which the associated services are rendered by employees of the Group.

(p)    Segment reporting

Segment reporting is presented for enhanced assessment of the Group risk and returns. Business segments provide products or services that are different from those of other business segments. Geographical statements provide products or services within a particular economic environment that is subject to risk and returns that are different from those components operating in other economic environments.

Segment revenue, expense, assets and liabilities are those amounts resulting from the operating activities of a segment that are directly attributable to the segment and relevant portion that can be allocated on a reasonable basis to the segment. Segment revenue, expense, assets and segment liabilities are determined before intragroup balances and intragroup transactions are eliminated as part of the consolidation process, except to the extent that such intragroup balances and transactions are between group enterprises within a single segment.

5    SEGMENT REPORTING

(a)    Primary reporting segment—geographical segments

The Group’s business segments operate in 3 main geographical areas as shown below:

•	Malaysia and Japan—provision of BPO solutions.

•	Taiwan—principally engaged in personal/life insurance brokerage activities.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

5    SEGMENT REPORTING—(CONTINUED)

				Year ended 31 January 2004
	Malaysia	Japan	Taiwan	Elimination	Group
	RM	RM	RM	RM	RM
Revenue
External revenue	58,883,737	10,147,169	135,964	0	69,166,870
Intersegment revenue	2,689,863	13,828,629	0	(16,518,492)	0

	61,573,600	23,975,798	135,964	(16,518,492)	69,166,870

Results
Segment results	11,225,646	(3,812,903)	(1,330,338)	0	6,082,405

Gain on disposal of a subsidiary					2

Profit from operations					6,082,407

Finance cost					0
Taxation					(83,600)

Net profit for the year					5,998,807

As at 31 January 2004
Net assets
Segment assets	32,587,649	3,810,184	2,872,184	(502,889)	38,767,128

Segment liabilities	15,149,358	5,722,968	2,036,489	(462,674)	22,446,141

Other information

Depreciation charge	8,175,659	123,537	233,829	0	8,533,025

				Year ended 31 January 2003
	Malaysia	Japan	Taiwan	Elimination	Group
	RM	RM	RM	RM	RM
Revenue
External revenue	93,880,188	6,959,643	0	0	100,839,831
Intersegment revenue	508,505	11,383,545	0	(11,892,050)	0

	94,388,693	18,343,188	0	(11,892,050)	100,839,831

Results
Segment results	23,928,032	(3,003,824)	0	0	20,924,208

Finance cost					0
Taxation					0

Net profit for the year					20,924,208

As at 31 January 2003
Net assets
Segment assets	126,711,913	27,068,678	0	(23,592,150)	130,188,441

Segment liabilities	41,273,890	31,143,854	0	(23,592,150)	48,825,594

Other information

Depreciation charge	10,061,895	88,826	0	0	10,150,721

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

5    SEGMENT REPORTING—(CONTINUED)

(b)    Secondary reporting segment—business segments

The operations of the Group comprise mainly provisions of BPO solutions. Other operations of the Group comprise provision of management services to its subsidiaries and provision of insurance brokerage activities, which are insufficient size to be reported separately.

	BPO solutions		Year ended 31 January 2004
		Others	Elimination	Group
	RM	RM	RM	RM
Revenue
External revenue	69,030,906	135,964	0	69,166,870
Intersegment revenue	0	2,689,863	(2,689,863)	0

	69,030,906	2,825,827	(2,689,863)	69,166,870

Results
Segment results	7,412,743	(1,202,250)	(128,088)	6,082,405

Gain on disposal of subsidiary				2

Finance cost				0
Taxation				(83,600)

Net profit for the year				5,998,807

As at 31 January 2004
Net assets
Segment assets	35,894,944	3,290,978	(418,794)	38,767,128

Segment liabilities	20,409,651	2,036,490	0	22,446,141

Other information
Depreciation charge	8,299,196	233,829	0	8,533,025

(b)    Secondary reporting segment—business segments

	BPO solutions		Year ended 31 January 2003
		Others	Elimination	Group
	RM	RM	RM	RM
Revenue
External revenue	100,839,831	0	0	100,839,831
Intersegment revenue	0	508,505	(508,505)	0

	100,839,831	508,505	(508,505)	100,839,831

Results
Segment results	20,924,208	24,215	(24,215)	20,924,208

Finance cost				0
Taxation				0

Net profit for the year				20,924,208

As at 31 January 2003
Net assets
Segment assets	130,188,441	0	0	130,188,441

Segment liabilities	48,825,594	0	0	48,825,594

Other information
Depreciation charge	10,150,721	0	0	10,150,721

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

6    ACQUISITION OF SUBSIDIARIES

The Company acquired the entire share capital of Vsource (Japan) Ltd (‘Vsource Japan’) and Vsource Taiwan Insurance Broker Ltd. Co. (‘Vsource Taiwan’) satisfied by the issue of 14,853 and 25,362 ordinary shares of RM1.00 each at an issue price of approximately RM59.20 each in exchange for the entire share capital of Vsource Japan and Vsource Taiwan. The newly issued shares ranked pari passu in all respects with the existing shares in issue.

The subsidiaries are consolidated using the merger method of accounting. Details of the net asset acquired from the acquisition are as follows:

(a)    Consolidated income statement

	2004	2003
	RM	RM
Revenue	24,111,763	18,343,188
Cost of sales	(19,312,653)	(12,364,931)

	4,799,110	5,978,257
Other operating income	3,787	17
Administrative expenses	(9,393,377)	(8,736,565)
Other operating expenses	(552,763)	(245,533)

Loss before taxation	(5,143,243)	3,003,824
Taxation	(83,600)	0

Decrease in Group’s net income	(5,226,843)	(3,003,824)

(b)    Consolidated balance sheet

Property, plant and equipment	2,485,054	376,362
Trade and other receivables	2,660,374	2,303,093
Deposits, bank and cash balances	1,418,100	810,199
Amount due from fellow subsidiaries	74,960	0
Amount due from holding company	43,880	23,577,580
Amount due from ultimate holding company	0	1,444
Trade and other payables	(6,783,396)	(3,363,063)
Other amount due to fellow subsidiaries	(473,667)	(27,780,791)
Amount due to holding company	(418,794)	0
Taxation	(83,600)	0

Decrease in Group’s net assets	(1,077,089)	(4,075,176)

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

7    DISPOSAL OF A SUBSIDIARY

Vsource Services (Malaysia) Sdn Bhd (‘VSM’) a wholly owned subsidiary of the Company, was de-registered on 13 November 2003. As a consequence of this disposal, the Group incurred a profit of RM2.

The effect of the disposal on the financial position of the Group was as follows:

	1.02.2003 to date of disposal	Year ended 31.01.2003
	RM	RM
(a) Consolidated income statement

Administrative expenses	0	(15,567)
Other operating income	17,067	0

Profit/(loss) from operations before taxation	17,067	(15,567)
Taxation	0	0

Increase/(decrease) in Group’s net profit	17,067	(15,567)

(b) Consolidated balance sheet

Cash and bank balances	2	2
Others payables	0	(2,500)
Amount due to fellow subsidiaries	0	(14,567)

	2	(17,065)

Net disposal proceeds	0

Gain on disposal before and after taxation	2

8    REVENUE

	Group		Company
	2004	2003	2004	2003
	RM	RM	RM	RM
Management fees	0	0	2,689,863	508,505
BPO solutions	69,166,870	100,839,831	58,883,737	93,880,188

	69,166,870	100,839,831	61,573,600	94,388,693

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

9    PROFIT BEFORE TAXATION

	Group		Company
	2004	2003	2004	2003
	RM	RM	RM	RM
The following items have been charged/(credited) in arriving at profit from operations:

Auditors’ remuneration current year	47,800	23,800	22,800	22,800
Auditors’ remuneration overprovision in respect of prior year	0	(43,362)	0	0
Directors’ emoluments:
—salaries	667,622	1,443,797	667,622	1,443,797
—defined contribution retirement plan	32,724	59,970	32,724	59,970
Rental of office premises	2,669,286	3,343,822	1,399,868	1,983,357
Net exchange loss/(gain)
—unrealised	123,731	(41,838)	(89,758)	236,165
—realised	(167,172)	462,406	(166,474)	75,879
Depreciation of property, plant and equipment	8,533,025	10,150,721	8,175,659	10,061,895
Gain on disposal of property, plant and equipment	(797)	(349,348)	(797)	(349,348)
Write off of property, plant and equipment	0	2,083,589	0	1,762,018
Staff costs
—Salaries, wages and bonus	28,275,643	25,830,822	16,249,138	15,213,091
—Defined contribution retirement plan	2,527,689	1,782,570	1,622,146	1,164,106
—Other employee benefits	2,265,236	2,132,627	1,920,611	1,667,115
Rental of equipment	150,352	29,610	142,543	29,160

10    TAXATION

There is no taxation charge for the Company as the Company has obtained the MSC status and has opted for Pioneer Status under Section 4A of the Promotion of Investments Act 1986, effective 20 December 2000. Under the Pioneer Status, the Company is eligible to 5 years tax exemption on its statutory income derived from business sources. The Pioneer Status expires on 19 December 2005 and subject to approval of the relevant authorities, it may be extended to another five years.

The explanation of the relationship between tax expense and profit from the ordinary activities before tax is follows:

	Group		Company
	2004	2003	2004	2003
	RM	RM	RM	RM
Numerical reconciliation between tax expense and the product of accounting profit multiplied by the Malaysian tax rate
Profit from ordinary activities before tax	6,082,407	20,924,208	11,208,583	23,943,601
Tax calculated at the Malaysian tax rate of 28%	1,703,074	5,858,778	3,138,403	6,704,208

Tax effects of:
—income exempted under pioneer status	(3,138,403)	(6,704,208)	(3,138,403)	(6,704,208)
—different tax rates in other countries	(26,962)	0	0	0
—expenses not deductible for tax purposes	2,412,649	0	0	0
—previously unrecognised tax losses in a subsidiary	0	845,430	0	0
—utilisation of tax losses in a subsidiary	(1,137,598)	0	0	0
—underaccrual in prior year	270,840	0	0	0

Tax expense	83,600	0	0	0

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

11    BASIC EARNING PER SHARE

Basic earning per share of the Group is calculated by dividing the net profit for the year by the weighted average number of ordinary shares in issue during the year.

	2004	2003
Net profit for the year (RM)	5,998,807	20,924,208
Weighted average number of ordinary shares in issue (number)	271,194	264,853
Basic earnings per share (RM)	22.1	79.0

12    PROPERTY, PLANT AND EQUIPMENT

	Furniture and fittings	Computer and softwares	Office equipment	Office building renovation	Assets-in- progress	Total
	RM	RM	RM	RM	RM	RM
Group
Net book value
As previously stated as at 1 February 2003	714,906	16,699,208	455,574	208,978	129,832	18,208,498
Adjustment in accordance with principles of merger accounting	11,705	77,817	280,455	6,385	0	376,362

As at 1 February 2003 (restated)	726,611	16,777,025	736,029	215,363	129,832	18,584,860

Additions	327,833	3,562,661	386,109	1,424,429	444,138	6,145,170
Disposals	0	(41,719)	0	0	0	(41,719)
Depreciation charge	(319,717)	(7,519,109)	(283,598)	(410,601)	0	(8,533,025)
Exchange difference	1,513	10,063	36,269	826	0	48,671

As at 31 January 2004	736,240	12,788,921	874,809	1,230,017	573,970	16,203,957

As at 31 January 2004
Cost	1,872,828	38,022,888	1,724,842	4,488,771	573,970	46,683,299
Accumulated depreciation	(1,136,588)	(25,233,967)	(850,033)	(3,258,754)	0	(30,479,342)

Net book value	736,240	12,788,921	874,809	1,230,017	573,970	16,203,957

As at 31 January 2003
Cost	1,530,575	34,364,617	988,120	3,031,895	129,832	40,045,039
Accumulated depreciation	(815,669)	(17,665,409)	(532,546)	(2,822,917)	0	(21,836,541)

As previously stated	714,906	16,699,208	455,574	208,978	129,832	18,208,498

Adjustment in accordance with principles of merger accounting	11,705	77,817	280,455	6,385	0	376,362

Net book value (restated)	726,611	16,777,025	736,029	215,363	129,832	18,584,860

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

12    PROPERTY, PLANT AND EQUIPMENT—(CONTINUED)

	Furniture and fittings	Computer and softwares	Office equipment	Office building renovation	Assets-in- progress	Total
	RM	RM	RM	RM	RM	RM
Company
Net book value
As at 1 February 2003	714,906	16,699,208	455,574	208,978	129,832	18,208,498
Additions	327,833	1,626,075	373,100	948,899	444,138	3,720,045
Disposals	0	(33,981)	0	0	0	(33,981)
Depreciation charge	(316,832)	(7,302,131)	(212,608)	(344,088)	0	(8,175,659)
Write off

As at 31 January 2004	725,907	10,989,171	616,066	813,789	573,970	13,718,903

As at 31 January 2004
Cost	1,858,408	35,946,725	1,361,220	3,980,793	573,970	43,721,116
Accumulated depreciation	(1,132,501)	(24,957,554)	(745,154)	(3,167,004)	0	(30,002,213)

Net book value	725,907	10,989,171	616,066	813,789	573,970	13,718,903

As at 31 January 2003
Cost	1,530,575	34,364,617	988,120	3,031,895	129,832	40,045,039
Accumulated depreciation	(815,669)	(17,665,409)	(532,546)	(2,822,917)	0	(21,836,541)

Net book value	714,906	16,699,208	455,574	208,978	129,832	18,208,498

Included in computer and software are temporarily idle assets with net book value of RM2,453,400. The Directors are in the opinion that there is no permanent impairment on these assets as the Company intend to use the assets in the future.

13    INVESTMENT IN SUBSIDIARIES

	Company
	2004	2003
	RM	RM
Unquoted shares, at cost	40,215	2

Information on the subsidiaries are as follow:

Name	Percentage shareholding		Country of incorporation	Principal activity
	2004	2003
Vsource (Japan) Ltd#	100%	—	Japan	Provision of BPO solutions and management services to fellow subsidiaries
Vsource Taiwan Insurance Broker Ltd Co#	100%	—	Republic of China	Personal/life insurance brokerage activities

#	Subsidiaries not audited by PricewaterhouseCoopers Malaysia

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

13    INVESTMENT IN SUBSIDIARIES—(CONTINUED)

Vsource Services (Malaysia) Sdn Bhd, a wholly owned subsidiary of Vsource Malaysia Sdn Bhd was de-registered on 13 November 2003.

14    TRADE AND OTHER RECEIVABLES

	Group		Company
	2004	2003	2004	2003
	RM	RM	RM	RM
Trade receivables	4,160,582	5,813,653	3,321,187	5,707,340
Allowance for doubtful debts	(129,360)	(26,027)	(37,690)	(26,027)

	4,031,222	5,787,626	3,283,497	5,681,313

Prepayment	528,990	341,756	387,538	336,543
Deposits	1,970,531	1,928,673	1,082,940	749,946
Deferred contract costs	3,902,430	2,244,097	3,902,430	2,244,097
Other receivables	1,466,907	1,072,815	583,301	59,975

	11,900,080	11,374,967	9,239,706	9,071,874

	Group		Company
	2004	2003	2004	2003
	RM	RM	RM	RM
The currency exposure profile for trade receivables is as follows:

—US Dollar	3,192,348	5,609,902	3,192,348	5,609,902
—Japanese Yen	617,440	106,313	0	0
—Taiwan Dollar	130,285	0	0	0
—Ringgit Malaysia	91,149	71,411	91,149	71,411

	4,031,222	5,787,626	3,283,497	5,681,313

The Group’s credit period given to trade receivables ranged from 15 to 35 days. The Group believes that the concentration of credit risk in trade receivables is substantially mitigated by the Group’s credit evaluation process and the high level of creditworthiness of its customers. All credit and recovery risks associated with debtors have been provided for in the financial statements. The carrying amount of trade and other receivables are approximately equal to their fair values.

Deferred contract costs comprise set up fees and costs related to implementation on contracts and is amortised on a straight line basis over the initial term of the contract or the expected period during which the specified services will be performed. Monthly transaction fees under this type of agreement are accounted for separately and recognised on a monthly basis.

15    INVENTORIES

	Group and Company
	2004	2003
	RM	RM
Computer accessories, at cost	14,539	233,673
Spare parts, at cost	772,023	1,629,312

	786,562	1,862,985

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

16    AMOUNTS DUE FROM/(TO) FELLOW SUBSIDIARIES, SUBSIDIARY AND ULTIMATE HOLDING COMPANY

The amounts due from/(to) fellow subsidiaries, subsidiary and ultimate holding company are unsecured, interest free and have no fixed terms of repayment.

17    DEPOSITS WITH A LICENSED BANK

Deposits with a licensed bank of RM948,883 (2003: RM570,351) is pledged for standby letters of credit established for the benefit of a customer and RM375,000 (2003: Nil) is pledged for leasing facility. These deposits will be withdrawn by 31 October 2005 and 31 October 2006 respectively.

18    TRADE AND OTHER PAYABLES

	Group		Company
	2004	2003	2004	2003
	RM	RM	RM	RM
Trade payables	3,453,405	1,617,959	1,501,520	1,028,173
Other payables	5,082,806	2,059,184	3,258,887	1,595,203
Accruals	7,119,576	6,241,035	4,448,390	4,338,161

	15,655,787	9,918,178	9,208,797	6,961,537

The currency exposure profile for trade payables is as follows:

—Ringgit Malaysia	1,018,987	630,587	1,018,987	630,587
—US Dollar	429,058	263,324	429,058	263,324
—Japanese Yen	1,951,885	589,786	0	0
—Australian Dollar	39,562	105,050	39,562	105,050
—Others	13,913	29,212	13,913	29,212

	3,453,405	1,617,959	1,501,520	1,028,173

The credit period for other creditors of the Group and the Company is 30 to 45 days. The carrying amounts of the above balances are approximately equal to their fair values.

19    SHARE CAPITAL

	Group		Company
	2004	2003	2004	2003
	RM	RM	RM	RM
Authorised:
Ordinary shares of RM1 each	500,000	500,000	500,000	500,000

Issued and fully paid:
Ordinary shares of RM1 each
—at the beginning of the year	250,000	250,000	250,000	250,000
—issued during the year	40,215	0	40,215	0
—adjustment in accordance with principles of merger accounting	0	14,853	0	0

	290,215	264,853	290,215	250,000

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

20    SIGNIFICANT RELATED PARTY TRANSACTIONS

The related parties and their relationship with the Group and the Company are as follows:

The Company is a wholly owned subsidiary of Vsource Inc. a company incorporated in the United States of America.

Related parties are members of the Vsource Inc. group of companies.

The significant related party transactions undertaken by the Group and the Company with these entities during the financial year are as follows:

	Group		Company
	2004	2003	2004	2003
	RM	RM	RM	RM
Transfer of assets to:
a fellow subsidiary;
—Vsource (USA) Inc.	(7,082)	0	(7,082)	0

Transfer of assets from:
fellow subsidiaries;
—Vsource (Singapore) Pte Ltd	0	31,588	0	31,588
—Vsource (Asia) Ltd	0	27,376	0	27,376

Advances from:
ultimate holding company;
—Vsource Inc.	12,970,687	0	11,966,483	0

Advances from/(to):
fellow subsidiaries;
—Vsource (CI) Ltd	19,164,244	57,996,245	12,283,010	36,491,123
—Vsource (Singapore) Pte Ltd	(764,046)	0	(764,046)	0
—Vsource (USA) Inc.	(1,455,349)	0	(1,455,349)	0

Waiver of debt to/(from):
a fellow subsidiary;
—Vsource (CI) Ltd	72,575,893	0	79,265,588	0
ultimate holding company;
—Vsource Inc.	(1,643,006)	0	0	0

Management fee payable to:
—Vsource (CI) Ltd	0	(1,764,281)	0	0
Reimbursement of expenses incurred on behalf of a fellow subsidiary;
—Vsource (CI) Ltd	12,895,248	0	11,543,170	0

The Directors of the Company are of the opinion that the above transactions were in the normal course of business and have been established under terms that are no less favourable than those arranged with independent third parties.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2004—(CONTINUED)

21    OPERATING LEASE COMMITMENTS

The future minimum lease payments under non-cancellable operating leases in relation to rental of office premises and computer equipment are as follows:

	Group		Company
	2004	2003	2004	2003
	RM	RM	RM	RM
Expiring within 1 year	3,460,796	176,197	1,720,504	176,197
Expiring between 1 year and 5 years	2,744,767	0	2,341,284	0

Total	6,205,563	176,197	4,061,788	176,197

22    COMPARATIVE FIGURES

Arising from the use of merger accounting to record the acquisition of Vsource Japan and Vsource Taiwan with the Group, the comparative figures of the Group have been restated as if the merger had been effected since date of incorporation of the Company.

The comparative figures on the face of the income statement for the Company have been reclassified for fairer presentation of the financial statements. The effect of the reclassification to the Company is as follows:

	As previously reported	Reclassification	As restated
	RM	RM	RM
Income statement
Cost of services provided	34,942,757	11,784,803	46,727,560
Administrative expenses	33,293,478	(11,784,803)	21,508,675

23    CAPITAL COMMITMENT

Capital expenditure not provided for in the financial statements are as follows:

	Group		Company
	2004	2003	2004	2003
	RM	RM	RM	RM
Authorised and contracted for	396,328	0	331,857	0

25    POST BALANCE SHEET EVENT

On 28 February 2004, Vsource Inc., the ultimate holding company, disposed 88,051 and 19,097 ordinary shares of the Company to Symphony House Berhad (‘Symphony House’) and other investors respectively for a combined consideration of RM33.9 million.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

STATEMENT BY DIRECTORS PURSUANT TO

SECTION 169(15) OF THE COMPANIES ACT, 1965

We, John Gerard Cantillon and Dennis Michael Smith being two of the Directors of Vsource (Malaysia) Sdn. Bhd., state that, in the opinion of the Directors, the financial statements set out on pages F-7 to F-27 are drawn up so as to give a true and fair view of the state of affairs of the Group and of the Company as at 31 January 2004, and of its results and cash flows of the Group and of the Company for the financial year ended on that date in accordance with the applicable approved Accounting Standards in Malaysia and the provisions of the Companies Act, 1965.

In accordance with a resolution of the Board of Directors dated 17 March 2004.

JOHN GERARD CANTILLON	DENNIS MICHAEL SMITH
DIRECTOR	DIRECTOR

DECLARATION PURSUANT TO

SECTION 169(16) OF THE COMPANIES ACT, 1965

I, John Franklin Wright, the Officer primarily responsible for the financial management of Vsource (Malaysia) Sdn. Bhd., do solemnly and sincerely declare that the financial statements set out on pages F-7 to F-27 are, to the best of my knowledge and belief, correct, and I make this solemn declaration conscientiously believing the same to be true, and by virtue of the provisions of the Statutory Declarations Act, 1960.

JOHN FRANKLIN WRIGHT

Subscribed and solemnly declared by the abovenamed John Franklin Wright at Kuala Lumpur in Malaysia on 17 March 2004, before me.

COMMISSIONER FOR OATHS

REPORT OF THE AUDITORS TO THE MEMBER OF

VSOURCE (MALAYSIA) SDN. BHD.

(Company No. 502982 W)

We have audited the financial statements set out on pages F-7 to F-27. These financial statements are the responsibility of the Company’s Directors. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with approved auditing standards in Malaysia. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion:

(a) the financial statements have been prepared in accordance with the provisions of the Companies Act, 1965 and applicable approved Accounting Standards in Malaysia so as to give a true and fair view of:

(i) the matters required by Section 169 of the Companies Act, 1965 to be dealt with in the financial statements; and

(ii) the state of affairs of the Group and the Company as at 31 January 2004 and of the results and cash flows of the Group and Company for the financial year ended on that date;

and

(b) the accounting and other records and the registers required by the Act to be kept by the Company have been properly kept in accordance with the provisions of the Act.

The name of the subsidiaries of which we have not acted as auditors is indicated in Note 13 to the financial statements. We have considered the financial statements of these subsidiaries and the auditors’ report thereon.

We are satisfied that the financial statements of the subsidiaries that have been consolidated with the Company’s financial statements are in form and content appropriate and proper for the purpose of the preparation of the consolidated financial statements and we have received satisfactory information and explanations required by us for those purposes.

The auditors’ report on the financial statements of the subsidiaries were not subject to any qualification and did not include any comments make under subsection 3 to Section 174 of the Act.

PRICEWATERHOUSECOOPERS

(No. AF: 1146)

Chartered Accountants

SHIRLEY GOH

(No. 1778/08/04 (J))

Partner of the firm

17 March 2004

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

STATUTORY FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 JANUARY 2003

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

DIRECTORS’ REPORT

The Directors hereby submit their report to the members together with the audited financial statements of the Group and of the Company for the year ended 31 January 2003.

PRINCIPAL ACTIVITIES

The principal activities of the Company are the provision of business process outsourcing services, sales solution services and provision of management services to group companies.

The principal activity of the subsidiary is described in Note 9 to the financial statements.

There have been no significant changes in the nature of these activities during the financial year.

FINANCIAL RESULTS

	Group	Company
	RM	RM
Profit after taxation	23,928,033	23,943,601

DIVIDENDS

No dividend has been paid or declared by the Company since 31 January 2002. The Directors do not recommend the payment of any dividend for the financial year ended 31 January 2003.

RESERVES AND PROVISIONS

There were no material transfers to or from reserves and provisions during the financial year except as disclosed in the financial statements.

DIRECTORS

The Directors who have held office during the period since the date of the last report are as follows:

        Ong Gaik Huat

        Dennis Michael Smith

        Phillip Earl Kelly

        John Gerard Cantillon

        Dzaharudin bin Mansor                                    (resigned on 3 September 2002)

DIRECTORS’ BENEFITS

During and at the end of the financial year, no arrangements subsisted to which the Company is a party, being arrangements with the object or objects of enabling Directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate.

Since the end of the previous financial period, no Director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the Director or with a firm of which he is a member, or with a company in which he has a substantial financial interest.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

DIRECTORS’ REPORT—(CONTINUED)

DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES

According to the register of Directors’ shareholdings, particulars of interests of Directors who held office at the end of the year in shares and options over shares in the Company and its related corporation are as follows:

	Number of ordinary shares of USD0.20 each in Vsource Inc.*
	At 1.2.2002	Bought	Sold	At 31.1.2003
Phillip Earl Kelly	283,404	14,508	0	297,912
Dennis Michael Smith	125,934	5,274	0	131,208
Ong Gaik Huat	2,752	510	0	3,262

	Number of Series 4-A convertible preferred stocks in Vsource Inc.*
	At 1.2.2002	Granted	Converted/ redeemed	At 31.1.2003
Phillip Earl Kelly	0	1,905	0	1,905
Dennis Michael Smith	0	383	0	383
John Gerard Cantillon	0	2,053	0	2,053

Vsource Inc. has created a new class of series 4-A convertible preferred stock which unless otherwise redeemed before, is convertible at the option of the holder into such number of shares of Vsource Inc.’s common stock as determined by multiplying the number of shares of Series 4-A convertible preferred stock by USD2,000 and then dividing such amount by the conversion price, which is initially USD2.00 per share.

	Number of Series B warrants in Vsource Inc.*
	At 1.2.2002	Granted	Converted	At 31.1.2003
Phillip Earl Kelly	192,188	0	(192,188)	0
John Gerard Cantillon	128,125	0	(128,125)	0

	Number of Series B-1 warrants in Vsource Inc.*
	At 1.2.2002	Granted	Converted	At 31.1.2003
Phillip Earl Kelly	100,657	0	(100,657)	0
John Gerard Cantillon	67,105	0	(67,105)	0

At the beginning of the financial year, the following directors held certain convertible notes of Vsource Inc. which have all been converted into Series 4-A convertible preferred stock of Vsource Inc., as follows:

	Convertible Notes converted to Series 4-A Convertible Preferred Stock
	Series A	Series B-1
	USD	USD
Phillip Earl Kelly	814,549	406,380
Dennis Michael Smith	253,712	0
John Gerard Cantillon	1,061,421	270,920

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

DIRECTORS’ REPORT—(CONTINUED)

DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES—(CONTINUED)

	Number of options over ordinary shares of USD0.20 each in Vsource Inc.*
	At 1.2.2002	Granted	Issued	At 31.1.2003
Phillip Earl Kelly	430,259	640,544	0	1,070,803
Dennis Michael Smith	306,731	608,341	0	915,072
Ong Gaik Huat	5,000	3,000	0	8,000
John Gerard Cantillon	125,850	451,376	0	577,226

*	On November 2002, Vsource Inc., the Company’s ultimate holding company, has effected a 20-to-1 reverse stock split of all its issued and outstanding common stock, par value of USD0.01 per share. All share and per share data in relation to Vsource Inc. have been restated to reflect this reverse stock split.

None of the other Directors held any interest in the Company and its related corporations during the year. No Directors held any interest in debentures of the Company and its related corporations during the year.

STATUTORY INFORMATION ON THE FINANCIAL STATEMENTS

Before the income statements and balance sheets of the Group and of the Company were made out, the Directors took reasonable steps:

(a) to ascertain that proper action had been taken in relation to the writing off of bad debts and the making of allowance for doubtful debts and satisfied themselves that all known bad debts had been written off and that adequate allowance had been made for doubtful debts; and

(b) to ensure that any current assets, other than debts, which were unlikely to realise in the ordinary course of business their values as shown in the accounting records of the Group and of the Company have been written down to an amount which they might be expected so to realise.

At the date of this report, the Directors are not aware of any circumstances:

(a) which would render the amounts written off for bad debts or the amount of the allowance for doubtful debts in the financial statements of the Group and of the Company inadequate to any substantial extent; or

(b) which would render the values attributed to current assets in the financial statements of the Group and of the Company misleading; or

(c) which have arisen which render adherence to the existing method of valuation of assets or liabilities of the Group and of the Company misleading or inappropriate.

No contingent or other liability has become enforceable or is likely to become enforceable, within the period of twelve months after the end of the financial year which, in the opinion of the Directors, will or may substantially affect the ability of the Group or of the Company to meet its obligations as and when they fall due.

At the date of this report, there does not exist:

(a) any charge on the assets of the Group and of the Company which has arisen since the end of the financial year which secures the liability of any other person; or

(b) any contingent liability of the Group and of the Company which has arisen since the end of the financial year.

At the date of this report, the Directors are not aware of any circumstances not otherwise dealt with in this report or the financial statements which would render any amount stated in the financial statements misleading.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

DIRECTORS’ REPORT—(CONTINUED)

STATUTORY INFORMATION ON THE FINANCIAL STATEMENTS—(CONTINUED)

In the opinion of the Directors,

(a) the results of the Group’s and of the Company’s operations during the financial year were not substantially affected by any item, transaction or event of a material and unusual nature; and

(b) there has not arisen in the interval between the end of the financial year and the date of this report any item, transaction or event of a material and unusual nature likely to affect substantially the results of the operations of the Group or of the Company for the financial year in which this report is made.

ULTIMATE HOLDING COMPANY

The Directors regard Vsource Inc., a company incorporated in the United States of America, as the immediate and ultimate holding company.

AUDITORS

The auditors, PricewaterhouseCoopers, have expressed their willingness to continue in office.

In accordance with a resolution of the Board of Directors dated 10 June 2003.

JOHN GERARD CANTILLON	ONG GAIK HUAT
DIRECTOR	DIRECTOR

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

INCOME STATEMENTS

FOR THE YEAR ENDED 31 JANUARY 2003

		Group		Company
	Note	Year ended 31.1.2003	Period from 12.4.2001 (date of acquisition) to 31.1.2002	Year ended 31.1. 2003	13 months ended 31.1.2002
		RM	RM	RM	RM
Revenue	5	94,388,693	37,021,890	94,388,693	37,021,890
Cost of services provided		(34,942,757)	(11,925,291)	(34,942,757)	(11,925,291)

Gross profit		59,445,936	25,096,599	59,445,936	25,096,599
Waiver of amount due to former holding company and fellow subsidiaries		0	56,281,546	0	56,281,546
Administrative expenses		(33,309,046)	(20,013,254)	(33,293,478)	(20,011,754)
Other operating expenses		(2,208,857)	(754,341)	(2,208,857)	(754,341)

Profit before taxation	6	23,928,033	60,610,550	23,943,601	60,612,050
Taxation	7	0	380,456	0	380,456

Profit after taxation		23,928,033	60,991,006	23,943,601	60,992,506

The notes on pages F-39 to F-49 form part of these financial statements.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

BALANCE SHEETS AS AT 31 JANUARY 2003

		Group		Company
	Note	2003	2002	2003	2002
		RM	RM	RM	RM
NON-CURRENT ASSETS
Property, plant and equipment	8	18,208,498	28,311,729	18,208,498	28,311,729
Investment in a subsidiary	9	0	0	2	2

		18,208,498	28,311,729	18,208,500	28,311,731

CURRENT ASSETS
Trade and other receivables	10	9,071,874	1,415,763	9,071,874	1,415,763
Inventories	11	1,862,985	4	1,862,985	4
Amounts due from fellow subsidiaries	12	95,963,709	59,904,759	95,963,709	59,904,759
Amount due from subsidiary	12	0	0	14,567	0
Amount due from ultimate holding company	12	14,220	14,220	14,220	14,220
Deposits with a licensed bank	13	570,351	0	570,351	0
Cash and bank balance		1,005,707	543,025	1,005,705	543,023

		108,488,846	61,877,771	108,503,411	61,877,769

CURRENT LIABILITIES
Trade and other payables	14	6,964,038	4,235,400	6,961,537	4,233,900
Deferred revenue		1,669,262	0	1,669,262	0
Advances from customers		4,668,610	0	4,668,610	0
Amounts due to fellow subsidiaries	12	24,264,782	24,173,252	24,264,782	24,173,252
Amount due to ultimate holding company	12	270,920	270,858	270,920	270,858

		37,837,612	28,679,510	37,835,111	28,678,010

NET CURRENT ASSETS		70,651,234	33,198,261	70,668,300	33,199,759

NON-CURRENT LIABILITY
Advances from customers		3,421,709	0	3,421,709	0

		85,438,023	61,509,990	85,455,091	61,511,490

CAPITAL AND RESERVES
Share capital	16	250,000	250,000	250,000	250,000
Retained earnings		85,188,023	61,259,990	85,205,091	61,261,490

		85,438,023	61,509,990	85,455,091	61,511,490

The notes on pages F-39 to F-49 form part of these financial statements.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEAR ENDED 31 JANUARY 2003

	Issued and fully paid ordinary shares of RM1 each
	Number of shares	Nominal value	Retained earnings	Total
		RM	RM	RM
Group
At 12 April 2001 (date of acquisition)	250,000	250,000	268,984	518,984
Profit after taxation	0	0	60,991,006	60,991,006

At 31 January 2002	250,000	250,000	61,259,990	61,509,990
Profit after taxation	0	0	23,928,033	23,928,033

At 31 January 2003	250,000	250,000	85,188,023	85,438,023

Company
At 31 December 2000	250,000	250,000	268,984	518,984
Profit after taxation	0	0	60,992,506	60,992,506

At 31 January 2002	250,000	250,000	61,261,490	61,511,490
Profit after tax	0	0	23,943,601	23,943,601

At 31 January 2003	250,000	250,000	85,205,091	85,455,091

The notes on pages F-39 to F-49 form part of these financial statements.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

CASH FLOW STATEMENTS

FOR THE YEAR ENDED 31 JANUARY 2003

	Group		Company
	Year ended 31.1.2003	Period from 12.4.2001 (date of acquisition) to 31.1.2002	Year ended 31.1.2003	13 months ended 31.1.2002
	RM	RM	RM	RM
CASH FLOWS FROM OPERATING ACTIVITIES
Profit after taxation	23,928,033	60,991,006	23,943,601	60,992,506

Adjustments for:

Waiver of amount due to former holding company and fellow subsidiaries	0	(56,281,546)	0	(56,281,546)
Taxation	0	(380,456)	0	(380,456)
Depreciation of property, plant and equipment	10,061,895	10,481,131	10,061,895	10,481,131
(Gain)/ loss from disposal of property, plant and equipment	(349,348)	379,138	(349,348)	379,138
Write off of property, plant and equipment	1,762,018	0	1,762,018	0
Unrealised loss/(gain)	236,165	(38,247)	236,165	(38,247)

	35,638,763	15,151,026	35,654,331	15,152,526
Changes in working capital:

Increase in receivables, other receivables, deposits and prepayments	(7,656,111)	(501,816)	(7,656,111)	(501,816)
Increase in inventories	(1,862,981)	(4)	(1,862,981)	(4)
Increase in intercompany balances	(36,203,523)	(4,534,705)	(36,218,090)	(4,534,705)
Increase in payables	2,728,638	1,467,869	2,727,637	1,466,369
Increase in advances from customers	8,090,319	0	8,090,319	0
Increase in deferred revenue	1,669,262	0	1,669,262	0

Net cash inflow from operating activities	2,404,367	11,582,370	2,404,367	11,582,370

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of a subsidiary	0	0	0	(2)
Purchase of property, plant and equipment	(2,566,581)	(11,328,827)	(2,566,581)	(11,328,827)
Proceed from disposal of property, plant and equipment	1,195,247	246,331	1,195,247	246,331

Net cash outflow from investing activities	(1,371,334)	(11,082,496)	(1,371,334)	(11,082,498)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposits pledged as security	(570,351)	0	(570,351)	0

	(570,351)	0	(570,351)	0

NET INCREASE IN CASH AND CASH EQUIVALENTS	462,682	499,874	462,682	499,872
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE FINANCIAL PERIOD	543,025	43,151	543,023	43,151

CASH AND CASH EQUIVALENTS AT THE END OF THE FINANCIAL YEAR	1,005,707	543,025	1,005,705	543,023

Cash and cash equivalent comprise:
Cash and bank balance	1,005,707	543,025	1,005,705	543,023

The notes on pages F-39 to F-49 form part of these financial statements.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2003

1    GENERAL INFORMATION

The principal activities of the Company are the provision of business process outsourcing services, sales solution services and provision of management services to group companies. The principal activity of the subsidiary company is described in Note 9 to the financial statements.

There have been no significant changes in the nature of these activities during the financial year.

The number of employees at the end of the financial year amounted to 215 employees (31.1.2002 142) in the Group and the Company.

The Directors regard Vsource Inc., a company incorporated in the United States of America, as the ultimate holding company.

The Company is a limited liability company, incorporated and domiciled in Malaysia.

The registered office of the Company is located at Level 41-Suite B, Menara Maxis, Kuala Lumpur City Centre, 50088 Kuala Lumpur.

The principal place of business of the Company is located at Level 12, Menara HLA, No. 3, Jalan Kia Peng, 50450 Kuala Lumpur.

2    FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

Financial instruments

The Group’s operations expose it to various financial risks, including credit risk, foreign exchange risk and interest rate risk. While the Group has not used derivative financial instruments for hedging or trading purposes, it focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on its financial performance. The Group has written policies covering specific financial risks indicated above.

(a)    Credit risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of accounts receivable. The Group believes that the concentration of credit risk in accounts receivable is substantially mitigated by the Group’s credit evaluation process and the high level of creditworthiness of its customers. The Group performs ongoing credit evaluations of its customers and sets conditions and limits the amount of credit extended when deemed necessary. The Group generally does not require collateral from its customers. The Group performs ongoing credit evaluations of its customers and sets conditions and collateral from its customers. As at 31 January 2003, one customer, Gateway, accounted for about 80% of accounts receivable. The Group had a customer advance balance of US$2.1 million from Gateway which is used to offset outstanding accounts receivable from Gateway at a monthly rate through October 2004.

(b)    Foreign exchange risk

As a business that derives most of its revenues from operations in the Asia-Pacific region, we face exposure to adverse movements in foreign currency exchange rates. This exposure may change over time as a business practices evolve and could seriously harm our financial results. Substantially all of our revenues

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2003—(CONTINUED)

2    FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES—(CONTINUED)

are currently denominated in U.S. dollars. An increase in the value of the US dollar relative to foreign currencies could make our services could seriously harm our financial results. Currently, we do not hedge against any foreign currencies and, as a result, could incur unanticipated gains and losses. The Malaysian Ringgit, the reporting currency, currently has a fixed exchange rate to the U.S. dollar and there is no exchange exposure at present although there is no assurance that such fixed exchange rate will be maintained in the future.

(c)    Interest rate risk

Our exposure to market risk for changes in interest rates relates primarily to our cash with high quality financial institutions. Our interest income is most sensitive to fluctuations in the general level of US interest rates and Malaysia interest rates. However, changes in interest income will not have a material impact on our financial results, as we did not derive any interest income in this year.

3    BASIS OF PREPARATION

The financial statements of the Group and the Company have been prepared under the historical cost convention in accordance with the applicable approved Accounting Standards in Malaysia and the provisions of the Companies Act, 1965.

The preparation of financial statements in conformity with the applicable approved Accounting Standards and the provisions of the Companies Act, 1965 requires the Directors to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the revenues and expenses during the reported financial period. Actual results could differ from those estimates.

The Group has adopted for the first time and has applied prospectively the Malaysian Accounting Standard Board (“MASB”) Standard 24 “Financial Instruments: Disclosure and Presentation” during the financial year. Comparatives are not disclosed as the Group has taken advantage of the exemption provided by the Standard.

4    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been used consistently in dealing with items which are considered material in relation to the financial statements.

(a)    Basis of consolidation

The Group financial statements include the financial statements of the Company and its subsidiary made up to the end of the financial year. The subsidiary’s financial statement consolidated using the acquisition method of accounting. Under this method, the results of the subsidiary acquired or disposed during the financial period are included in the consolidated income statement from the date of acquisition or up to the date of its disposal.

The difference between the consideration paid for the shares in the subsidiary and the fair value of the separable net assets acquired is treated as goodwill or reserve on consolidation as appropriate. Goodwill and reserve on consolidation are written off against reserves in the year of acquisition.

All intercompany transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated unless cost cannot be recovered.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2003—(CONTINUED)

4    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(CONTINUED)

(b)    Property, plant and equipment

All property, plant and equipment are stated at historical cost less accumulated depreciation.

The property, plant and equipment are depreciated on the straight line method to write off the cost of each category of asset to its residual values over its estimated useful lives. The principal annual depreciation rates used are as follows:

Furniture and fittings	20%
Computer and softwares	20% - 50%
Office equipment	20%
Office building renovation	shorter of the lease period or 5 years

Assets-in-progress are assets under development and depreciation commences when the assets are ready for their intended use.

Where the carrying amount of a category of asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in profit/(loss) on operations.

(c)    Receivables

Receivables are carried at invoiced amount less an estimate made for doubtful debts based on a review of outstanding amounts at the period end. Bad debts are written off when identified.

Deferred contract costs comprise set up fees and costs related to implementation on contracts and defers on a straight line basis over the initial term of the contract or the expected period during which the specified services will be performed. Monthly transaction fees under this type of agreement are accounted for separately and recognised on a monthly basis.

(d)    Investment in a subsidiary

A subsidiary is a company in which the holding company controls the composition of its Board of Directors and/or more than half of the voting power and/or holds more than half of its issued ordinary share capital.

Investment in a subsidiary is stated at cost unless the Directors are of the opinion that there has been a permanent diminution in value of the investment, in which case, allowance is made for the diminution in value.

(e)    Inventories

Inventories, which comprise computer accessories and spare parts, are stated at the lower of cost and net realisable value. Cost includes the actual cost of materials and incidentals in bringing the inventories to its present location and condition, and is determined on last in first out basis.

(f)    Operating leases

Leases of assets under which all risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the income statement on straight line basis over the period of the lease.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2003—(CONTINUED)

4    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(CONTINUED)

(g)    Foreign currencies

Foreign currency transactions are accounted for at exchange rates prevailing at the transaction dates. Foreign currency monetary assets and liabilities are translated at exchange rates prevailing at the balance sheet date.

Exchange differences arising from the settlement of foreign currency transactions and from the translation of foreign currency monetary assets and liabilities are included in the income statement.

The principal closing rates used in translation of foreign currency amounts are as follows:

Foreign currency	31.1.2003	31.1.2002
1 US Dollar	RM3.8	RM3.8

(h)    Revenue recognition

Contract fees derived from provision of business process outsourcing services are recognised based on services rendered on a monthly basis.

Management fees income is recognised on an accrual basis.

Revenue derived from sale solutions is recognised on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

(i)    Deferred revenue

Deferred revenue represents billings received in advance from customers prior to commencement of work and recognised as liability on the balance sheet until the services are rendered.

(j)    Deferred taxation

The tax expense is determined on the basis of tax effect accounting using the liability method. Deferred taxation is recognised for timing differences except when there is reasonable evidence that such timing differences will not reverse in the foreseeable future. The tax effect of timing differences that result in a debit balance or a debit to the deferred tax balance is not carried forward unless there is a reasonable expectation of its realisation.

The potential tax saving relating to a tax loss carry forward is only recognised if there is assurance beyond any reasonable doubt that future taxable income will be sufficient for the benefit of the loss to be realised.

(k)    Cash and cash equivalents

For the purposes of the cash flow statement, cash and cash equivalents comprise cash and bank balances and deposits net of pledged amount with financial institutions and are readily convertible to known amounts of cash and which are subject to an insignificant change in value.

(l)    Advance from customers

Customer prepayments are deferred (classified as a liability) and recognised over future periods based on customer dictated terms of settlement against outstanding accounts receivable.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2003—(CONTINUED)

4    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(CONTINUED)

(m)    Trade and other payables

Trade and other payables, including accruals represent liabilities for goods and services provided to the Group and the Company prior to the end of the financial year which are unpaid.

(n)    Financial instruments

Financial instruments carried in the balance sheet include deposits, cash and bank balances, receivables, payables and amount due (to)/from subsidiary, fellow subsidiaries and ultimate holding company. The particular recognition methods are disclosed in the individual policy statements associated with each item.

Fair value estimation for disclosure purposes

In assessing the value of financial instruments, the Group and the Company make certain assumptions and apply the discounted cash flow method to discount future cash flows to determine the fair value of financial instruments. The fair values of financial liabilities are estimated by discounting future cash flows at current market interest rate available to the Group and the Company.

The fair values for financial assets and liabilities with a maturity of less than one year are assumed to approximate their fair values.

5    REVENUE

	Group		Company
	Year ended 31.1.2003	Period from 12.4.2001 (date of acquisition) to 31.1.2002	Year ended 31.1.2003	13 months ended 31.1.2002
	RM	RM	RM	RM
Management fees	508,505	36,789,619	508,505	36,789,619
Contract fee	90,550,078	232,271	90,550,078	232,271
Sales Solutions	3,330,110	0	3,330,110	0

	94,388,693	37,021,890	94,388,693	37,021,890

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2003—(CONTINUED)

6    PROFIT BEFORE TAXATION

	Group		Company
	Year ended 31.1.2003	Period from 12.4.2001 (date of acquisition) to 31.1.2002	Year ended 31.1.2003	13 months ended 31.1.2002
	RM	RM	RM	RM
The following items have been charged/(credited) in arriving at profit from operations:

Auditors’ remuneration	23,800	36,500	22,800	35,000
Directors’ emoluments	1,503,767	806,657	1,503,767	806,657
Rental of office premises	1,983,357	1,775,182	1,983,357	1,775,182
Net exchange loss/(gain)
—unrealised	236,165	(38,247)	236,165	(38,247)
—realised	75,879	2,847	75,879	2,847
Depreciation of property, plant and equipment	10,061,895	10,481,131	10,061,895	10,481,131
(Gain)/Loss on disposal of property, plant and equipment	(349,348)	379,138	(349,348)	379,138
Write off of property, plant and equipment	1,762,018	0	1,762,018	0
Staff costs	18,044,312	12,154,671	18,044,312	12,154,671
Rental of equipment and motor vehicle	29,160	44,833	29,160	44,833

7    TAXATION

Tax charge for the year/period

Malaysian income tax	0	0	0	0
Deferred tax (note 15)	0	(380,456)	0	(380,456)

	0	(380,456)	0	(380,456)

The Company has obtained the MSC status and has opted for Pioneer Status under Section 4A of the Promotion of Investments (Amendment) Act 1997, effective 20 December 2000. Under the Pioneer Status, the Company is eligible to 5 years tax exemption on its statutory income derived from business sources. The Pioneer Status expires on 19 December 2005.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2003—(CONTINUED)

8    PROPERTY, PLANT AND EQUIPMENT

	Furniture and fittings	Computer and softwares	Office equipment	Office building renovation	Assets-in- progress	Total
	RM	RM	RM	RM	RM	RM
Group/Company
Net book value
As at 1 February 2002	1,386,109	24,056,050	426,658	1,584,999	857,913	28,311,729
Additions	102,835	1,885,494	396,119	52,301	129,832	2,566,581
Disposals	(454,231)	(69,851)	(13,011)	(308,806)	0	(845,899)
Depreciation charge	(319,807)	(8,268,380)	(354,192)	(1,119,516)	0	(10,061,895)
Write off	0	(1,762,018)	0	0	0	(1,762,018)
Reclassifications	0	857,913	0	0	(857,913)	0

As at 31 January 2003	714,906	16,699,208	455,574	208,978	129,832	18,208,498

As at 31 January 2003
Cost	1,530,575	34,364,617	988,120	3,031,895	129,832	40,045,039
Accumulated depreciation	(815,669)	(17,665,409)	(532,546)	(2,822,917)	0	(21,836,541)

Net book value	714,906	16,699,208	455,574	208,978	129,832	18,208,498

As at 31 January 2002
Cost	2,017,269	34,873,240	601,684	3,621,942	857,913	41,972,048
Accumulated depreciation	(631,160)	(10,817,190)	(175,026)	(2,036,943)	0	(13,660,319)

Net book value	1,386,109	24,056,050	426,658	1,584,999	857,913	28,311,729

9    INVESTMENT IN A SUBSIDIARY

	Company
	2003	2002
	RM	RM
Unquoted shares, at cost	2	2

Information on the subsidiary is as follow:

Name	Percentage shareholding		Country of incorporation	Principal activity
	2003	2002
Vsource Services (Malaysia) Sdn. Bhd.	100%	100%	Malaysia	Dormant

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2003—(CONTINUED)

10    TRADE AND OTHER RECEIVABLES

	Group and Company
	2003	2002
	RM	RM
Trade receivables	5,707,340	0
Allowance for doubtful debts	(26,027)	0

	5,681,313	0

Prepayment	336,543	345,108
Deposits	749,946	681,057
Deferred contract costs	2,244,097	263,065
Other receivables	59,975	126,533

	9,071,874	1,415,763

The currency exposure profile for trade receivables is as follows:

—US Dollar	5,609,902
—Ringgit Malaysia	71,411

5,681,313

The Group’s credit policy provides trade debtors with 15 to 35 days credit period. As at 31 January 2003, one customer accounted for about 80% of trade receivables. The Group believes that the concentration of credit risk in trade receivables is substantially mitigated by the Group’s credit evaluation process and the high level of creditworthiness of its customers. All credit and recovery risks associated with debtors have been provided for in the financial statements. The carrying amount of trade and other receivables are approximately equal to their fair values.

Deferred contract costs comprise set up fees and costs related to implementation on contracts and defers on a straight line basis over the initial term of the contract or the expected period during which the specified services will be performed. Monthly transaction fees under this type of agreement are accounted for separately and recognised on a monthly basis.

11    INVENTORIES

	Company and Company
	2003	2002
	RM	RM
Computer accessories, at cost	233,673	0
Spare parts, at cost	1,629,312	4

	1,862,985	4

12    AMOUNTS DUE FROM/(TO) FELLOW SUBSIDIARIES, SUBSIDIARY AND ULTIMATE HOLDING COMPANY

Included in amount due from fellow subsidiaries is RM92,394,208 (2002: RM57,774,931) owing from Vsource (CI) Ltd (“Vsource CI”), a wholly owned subsidiary of Vsource Inc. Vsource Inc has confirmed that it is their present intention to provide financial support to Vsource CI so as to enable the repayment of the amount due to the Company as they fall due.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2003—(CONTINUED)

12 AMOUNTS	DUE FROM/(TO) FELLOW SUBSIDIARIES, SUBSIDIARY AND ULTIMATE HOLDING COMPANY

The amounts due (to)/from fellow subsidiaries, subsidiary and ultimate holding company are unsecured, interest free and have no fixed terms of repayment.

13    DEPOSITS WITH A LICENSED BANK

Deposits with a licensed bank of RM570,351 (2002: Nil) is pledged for standby letters of credit established for the benefit of a customer.

14    TRADE AND OTHER PAYABLES

	Group		Company
	Year ended 31.1.2003	Period from 12.4.2001 (date of acquisition) to 31.1.2002	Year ended 31.1.2003	13 months ended 31.1.2002
	RM	RM	RM	RM
Trade payables	1,028,173	0	1,028,173	0
Other payables	1,595,203	2,597,499	1,595,203	2,597,499
Accruals	4,340,662	1,637,901	4,338,161	1,636,401

	6,964,038	4,235,400	6,961,537	4,233,900

The	currency exposure profile for trade payables is as follows:

—Ringgit Malaysia	630,587
—US Dollar	263,324
—Australian Dollar	105,050
—Others	29,212

1,028,173

The credit period for other creditors of the Group and the Company is 30 to 45 days. The carrying amounts of the above balances are approximately equal to their fair values.

15    DEFERRED TAXATION

	Group		Company
	Year ended 31.1.2003	Period from 12.4.2001 (date of acquisition) to 31.1.2002	Year ended 31.1.2003	13 months ended 31.1.2002
	RM	RM	RM	RM
At 1 January/date of acquisition	0	380,456	0	380,456
Transfer to income statement (note 7)	0	(380,456)	0	(380,456)

Balance at 31 January	0	0	0	0

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2003—(CONTINUED)

16    SHARE CAPITAL

	Company
	2003	2002
	RM	RM
Authorised:
Ordinary shares of RM1 each	500,000	500,000

Issued and fully paid:
Ordinary shares of RM1 each	250,000	250,000

17    SIGNIFICANT RELATED PARTY TRANSACTIONS

The related party and their relationship with the Group and the Company are as follows:

The Company is a wholly owned subsidiary of Vsource Inc. a company incorporated in the United States of America.

Related parties being members of the Vsource Inc. group of companies.

The significant related party transactions undertaken by the Group and the Company with these entities during the financial year are as follows:

	Group		Company
	Year ended 31.1.2003	Period from 12.4.2001 (date of acquisition) to 31.1.2002	Year ended 31.1.2003	13 months ended 31.1.2002
	RM	RM	RM	RM
Management fees receivable from/(payable to):
a fellow subsidiary
—Vsource (CI) Ltd	0	36,789,619	0	36,789,619
—Vsource (Japan) Ltd	508,505	0	508,505	0
—Vsource (Japan) Ltd	(11,784,802)	0	(11,784,802)	0

Transfer of assets from:
ultimate holding company
—Vsource Inc	0	270,977	0	270,977

a fellow subsidiary
—Vsource (Japan) Ltd	285,876	591,027	285,876	591,027
—Vsource (Singapore) Pte Ltd	31,588	0	31,588	0
—Vsource (Asia) Ltd	27,376	0	27,376	0

Advances from:
fellow subsidiaries
—Vsource (CI) Ltd	36,491,123	22,032,410	36,491,123	22,032,410
—Vsource (Asia) Ltd	0	384,000	0	384,000

The Directors of the Company are of the opinion that the above transactions were in the normal course of business and have been established under terms that are no less favourable than those arranged with independent third parties.

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2003—(CONTINUED)

18    OPERATING LEASE COMMITMENTS

The future minimum lease payments under non-cancellable operating leases are as follows:

	Group		Company
	Year ended 31.1.2003	Period from 12.4.2001 (date of acquisition) to 31.1.2002	Year ended 31.1.2003	13 months ended 31.1.2002
	RM	RM	RM	RM
Expiring within 1 year	176,197	1,638,630	176,197	1,638,630
Expiring between 1 year and 5 years	0	176,197	0	176,197

Total	176,197	1,814,827	176,197	1,814,827

VSOURCE (MALAYSIA) SDN. BHD.

(Incorporated in Malaysia)

STATEMENT BY DIRECTORS PURSUANT TO

SECTION 169(15) OF THE COMPANIES ACT, 1965

We, John Gerard Cantillon and Ong Gaik Huat being two of the Directors of Vsource (Malaysia) Sdn. Bhd., state that, in the opinion of the Directors, the financial statements set out on pages F-35 to F-49 are drawn up so as to give a true and fair view of the state of affairs of the Group and of the Company as at 31 January 2003, and of its results and cash flows of the Group and of the Company for the financial year ended on that date in accordance with the applicable approved Accounting Standards in Malaysia and the provisions of the Companies Act, 1965.

In accordance with a resolution of the Board of Directors dated 10 June 2003

JOHN GERARD CANTILLON	ONG GAIK HUAT
DIRECTOR	DIRECTOR

DECLARATION PURSUANT TO

SECTION 169(16) OF THE COMPANIES ACT, 1965

I, Ong Gaik Huat, the Director primarily responsible for the financial management of Vsource (Malaysia) Sdn. Bhd., do solemnly and sincerely declare that the financial statements set out on pages F-35 to F-49 are, to the best of my knowledge and belief, correct, and I make this solemn declaration conscientiously believing the same to be true, and by virtue of the provisions of the Statutory Declarations Act, 1960.

ONG GAIK HUAT

Subscribed and solemnly declared by the abovenamed Ong Gaik Huat at Kuala Lumpur in Malaysia on 10 June 2003, before me.

COMMISSIONER FOR OATHS

REPORT OF THE AUDITORS TO THE MEMBER OF

VSOURCE (MALAYSIA) SDN. BHD.

(Company No. 502982 W)

We have audited the financial statements set out on pages F-35 to F-49. These financial statements are the responsibility of the Company’s Directors. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with approved auditing standards in Malaysia. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion:

(a) the financial statements have been prepared in accordance with the provisions of the Companies Act, 1965 and applicable approved Accounting Standards in Malaysia so as to give a true and fair view of:

(i) the matters required by Section 169 of the Companies Act, 1965 to be dealt with in the financial statements; and

(ii) the state of affairs of the Group and the Company as at 31 January 2003 and of the results and cash flows of the Group and Company for the financial year ended on that date;

and

(b) the accounting and other records and the registers required by the Act to be kept by the Company and by the subsidiary company of which we have acted as auditors have been properly kept in accordance with the provisions of the Act.

We are satisfied that the financial statements of the subsidiary that have been consolidated with the Company’s financial statements are in the form and content appropriate and proper for the purposes of the preparation of the consolidated financial statements and we have received satisfactory information and explanations required by us for those purposes.

Our audit report on the financial statements of the subsidiary company was not subject to any qualification and did not include any comments make under subsection (3) to Section 174 of the Act.

PRICEWATERHOUSECOOPERS

(No. AF: 1146)

Chartered Accountants

MOHD DARUIS ZAINUDDIN

(No. 969/03/05 (J/PH))

Partner of the firm

10 June 2003

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

STATUTORY FINANCIAL STATEMENTS

FOR THE THIRTEEN MONTHS ENDED 31 JANUARY 2002

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

DIRECTORS’ REPORT

The Directors hereby submit their report to the members together with the audited financial statements of the Group and of the Company for the thirteen months ended 31 January 2002.

PRINCIPAL ACTIVITIES

The principal activity of the Company is the provision of management services to group companies and provision of business process outsourcing services. The principal activity of the subsidiary company is described in Note 10 to the financial statements.

There was no significant change in the nature of the activity during the financial period.

CHANGE OF NAME

On 7 November 2001, the Company changed its name from Netcel360 Sdn. Bhd. to Vsource (Malaysia) Sdn. Bhd.

CHANGE IN REPORTING PERIOD

The financial year end of the Company was changed from 31 December to 31 January to align with the financial year end of its ultimate holding company.

FINANCIAL RESULTS

	Group	Company
	RM	RM
Profit after taxation	60,991,006	60,992,506

DIVIDENDS

No dividend has been paid or declared by the Company since 31 December 2000. The Directors do not recommend the payment of any dividend for the financial period ended 31 January 2002.

RESERVES AND PROVISIONS

There were no material transfers to or from reserves and provisions during the financial period except as disclosed in the financial statements.

DIRECTORS

The Directors who have held office during the period since the date of the last report are as follows:

Ong Gaik Huat
Dennis Michael Smith
Phillip Earl Kelly
Dzaharudin bin Mansor	(Appointed on 8 May 2001)
John Gerard Cantillon	(Appointed on 6 November 2001)
Ng Soo Weng	(Resigned on 8 May 2001)
Mark Alan Stevens	(Resigned on 31 May 2001)

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

DIRECTORS’ REPORT—(CONTINUED)

DIRECTORS’ BENEFITS

During and at the end of the financial period, no arrangements subsisted to which the Company is a party, being arrangements with the object or objects of enabling Directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate.

Since the end of the previous financial period, no Director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the Director or with a firm of which he is a member, or with a company in which he has a substantial financial interest.

DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES

According to the register of Directors’ shareholdings, particulars of interests of Directors who held office at the end of the period in shares and options over shares in the Company and its related corporation are as follows:

	Number of ordinary shares of USD0.01 each in Vsource Inc.
	At 1.1.2001	Bought	Sold	At 31.1.2002
Phillip Earl Kelly	0	5,668,081	0	5,668,081
Dennis Michael Smith	0	2,518,673	0	2,518,673
Ong Gaik Huat	0	55,040	0	55,040

	Number of Series B warrants in Vsource Inc.
	At 1.1.2001	Granted	Exercised	At 31.1.2002
Phillip Earl Kelly	0	3,843,750	0	3,843,750
John Gerard Cantillon	0	2,562,500	0	2,562,500

Series B warrants represents the number of common stock the warrants are convertible into at an exercise price of USD0.10 per share and expires five years from the date of issue, which is 12 July 2001.

	Number of Series B-1 warrants in Vsource Inc.
	At 1.1.2001	Granted	Exercised	At 31.1.2002
Phillip Earl Kelly	0	2,013,145	0	2,013,145
John Gerard Cantillon	0	1,342,100	0	1,342,100

Series B-1 warrants represents the number of common stock the warrants are convertible into at an exercise price of USD0.10 per share and expires five years from the date of issue, which is 31 January 2002.

Phillip Earl Kelly and Dennis Michael Smith hold USD814,549 and USD253,712 of Vsource Inc. Series A convertible notes respectively at the end of the financial period. In addition, John Gerard Cantillon holds USD1,061,421 of Vsource Inc. Series A convertible notes at the end of the financial period.

Phillip Early Kelly and John Gerard Cantillon also holds USD406,380 and USD270,920 of Vsource Inc. Series B-1 convertible notes respectively at the end of the financial period.

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

DIRECTORS’ REPORT—(CONTINUED)

DIRECTORS’ INTEREST IN SHARES AND DEBENTURES—(CONTINUED)

These convertible notes bear interest at 10% per annum, unless otherwise paid or discharged on 30 June 2003. They are convertible into a number of series 3-A Convertible Preferred Stock equal to the outstanding principal and accrued interest of the convertible notes divided by USD60.

	Number of options over ordinary shares of USD0.01 each in Vsource Inc.
	At 1.1.2001	Granted	Issued	At 31.1.2002
Phillip Earl Kelly	0	8,605,189	0	8,605,189
Dennis Michael Smith	0	6,134,615	0	6,134,615
Ong Gaik Huat	0	100,000	0	100,000
John Gerard Cantillon	0	2,517,008	0	2,517,008

None of the other Directors held any interest in the Company and its related corporations during the period. No Directors held any interest in debentures of the Company and its related corporations during the period.

STATUTORY INFORMATION ON THE FINANCIAL STATEMENTS

Before the income statements and balance sheets of the Group and of the Company were made out, the Directors took reasonable steps:

(a) to ascertain that proper action had been taken in relation to the writing off of bad debts and the making of allowance for doubtful debts and satisfied themselves that all known bad debts had been written off and that adequate allowance had been made for doubtful debts; and

(b) to ensure that any current assets, other than debts, which were unlikely to realise in the ordinary course of business their values as shown in the accounting records of the Group and of the Company have been written down to an amount which they might be expected so to realise.

At the date of this report, the Directors are not aware of any circumstances:

(a) which would render the amounts written off for bad debts or the amount of the allowance for doubtful debts in the financial statements of the Group and of the Company inadequate to any substantial extent; or

(b) which would render the values attributed to current assets in the financial statements of the Group and of the Company misleading; or

(c) which have arisen which render adherence to the existing method of valuation of assets or liabilities of the Group and of the Company misleading or inappropriate.

No contingent or other liability has become enforceable or is likely to become enforceable, within the period of twelve months after the end of the financial period which, in the opinion of the Directors, will or may substantially affect the ability of the Group or of the Company to meet its obligations as and when they fall due.

OTHER STATUTORY INFORMATION

At the date of this report, there does not exist:

(a) any charge on the assets of the Group and of the Company which has arisen since the end of the financial period which secures the liability of any other person; or

(b) any contingent liability of the Group and of the Company which has arisen since the end of the financial period.

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

DIRECTORS’ REPORT—(CONTINUED)

OTHER STATUTORY INFORMATION—(CONTINUED)

At the date of this report, the Directors are not aware of any circumstances not otherwise dealt with in this report or the financial statements which would render any amount stated in the financial statements misleading.

In the opinion of the Directors,

(a) the results of the Group’s and of the Company’s operations during the financial period were not substantially affected by any item, transaction or event of a material and unusual nature; and

(b) there has not arisen in the interval between the end of the financial period and the date of this report any item, transaction or event of a material and unusual nature likely to affect substantially the results of the operations of the Group or of the Company for the financial period in which this report is made.

ULTIMATE HOLDING COMPANY

The Directors regard Vsource Inc., a company incorporated in the United States of America, as the immediate and ultimate holding company.

AUDITORS

The auditors, PricewaterhouseCoopers, have expressed their willingness to continue in office.

In accordance with a resolution of the Board of Directors dated 7 August 2002.

JOHN GERARD CANTILLON	ONG GAIK HUAT
DIRECTOR	DIRECTOR

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

INCOME STATEMENTS

FOR THE THIRTEEN MONTHS ENDED 31 JANUARY 2002

	Note	Group	Company
		Period from 12.4.2001 (date of acquisition) to 31.1.2002	13 months ended 31.1.2002	Period from 6.1.2000 (date of incorporation) to 31.12.2000
		RM	RM	RM
Revenue	5	37,021,890	37,021,890	18,570,123
Cost of services provided		(11,925,291)	(11,925,291)	(4,043,525)

Gross profit		25,096,599	25,096,599	14,526,598
Other operating income		0	0	100
Waiver of amount due to former holding company and fellow subsidiaries	6	56,281,546	56,281,546	0
Administrative expenses		(20,013,254)	(20,011,754)	(13,646,295)
Other operating expense		(754,341)	(754,341)	(230,963)

Profit before taxation	7	60,610,550	60,612,050	649,440
Taxation	8	380,456	380,456	(380,456)

Profit after taxation		60,991,006	60,992,506	268,984

The notes on pages F-61 to F-70 form part of these financial statements.

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

BALANCE SHEETS AS AT 31 JANUARY 2002

		Group 31.1.2002	Company
	Note		31.1.2002	31.12.2000
		RM	RM	RM
NON-CURRENT ASSETS
Property, plant and equipment	9	28,311,729	28,311,729	21,860,048
Investment in a subsidiary company	10	0	2	0

		28,311,729	28,311,731	21,860,048

CURRENT ASSETS
Other receivables, deposits and prepayments	11	1,415,763	1,415,763	913,947
Inventory	12	4	4	0
Amounts due from fellow subsidiaries		59,904,759	59,904,759	19,983,176
Amount due from ultimate holding company		14,220	14,220	294,648
Cash and bank balance		543,025	543,023	43,151

		61,877,771	61,877,769	21,234,922

CURRENT LIABILITIES
Other payables and accruals	13	4,235,400	4,233,900	2,767,531
Amounts due to fellow subsidiaries	14	24,173,252	24,173,252	2,525,719
Amount due to ultimate holding company	14	270,858	270,858	36,902,280

		28,679,510	28,678,010	42,195,530

NET CURRENT ASSETS/(LIABILITIES)		33,198,261	33,199,759	(20,960,608)

Deferred taxation	15	0	0	380,456

		61,509,990	61,511,490	518,984

CAPITAL AND RESERVES
Share capital		250,000	250,000	250,000
Retained earnings		61,259,990	61,261,490	268,984

		61,509,990	61,511,490	518,984

The notes on pages F-61 to F-70 form part of these financial statements.

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

STATEMENTS OF CHANGES IN EQUITY

FOR THE THIRTEEN MONTHS ENDED 31 JANUARY 2002

	Issued and fully paid ordinary shares of RM1 each		Retained earnings	Total
	Number of shares	Nominal value
		RM	RM	RM
Group
At date of acquisition	250,000	250,000	268,984	518,984
Profit after tax	0	0	60,991,006	60,991,006

At 31 January 2002	250,000	250,000	61,259,990	61,509,990

Company
At date of incorporation	2	2	0	2
Issued and allotted during the period	249,998	249,998	0	249,998
Profit after tax	0	0	268,984	268,984

At 31 December 2000	250,000	250,000	268,984	518,984
Profit for the period	0	0	60,992,506	60,992,506

At 31 January 2002	250,000	250,000	61,261,490	61,511,490

The notes on pages F-61 to F-70 form part of these financial statements.

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

CASH FLOW STATEMENTS

FOR THE THIRTEEN MONTHS ENDED 31 JANUARY 2002

		Group	Company
	Note	Period from 12.4.2001 (date of acquisition) to 31.1.2002	13 months ended 31.1.2002	Period from 6.1.2000 (date of incorporation) to 31.12.2000
		RM	RM	RM
CASH FLOWS FROM OPERATING ACTIVITIES
Profit after taxation		60,991,006	60,992,506	268,984

Adjustments for:
Waiver of amount due to former holding company and fellow subsidiaries		(56,281,546)	(56,281,546)	0
Taxation		(380,456)	(380,456)	380,456
Depreciation of property, plant and equipment		10,481,131	10,481,131	3,555,691
Loss from disposal of property, plant and equipment		379,138	379,138	0
Unrealised (gain)/loss		(38,247)	(38,247)	170,724

		15,151,026	15,152,526	4,375,855
Changes in working capital:
Increase in receivables		(501,816)	(501,816)	(913,947)
Increase in inventory		(4)	(4)	0
(Increase)/decrease in intercompany balances		(4,534,705)	(4,534,705)	18,979,451
Increase in payables		1,467,869	1,466,369	2,767,531

Net cash inflow from operating activities		11,582,370	11,582,370	25,208,890

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of a subsidiary	17	0	(2)	0
Purchase of property, plant and equipment		(11,328,827)	(11,328,827)	(25,415,739)
Proceed from disposal of property, plant and equipment		246,331	246,331	0

Net cash outflow from investing activities		(11,082,496)	(11,082,498)	(25,415,739)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issue of shares		0	0	250,000

Net cash inflow from financing activities		0	0	250,000

NET INCREASE IN CASH AND CASH EQUIVALENTS		499,874	499,872	43,151

CASH AND CASH EQUIVALENTS AT THE DATE OF ACQUISITION/BEGINNING OF THE FINANCIAL PERIOD/DATE OF INCORPORATION		43,151	43,151	0

CASH AND CASH EQUIVALENTS AT THE END OF THE FINANCIAL PERIOD		543,025	543,023	43,151

Cash and cash equivalent comprise of:
Cash and bank balance		543,025	543,023	43,151

The notes on pages F-61 to F-70 form part of these financial statements.

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2002

1    GENERAL INFORMATION

The principal activity of the Company is the provision of management services to group companies and provision of business process outsourcing services. The principal activity of the subsidiary company is described in Note 10 to the financial statements.

There was no significant change in the nature of the activity during the financial period.

The number of employees at the end of the financial period amounted to 142 employees (31.12.2000: 138) in the Group and the Company.

The Directors regard Vsource Inc., a company incorporated in the United States of America, as the ultimate holding company.

The Company is a limited liability company, incorporated and domiciled in Malaysia.

The registered office of the Company is located at Level 41-Suite B, Menara Maxis, Kuala Lumpur City Centre, 50088 Kuala Lumpur.

The principal place of business of the Company is located at Level 12, Menara HLA, No. 3, Jalan Kia Peng, 50450 Kuala Lumpur.

The financial year end of the Company was changed from 31 December to 31 January to align with the financial year end of its ultimate holding company. Accordingly, comparative amounts for the income statement, changes in equity, cash flows and related notes are not comparable.

2    BASIS OF ACCOUNTING

The financial statements have been prepared under the historical cost convention in accordance with the applicable approved Accounting Standards in Malaysia and the provisions of the Companies Act, 1965.

The preparation of financial statements in conformity with the applicable approved Accounting Standards and the provisions of the Companies Act, 1965 requires the Directors to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the revenues and expenses during the reported financial period. Actual results could differ from those estimates.

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been used consistency in dealing with items which are considered material in relation to the financial statements.

(a)    Basis of consolidation

The Group financial statements include the financial statements of the Company and its subsidiary company made up to the end of the financial period. The subsidiary company is consolidated using the acquisition method of accounting. Under this method, the results of the subsidiary company acquired or disposed during the financial period are included in the consolidated income statement from the date of acquisition or up to the date of its disposal.

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2002—(CONTINUED)

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(CONTINUED)

The difference between the consideration paid for the shares in the subsidiary company and the fair value of the net separable assets acquired is treated as goodwill or reserve on consolidation as appropriate. Goodwill and reserve on consolidation are taken to the income statement.

All intercompany transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated unless cost cannot be recovered.

(b)    Property, plant and equipment

All property, plant and equipment are stated at historical cost less accumulated depreciation.

The property, plant and equipment are depreciated on the straight line method to write off the cost of each category of asset to its residual values over its estimated useful lives. The principal annual depreciation rates used are as follows:

Furniture and fittings	20%
Computer and softwares	20% - 50%
Office equipment	20%
Office building renovation	shorter of the lease period or 5 years

Assets-in-progress is not depreciated.

Where the carrying amount of a category of asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in profit/(loss) on operations.

(c)    Receivables

Receivables are carried at invoiced amount less an estimate made for doubtful debts based on a review of outstanding amounts at the period end. Bad debts are written off when identified.

Deferred contract costs comprise set up fees and costs related to implementation on contracts and defers on a straight line basis over the initial term of the contract or the expected period during which the specified services will be performed. Monthly transaction fees under this type of agreement are accounted for separately and recognised on a monthly basis

(d)    Investment in a subsidiary

A subsidiary company is a company in which the holding company controls the composition of its Board of Directors and/or more than half of the voting power and/or holds more than half of its issued ordinary share capital.

Investment in a subsidiary company is stated at cost unless the Directors are of the opinion that there has been a permanent diminution in value of the investment, in which case, allowance is made for the diminution in value.

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2002—(CONTINUED)

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(CONTINUED)

(e)    Inventories

Inventories, which comprise computer accessories and spare parts, are stated at the lower of cost and net realisable value. Cost includes the actual cost of materials and incidentals in bringing the inventories to its present location and condition, and is determined on last in first out basis.

(f)    Operating leases

Leases of assets under which all risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the income statement on straight line basis over the period of the lease.

(g)    Foreign currencies

Foreign currency transactions are accounted for at exchange rates prevailing at the transaction dates. Foreign currency monetary assets and liabilities are translated at exchange rates prevailing at the balance sheet date.

Exchange differences arising from the settlement of foreign currency transactions and from the translation of foreign currency monetary assets and liabilities are included in the income statement.

The principal closing rates used in translation of foreign currency amounts are as follows:

Foreign currency	31.1.2002	31.12.2000
1 US Dollar	RM3.8	RM3.8

(h)    Revenue recognition

Contract fees derived from provision of business process outsourcing services are recognised based on services rendered on a monthly basis. Management fees income is recognised on an accrual basis.

(i)    Deferred taxation

The tax expense is determined on the basis of tax effect accounting using the liability method. Deferred taxation is recognised for timing differences except when there is reasonable evidence that such timing differences will not reverse in the foreseeable future. The tax effect of timing differences that result in a debit balance or a debit to the deferred tax balance is not carried forward unless there is a reasonable expectation of its realisation.

The potential tax saving relating to a tax loss carry forward is only recognised if there is assurance beyond any reasonable doubt that future taxable income will be sufficient for the benefit of the loss to be realised.

(j)    Cash and cash equivalents

For the purposes of the cash flow statement, cash and cash equivalents comprise cash and bank balances and deposits held at call with banks that are readily convertible to known amounts of cash and which are subject to an insignificant change in value.

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2002—(CONTINUED)

4    ACQUISITION OF A SUBSIDIARY

On 12 April 2001, the Company paid RM2 in cash to subscribe for 100% equity interest in Vsource Services (Malaysia) Sdn. Bhd. (formerly known as Total E-Commerce (Malaysia) Sdn. Bhd. and Netcel360 Services (Malaysia) Sdn. Bhd.), a limited liability company, incorporated and domiciled in Malaysia.

5    REVENUE

	Group	Company
	Period from 12.4.2001 (date of acquisition) to 31.1.2002	13 months ended 31.1.2002	Period from 6.1.2000 (date of incorporation) to 31.12.2000
	RM	RM	RM
Management fees	36,789,619	36,789,619	18,570,123
Contract fee	232,271	232,271	0

	37,021,890	37,021,890	18,570,123

6    WAIVER OF AMOUNT DUE TO FORMER HOLDING COMPANY AND FELLOW SUBSIDIARIES

The waiver of amount due to former holding company, Netcel360 Holdings Limited (“Netcel”), and fellow subsidiaries was as a result of the change in Netcel’s shareholdings in Vsource (Malaysia) Sdn Bhd to Vsource Inc., the present ultimate holding company.

7    PROFIT BEFORE TAXATION

	Group	Company
	Period from 12.4.2001 (date of acquisition) to 31.1.2002	13 months ended 31.1.2002	Period from 6.1.2000 (date of incorporation) to 31.12.2000
	RM	RM	RM
The following items have been charged/(credited) in arriving at profit from operations:

Auditors’ remuneration	36,500	35,000	35,000
Directors’ emoluments	806,657	806,657	378,936
Rental of office premises	1,775,182	1,775,182	952,279
Net exchange (gain)/loss
—unrealised	(38,247)	(38,247)	170,724
—realised	2,847	2,847	35,073
Depreciation of property, plant and equipment	10,481,131	10,481,131	3,555,691
Loss on disposal of property, plant and equipment	379,138	379,138	0
Staff costs	12,154,671	12,154,671	8,246,893
Rental of equipment and motor vehicle	44,833	44,833	27,328

The cost of inventory used during the period amounted to RM579,360 (2000: Nil)

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2002—(CONTINUED)

8    TAXATION

	Group	Company
	Period from 12.4.2001 (date of acquisition) to 31.1.2002	13 months ended 31.1.2002	Period from 6.1.2000 (date of incorporation) to 31.12.2000
	RM	RM	RM
Tax charge for the period

In respect of the current period:

Malaysian income tax	0	0	0
Deferred tax (note 15)	(380,456)	(380,456)	380,456

	(380,456)	(380,456)	380,456

The Company has obtained the MSC status and has opted for Pioneer Status under Section 4A of the Promotion of Investments (Amendment) Act 1997, effective 20 December 2000. Under the Pioneer Status, the Company is eligible to 5 years tax exemption on its statutory income derived from business sources. The Pioneer Status expires on 19 December 2005.

9    PROPERTY, PLANT AND EQUIPMENT

	Furniture and fittings	Computer and softwares	Office equipment	Office building renovation	Assets-in- progress	Total
	RM	RM	RM	RM	RM	RM
Group/Company
Net book value
As at 1 January 2001	1,177,285	15,623,220	365,140	2,082,438	2,611,965	21,860,048
Additions	586,094	14,995,589	215,645	903,040	857,913	17,558,281
Disposals	0	(599,961)	(25,508)	0	0	(625,469)
Depreciation charge	(423,113)	(8,528,920)	(128,619)	(1,400,479)	0	(10,481,131)
Reclassifications	45,843	2,566,122	0	0	(2,611,965)	0

As at 31 January 2002	1,386,109	24,056,050	426,658	1,584,999	857,913	28,311,729

As at 31 January 2002
Cost	2,017,269	34,873,240	601,684	3,621,942	857,913	41,972,048
Accumulated depreciation	(631,160)	(10,817,190)	(175,026)	(2,036,943)	0	(13,660,319)

Net book value	1,386,109	24,056,050	426,658	1,584,999	857,913	28,311,729

As at 31 December 2000
Cost	1,385,332	18,277,061	422,479	2,718,902	2,611,965	25,415,739
Accumulated depreciation	(208,047)	(2,653,841)	(57,339)	(636,464)	0	(3,555,691)

Net book value	1,177,285	15,623,220	365,140	2,082,438	2,611,965	21,860,048

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2002—(CONTINUED)

10    INVESTMENT IN A SUBSIDIARY COMPANY

	Company
	31.1.2002	31.12.2000
	RM	RM
Unquoted shares, at cost	2	0

Information on the subsidiary company is as follow:

Name	Percentage shareholding		Country of incorporation	Principal activity
	31.1.2002	31.12.2000
Vsource Services (Malaysia) Sdn. Bhd.	100%	0%	Malaysia	Dormant

11    OTHER RECEIVABLES, DEPOSITS AND PREPAYMENTS

	Group	Company
	31.1.2002	31.1.2002	31.12.2000
	RM	RM	RM
Prepayment	345,108	345,108	204,700
Deposits	681,057	681,057	587,151
Deferred contract costs	263,065	263,065	0
Other receivables	126,533	126,533	122,096

	1,415,763	1,415,763	913,947

Deferred contract costs comprise set up fees and costs related to implementation on contracts and defers on a straight line basis over the initial term of the contract or the expected period during which the specified services will be performed. Monthly transaction fees under this type of agreement are accounted for separately and recognised on a monthly basis.

12    INVENTORY

	Group	Company
	31.1.2002	31.1.2002	31.12.2000
	RM	RM	RM
Spare parts, at cost	4	4	0

The spare parts are used for replacement of parts to an existing customer under a service and support contract. These inventories were purchased at cost from the customer at USD 1.

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2002—(CONTINUED)

13    OTHER PAYABLES AND ACCRUALS

	Group	Company
	31.1.2002	31.1.2002	31.12.2000
	RM	RM	RM
Other payables	2,597,499	2,597,499	1,043,384
Accruals	1,637,901	1,636,401	1,724,147

	4,235,400	4,233,900	2,767,531

14    AMOUNTS DUE TO FELLOW SUBSIDIARIES AND HOLDING COMPANY

The amounts due to fellow subsidiaries and holding company are unsecured, interest free and has no fixed terms of repayment.

15    DEFERRED TAXATION

	Group	Company
	Period from 12.4.2001 (date of acquisition) to 31.1.2002	13 months ended 31.1.2002	Period from 6.1.2000 (date of incorporation) to 31.12.2000
	RM	RM	RM
At 1 January 2001/date of incorporation/ date of acquisition	380,456	380,456	0
Transfer (to)/from income statement (note 8)	(380,456)	(380,456)	380,456

Balance at 31 January 2002/31 December 2000	0	0	380,456

16    SHARE CAPITAL

	Group	Company
	Period from 12.4.2001 (date of acquisition) to 31.1.2002	13 months ended 31.1.2002	Period from 6.1.2000 (date of incorporation) to 31.12.2000
	RM	RM	RM
Authorised:

Ordinary shares of RM1 each

At beginning of period/date of incorporation	500,000	500,000	100,000
Created during the period	0	0	400,000

At end of period	500,000	500,000	500,000

Issued and fully paid:

Ordinary shares of RM1 each

At beginning of period/date of incorporation	250,000	250,000	2
Issued during the period	0	0	249,998

At end of period	250,000	250,000	250,000

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2002—(CONTINUED)

17    ACQUISITION OF A SUBSIDIARY

During the financial period, the Company has acquired 100% equity interest in Vsource Services (Malaysia) Sdn. Bhd. (formerly known as Total E-Commerce (Malaysia) Sdn. Bhd. and NetCel360 Services (Malaysia) Sdn. Bhd.) for a cash consideration of RM2.

The effects of this acquisition on the financial results of the Group during the financial period are shown below:

31.1.2002
RM
Administrative expenses	(1,500)

Loss after taxation	(1,500)

Decrease in Group’s net profit attributable to shareholder	(1,500)

The effects of the acquisition on the financial position of the Group at the financial period end are as follows:

31.1.2002
RM
Cash	2
Accrual	(1,500)

Decrease in the Group net assets	(1,498)

Detail of net asset acquired and cash flow arising from the acquisition are as follows:

At date of acquisition
RM
Cash acquired	2
Purchase consideration discharged by cash	(2)

0

18    NON CASH TRANSACTION

The principal non cash transaction during the period are the purchase of property, plant and equipment by means of transfer from a former fellow subsidiary company amounting to RM6,229,454.

19    SIGNIFICANT RELATED PARTY TRANSACTIONS

The related party and their relationship with the Company are as follows:

The Company is a wholly owned subsidiary of Vsource Inc. a company incorporated in the United States of America.

Related parties being fellow subsidiaries of the Vsource Inc. group of companies.

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2002—(CONTINUED)

19    SIGNIFICANT RELATED PARTY TRANSACTIONS—(CONTINUED)

The significant related party transactions undertaken by the Company with its related parties during the financial period are as follows:

	Group	Company
	Period from 12.4.2001 (date of acquisition) to 31.1.2002	13 months ended 31.1.2002	Period from 6.1.2000 (date of incorporation) to 31.12.2000
	RM	RM	RM
Management fees receivable from:
a fellow subsidiary
—Vsource (CI) Ltd	36,789,619	36,789,619	18,570,123

Transfer of assets from:
ultimate holding company
—Vsource Inc	270,977	270,977	0

a fellow subsidiary
—Vsource (Japan) Ltd	591,027	591,027	0

Advances from:
fellow subsidiaries
—Vsource (CI) Ltd	22,032,410	22,032,410	0
—Vsource (Asia) Ltd	384,000	384,000	0

The Directors of the Company are of the opinion that the above transactions were in the normal course of business and have been established under terms that are no less favourable than those arranged with independent third parties.

20    CAPITAL COMMITMENTS

	Group	Company
	Period from 12.4.2001 (date of acquisition) to 31.1.2002	13 months ended 31.1.2002	Period from 6.1.2000 (date of incorporation) to 31.12.2000
	RM	RM	RM
Capital expenditure not provided for in the financial statements are as follows:
Authorised and contracted	0	0	2,159,572

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS—31 JANUARY 2002—(CONTINUED)

21    OPERATING LEASE COMMITMENT

The future minimum lease payments under non-cancellable operating leases are as follows:

	Group	Company
	Period from 12.4.2001 (date of acquisition) to 31.1.2002	13 months ended 31.1.2002	Period from 6.1.2000 (date of incorporation) to 31.12.2000
	RM	RM	RM
Expiring not later than 1 year	1,638,630	1,638,630	1,692,030
Expiring between 1 year and 5 years	176,197	176,197	1,814,827

22    COMPARATIVE FIGURES

There are no comparative figures for the consolidated financial statements as this is the Group’s first set of consolidated financial statements.

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Incorporated in Malaysia)

STATEMENT BY DIRECTORS PURSUANT TO

SECTION 169(15) OF THE COMPANIES ACT, 1965

We, John Gerard Cantillon and Ong Gaik Huat being two of the Directors of Vsource (Malaysia) Sdn. Bhd. (formerly known as Netcel360 Sdn. Bhd.), state that, in the opinion of the Directors, the financial statements set out on pages F-57 to F-70 are drawn up so as to give a true and fair view of the state of affairs of the Group and of the Company as at 31 January 2002, and of its results and cash flows of the Group and of the Company for the financial period ended on that date in accordance with the applicable approved Accounting Standards in Malaysia and the provisions of the Companies Act, 1965.

In accordance with a resolution of the Board of Directors dated 7 August 2002.

JOHN GERARD CANTILLON	ONG GAIK HUAT
DIRECTOR	DIRECTOR

DECLARATION PURSUANT TO

SECTION 169(16) OF THE COMPANIES ACT, 1965

I, Ong Gaik Huat, the Director primarily responsible for the financial management of Vsource (Malaysia) Sdn. Bhd. (formerly known as Netcel360 Sdn. Bhd.), do solemnly and sincerely declare that the financial statements set out on pages F-57 to F-70 are, to the best of my knowledge and belief, correct, and I make this solemn declaration conscientiously believing the same to be true, and by virtue of the provisions of the Statutory Declarations Act, 1960.

ONG GAIK HUAT

Subscribed and solemnly declared by the abovenamed Ong Gaik Huat at Kuala Lumpur in Malaysia on 7 August 2002, before me.

COMMISSIONER FOR OATHS

REPORT OF THE AUDITORS TO THE MEMBER OF

VSOURCE (MALAYSIA) SDN. BHD.

(Formerly known as Netcel360 Sdn. Bhd.)

(Company No. 247846 X)

We have audited the financial statements set out on pages F-57 to F-70. These financial statements are the responsibility of the Company’s Directors. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with approved auditing standards in Malaysia. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion:

(a) the financial statements have been prepared in accordance with the provisions of the Companies Act, 1965 and applicable approved Accounting Standards in Malaysia so as to give a true and fair view of:

(i) the matters required by Section 169 of the Companies Act, 1965 to be dealt with in the financial statements; and

(ii) the state of affairs of the Group and the Company as at 31 January 2002 and of the results and cash flows of the Group and Company for the financial period ended on that date;

and

(b) the accounting and other records and the registers required by the Act to be kept by the Company and by the subsidiary company of which we have acted as auditors have been properly kept in accordance with the provisions of the Act.

We are satisfied that the financial statements of the subsidiary company that have been consolidated with the Company’s financial statements are in the form and content appropriate and proper for the purposes of the preparation of the consolidated financial statements and we have received satisfactory information and explanations required by us for those purposes.

Our audit report on the financial statements of the subsidiary company was not subject to any qualification and did not include any comments make under subsection (3) to Section 174 of the Act.

PRICEWATERHOUSECOOPERS

(No. AF: 1146)

Chartered Accountants

MOHD DARUIS ZAINUDDIN

(No. 969/03/05 (J/PH))

Partner of the firm

7 August 2002